Exhibit 99.13

EXECUTION VERSION

IRREVOCABLE UNDERTAKING

To:

(1)	China Mengniu International Company Limited (the “Offeror”); and

(2)	China Mengniu Dairy Company Limited (“Mengniu”)

June 17, 2013

Dear Sirs:

We, CA Dairy Holdings (referred to herein as “we”, “us” or “our”), understand that the Offeror intends to make an offer to acquire all the issued share capital of Yashili International Holdings Limited (the “Company”) other than those shares already held by the Offeror and persons acting in concert with it) (the “Offer”), including shares to be issued upon exercise of share options which have been granted pursuant to the rules of the share options scheme adopted by the Company on October 8, 2010, as amended from time to time, which replaces the share options originally granted by Guangdong Yashili Group Co., Ltd. to the grantees on January 1, 2009 and August 1, 2010 and the share option scheme adopted by the Company on October 8, 2010, as amended from time to time, which is valid and effective for a period of 10 years from November 1, 2010 (the “Share Option Schemes”), substantially on the same terms of the attached announcement (the “Offer Announcement”) and otherwise as described in this undertaking. This undertaking sets out the terms and conditions on which we will accept the Offer when it is made.

1.	Shareholdings. We warrant to the Offeror and Mengniu that:

1.1.	we are the registered holder and beneficial owner of 853,631,240 ordinary shares in the capital of the Company (the “Relevant Shares”) and that we hold these shares free of any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, or other encumbrance or security interest having similar effect (“Encumbrance”); and

1.2.	we have no options, warrants or other rights to subscribe for, purchase or otherwise acquire any securities of the Company.

2.	Undertaking to accept the Offer. In consideration of the Offeror’s undertakings in Paragraph 6 (Offeror’s undertakings), we irrevocably undertake to the Offeror and Mengniu that we shall:

2.1.

as soon as possible and in any event by 4:00 p.m. on the business day after the date of despatch of the offer document in respect of the Offer (the “Offer Document”) and the formal document containing the proposal made by the Offeror to holders of the outstanding share options in compliance with Rule 13 of the Hong Kong Codes on Takeovers and Mergers (the “Codes”) (the “Despatch Date”), duly accept the Offer in respect of the Relevant Shares in accordance with the terms of the Offer and our obligations under this undertaking, and in doing so, sell as the beneficial owner, the Relevant Shares free and clear of any Encumbrance and together with all rights of any nature attaching thereto and shall surrender the relevant share certificate(s) at the time of such acceptance by forwarding them to the Offeror (or providing a form of indemnity acceptable to the directors of the Company in respect of any lost certificate(s) at the time of such acceptance) or deliver or cause to be delivered to the Offeror irrevocable instructions to deliver the Relevant Shares to the Offeror or on its behalf through CCASS in accordance with the terms and conditions set out in the Offer Document;

2.2.	in accepting the Offer, elect for the Cash Option (as such term is defined in the Offer Announcement); and

2.3.	upon the Offer becoming or being declared unconditional in all respects, procure that Zhang Chi and Chang Herman Hsiu-Guo shall each resign as a director of the Company with effect from the earliest time permitted under the Codes or by the Securities and Futures Commission (the “SFC”), without any claim for compensation for loss of office.

3.	No withdrawal of the Offer. We irrevocably undertake to the Offeror and Mengniu that we will not withdraw any acceptance of the Offer in respect of the Relevant Shares, notwithstanding any withdrawal rights that may be afforded to shareholders of the Company under the Codes or in the terms and conditions of the Offer.

4.	Dealings. We further irrevocably undertake to the Offeror and Mengniu that we shall not, before the Offer closes, lapses or is withdrawn, other than pursuant to the Offer:

4.1.	sell, transfer, charge, encumber, grant any option over (or cause the same to be done) or otherwise dispose of (whether directly or indirectly) any interest in the Relevant Shares (other than to the Offeror);

4.2.	acquire, directly or indirectly, any additional shares, securities or other interests of the Company. If despite the foregoing sentence, we voluntarily or involuntarily receive, are allotted, or otherwise acquire any additional interest in shares, securities or other interests of the Company, such shares, securities or interests shall be deemed to be Relevant Shares for the purpose of this undertaking; or

4.3.	take any action or enter into any agreement or arrangement, including through its representation on the Company’s board of directors (and whether or not legally binding or subject to any condition or which is to take effect after the Offer closes or lapses), or permit any agreement or arrangement to be entered into or authorize or incur any obligation which, in relation to the Relevant Shares, would or might restrict or impede its accepting the Offer.

5.	Documentation. Provided that we have a reasonable opportunity to review the drafts of the Offer Announcement and the Offer Document, we consent to the issue of the Offer Announcement and Offer Document incorporating references to us and to this undertaking and our holdings of, and dealings in, relevant securities of the Company and Mengniu (reflecting such changes as we may reasonably request) and we acknowledge that, if the Offer is made, this undertaking will be made available for inspection during the offer period and the particulars of it will be contained in the Offer Document to the extent required by the Codes and the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”). We shall, as soon as reasonably practicable, give you all information and assistance as you may reasonably require for the preparation of the Offer Document and all related ancillary documents in order to comply with the requirements of the Codes, the SFC, The Stock Exchange of Hong Kong Limited (“Stock Exchange”) and any other legal regulatory requirement or body.

6.	Offeror’s undertakings. The Offeror irrevocably undertakes to us, and Mengniu agrees to procure, that the Offeror shall, subject to Paragraphs 2 (Undertaking to accept the Offer) and 10 (Revised Offer):

6.1.	at the Offeror’s own costs and in accordance with the Codes, publish the Offer Announcement substantially in the form contained in Schedule 1 (including a Cash Option of HK$3.50 per share and a condition to the Offer that valid acceptances of the Offer are received by 4.00 p.m. on the Closing Date (as defined in the Offer Announcement) (or such later time or date as the Offeror may, subject to the rules of the Codes, decide) in respect of such number of shares which will result in the Offeror and persons acting in concert with it holding at least seventy- five per cent. (75%) of the voting rights in the Company) as soon as reasonably practicable following the signing of this undertaking and clearance from the SFC and the Stock Exchange to publish the Offer Announcement;

6.2.	at the Offeror’s own costs and in accordance with the Listing Rules, despatch to the shareholders of Mengniu as soon as reasonably practicable a circular containing, among other things, details of the Offer and a notice convening an extraordinary general meeting of Mengniu for the purpose of considering and, if thought fit, approving the making of the Offer as a “major transaction” under the Listing Rules; and

6.3.	at the Offeror’s own costs and in accordance with the Codes, despatch the Offer Document in respect of the Offer to the shareholders of the Company on the Despatch Date.

7.	Warranties.

7.1.	We hereby warrant to the Offeror in the terms of the Warranties set out in Schedule 2 as at the date of this undertaking and as at the date on which the Offer becomes wholly unconditional, by reference to the facts and circumstances existing as at the respective dates.

7.2.	The Offeror and Mengniu hereby warrant to us in the terms of the Warranties set out in Schedule 3 as at the date of this undertaking and as at the date on which the Offer becomes wholly unconditional, by reference to the facts and circumstances existing as at the respective dates.

8.	Termination.

8.1.	This undertaking shall terminate immediately if:

8.1.1.	the Offeror fails to publish the Offer Announcement in accordance with Paragraph 6.1 within one business day of the date of this undertaking;

8.1.2.	the Offeror fails to despatch the Offer Document on the Despatch Date in accordance with Paragraph 6.3; or

8.1.3.	the Offer lapses.

8.2.	If either:

8.2.1.	the shareholders of Mengniu fail to approve the making of the Offer as a “major transaction” pursuant to the Listing Rules at the extraordinary general meeting convened in accordance with Paragraph 6.2; or

8.2.2.	the Offer has not become wholly unconditional by 10 September 2013,

we may, in our sole discretion, terminate this undertaking by providing written notice to each of the Offeror and Mengniu.

8.3.	In the event of the termination of this undertaking in accordance with its terms, this undertaking shall terminate in all respects with immediate effect, and neither we nor yourselves shall have any claim under this undertaking against the other party, save that Paragraphs 9 (Confidential Information) and 13 (Governing Law) shall continue to apply in full force and effect thereafter.

9.	Confidential Information. Each party to this undertaking hereby undertakes that except as required by the applicable laws and regulations, it shall keep secret the possibility, terms and conditions of the Offer and the existence and terms of this undertaking until the Offer Announcement is released; provided that it may disclose the same to its employees, affiliates, affiliates’ employees and advisers in which case it shall procure that they each observe secrecy in the same terms.

10.	Revised Offer

10.1.	Without prejudice to the provisions of Paragraph 2 (Undertaking to accept the Offer), this undertaking will extend to any revised or improved cash offer or cash offers by or on behalf of the Offeror and all references to the “Offer” in this undertaking shall be construed accordingly. The Offeror shall not revise or amend those terms and conditions of the Offer set out in the Offer Announcement without our prior consent.

11.	In accordance with Rule 16.1 of the Codes, if, in the course of the Offer, the Offeror revises the terms of the Offer, we, whether or not we have already accepted the Offer, will be entitled to the revised or improved terms of the Offer.

12.	Specific Performance. Each party agrees that, if it fails to perform any of the undertakings under Paragraphs 2 (Undertaking to accept the Offer), 3 (No withdrawal of the Offer), 4 (Dealings), 6 (Offeror’s undertakings), 9 (Confidential Information) or 10 (Revised Offer), or breaches any of its obligations thereunder, damages would not be an adequate remedy and accordingly the parties to whom any such unperformed or breached obligation is owed shall be entitled to the remedy of specific performance.

13.	Further assurance. Each of the Offeror and Mengniu shall from time to time and at their own expense use their respective reasonable endeavours to do, execute and deliver or procure to be done all such further acts, documents and things as may reasonably be required to cause the Offer to become wholly unconditional on or before 10 September 2013.

14.	Assignment. This undertaking is personal to the parties to it. Neither ourselves nor yourselves shall assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this undertaking whether in whole or in part.

15.	Costs

15.1.	Except where this undertaking provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this undertaking.

15.2.	Any stamp duty payable in connection with the acceptance of the Offer in respect of the Relevant Shares shall be borne by the Offeror and ourselves in equal shares.

16.	Entire Agreement. This undertaking, the Offer Announcement and the Offer Document constitute the entire agreement and supersede any previous agreement between the Offeror and/or any of its agents or advisers (on the one hand) and ourselves and our agents or advisers (on the other hand), in each case, relating to the Offer.

17.	General

17.1.	Variation or amendment

A variation of or amendment to this undertaking is only valid if it is in writing and signed by or on behalf of each party.

17.2.	Failure or delay in exercise of rights

The failure to exercise or delay in exercising a right or remedy provided by this undertaking or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this undertaking or by law prevents further exercise of the right or remedy or, the exercise of another right or remedy.

17.3.	Severability

If at any time any provision of this undertaking is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that provision shall not affect:

17.3.1.	the legality, validity or enforceability in that jurisdiction of any other provision of this undertaking; or

17.3.2.	the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this undertaking.

17.4.	Counterparts

This undertaking may be executed in any number of counterparts and by the parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument. Delivery of a counterpart of this undertaking by e-mail attachment or telecopy shall be an effective mode of delivery.

18.	Governing Law and Jurisdiction. This undertaking is governed by Hong Kong law. The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising from or connected with this undertaking including a dispute regarding the existence, validity or termination of this undertaking or the consequences of its nullity. Process by which any proceedings are begun may be served on us by being served on Carlyle Asia Investment Advisors Limited at Level 28, Two Pacific Place, 88 Queensway, Hong Kong, marked for the attention of Mr. Wayne Bannon. Process by which any proceedings are begun may be served on the Offeror by being served on China Mengniu Dairy Co. Ltd., marked for the attention of the Company Secretary.

SCHEDULE 1

OFFER ANNOUNCEMENT

S&C Draft of June 17, 2013

PRIVILEGED AND CONFIDENTIAL

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Target or the Offeror nor shall there be any sale, purchase or subscription for securities of the Target or the Offeror in any jurisdiction in which such offer, solicitation or sale would be unlawful absent the filing of a registration statement or the availability of an applicable exemption from registration or other waiver. This announcement is not for release, publication or distribution in or into any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

China Mengniu Dairy Company Limited	Yashili International Holdings Ltd
(Incorporated in the Cayman Islands with limited liability)	(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 2319)	(Stock Code: 1230)

China Mengniu International Company Limited

(Incorporated in the British Virgin Islands with limited liability)

JOINT OFFER ANNOUNCEMENT

(1) VOLUNTARY GENERAL OFFER ON BEHALF OF

CHINA MENGNIU INTERNATIONAL COMPANY LIMITED

FOR YASHILI INTERNATIONAL HOLDINGS LTD

(2) MAJOR TRANSACTION OF

CHINA MENGNIU DAIRY COMPANY LIMITED

(3) RESUMPTION OF TRADING IN THE SHARES OF

YASHILI INTERNATIONAL HOLDINGS LTD AND

CHINA MENGNIU DAIRY COMPANY LIMITED, RESPECTIVELY

[(4) APPOINTMENT OF INDEPENDENT FINANCIAL ADVISER

TO THE INDEPENDENT BOARD COMMITTEE OF

YASHILI INTERNATIONAL HOLDINGS LTD]

Lead Financial Adviser to the Offeror Group

Joint Financial Adviser to the Offeror Group	Joint Financial Adviser to the Offeror Group

[Independent Financial Adviser to the Independent Board Committee]

[Target to coordinate with Somerley to provide Somerley’s logo]

INTRODUCTION

The Offeror Parent, the Offeror and the Target jointly announce that UBS will, on behalf of the Offeror, make a voluntary general offer (i) to acquire all of the outstanding Shares in the issued share capital of the Target; and (ii) to cancel all of the outstanding Options of the Target.

On June [17], 2013, each of Zhang International, the controlling shareholder of the Target, and CA Dairy, a company wholly owned by Carlyle Asia Partners III L.P. and CAP III Co-investment L.P., executed an irrevocable undertaking in favour of the Offeror and the Offeror Parent, pursuant to which Zhang International has irrevocably undertaken to the Offeror and the Offeror Parent to accept the Share Offer in respect of all of the 1,826,808,760 Shares owned by Zhang International and CA Dairy has irrevocably undertaken to the Offeror and the Offeror Parent to accept the Share Offer in respect of all of the 853,631,240 Shares owned by CA Dairy.

THE OFFERS

The Offers will be made by UBS on behalf of the Offeror on the following basis:

The Share Offer:

Under the Share Offer, Shareholders accepting the Share Offer will have a choice of either:

(a) for each Share, HK$[3.50] in cash (the “Cash Option”); or

(b) for each Share, HK$[2.82] in cash and [0.681] Offeror Share in the Offeror, which is a private company set up by the Offeror Parent for the sole purpose of holding Shares in the Target (the “Cash and Share Option”).

The Shares to be acquired under the Share Offer shall be fully paid and shall be acquired free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature and together with all rights attaching to them as at the Closing Date or subsequently becoming attached to them, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the Closing Date.

The Offeror Shares to be issued under the Share Offer will be issued free from all encumbrances, credited as fully-paid, non-assessable, and will rank pari passu with all issued shares in the Offeror, including the Subscriber Share, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of their issue. Fractions of Offeror Shares are to be rounded up to the nearest whole number.

The Share Offer Price of HK$[3.50] per Share represents a premium of approximately [9.4]% over the closing price of HK$[3.20] per Share as quoted on the Stock Exchange on the Last Trading Date.

The Option Offer:

Under the Option Offer, appropriate offers will be made to the Optionholders in accordance with Rule 13 of the Takeovers Code to cancel all outstanding Options in exchange for cash:

(A)	In respect of Options with an exercise price of RMB0.11:

	For cancellation of each such Option	HK$	[3.361] in cash	*

(B)	In respect of Options with an exercise price of HK$1.50:

	For cancellation of each such Option	HK$	[2.00] in cash

(C)	In respect of Options with an exercise price of RMB1.84:

	For cancellation of each such Option	HK$	[1.171] in cash	*

The Option Offer will be conditional upon the Share Offer becoming or being declared unconditional in all respects. Further information on the Option Offer will be set out in the formal document in respect of the Option Offer which will be sent to Optionholders on the Despatch Date.

*	The exchange rate of HK$[1.266] to RMB1.00 as at June [—], 2013 quoted on Factset

Value of the Offers

On the assumption that no outstanding Options are exercised prior to the Closing Date and on the assumption that all Shareholders accept the Share Offer and opt for the Cash Option (other than Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it), the Offers are valued at approximately HK$[11,350,410,155] and [1,244,056,766] Offeror Shares in aggregate.

On the assumption that all of the outstanding Options are exercised in full prior to the Closing Date and on the assumption that all Shareholders accept the Share Offer and opt for the Cash Option (other than Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it), the Offers are valued at approximately HK$[11,398,684,966] and [1,244,056,766] Offeror Shares in aggregate on a fully-diluted basis.

CONDITIONS TO THE SHARE OFFER

The Share Offer is subject to the following Conditions:

(a)	valid acceptances of the Share Offer being received (and not, where permitted, withdrawn) by 4:00 p.m. on the Closing Date (or such later time or date as the Offeror may, subject to the rules of the Takeovers Code, decide) in respect of such number of Shares which will result in the Offeror and persons acting in concert with it holding at least 75% of the voting rights in the Target;

(b)	the Shares remaining listed and traded on the Stock Exchange up to the Closing Date (or, if earlier, the Unconditional Date) save for any temporary suspension(s) of trading of the Shares as a result of the Offers and no indication being received on or before the Closing Date (or, if earlier, the Unconditional Date) from the SFC and/or the Stock Exchange to the effect that the listing of the Shares on the Stock Exchange is or is likely to be withdrawn, other than as a result of either of the Offers or anything done or caused by or on behalf of the Offeror Parent, the Offeror or their respective Concert Parties;

(c)	(i) all Consents as are necessary for the consummation of the transactions contemplated in the Irrevocable Undertakings and the Offers and in connection with, including, without limitation, any change in the direct or indirect shareholder(s) or ultimate controlling shareholder(s) of any member of the Target Group that has been granted the Consents to carry out its operations having been obtained and remaining in full force and effect without material variation from all Relevant Authority(ies) and all conditions (if any) to such Consents having been fulfilled; (ii) each member of the Target Group possessing or having obtained all Consents from the Relevant Authority(ies) that are necessary to carry on its business; and (iii) all mandatory Consents from third parties having been obtained for the acquisition of the Shares under the Offers;

(d)	no event having occurred which would make the Offers or the acquisition of any of the Shares under the Share Offer void, unenforceable or illegal or prohibit implementation of the Offers or the transactions contemplated under the Irrevocable Undertakings;

(e)	no Relevant Authority(ies) in the PRC, Hong Kong, Cayman Islands and the British Virgin Islands having taken or instigated any action, proceeding, suit, investigation or enquiry, or enacted or made or proposed, and there not continuing to be outstanding, any statute, regulation, demand or order that would make the Offers or the acquisition of any of the Shares under the Offers void, unenforceable or illegal or prohibit the implementation of, or which would impose any material conditions, limitations or obligations with respect to, the Offers or the transactions contemplated under the Irrevocable Undertakings (other than such items or events above as would not have a material adverse effect on the legal ability of the Offeror to proceed with or consummate the Offers and the transactions contemplated under the Irrevocable Undertakings);

(f)	since the date of the last audited consolidated financial statements of the Target, there having been no change, effect, fact, event or circumstance which has had or would reasonably be expected to have a material adverse effect on, or to cause a material adverse change in, the general affairs, management, financial position, business, prospects, conditions (whether financial, operational, legal or otherwise), earnings, solvency, current or future consolidated financial position, shareholders’ equity or results of operations of the Target Group as a whole, whether or not arising in the ordinary course of business;

(g)	no changes having been made to any terms of the Pre-IPO Share Option Scheme or the Share Option Scheme (either formally or as a result of the exercise by the Target’s remuneration committee of its discretion) from the date of this announcement;

(h)	other than the final dividend of the Target of RMB11.31 cents per Share declared for the year ended December 31, 2012 and the special dividend of RMB28.25 cents per Share declared for the year ended December 31, 2012 by the Target, no dividends having been declared or paid by the Target and, save in respect of any indebtedness incurred in relation to projects of the Target Group that have been publicly announced prior to the date of this announcement, no indebtedness being incurred by the Target other than in the ordinary course of business consistent with the Target’s past practices; and

(i)	with respect to the Offeror Parent, the obtaining of approval at an EGM of the Offeror Parent in relation to the making of the Offers (including the signing and completion of the Irrevocable Undertakings) as a “major transaction” pursuant to the Listing Rules.

The Offeror reserves the right to waive, in whole or in part, all or any of the Conditions set out above save that (i) Condition (a) may only be waived if the Offeror receives acceptances in respect of the Share Offer which would result in the Offeror Parent, the Offeror and their respective Concert Parties holding more than 50% of the voting rights in the Target; and (ii) Conditions (d) and (i) cannot be waived.

Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, the Offeror should not invoke any of the Conditions so as to cause the Offers to lapse unless the circumstances which give rise to the right to invoke any such Condition are of material significance to the Offeror and the Offeror Parent in the context of the Offers.

In accordance with Rule 15.3 of the Takeovers Code, the Offeror must publish an announcement when the Share Offer becomes or is declared unconditional as to acceptances and when the Share Offer becomes or is declared unconditional in all respects. The Offers must also remain open for acceptance for at least fourteen (14) days after the Offers become unconditional. Shareholders and Optionholders are reminded that the Offeror does not have any obligation to keep the Offers open for acceptance beyond this 14-day period.

WARNING: Shareholders, Optionholders and potential investors should be aware that the Share Offer is subject to the satisfaction or waiver (where applicable) of the Conditions, and the Option Offer is subject to and conditional upon the Share Offer becoming or being declared unconditional in all respects. Accordingly, the Offers may or may not become unconditional. Shareholders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, exercising the Options or other rights in respect of any of them. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

IRREVOCABLE UNDERTAKINGS

[Offeror to confirm]

On June [17], 2013, each of Zhang International (owner of 1,826,808,760 Shares, representing approximately [51.3%] of the issued share capital of the Target as at the date of the Zhang Irrevocable Undertaking) and CA Dairy (owner of 853,631,240 Shares, representing approximately [24.0%] of the issued share capital of the Target as at the date of the CA Dairy Irrevocable Undertaking) executed an irrevocable undertaking in favour of the Offeror and the Offeror Parent (respectively, the Zhang Irrevocable Undertaking and the CA Dairy Irrevocable Undertaking), pursuant to which Zhang International has irrevocably undertaken to the Offeror and the Offeror Parent to accept the Share Offer in respect of all of the 1,826,808,760 Shares owned by Zhang International and CA Dairy has irrevocably undertaken to the Offeror and the Offeror Parent to accept the Share Offer in respect of all of the 853,631,240 Shares owned by CA Dairy, in each case as soon as possible and in any event by 4:00 p.m. on the Business Day after the Despatch Date.

Zhang International has committed to accept the Cash and Share Option in respect of all of the 1,826,808,760 Shares owned by it as at the date of the Zhang Irrevocable Undertaking.

CA Dairy has committed to accept the Cash Option in respect of all of the 853,631,240 Shares owned by it as at the date of the CA Dairy Irrevocable Undertaking.

Accordingly, pursuant to the Share Offer, the Offeror will acquire from Zhang International 1,826,808,760 Shares for a total consideration of approximately HK$[5,151,600,703] and [1,244,056,766] Offeror Shares, and from CA Dairy 853,631,240 Shares for a total consideration of approximately HK$[2,987,709,340].

The Irrevocable Undertakings will be terminated and the respective obligations of Zhang International and CA Dairy under the Irrevocable Undertakings (as applicable) shall lapse and terminate if (i) the Offeror fails to despatch the Composite Document on the Despatch Date; or (ii) the Share Offer lapses.

[Each of Zhang International and CA Dairy may, in its respective sole decision, terminate its Irrevocable Undertaking with immediate effect if (i) the shareholders of the Offeror Parent fail to approve the making of the Offers (including the signing and completion of the Irrevocable Undertakings) as a “major transaction” pursuant to the Listing Rules; or (ii) the Offers are not declared unconditional in all respects by September 10, 2013.]

INTENTIONS OF THE OFFEROR PARENT IN RELATION TO THE TARGET GROUP

The Offeror is set up by the Offeror Parent for the sole purpose of holding Shares in the Target and will not engage in any business other than acting as the holding company of the Target.

After completion of the Offers, the Offeror Parent will review the businesses of the Target Group, including among others, the Target Group’s relationships with its distributors and suppliers, portfolio of products, assets, corporate and organizational structure, capitalization, operations, policies, management and personnel to consider and determine what changes, if any, would be necessary, appropriate or desirable, long term and short term, in order to best organize and optimize the businesses and operations of the Target Group and to integrate the same within the Offeror Group. The Offeror Parent intends that the Target Group will continue to operate its business in substantially its current state. However, the Offeror Parent reserves the right to make any changes that it deems necessary or appropriate to the Target Group’s businesses and operations to better integrate, generate maximum synergy and achieve enhanced economies of scale with the other operations of the Offeror Group.

If the Target continues to maintain its listing status on the Stock Exchange following closing of the Offers, the Offeror Parent expects that the dividend policy of the Target will be substantially consistent with its past practices since its listing on the Stock Exchange.

LOCK-UP PERIOD

Other than through the re-listing of the business of the Target as described in the section headed “Compulsory Acquisition and Withdrawal of Listing” and the charging or pledging of shares in the

Offeror by the Offeror Parent in connection with the financing of the Offers, for a period of three (3) years following the Unconditional Date (the “Lock-Up Period”), the shareholders of the Offeror may not dispose of, or enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the Offeror Shares issued to it under the Offers or otherwise (together, the “Lock-Up Restrictions”) unless otherwise approved by the board of directors of the Offeror in writing. In addition, the Shares acquired by shareholders of the Offeror through the repurchase option set out in the section headed “Listing Status of the Target” shall be subject to the same restrictions as the Lock-Up Restrictions during the Lock-Up Period. If either (a) the repurchase of Offeror Shares as set out in the sections headed “Listing Status of the Target”, “Compulsory Acquisition and Withdrawal of Listing” and “Right to exit in Change of Control” is not permitted by applicable laws or regulations or (b) there is a Change of Control of the Offeror or the Target, then the Lock-Up Restrictions shall lapse.

Zhang International has also undertaken in the Zhang Irrevocable Undertaking that from the date of the Zhang Irrevocable Undertaking until a period of three (3) years from the date of Completion, it will not register the transfer of any of its issued share capital or otherwise issue, allot or agree to issue or allot any shares, securities or other interests in its share capital or loan capital or otherwise recognize any economic interests in its equity asserted by a person other than any member of the Zhang’s Family (the “Zhang International Lock-Up”). If the Lock-Up Restrictions lapse, then the Zhang International Lock-Up shall also lapse. The Zhang International Lock-Up forms part of the Zhang Irrevocable Undertaking and will terminate in the event that the Zhang Irrevocable Undertaking is terminated in accordance with its terms.

LISTING STATUS OF THE TARGET

If the Offeror does not acquire the requisite percentage of the Shares to enable it to compulsorily acquire all the issued Shares under Cayman Islands Companies Law and the Takeovers Code as detailed in the section headed “Compulsory Acquisition and Withdrawal of Listing” within four (4) months after posting of the Composite Document, its intention is to maintain the listing status of the Target on the Stock Exchange. Accordingly, assuming the Share Offer becomes or is declared unconditional in all respects but the Offeror does not effect the compulsory acquisition, the Offeror will undertake to the Stock Exchange to take appropriate steps following the close of the Offers to ensure that such number of Shares as may be required by the Stock Exchange are held by the public within the prescribed time frame. Any future transactions between the Target Group and the Offeror Group will be carried out on an arm’s length basis and in compliance with the Listing Rules.

[In the event that the Target continues to maintain its listing status on the Stock Exchange following the close of the Offers, each shareholder of the Offeror (other than the Offeror Parent) will have an option to, at any time, require the Offeror to, and upon exercise of such option by any such shareholder the Offeror shall, repurchase the Offeror Shares held by the such shareholder by exchanging all (but not part only) of the Offeror Shares to be repurchased with such shareholder’s proportionate interest in the Target held through the Offeror, subject to applicable laws and regulations in relation to the repurchase of its own shares by the Offeror. As described in the section headed “Lock-Up Period” in this announcement, the Shares as exchanged and to be held by such shareholder shall be subject to the same restrictions as the Lock-Up Restrictions during the Lock-Up Period.] [Offeror to confirm] Details of the procedures for such exchange will be set out in the Composite Document.

[COMPULSORY ACQUISITION AND WITHDRAWAL OF LISTING

To the extent applicable and pursuant to the compulsory acquisition power under section 88 of the Cayman Islands Companies Law, if the Offeror, within four months of the posting of the Composite Document, acquires not less than 90% of the Shares, the Offeror intends to (but is not obliged to) compulsorily acquire those Shares not acquired by the Offeror under the Share Offer. If the Offeror decides to exercise such right and completes the compulsory acquisition, the Target will become a wholly-owned subsidiary of the Offeror and an application will be made for the withdrawal of the listing of the Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

Pursuant to Rule 2.11 of the Takeovers Code, except with the consent of the Executive, where the Offeror seeks to acquire or privatize the Target by means of the Share Offer and the use of compulsory acquisition rights, such rights may only be exercised if, in addition to satisfying any requirement imposed by the Cayman Islands Companies Law, acceptance of the Share Offer and purchases made by the Offeror and its Concert Parties during the four months after posting of the Composite Document total 90% or more of the disinterested Shares (as defined in the Takeovers Code).

[The Offeror Parent undertakes (for itself and the Offeror Group) that if the Offeror exercises its right of compulsory acquisition and the Target withdraws its listing status on the Stock Exchange, the Offeror Parent will use its commercially reasonable efforts to effect a re-listing of the business of the Target Group within five (5) years from the date on which the Target withdraws its listing status on the Stock Exchange. If the Target withdraws its listing status on the Stock Exchange and there is to be a re-listing of the Target Group’s business (whether alone or together with any other assets or businesses) at any time while a person still holds Offeror Shares (such shareholder a “Relevant Shareholder”), then prior to the listing of the entity that holds all or a substantial part of the Target Group’s business (“New Listco”), each Relevant Shareholder shall have the right at any time to require the Offeror to, and the Offeror shall, repurchase the Offeror Shares held by the Relevant Shareholder (the “Relevant Offeror Shares”) by exchanging all (but not part only) of the Relevant Offeror Shares with such number of shares in New Listco as represent a fair valuation of the Relevant Offeror Shares; provided that, if there is a pre-IPO restructuring in which the Offeror Shares held by the Offeror Parent are exchanged for shares in New Listco, then each Relevant Shareholder shall have the right to exchange its Relevant Offeror Shares for shares in New Listco at the same exchange ratio as the Offeror Parent and that shall be deemed to be a fair valuation of the Relevant Offeror Shares.]

If the Offeror exercises its right of compulsory acquisition and the Target withdraws its listing status on the Stock Exchange, for a period from the expiry of the Lock-Up Period until the earlier of (i) ten (10) years from the date of the expiry of the Lock-up Period; and (ii) the date of the listing of New Listco, each shareholder of the Offeror shall have the right to, upon the expiry of the Lock-Up Period, at any time require the Offeror to, and the Offeror shall, repurchase all (but not part only) of the Offeror Shares such shareholder holds at a price per Offeror Share which is equivalent to twenty (20) times of the earnings per Offeror Share for the financial year immediately preceding the shareholder’s exercise of such right. Such earnings per Offeror Share shall be calculated by dividing the audited net income of the Offeror during the financial year immediately preceding the shareholder’s exercise of such right by the weighted average number of Offeror Shares in issue during such period, subject to applicable laws and regulations in relation to repurchase of its own shares by the Offeror.]

WARNING: If the listing status of the Target on the Stock Exchange is withdrawn, there is no assurance that all or a substantial part of the businesses of the Target Group will be re-listed on any stock exchange within five (5) years from the date on which the Target withdraws its listing status on the Stock Exchange, or ten (10) years from the date of the expiry of the Lock-Up Period or at all. Shareholders who accept the Share Offer should therefore exercise full care and caution in determining, and should give careful consideration as to, whether the Cash and Share Option is suitable for them.

WARNING: If the level of acceptances of the Share Offer reaches the prescribed level under the Cayman Islands Companies Law required for compulsory acquisition and the requirements of Rule 2.11 of the Takeovers Code are satisfied, dealings in the Shares will be suspended from the Closing Date up to the withdrawal of listing of the Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

FINANCING RESOURCES AVAILABLE TO THE OFFEROR

The Offeror intends to finance the consideration payable by the Offeror under the Offers from external financing to be provided to the Offeror Group. UBS has been appointed as the lead financial adviser, and HSBC and Standard Chartered have been appointed as joint financial advisers, to the Offeror Group in respect of the Offers. UBS, HSBC and Standard Chartered are satisfied that sufficient financial resources are, and will remain, available to the Offeror to satisfy full acceptance of the Offers.

INDEPENDENT BOARD COMMITTEE [AND INDEPENDENT FINANCIAL ADVISER]

An Independent Board Committee of the Target, which comprises all of the independent non-executive directors of the Target, has been established by the Target Board to make a recommendation to the Shareholders as to whether the Share Offer is, or is not, fair and reasonable and as to acceptance and to the Optionholders as to its views on the Option Offer. [In addition, as approved by the Independent Board Committee, an independent financial adviser, [Somerley Limited], has been appointed to advise the Independent Board Committee in connection with the Share Offer and the Option Offer. / An independent financial adviser will be appointed (with the approval of the Independent Board Committee) to advise the Independent Board Committee in connection with the Share Offer and the Option Offer.]

LISTING RULES IMPLICATIONS FOR THE OFFEROR PARENT

Based on the calculation of the relevant percentage ratios under Chapter 14 of Listing Rules, the Offers will constitute a major transaction for the Offeror Parent as at least one of the applicable percentage ratios is 25% or more but less than 100%. Therefore, the making of the Offers are subject to the reporting, announcement and shareholders’ approval requirements of Chapter 14 of the Listing Rules.

The EGM will be held to consider and, if thought fit, pass the requisite resolution(s) to approve the making of the Offers (including the Irrevocable Undertakings and the transactions contemplated thereunder). So far as the Offeror Parent is aware, none of its shareholders will be required to abstain from voting at the EGM.

A circular containing, among other things, details of the Offers (including the Irrevocable Undertakings) and the notice convening the EGM will be despatched to the shareholders of the Offeror Parent on or before [June 30], 2013.

RESUMPTION OF TRADING

At the requests of the Target and the Offeror Parent, respectively, trading in the Shares and the shares of the Offeror Parent has been suspended with effect from 1:18 p.m. on June 13, 2013 and 1:00 p.m. on June 13, 2013, respectively, pending the release of this announcement. An application has been made by each of the Target and the Offeror Parent to the Stock Exchange for the resumption of trading in the Shares and the shares of the Offeror Parent, respectively, with effect from [—] on [—], 2013.

Notice to US holders of Shares:

The Share Offer will be made for the securities of a Cayman Islands company and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The Share Offer will be made in the United States pursuant to an exemption from US tender offer rules and otherwise in accordance with the requirements of the SFO. Accordingly, the Share Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable under US domestic tender offer procedures and law.

The receipt of cash pursuant to the Share Offer by a US holder of Shares may be a taxable transaction for US federal income tax purposes and under applicable state and local, as well as foreign and other tax laws. Each holder of Shares is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Share Offer.

It may be difficult for US holders of Shares to enforce their rights and claims arising out of the US federal securities laws, since the Target is located in a country other than the United States, and some or all of its officers and directors may be residents of a country other than the United States. US holders of Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with normal Hong Kong practice and pursuant to Rule 14e-5(b) of the US Exchange Act, the Offeror or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of or arrangements to purchase, Shares outside of the United States, other than pursuant to the Share Offer, before or during the period in which the Share Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be reported to the SFC and will be available on the SFC website at http://www.sfc.hk/.

INTRODUCTION

The Offeror Parent, the Offeror and the Target jointly announce that UBS will, on behalf of the Offeror, make a voluntary general offer (i) to acquire all of the outstanding Shares in the issued share capital of the Target; and (ii) to cancel all of the outstanding Options.

As at the Last Trading Date, there are 3,559,170,222 Shares in issue and outstanding Options in respect of 52,519,756 Shares. The respective exercise prices of the outstanding Options and the respective periods in which they are exercisable are set out below:

Pre-IPO Share Option Scheme

Exercise Price (RMB per Share)	Number of Outstanding Options

0.11	26,256,211

1.84	6,308,661

All Options granted under the Pre-IPO Share Option Scheme were vested or will be vested and may only be exercised in the following manner:

•	one fifth of the Options were vested on the First Vesting Date;

•	one fifth of the Options were vested on the first anniversary of the First Vesting Date;

•	one fifth of the Options were vested on the second anniversary of the First Vesting Date;

•	one fifth of the Options shall be vested on the third anniversary of the First Vesting Date;

•	one fifth of the Options shall be vested on the fourth anniversary of the First Vesting Date; and

each Option granted under the Pre-IPO Share Option Scheme is exercisable within fifteen (15) days from the date on which such Option becomes vested.

Share Option Scheme

Exercise Price (HK$ per Share)	Number of Outstanding Options

1.50	19,954,884

An Option granted under the Share Option Scheme may be exercised in accordance with the terms of the Share Option Scheme at any time during a period as determined by the Target Board and not exceeding ten (10) years from the date of the grant. There is no minimum period for which an Option must be held before it can be exercised.

Save as disclosed in this section headed “Introduction” in this announcement, the Target has no other outstanding Shares, options, warrants, derivatives or other securities that are convertible or exchangeable into Shares or other types of securities in the Target.

THE OFFERS

The Offers will be made by UBS on behalf of the Offeror on the following basis:

The Share Offer:

Consideration of the Share Offer

Under the Share Offer, Shareholders accepting the Share Offer will have a choice of either:

(a) for each Share, HK$[3.50] in cash (the “Cash Option”); or

(b) for each Share, HK$[2.82] in cash and [0.681] Offeror Share in the Offeror, which is a private company set up by the Offeror Parent for the sole purpose of holding Shares in the Target (the “Cash and Share Option”).

The Shares to be acquired under the Share Offer shall be fully paid and shall be acquired free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature and together with all rights attaching to them as at the Closing Date or subsequently becoming attached to them, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the Closing Date.

The Offeror Shares to be issued under the Share Offer will be issued free from all encumbrances, credited as fully-paid, non-assessable, and will rank pari passu with all issued shares in the Offeror, including the Subscriber Share, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of their issue. Fractions of Offeror Shares are to be rounded up to the nearest whole number.

The Share Offer Price of HK$[3.50] per Share represents a premium of approximately [9.4]% over the closing price of HK$[3.20] per Share as quoted on the Stock Exchange on the Last Trading Date.

The Cash Option

Comparisons of value

The value which the Share Offer under the Cash Option attributes to each Share represents:

	Share price of the Target HK$		Premium/(Discount) of the offer price to the share price %

Closing price on the Last Trading Date	[3.20	]	[9.4	]

Average closing price for the last 5 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	[3.51	]	[(0.2	)]

Average closing price for the last 10 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	[3.62	]	[(3.4	)]

Average closing price for the last 20 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	[3.59	]	[(2.5	)]

Average closing price for the last 30 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	[3.46	]	[1.1	]

Average closing price for the last 60 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	[3.07	]	[13.9	]

Highest and lowest Share prices

During the six-month period preceding the Last Trading Date and including the Last Trading Day, the highest closing price of the Shares as quoted on the Stock Exchange was HK$[3.78] on [May 31, 2013] and the lowest closing price of the Shares as quoted on the Stock Exchange was HK$[2.04] on [31 December, 2012]. Total Consideration

On the basis of the consideration of HK$[3.50] per Share under the Cash Option, the entire issued share capital of Target is valued at approximately HK$[ 12,457,095,777].

The Cash and Share Option

Nature of Offeror Shares

For the Shareholders who choose the Cash and Share Option, unlike the Shares, the Offeror Shares which they receive will not be readily tradeable and will be shares of an unlisted company incorporated under the laws of the British Virgin Islands. The transfer of such Offeror Shares will be strictly regulated pursuant to the New Articles and the rights of shareholders in the Offeror will primarily be governed by the British Virgin Islands Companies Law and British Virgin Islands law. The transfer of the Offeror Shares will also be subject to the Lock-Up Restrictions.

Comparison of the Cash Option and the Cash and Share Option

Under the Share Offer, a Shareholder holding one board lot of [1,000] Shares will be entitled to the following consideration depending on the choice of such Shareholder:

	Cash Option			Cash and Share Option

Cash	HK$	[3,500	]	HK$	[2,820	]

Offeror Shares		N/A			[681	]

Each Shareholder (except HKSCC Nominees Limited) who accepts the Share Offer may choose either the Cash Option or the Cash and Share Option in respect of his entire holding of Shares. HKSCC Nominees Limited may elect to choose the Cash Option for part of its holding of Shares and the Cash and Share Option for the remainder of its holding of Shares.

The Option Offer:

The Offeror will make (or procure to be made on its behalf) appropriate offers to the Optionholders in accordance with Rule 13 of the Takeovers Code to cancel all outstanding Options (whether vested or not) in exchange for cash:

(A)	In respect of Options with an exercise price of RMB0.11:

	For cancellation of each such Option	HK$	[3.361	] in cash*

(B)	In respect of Options with an exercise price of HK$1.50:

	For cancellation of each such Option	HK$	[2.00	] in cash

(C)	In respect of Options with an exercise price of RMB1.84:

	For cancellation of each such Option	HK$	[1.171	] in cash*

*	The exchange rate of HK$[1.266] to RMB1.00 as at June [—], 2013 quoted on Factset

The Option Offer will be conditional upon the Share Offer becoming or being declared unconditional in all respects. Further information on the Option Offer will be set out in the formal document containing details of the Option Offer which will be sent to Optionholders on the Despatch Date.

Following acceptance of the Option Offer, the relevant Options together with all rights attaching thereto will be entirely cancelled and renounced.

Holdings of Shares and Options by the Offeror Parent, the Offeror and their Concert Parties

[HSBC, the joint financial adviser to the Offeror Group, and its affiliates (other than those members having the status as an exempt principal trader or exempt fund manager) (the “HSBC Group”), are presumed to be acting in concert with the Offeror and the Offeror Parent under the Takeovers Code. As at the date of this announcement, HSBC holds [—] Shares representing approximately [—]% of the issued share capital of the Target. Details of the holdings, borrowings and lending of Shares (or options, rights over Shares, warrants or derivatives in respect of any of them) (if any) held by or entered into by other affiliates within the HSBC Group will be obtained and separately announced as soon as possible in accordance with Note 1 to Rule 3.5 of the Takeovers Code. Accordingly, the statements in this announcement as to the holdings, borrowings and lending of Shares (or options, rights over Shares, warrants or derivatives in respect of any of them) by the Offeror Parent, the Offeror and their respective Concert Parties are subject to further information of the holdings, borrowings and lending (if any) of the other affiliates within the HSBC Group which is to be announced in due course.]

As of the date of this announcement, Standard Chartered, being the joint financial adviser to the Offeror Group and the Offeror’s Concert Party, holds [—] Shares, representing approximately [—]% of the issued share capital of the Target.

[Save as disclosed in the sections headed “Introduction” and “Irrevocable Undertakings” of this announcement and as of the date of this announcement, the Offeror Parent, the Offeror and their respective Concert Parties do not hold or have control or direction over any Shares or hold any convertible securities, warrants or options in respect of any Shares, nor have the Offeror Parent, the Offeror and their respective Concert Parties received any other irrevocable commitment to accept the Offers.] [Offeror to confirm]

Dealings in securities in the Target

[The Offeror Parent, the Offeror and their respective Concert Parties (not including any exempt fund manager or exempt principal trader of UBS, HSBC and Standard Chartered, respectively) had not dealt in the Shares, convertible securities, warrants, options or derivatives of the Target during the six-month period ended on the date of this announcement.] [Offeror to confirm]

Settlement of consideration

Settlement of consideration in respect of acceptances of the Offers will be made as soon as possible but in any event within seven (7) Business Days of the date of receipt of a complete and valid acceptance in respect of the Offers or of the Unconditional Date, whichever is the later.

No fractions of a cent will be payable and the amount of cash consideration payable to a Shareholder or Optionholder (as the case may be) who accepts the Share Offer or the Option Offer (as the case may be) will be rounded up to the nearest cent. Fractions of Offeror Shares are to be rounded up to the nearest whole number.

VALUE OF THE OFFERS

As at the Last Trading Date, there are 3,559,170,222 Shares in issue. On the basis of the Share Offer Price of HK$[3.50] per Share and assuming that no outstanding Options are exercised prior to the Closing Date:

(a)	the Share Offer is valued at approximately HK$[11,214,865,820] and [1,244,056,766] Offeror Shares assuming all Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the [1,826,808,760] Shares held by it); and

(b)	the Share Offer is valued at approximately HK$[ 10,617,329,269] and [1,842,472,047] Offeror Shares assuming all Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it).

As at the date of this announcement, there are a total of 26,256,211, 6,308,661 and 19,954,884 Options outstanding entitling the Optionholders to subscribe for, pursuant to the Pre-IPO Share Option Scheme or the Share Option Scheme, Shares at an exercise price of RMB0.11, RMB1.84 and HK$1.50 per Share, respectively.

Assuming none of the outstanding Options are exercised prior to the Closing Date, the total amount required to satisfy the cancellation of all the outstanding Options is HK$[135,544,335].

Based on the above and assuming that no outstanding Options are exercised prior to the Closing Date, the Offers are valued at approximately (i) HK$[11,350,410,155] and [1,244,056,766] Offeror Shares in aggregate assuming all Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it) or (ii) HK$[ 10,752,873,604] and [1,842,472,047 ] Offeror Shares in aggregate assuming all Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it).

In the event all of the outstanding Options are exercised in full by the Optionholders prior to the Closing Date, the Target will have to issue [52,519,756] new Shares, representing approximately [1.45]% of the enlarged issued share capital of the Target. The maximum value of the Share Offer will be increased to (i) approximately HK$[11,398,684,966] and

[1,244,056,766] Offeror Shares assuming all Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it) or (ii) approximately HK$[10,765,434,981] and [1,878,238,001 ] Offeror Shares assuming all Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the 853,631,240 Shares held by it) on a fully diluted basis.

CONFIRMATION OF FINANCIAL RESOURCES

Assuming that all the outstanding Options are exercised before the close of the Offers, (i) under the Cash Option (assuming all Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it)), the financial resources required by the Offeror to satisfy its obligations in respect of the Offers amount to approximately HK$[11,398,684,966] and (ii) under the Cash and Share Option (assuming all the Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it)), the financial resources required by the Offeror to satisfy its obligations in respect of the Offers amount to approximately HK$[ 10,765,434,981].

Assuming that no Option is exercised before the close of the Offers, the financial resources required by the Offeror to satisfy its obligations in respect of the Offers under (i) the Cash Option (assuming all the Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it), amount to approximately HK$[11,350,410,155] and (ii) the Cash and Share Option (assuming all the Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it), amount to approximately HK$[ 10,752,873,604].

The Offeror intends to finance the consideration payable by the Offeror under the Offers from external financing to be provided to the Offeror Group. UBS has been appointed as the lead financial adviser, and HSBC and Standard Chartered have been appointed as joint financial advisers, to the Offeror Group in respect of the Offers. UBS, HSBC and Standard Chartered are satisfied that sufficient financial resources are, and will remain, available to the Offeror to satisfy full acceptance of the Offers.] [Offeror to confirm]

CONDITIONS TO THE SHARE OFFER

The Share Offer is subject to the following Conditions:

(a)	valid acceptances of the Share Offer being received (and not, where permitted, withdrawn) by 4:00 p.m. on the Closing Date (or such later time or date as the

Offeror may, subject to the rules of the Takeovers Code, decide) in respect of such number of Shares which will result in the Offeror and persons acting in concert with it holding at least 75% of the voting rights in the Target;

(b)	the Shares remaining listed and traded on the Stock Exchange up to the Closing Date (or, if earlier, the Unconditional Date) save for any temporary suspension(s) of trading of the Shares as a result of the Offers and no indication being received on or before the Closing Date (or, if earlier, the Unconditional Date) from the SFC and/or the Stock Exchange to the effect that the listing of the Shares on the Stock Exchange is or is likely to be withdrawn, other than as a result of either of the Offers or anything done or caused by or on behalf of the Offeror Parent, the Offeror or their respective Concert Parties;

(c)	(i) all Consents as are necessary for the consummation of the transactions contemplated in the Irrevocable Undertakings and the Offers and in connection with, including, without limitation, any change in the direct or indirect shareholder(s) or ultimate controlling shareholder(s) of any member of the Target Group that has been granted the Consents to carry out its operations having been obtained and remaining in full force and effect without material variation from all Relevant Authority(ies) and all conditions (if any) to such Consents having been fulfilled; (ii) each member of the Target Group possessing or having obtained all Consents from the Relevant Authority(ies) that are necessary to carry on its business; and (iii) all mandatory Consents from third parties having been obtained for the acquisition of the Shares under the Offers;

(d)	no event having occurred which would make the Offers or the acquisition of any of the Shares under the Share Offer void, unenforceable or illegal or prohibit implementation of the Offers or the transactions contemplated under the Irrevocable Undertakings;

(e)	no Relevant Authority(ies) in the PRC, Hong Kong, Cayman Islands and the British Virgin Islands having taken or instigated any action, proceeding, suit, investigation or enquiry, or enacted or made or proposed, and there not continuing to be outstanding, any statute, regulation, demand or order that would make the Offers or the acquisition of any of the Shares under the Offers void, unenforceable or illegal or prohibit the implementation of, or which would impose any material conditions, limitations or obligations with respect to, the Offers or the transactions contemplated under the Irrevocable Undertakings (other than such items or events above as would not have a material adverse effect on the legal ability of the Offeror to proceed with or consummate the Offers and the transactions contemplated under the Irrevocable Undertakings);

(f)

since the date of the last audited consolidated financial statements of the Target, there having been no change, effect, fact, event or circumstance which has had or would reasonably be expected to have a material adverse effect on, or to cause a material adverse change in, the general affairs, management, financial position, business, prospects, conditions (whether financial, operational, legal or otherwise), earnings, solvency, current or future consolidated financial position, shareholders’ equity or results of operations of the Target Group as a whole, whether or not arising in the ordinary course of business;

(g)	no changes having been made to any terms of the Pre-IPO Share Option Scheme or the Share Option Scheme (either formally or as a result of the exercise by the Target’s remuneration committee of its discretion) from the date of this announcement;

(h)	other than the final dividend of the Target of RMB11.31 cents per Share declared for the year ended December 31, 2012 and the special dividend of RMB28.25 cents per Share declared for the year ended December 31, 2012 by the Target, no dividends having been declared or paid by the Target and, save in respect of any indebtedness incurred in relation to projects of the Target Group that have been publicly announced prior to the date of this announcement, no indebtedness being incurred by the Target other than in the ordinary course of business consistent with the Target’s past practices; and

(i)	with respect to the Offeror Parent, the obtaining of approval at an EGM of the Offeror Parent in relation to the making of the Offers (including the signing and completion of the Irrevocable Undertakings) as a “major transaction” pursuant to the Listing Rules.

The Offeror reserves the right to waive, in whole or in part, all or any of the Conditions set out above save that (i) Condition (a) may only be waived if the Offeror receives acceptances in respect of the Share Offer which would result in the Offeror Parent, the Offeror and their respective Concert Parties holding more than 50% of the voting rights in the Target; and (ii) Conditions (d) and (i) cannot be waived.

Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, the Offeror should not invoke any of the Conditions so as to cause the Offers to lapse unless the circumstances which give rise to the right to invoke any such Condition are of material significance to the Offeror and the Offeror Parent in the context of the Offers.

In accordance with Rule 15.3 of the Takeovers Code, the Offeror must publish an announcement when the Share Offer becomes or is declared unconditional as to acceptances and when the Share Offer becomes or is declared unconditional in all respects. The Offers must also remain open for acceptance for at least fourteen (14) days after the Offers become unconditional. Shareholders and Optionholders are reminded that the Offeror does not have any obligation to keep the Offers open for acceptance beyond this 14-day period.

WARNING: Shareholders, Optionholders and potential investors should be aware that the Share Offer is subject to the satisfaction or waiver (where applicable) of the Conditions, and the Option Offer is subject to and conditional upon the Share Offer becoming or being declared unconditional in all respects. Accordingly, the Offers may or may not become unconditional. Shareholders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, exercising the Options or other rights in respect of any of them. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

IRREVOCABLE UNDERTAKINGS

[Offeror to provide]

Zhang Irrevocable Undertaking

Date:	[June 17, 2013]

Parties:	Zhang International, Offeror Parent and Offeror

CA Dairy Irrevocable Undertaking

Date:	[June 17, 2013]

Parties:	CA Dairy, Offeror Parent and Offeror

Undertaking to accept the Share Offer

Zhang International and CA Dairy had each executed an irrevocable undertaking (the Zhang Irrevocable Undertaking and the CA Dairy Irrevocable Undertaking respectively) in favour of the Offeror Parent and the Offeror, pursuant to which each of Zhang International and CA Dairy has irrevocably undertaken to the Offeror and the Offeror Parent to accept, or procure the acceptance of, the Share Offer in respect of the Relevant Shares as soon as possible and in any event by 4:00 p.m. on the Business Day after the Despatch Date.

Zhang International has committed to accept the Cash and Share Option for all of the 1,826,808,760 Shares held by it as at the date of the Zhang Irrevocable Undertaking. CA Dairy has committed to accept the Cash Option in respect of all of all of the 853,631,240 Shares owned by it as at the date of the CA Dairy Irrevocable Undertaking.

Accordingly, pursuant to the Share Offer, the Offeror will acquire from Zhang International 1,826,808,760 Shares for a total consideration of approximately HK$[5,151,600,703] and [1,244,056,766] Offeror Shares, and from CA Dairy 853,631,240 Shares for a total consideration of approximately HK$ [2,987,709,340].

Prior to the closing, lapsing or withdrawal of the Share Offer, each of Zhang International and CA Dairy has undertaken not to, among other things, (i) sell, transfer, charge, encumber, grant any option over (or cause the same to be done) or otherwise dispose of any interest in the Relevant Shares (other than to the Offeror); (ii) acquire, directly or indirectly, any additional shares, securities or other interests of the Target; or (iii) take any action or enter into any agreement or arrangement, including through its representation on the Target’s board of directors (and whether or not legally binding or subject to any condition or which is to take effect after the Share Offer closes or lapses), or permit any agreement or arrangement to be entered into or authorize or incur any obligation which, (x) in relation to the Relevant Shares, would or might restrict or impede its accepting the Offers or (y) would otherwise be prejudicial to the successful outcome of the Share Offer.

No withdrawal

Each of Zhang International and CA Dairy has irrevocably undertaken that it will not withdraw any acceptance of the Share Offer in respect of the Relevant Shares.

Termination

The Irrevocable Undertakings will be terminated and the respective obligations of Zhang International and CA Dairy under the Irrevocable Undertakings (as applicable) shall lapse and terminate if (i) the Offeror fails to despatch the Composite Document on the Despatch Date; or (ii) the Share Offer lapses.

[Each of Zhang International and CA Dairy may, in its sole decision, terminate its Irrevocable Undertaking with immediate effect if (i) the shareholders of the Offeror Parent fail to approve the making of the Offers (including the signing and completion of the Irrevocable Undertakings) as a “major transaction” pursuant to the Listing Rules; or (ii) the Offers are not declared unconditional in all respects by September 10, 2013.]

Non-Competition and Non-Solicitation

Zhang International has undertaken that, save for any shareholding in the Offeror or any shares which are swapped in exchange for Offeror Shares, it shall not and shall procure that its Affiliates shall not (whether alone or jointly with another and whether directly or indirectly), during the Restricted Period:

(a)	carry on, operate, develop or be engaged or concerned or interested economically or otherwise in any manner in any Competing Business in the PRC, Hong Kong, Taiwan, Macau and New Zealand; and

(b)	use or display any trademark, business name or mark, domain name or any website containing (i) the word(s) “Yashili (in Chinese: )”, “Scient” (in Chinese: )”, other than in respect of the use of such name by the Zhang’s Family in its investment holding ventures.

Notwithstanding the above, Zhang International and its Affiliates may be interested in, engaged in, acquire or hold interest in, any Competing Business with the written consent of the Offeror Parent or in cooperation with or in conjunction with the Offeror Parent or any of its Affiliates.

Zhang International has further undertaken that it shall not and shall procure that its Affiliates shall not solicit, hire or encourage or seek to encourage any director, officer, employee or distributor of any member of the Target Group to leave his/her current employment or consultancy or to breach the terms of their contract for services or distributorship or solicit the business of any client or customer of any member of the Target

Group in relation to the Competing Business. This undertaking does not affect Zhang International’s or its Affiliates’ ability to hire in the aggregate no more than five employees of the Target Group; provided that only one of such five employees may be a member of the senior management of the Target Group. Zhang International or its Affiliates may also hire any member(s) of Zhang’s Family or enter into any other arrangements with them. In addition, Mr. Zhang Lidian, the chairman of the Target, may consider remaining as a member of the senior management of the Target Group following the Completion.

Revised Offers

The Irrevocable Undertakings will extend to any revised or improved offer or offers by or on behalf of the Offeror. In accordance with Rule 16.1 of the Takeover Code, if the Offeror revises the terms of the Share Offer or the Option Offer, each of Zhang International and CA Dairy, any other Shareholder or Optionholder (as the case may be), whether or not it has already accepted the Share Offer or the Option Offer, will be entitled to the revised or improved terms of the Share Offer or the Option Offer (as the case may be).

INDEPENDENT BOARD COMMITTEE [AND INDEPENDENT FINANCIAL ADVISER OF THE TARGET]

An Independent Board Committee of the Target, which comprises all of the independent non-executive directors of the Target, has been established by the Target Board to make a recommendation to the Shareholders as to whether the Share Offer is, or is not, fair and reasonable and as to acceptance and to the Optionholders as to its views on the Option Offer.

[In addition, as approved by the Independent Board Committee, an independent financial adviser, [Somerley Limited], has been appointed to advise the Independent Board Committee in connection with the Share Offer and the Option Offer. / An independent financial adviser will be appointed (with the approval of the Independent Board Committee) to advise the Independent Board Committee in connection with the Share Offer and the Option Offer.]

The members of the Independent Board Committee will make a recommendation to the Shareholders as to whether the Share Offer is, or is not, fair and reasonable and as to acceptance, and to the Optionholders as to its views on the Option Offer after considering the advice of the Independent Financial Adviser.

INFORMATION ON THE OFFEROR PARENT

The Offeror Parent was incorporated in the Cayman Islands and its shares are listed on the Stock Exchange (stock code: 2319). The Offeror Group is one of the leading dairy product manufacturers in China, principally engaged in manufacturing and distribution of quality dairy products.

The Offeror Group’s diversified products range includes liquid milk products, such as UHT milk, milk beverages and yogurt, ice cream and other dairy products such as milk powder. In December 2012, the Offeror Group’s annual production capacity of dairy products reached 7.58 million tons.

Further information in relation to the Offeror Parent and the Offeror Group will be contained in the Composite Document.

INFORMATION ON THE OFFEROR

Incorporation

The Offeror was incorporated in the British Virgin Islands by the Offeror Parent for the sole purpose of making the Offers and holding Shares. Assuming the Share Offer becomes unconditional in all respects, the Offeror will be the new holding company of the Target upon close of the Offers.

[The Offeror was incorporated on June 4, 2013. As of the date of this announcement, there is one (1) Offeror Share in issue which was the Subscriber Share, and the Offeror is a wholly-owned subsidiary of the Offeror Parent. In order to facilitate acceptance of the Share Offer, the board of directors of the Offeror has resolved to increase the maximum number of shares the Offeror is authorized to issue to include 200,000,000,000 Offeror Shares of HK$1.00 par value each.] [Offeror to confirm]

The Offeror has not carried on any business since incorporation, other than matters in connection with the Offers. The Offeror will not engage in any business other than acting as the holding company of the Target.

Share Capital

As part of the Offers, the Offeror will issue such number of Offeror Shares to the Offeror Parent for a consideration which is equivalent to the aggregate sum of the consideration payable (being the cash payable under the Cash Option and the Cash and Share Option) by the Offeror to the Accepting Shareholders and the consideration payable by the Offeror to the Optionholders who accept the Option Offer. The Offeror will use such cash consideration and issue Offeror Shares to Shareholders who opt for the Cash and Share Option to finance the acquisition of the Shares from the Accepting Shareholders and the cancellation of the Options.

[A Shareholder who chooses the Cash and Share Option will receive [0.681] Offeror Share in respect of each Share, which represents an indirect interest in [0.19] Shares in the Target held through the Offeror. Zhang International, which pursuant to the Zhang Irrevocable Undertaking will accept the Cash and Share Option, will upon close of the Offers hold [1,244,056,766] Offeror Shares, representing an indirect [10]% interest in the entire issued share capital of the Target held through the Offeror. This percentage of indirect interest in the Target to be held by Zhang International will be unaffected by the Subscriber Share, the number of Offeror Shares issued to the Offeror Parent to finance the Offers as described in this section or the level of elections for the Cash and Share Option by other Shareholders, as any Shareholder (including Zhang International) who elects the Cash and Share Option will receive 0.681 Offeror Share and HK$2.82 in cash and the Offeror Share portion represents 19.5% of the aggregate consideration of HK$3.50. Such percentage is determined by Zhang International’s 10% interest in the Target divided by Zhang International’s current [51.3]% total shareholding in the Target.]

On the above basis, and assuming that (i) no outstanding Options are exercised prior to the close of the Offers, and (ii) all Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it), a Maximum Interest of approximately [1,842,472,047] Offeror Shares representing [14.8]% of the Offeror’s enlarged issued share capital may be held by the Accepting Shareholders. The Subscriber Share is excluded for the purpose of that calculation as the intention is for the Subscriber Share to be repurchased by the Offeror at [US$1.00] as and when appropriate. [Target to confirm]

WARNING: The Offeror Shares upon their issue will not be listed on the Stock Exchange or any other recognized stock exchange. Further, the transfer of the Offeror Shares will be subject to the Lock-Up Restrictions. Therefore, Shareholders who accept the Cash and Share Option should expect that they will not be able to sell, transfer or otherwise disposal of their Offeror Shares at least during the Lock-Up Period. In the event that the Offeror does exercise the right of compulsory acquisition and withdraw the listing status of the Target on the Stock Exchange, there is no assurance that all or a substantial part of the businesses of the Target will be re-listed on any stock exchange. Shareholders who accept the Share Offer should therefore exercise care and caution in determining, and should give careful consideration as to, whether the Cash and Share Option is suitable for them.

Corporate Structure

If the Share Offer becomes unconditional in all respects, the Offeror will become the new holding company of the Target upon close of the Offers. The shareholding interest of the Offeror in the Target upon completion of the Offers will depend on the level of acceptances in respect of the Share Offer and the level of exercise of Options before the Closing Date.

The corporate chart below indicates the levels of possible shareholding interest in the Offeror and the Target following the Share Offer if it becomes unconditional in all respects.

Post Offers Shareholding Structure

Set out below are charts showing the shareholding structure of the Target as at the Last Trading Date and the Unconditional Date.

As at the Last Trading Date:

As at the Closing Date:

Assuming the listing status of the Target on the Stock Exchange is maintained and the acceptance level for the Offers is such that the public float of the Target is maintained at the minimum public float of [23.42]% as permitted by the Stock Exchange

Assuming the Target does not maintain its listing status on the Stock Exchange and only Zhang International opts for the Cash and Share Option

Assuming the Target does not maintain its listing status on the Stock Exchange and all Shareholders (other than CA Dairy) opt for the Cash and Share Option

Note: The above shareholding structure assumes none of the outstanding Options is exercised.

Corporate Matters

As the Offeror is incorporated in the British Virgin Islands, its governance will primarily be subject to British Virgin Islands law. The Articles contain the types of provisions which are generally found in other unlisted exempted companies incorporated under the British Virgin Islands Companies Law.

A more detailed summary of the major provisions of the Memorandum, the Articles and the New Articles of the Offeror and certain aspects of the British Virgin Islands Companies Law will be set out in the Composite Document.

INFORMATION ON THE TARGET GROUP

The Target is a company incorporated in the Cayman Islands with limited liability, whose Shares have been listed on the Main Board of the Stock Exchange since November 1, 2010. The Target Group is principally engaged in production and sales of pediatric milk formula products and nutrition food.

FINANCIAL INFORMATION OF THE TARGET GROUP

The financial information of the Target Group was prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standard Board.

As of December 31, 2012, the audited consolidated total assets and net assets of the Target Group amounted to approximately RMB5,569,869,000 and RMB4,082,346,000, respectively.

As of December 31, 2011, the audited consolidated total assets and net assets of the Target Group amounted to approximately RMB4,643,569,000 and RMB3,803,999,000, respectively.

As of December 31, 2012, the audited consolidated net profits before and after taxation and extraordinary items of the Target Group were approximately RMB646,324,000 and RMB470,468,000, respectively.

As of December 31, 2011, the audited consolidated net profits before and after taxation and extraordinary items of the Target Group were approximately RMB375,389,000 and RMB308,425,000, respectively.

REASONS FOR THE OFFERS AND THE EXPECTED BENEFITS

The PRC dairy market has continued to grow over the past few years driven by macro factors such as strong economic growth, increasing disposable income and rising rates of urbanization, as well as industry-specific factors including increasing health awareness, consumer preferences and improved dairy product distribution.

As one of the key components of the PRC dairy market, the pediatric milk formula market has been expanding rapidly as well. The increasing trend towards double income families and the related increase in the number of working mothers in the PRC, coupled with the convenience and comprehensive nutritional benefits offered by infant formula products, has resulted in a growing popularity among mothers in the PRC to choose infant formulas for their children. In recent years, pediatric milk formula powder brands with high quality raw milk sourcing from overseas and quality local large-scale farms have secured increasingly large market shares, especially in the high-end pediatric milk formula powder segment. For the dairy industry, the government and society continue to reinforce regulated development through both stringent supervision and increased media coverage.

Establishing a partnership between the Offeror Parent’s Mengniu, the leading dairy brand in the PRC and the Target’s Yashili, one of the most successful pediatric milk powder brands in the PRC would enable both parties to leverage each other’s capabilities and resources in product offering, product innovation, upstream sourcing, distribution and sales channel development, product quality control and consumer marketing to capture the rapid growth of pediatric milk formula market in the PRC. [While the Offeror Group will explore and leverage each other’s strengths in the dairy industry and explore aforementioned areas of cooperation to create synergy, the Offeror Group intends to maintain the Target Group’s independent operating platform for the pediatric milk powder business.] [Offeror to confirm]

The Offeror Parent is one of the best-known dairy companies in China and one of the largest dairy companies engaged in manufacturing and distributing quality dairy products in China. The Target is a renowned domestic brand and a leading domestic pediatric milk powder manufacturer in China. [The Target’s business model integrates high brand recognition,

100% imported premium dairy raw materials and a proprietary formula, and unwavering commitment to establish a high standard of quality supervision and quality assurance system. The Offeror Parent envisions no change in the Target’s sourcing policy to ensure that consumers continue to enjoy unchanged quality commitment and brand value from the Target’s products. The Offeror Parent believes that, through this cooperation, both companies will be able to offer more consumers with more choices in dairy products that are safe, healthy and of the highest quality.]

INTENTIONS OF THE OFFEROR PARENT IN RELATION TO THE TARGET GROUP

The Offeror is set up by the Offeror Parent for the sole purpose of holding Target Shares and will not engage in any business other than acting as the holding company of the Target.

After completion of the Offers, the Offeror Parent will review the businesses of the Target Group, including among others, the Target Group’s relationships with its distributors and suppliers, portfolio of products, assets, corporate and organizational structure, capitalization, operations, policies, management and personnel to consider and determine what changes, if any, would be necessary, appropriate or desirable, long term and short term, in order to best organize and optimize the businesses and operations of the Target Group and to integrate the same within the Offeror Group. The Offeror Parent intends that the Target Group will continue to operate its business in substantially its current state. However, the Offeror Parent reserves the right to make any changes that it deems necessary or appropriate to the Target Group’s businesses and operations to better integrate, generate maximum synergy and achieve enhanced economies of scale with the other operations of the Offeror Group.

If the Target continues to maintain its listing status on the Stock Exchange following closing of the Offers, the Offeror Parent expects that the dividend policy of the Target will be substantially consistent with its past practices since its listing on the Stock Exchange.

LOCK-UP PERIOD

Other than through the re-listing of the business of the Target as described in the section headed “Compulsory Acquisition and Withdrawal of Listing” and the charging or pledging of shares in the Offeror by the Offeror Parent in connection with the financing of the Offers, for a period of three (3) years following the Unconditional Date (the “Lock-Up Period”), the shareholders of the Offeror may not dispose of, or enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the Offeror Shares issued to it under the Offers or otherwise (together, the “Lock-Up Restrictions”) unless otherwise approved by the board of directors of the Offeror in writing. In addition, the Shares acquired by shareholders of the Offeror through the repurchase option set out in the section headed “Listing Status of the Target” shall be subject to the same restrictions as the Lock-Up Restrictions during the Lock-Up Period. If either (a) the repurchase of Offeror Shares as set out in the sections headed “Listing Status of the Target”, “Compulsory Acquisition and Withdrawal of Listing” and “Right to exit in Change of Control” is not permitted by applicable laws or regulations or (b) there is a Change of Control of the Offeror or the Target, then the Lock-Up Restrictions shall lapse.

Zhang International has also undertaken in the Zhang Irrevocable Undertaking that from the date of the Zhang Irrevocable Undertaking until a period of three (3) years from the date of Completion, it will not register the transfer of any of its issued share capital or otherwise issue, allot or agree to issue or allot any shares, securities or other interests in its share capital or loan capital or otherwise recognize any economic interests in its equity asserted by a person other than any member of the Zhang’s Family (the “Zhang International Lock-Up”). If the Lock-Up Restrictions lapse, then the Zhang International Lock-Up shall also lapse. The Zhang International Lock-Up forms part of the Zhang Irrevocable Undertaking and will terminate in the event that the Zhang Irrevocable Undertaking is terminated in accordance with its terms.

LISTING STATUS OF THE TARGET

If the Offeror does not acquire the requisite percentage of the Shares to enable it to compulsorily acquire all the issued Shares under Cayman Islands Companies Law and the Takeovers Code as detailed in the section headed “Compulsory Acquisition and Withdrawal of Listing” within four (4) months after posting of the Composite Document, its intention is to maintain the listing status of the Target on the Stock Exchange. Accordingly, assuming the Share Offer becomes or is declared unconditional in all respects but the Offeror does not effect the compulsory acquisition, the Offeror will undertake to the Stock Exchange to take appropriate steps following the close of the Offers to ensure that such number of Shares as may be required by the Stock Exchange are held by the public within the prescribed time frame. Any future transactions between the Target Group and the Offeror Group will be carried out on an arm’s length basis and in compliance with the Listing Rules.

[In the event that the Target continues to maintain its listing status on the Stock Exchange following the close of the Offers, each shareholder of the Offeror (other than the Offeror Parent) will have an option to, at any time, require the Offeror to, and upon exercise of such option by any such shareholder the Offeror shall, repurchase the Offeror Shares held by the such shareholder by exchanging all (but not part only) of the Offeror Shares to be repurchased with such shareholder’s proportionate interest in the Target held through the Offeror, subject to applicable laws and regulations in relation to the repurchase of its own shares by the Offeror. As described in the section headed “Lock-Up Period” in this announcement, the Shares as exchanged and to be held by such shareholder shall be subject to the same restrictions as the Lock-Up Restrictions during the Lock-Up Period.] [Offeror to confirm] Details of the procedures for such exchange will be set out in the Composite Document.

WARNING:

If the level of acceptances of the Share Offer reaches the prescribed level under the Cayman Islands Companies Law required for compulsory acquisition and the requirements of Rule 2.11 of the Takeovers Code are satisfied, dealings in the Shares will be suspended from the Closing Date up to the withdrawal of listing of the Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

COMPULSORY ACQUISITION AND WITHDRAWAL OF LISTING

To the extent applicable and pursuant to the compulsory acquisition power under section 88 of the Cayman Islands Companies Law, if the Offeror, within four months of the posting of the Composite Document, acquires not less than 90% of the Shares, the Offeror intends to (but is not obliged to) compulsorily acquire those Shares not acquired by the Offeror under the Share Offer. If the Offeror decides to exercise such right and completes the compulsory acquisition, the Target will become a wholly-owned subsidiary of the Offeror and an application will be made for the withdrawal of the listing of the Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

Pursuant to Rule 2.11 of the Takeovers Code, except with the consent of the Executive, where the Offeror seeks to acquire or privatize the Target by means of the Share Offer and the use of compulsory acquisition rights, such rights may only be exercised if, in addition to satisfying any requirement imposed by the Cayman Islands Companies Law, acceptance of the Share Offer and purchases made by the Offeror and its Concert Parties during the four months after posting of the Composite Document total 90% or more of the disinterested Shares (as defined in the Takeovers Code).

[The Offeror Parent undertakes (for itself and the Offeror Group) that if the Offeror exercises its right of compulsory acquisition and the Target withdraws its listing status on the Stock Exchange, the Offeror Parent will use its commercially reasonable efforts to effect a re-listing of the business of the Target Group within five (5) years from the date on which the Target withdraws its listing status on the Stock Exchange. If the Target withdraws its listing status on the Stock Exchange and there is to be a re-listing of the Target Group’s business (whether alone or together with any other assets or businesses) at any time while a person still holds Offeror Shares (such shareholder a “Relevant Shareholder”), then prior to the listing of the entity that holds all or a substantial part of the Target Group’s business (“New Listco”), each Relevant Shareholder shall have the right at any time to require the Offeror to, and the Offeror shall, repurchase the Offeror Shares held by the Relevant Shareholder (the “Relevant Offeror Shares”) by exchanging all (but not part only) of the Relevant Offeror Shares with such number of shares in New Listco as represent a fair valuation of the Relevant Offeror Shares; provided that, if there is a pre-IPO restructuring in which the Offeror Shares held by the Offeror Parent are exchanged for shares in New Listco, then each Relevant Shareholder shall have the right to exchange its Relevant Offeror Shares for shares in New Listco at the same exchange ratio as the Offeror Parent and that shall be deemed to be a fair valuation of the Relevant Offeror Shares.]

If the Offeror exercises its right of compulsory acquisition and the Target withdraws its listing status on the Stock Exchange, for a period from the expiry of the Lock-Up Period until the earlier of (i) ten (10) years from the date of the expiry of the Lock-up Period; and (ii) the date of the listing of New Listco, each shareholder of the Offeror shall have the right to, upon the expiry of the Lock-Up Period, at any time require the Offeror to, and the Offeror shall, repurchase all (but not part only) of the Offeror Shares such shareholder holds at a price per Offeror Share which is equivalent to twenty (20) times of the earnings per Offeror Share for the financial year immediately preceding the shareholder’s exercise of such right. Such earnings per Offeror Share shall be calculated by dividing the audited net income of the Offeror during the financial year immediately preceding the shareholder’s exercise of such right by the weighted average number of Offeror Shares in issue during such period, subject to applicable laws and regulations in relation to repurchase of its own shares by the Offeror.

WARNING: If the listing status of the Target on the Stock Exchange is withdrawn, there is no assurance that all or a substantial part of the businesses of the Target Group will be re-listed on any stock exchange within five (5) years from the date on which the Target withdraws its listing status on the Stock Exchange, or ten (10) years from the date of the expiry of the Lock-Up Period or at all. Shareholders who accept the Share Offer should therefore exercise full care and caution in determining, and should give careful consideration as to, whether the Cash and Share Option is suitable for them.

RIGHTS OF SHAREHOLDERS OF THE OFFEROR

[Upon close of the Offers, the transfer of the Offeror Shares issued will be subject to the Lock-Up Restrictions, and shareholders of the Offeror will have the following shareholder rights pursuant to the New Articles.

Right to nominate directors

A shareholder of the Offeror who beneficially owns 8% or more of the issued share capital of the Offeror or more shall be entitled to, from time to time, nominate and maintain one director to the board of directors of the Offeror and the Offeror shall exercise its rights as a shareholder of the Target to nominate such director to the Target Board.

Right to receive dividends and other distributions

Shareholders of the Offeror shall be entitled to receive dividends and other distributions (if any) duly declared, made or paid by the Offeror, on a pro-rata basis. The Offeror will, after close of the Offers, adopt a dividend policy pursuant to which it will distribute, on a pro-rata basis and subject to applicable laws and regulations, all of its distributable profits (after deducting the administrative expenses incurred and withholding taxes (if required by applicable laws)) as of the end of each financial year.

Reserved matters

After the close of the Offers, the Offeror shall take no action in respect of the following matters unless such matter is resolved to be approved by in excess of 92% of the votes of shareholders of the Offeror who are present and voting at a general meeting of the Offeror:

(a)	any amendment to the Memorandum, Articles or New Articles;

(b)	any change in the share capital of the Offeror or the creation, allotment or issue of any shares or of any other securities of the Offeror or the grant of any option or rights to subscribe for or to convert or exchange any instrument into such shares or securities;

(c)	any reduction of the share capital or variation of the rights attaching to any class of shares of the Offeror or securities of the Offeror or any redemption, purchase or other acquisition of any shares or securities of the Offeror (including the Offeror Shares and the Subscriber Share other than as set out in this announcement or the Composite Document);

(d)	the filing of a petition for the winding-up of the Offeror or any of its subsidiaries, a resolution being passed for the winding up of the Offeror or any of its subsidiaries, or the appointment of a liquidator, receiver or administrator over any of the Offeror’s assets or undertakings or any of its subsidiaries’ assets or undertakings;

(e)	[the incurrence of any indebtedness other than ordinary course expenses, taxes, salaries and bonuses that are incurred solely for the purposes of the Offeror’s holding of Shares];

(f)	[the creation of any charge or other security over any assets of the Offeror, other than in relation to the financing of the Offers but only to the extent that such charge or security is created over such number of Shares as represents the Offeror Parent’s attributable interest in the issued share capital of the Target];

(g)	[the disposal of any Shares or other assets of the Offeror, other than for the purposes of (i) giving security permitted under paragraph (f) above or (ii) any disposal by the chargee pursuant to the exercise of its power of sale, provided that such disposal under (ii) shall be deemed to be a Change of Control of the Target;

(h)	the authorisation or approval of the disposal of all or substantially all of the assets of the Target or any other member of the Target Group;

(i)	[where the Target maintains its listing status on the Stock Exchange, the Offeror completing any transaction with the Target Group which constitutes a Connected Transaction for the Target under Chapter 14A of the Listing Rules, except where all the applicable requirements under Chapter 14A of the Listing Rules in respect of such transaction have been complied with;]

(j)	[where the Target has withdrawn its listing status from the Stock Exchange, the Offeror completing any transaction with the Target Group which would have constituted a Connected Transaction for the Target under Chapter 14A of the Listing Rules had the Target been a company listed on the Stock Exchange, except where the transaction had been conducted on “normal commercial terms” in the “ordinary course of business” (as those terms are defined under Chapter 14A of the Listing Rules) of the Target Group, and such conclusions regarding the transaction have been made by an financial adviser which is independent from both the Offeror Group and the Target Group];

(k)	[the Offeror completing any transaction with any person (other than a member of the Target Group) which would have constituted a Connected Transaction for the Offeror under Chapter 14A of the Listing Rules had the Offeror been a company listed on the Stock Exchange, except where the transaction had been conducted on “normal commercial terms” in the “ordinary course of business” (as those terms are defined under Chapter 14A of the Listing Rules) of the Offeror, and such conclusions regarding the transaction have been made by an financial adviser which is independent from the Offeror Group]; and

(l)	declaring, making or paying any dividends other than dividends payable to all the Offeror’s shareholders on a pro-rata basis.

Tag-along rights

The Offeror Parent may only sell part or all of its Offeror Shares to a third party provided that the other shareholders of the Offeror may elect to sell, and the third party agrees to acquire from such electing shareholders of the Offeror, such amount of Offeror Shares as is pro rata to the proportion of the Offeror Shares being sold by the Offeror Parent. Any such sale by an electing shareholder of the Offeror shall be at the same price and otherwise on no less favourable terms as those proposed between the Offeror Parent and the third party.

To the extent that any sale of Offeror Shares by the Offeror Parent would result in a Change of Control in the Offeror, the Offeror Parent shall only be permitted to sell such Offeror Shares if the third party agrees to acquire from the other electing shareholders of the Offeror all of their Offeror Shares at the same price and otherwise on no less favourable terms as those proposed between the Offeror Parent and the third party. Any such Change of Control in the Offeror may give rise to an obligation for the new controlling shareholder of the Offeror to make an offer for the outstanding shares of the Target pursuant to Note 8 to Rule 26.1 of the Takeovers Code, provided that the Target maintains its listing status on the Stock Exchange after close of the Offers.

Any sale of Offeror Shares pursuant to the provisions described in this section shall be notwithstanding the Lock-Up Restrictions.

Right to exit in the event of Change of Control

In the event of a Change of Control of the Offeror or of the Target (other than a Change of Control referred to in sub-section headed “Tag-along rights” under the section headed “Rights of Shareholders of the Offeror” of this announcement), the Lock-Up Restrictions shall immediately lapse and each shareholder of the Offeror (other than the shareholder whose change in shareholding in the Offeror or the Target leads to the Change in Control) shall have the right to, for a period from the Unconditional Date until the earlier of (i) ten (10) years from the Unconditional Date; and (ii) the date of the re-listing of the businesses of the Target, require the Offeror to, and the Offeror shall, repurchase all (but not part only) of the Offeror Shares it holds at a price per Offeror Share which is equivalent to twenty (20) times of the earnings per Offeror Share for the financial year immediately preceding the relevant shareholder’s exercise of such right. Such earnings per Offeror Share shall be calculated by dividing the audited net income of the Offeror during the financial year immediately preceding the relevant shareholder’s exercise of such right by the weighted average number of Offeror Shares in issue during such period, subject to applicable laws and regulations in relation to repurchase of its own shares by the Offeror.] [Offeror to confirm]

WARNING: The Offeror is set up by the Offeror Parent for the sole purpose of holding Shares in the Target and will not engage in any business other than acting as the holding company of the Target and will derive its income solely from the distributions by the Target (if any).

FURTHER TERMS OF THE OFFERS

In addition to the Conditions set out in this announcement, the Share Offer is made on the basis that acceptance of the Share Offer by any person will constitute a warranty by such person or persons to the Offeror that the Shares acquired under the Share Offer are sold by such person or persons free from all third party rights, liens, charges, equities, adverse interests and encumbrances whatsoever and together with all rights attaching thereto as at the Closing Date or subsequently becoming attached to them, including the right to receive all dividends (whether final or interim) and other distributions, if any, declared, made or paid on or after the Closing Date.

The Offeror Shares to be issued under the Share Offer will be issued free from all encumbrances, credited as fully-paid, non-assessable, and will rank pari passu with all issued shares in the Offeror, including the Subscriber Share, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of their issue. Fractions of Offeror Shares are to be rounded up to the nearest whole number.

In addition, the Option Offer will be subject to and conditional upon the Share Offer becoming or being declared unconditional in all respects.

The Offers will be made in compliance with the Takeovers Code which is administered by the Executive.

Sellers’ ad valorem stamp duty arising in connection with acceptance of the Share Offer will be payable by each Accepting Shareholder at the rate of HK$1.00 for every HK$1,000 or part thereof of the consideration payable by the Offeror for such person’s Shares and will be deducted from the cash amount due to such Accepting Shareholder.

The Offeror will pay the buyer’s ad valorem stamp duty in relation to the Share Offer on its own behalf. No stamp duty is payable in connection with the Option Offer.

GENERAL MATTERS RELATING TO THE OFFERS

Availability of the Offers

The Offeror intends to make the Share Offer and Option Offer available to all Shareholders and Optionholders, respectively, including those who are not resident in Hong Kong. The availability of the Share Offer and Option Offer to persons who are not resident in Hong Kong may be affected by the laws of the relevant overseas jurisdictions. Persons who are not resident in Hong Kong should inform themselves about and observe any applicable requirements and restrictions in their own jurisdictions, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with the other necessary formalities and the payment of any issue, transfer or other fares due in such jurisdiction.

In the event that the receipt of the Composite Document by overseas Shareholders or Optionholders is prohibited by any applicable laws and regulations or may only be effected upon compliance with conditions or requirements in such overseas jurisdictions that would be unduly burdensome, the Composite Document, subject to the Executive’s consent, will not be despatched to such overseas Shareholders or Optionholders. The Offeror will apply for any waivers as may be required by the Executive pursuant to Note 3 to Rule 8 of the Takeovers Code at such time.

Any arrangements for overseas Shareholders and Optionholders to collect the Composite Document or the formal document containing details of the Option Offer, respectively, will be set out in a further announcement.

Composite Document

The Composite Document containing, among other things, details of the Share Offer and an expected timetable in relation to the Offers, a letter from the Independent Board Committee and a letter from the Independent Financial Adviser in respect of the Share Offer and Option Offer, together with forms of acceptance will be despatched to the Shareholders as soon as practicable and in compliance with the requirements of the Takeovers Code. The formal document containing details of the Option Offer will also be sent to Optionholders on the Despatch Date.

Further agreements or arrangements

[Offeror to confirm]

[As at the date of this announcement:

(i)	save as disclosed in the section headed “Irrevocable Undertakings” in this announcement, the Offeror Parent, the Offeror and their Concert Parties have not received any other irrevocable commitment to accept the Offers;

(ii)	the Offeror Parent, the Offeror and their respective Concert Parties do not hold any Shares, convertible securities, warrants or options in the Target;

(iii)	there is no outstanding derivative in respect of the securities in the Target which has been entered into by the Offeror Parent, the Offeror or any of their Concert Parties;

(iv)	save as disclosed in the section headed “Irrevocable Undertakings” in this announcement, there is no arrangement (whether by way of option, indemnity or otherwise) in relation to the shares of the Offeror Parent, the Offeror or the Target and which might be material to the Offers;

(v)	save as disclosed in the sections headed “Conditions to the Share Offer” and “Irrevocable Undertakings”, there is no agreement or arrangement to which the Offeror or the Offeror Parent is a party which relates to circumstances in which the Offeror may or may not invoke or seek to invoke a condition to the Offers; and

(vi)	there are no relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Target which the Offeror Parent, the Offeror or any of their respective Concert Parties have borrowed or lent.]

Completion of the Offers

The latest time on which the Offeror can declare the Share Offer unconditional as to acceptances is 7:00 p.m. on the 60th day after the posting of the Composite Document (or such later date to which the Executive may consent).

If all the Conditions are satisfied (or, if permissible, waived), Shareholders and Optionholders will be notified by way of an announcement in accordance with the Takeovers Code and the Listing Rules as soon as practicable thereafter.

DEALINGS DISCLOSURE

In accordance with Rule 3.8 of the Takeovers Code, associates (as defined under the Takeovers Code and including a person who owns or controls 5% or more of any class of relevant securities) of the Target and the Offeror are hereby reminded to disclose their dealings in any securities of the Target and/or the Offeror pursuant to the Takeovers Code.

For this purpose, the full text of Note 11 to Rule 22 of the Takeovers Code is reproduced below:

“Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates and other persons under Rule 22 and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7-day period is less than HK$1 million.

This dispensation does not alter the obligation of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved.

Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.”

The Offeror, its nominees or brokers or associates may from time to time make certain purchases of, or arrangements to purchase Shares other than pursuant to the Share Offer, before or during the period in which the Share Offer remains open for acceptance in compliance with the Takeovers Code. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be reported to the SFC and will be available on the SFC website at http://www.sfc.hk/.

GENERAL

The Offeror Group has appointed UBS as its lead financial adviser, and HSBC and Standard Chartered as joint financial advisers in connection with the Offers.

MAJOR TRANSACTION FOR THE OFFEROR PARENT

Please refer to the sections headed “Introduction”, “The Offers”, “Value of the Offers”, “Confirmation on Financial Resources”, “Irrevocable Undertakings”, “Information on the Offeror Parent”, “Information on the Offeror”, “Information on the Target Group”, “Financial Information of the Target Group” and “Reasons for the Offers and the Expected Benefits” for the terms and conditions and other information of the Offers.

Assuming that no outstanding Options are exercised prior to the close of the Offers, the Offers are valued at approximately (i) HK$[11,350,410,155] and [1,244,056,766] Offeror Shares in aggregate assuming all Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it) or (ii) HK$[10,752,873,604] and [1,842,472,047] Offeror Shares in aggregate assuming all Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it).

In the event all of the outstanding Options are exercised in full by the Optionholders prior to the Closing Date and as a result of the exercise of the Options, the Target will have to issue [52,519,756] new Shares, representing approximately [1.45]% of the enlarged issued share capital of the Target. In that case, no amount will be payable by the Offeror under the Option Offer. Accordingly, the Offers are valued at (i) approximately HK$[11,398,684,966] and [1,244,056,766] Offeror Shares assuming all Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it) or (ii) approximately HK$[10,765,434,981] and [1,878,238,001] Offeror Shares assuming all Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it) on a fully-diluted basis.

The consideration required for the acquisition of the Shares and the cancellation of the Options and therefore, the consideration required of the Offeror Group in respect of the

Offers, are determined by the Offeror Group taking into account factors including the trend of the closing price of the Shares, the market position, historical financial information of the Target and the prevailing market conditions and sentiments as well as the business prospects and development potential of the Target Group The Offeror intends to finance the consideration payable by the Offeror under the Offers from external financing to be provided to the Offeror Group.

To the best of the Offeror Parent’s knowledge, information and belief having made all reasonable enquiry, each of the Target, the Shareholders, the Optionholders, Zhang International and CA Dairy and their respective ultimate beneficial owners are third parties independent of the Offeror Parent and its Connected Persons.

LISTING RULES IMPLICATIONS FOR THE OFFEROR PARENT

Based on the calculation of the relevant percentage ratios under Chapter 14 of Listing Rules, the Offers will constitute a major transaction for the Offeror Parent as at least one of the applicable percentage ratios is 25% or more but less than 100%. Therefore, the making of the Offers are subject to the reporting, announcement and shareholders’ approval requirements of Chapter 14 of the Listing Rules.

The EGM will be held to consider and, if thought fit, pass the requisite resolution(s) to approve the making of the Offers (including the Irrevocable Undertakings and the transactions contemplated thereunder). So far as the Offeror Parent is aware, none of its shareholders will be required to abstain from voting at the EGM.

A circular containing, among other things, details of the Offers (including the Irrevocable Undertakings) and the notice convening the EGM will be despatched to the shareholders of the Offeror Parent on or before [June 30], 2013.

The directors (including the independent non-executive directors) of the Offeror Parent confirm that the terms and conditions of the Offers, the Irrevocable Undertakings and the transactions contemplated thereunder are fair and reasonable and negotiated on an arm’s length basis upon normal commercial terms. Having considered the terms and conditions of the Offers and the benefits that are expected to accrue to the Offeror Parent as a result of the Offers and the Irrevocable Undertakings and the transactions contemplated thereunder, the directors (including the independent non-executive directors) of the Offeror Parent further confirm that the Offers, the Irrevocable Undertakings and the transactions contemplated thereunder are in the interests of the Offeror Parent and its shareholders as a whole.

RESUMPTION OF TRADING

At the requests of the Target and the Offeror Parent, respectively, trading in the Shares and the shares of the Offeror Parent has been suspended with effect from 1:18 p.m. on June 13, 2013 and 1:00 p.m. on June 13, 2013, respectively, pending the release of this announcement. An application has been made by each of the Target and the Offeror Parent to the Stock Exchange for the resumption of trading in the Shares and the shares of the Offeror Parent, respectively, with effect from [—] on [—], 2013.

WARNING: Shareholders, Optionholders and potential investors should be aware that the Share Offer is subject to the satisfaction or waiver (where applicable) of the Conditions, and the Option Offer is subject to and conditional upon the Share Offer becoming or being declared unconditional in all respects. Accordingly, the Offers may or may not become unconditional. Shareholders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, exercising the Options or other rights in respect of any of them. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

DEFINITIONS

In this announcement, the following expressions have the meanings set out below unless the context requires otherwise.

“Accepting Shareholders”	means the Shareholders who accept the Share Offer;

“Affiliates”	means in relation to a party, (i) an entity which is directly or indirectly controlled by, or under common control with, or (whether acting alone or jointly and in concert with another) in control of, such Party, and (ii) an individual (whether acting alone or jointly and in concert with another) which directly or indirectly controls such Party. For the purpose of this definition, the term “control” means (i) the ownership of fifty per cent (50%) or more of the voting shares or the registered capital of an entity, (ii) being the single largest owner of the voting shares or the registered capital of an entity, (iii) having the power to appoint or elect a majority of the directors or the power to direct the management of an entity. For the avoidance of doubt, an Affiliate of Zhang International shall include each member of the Zhang’s Family and the entities which are controlled by (whether alone or jointly with another) any member of the Zhang’s Family;

“Articles”	means the articles of association of the Offeror as at the date of this announcement;

“associates”	has the meaning ascribed to it in the Takeovers Code;

“British Virgin Islands Companies Law”	means the BVI Business Companies Act 2004, as amended from time to time;

“Business Day”	means a full day on which the Stock Exchange is open for business of dealing in securities;

“CA Dairy”	means CA Dairy Holdings, a company incorporated under the laws of the Cayman Islands which is wholly owned by Carlyle Asia Partners III L.P. and CAP III Co-investment L.P.;

“CA Dairy Irrevocable Undertaking”	means the irrevocable undertaking dated June [—], 2013 given by CA Dairy in favour of the Offeror Parent and the Offeror;

“Cash and Share Option”	means the option to accept the Share Offer for consideration partly in cash and partly in Offeror Shares as defined in the section headed “The Offers” in this announcement;

“Cash Option”	means the option to accept the Share Offer for consideration fully in cash as defined in the section headed “The Offers” in this announcement;

“Cayman Islands Companies Law”	means the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands;

“Change of Control”	means, in respect of the Offeror, where the Offeror Parent ceases to have control of the Offeror and, in respect of the Target, when the Offeror ceases to have control of the Target. For the purposes of this definition, the term “control” means: (i) the ownership of fifty per cent (50%) or more of the voting shares of the Offeror or the Target (as the case requires), or (ii) having the power to appoint or elect a majority of the directors or the power to direct the management of the Offeror or of the Target (as the case requires);

“Closing Date”	means the date to be stated in the Composite Document as the first closing date of the Share Offer or any subsequent closing date as may be announced by the Offeror and approved by the Executive;

“Completion”	means the completion of the sale and purchase of the Relevant Shares held by Zhang International and CA Dairy pursuant to the Share Offer;

“Competing Business”	means the sourcing, manufacture, sale, distribution and promotion of dairy or dairy-based products, and the sourcing, manufacture, sale, distribution and promotion of soy milk or soy milk-based products in the PRC, Hong Kong, Taiwan, Macau and New Zealand during the Restricted Period;

“Composite Document”	means the composite document to be issued jointly by the Offeror Parent, the Offeror and the Target to all Shareholders and Optionholders in connection with the Share Offer and the Option Offer and in accordance with the Takeovers Code which will contain, inter alia, details of the Share Offer, the terms and conditions of the Share Offer, a letter from the Independent Board Committee and a letter from the Independent Financial Adviser in respect of the Share Offer and the Option Offer;

“Concert Parties”	means parties acting in concert with the person or party as specified as determined in accordance with the Takeovers Code;

“Conditions”	means the conditions of the Share Offer, as set out under the section headed “Conditions to the Share Offer” of this announcement;

“Connected Person”	has the meaning ascribed to it under Chapter 14A of the Listing Rules;

“Connected Transaction”	has the meaning ascribed to it under Chapter 14A of the Listing Rules;

“Consent(s)”	means any consent, approval, authorisation, qualification, waiver, permit, grant, franchise, concession, agreement, licence, exemption or order of, registration, certificate, declaration or permission from, or filing with, or report or notice to, any Relevant Authority(ies) or third parties, including those required under or in relation to any concession rights or licences granted by the Relevant Authority(ies) or third parties to the Target Group to carry out its operations, whether under applicable laws or regulations, any agreement or arrangement with such Relevant Authority(ies) or third parties, or otherwise;

“Despatch Date”	means the date of despatch of the Composite Document and the formal document containing details of the Option Offer;

“EGM”	means an extraordinary general meeting of the Offeror Parent to be convened for the purpose of considering and, if thought fit, approving the making of the Offers, the Irrevocable Undertaking and the transactions contemplated thereunder;

“Executive”	means the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director;

“First Vesting Date”	means January 1, 2011;

“HK$”	means Hong Kong dollar(s), the lawful currency of Hong Kong;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“HSBC”	means The Hongkong and Shanghai Banking Corporation Limited, an institution registered under the SFO to conduct type 1 (dealing in securities), type 2 (dealing in futures contracts), type 4 (advising on securities), type 5 (advising on futures contracts) and type 6 (advising on corporate finance) regulated activities as defined under the SFO and a licensed bank under the Banking Ordinance (Chapter 155 of the Laws of Hong Kong), one of the joint financial advisers to the Offeror Group in relation to the Offers;

“HSBC Group”	means HSBC, the joint financial adviser to the Offeror Group, and its affiliates (other than those members having the status as an exempt principal trader or exempt fund manager);

“Independent Board Committee”	means an independent committee of the Target Board comprising all the independent non-executive directors of the Target, namely, Mr. Yu Shimao, Mr. Chen Yongquan, Mr. Samuel King On Wong and Mr. Liu Jinting;

[“Independent Financial Adviser”	means [Somerley Limited], the independent financial adviser to the Independent Board Committee in connection with the Share Offer and Option Offer. [ ]is a corporation licensed to carry on [Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance), Type 7 (providing automated trading services) and Type 9 (asset management) regulated activities under the Securities and Futures Ordinance (Chapter 571, Laws of Hong Kong);]

“Irrevocable Undertakings”	means, collectively, the CA Dairy Irrevocable Undertaking and the Zhang Irrevocable Undertaking and “Irrevocable Undertaking” means any one of them;

“Last Trading Date”	means June 11, 2013, being the last full trading date prior to the suspension of trading in the Shares on the Stock Exchange pending the publication of this announcement;

“Listing Rules”	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Maximum Interest”	means the maximum interest in the Offeror’s enlarged issued share capital that may be held by the Accepting Shareholders;

“Memorandum”	means the memorandum of association of the Offeror;

“New Articles”	means the new articles of association of the Offeror to be adopted on or before close of the Offers which are required to give effect to the rights of the lenders under the external financing agreement in respect of the Offers to be entered into by such lenders and the Offeror Parent;

“New Listco”	has the meaning ascribed to it in the section headed “Compulsory Acquisition and Withdrawal of Listing” in this announcement;

“Offer Period”	has the meaning given to it in the Takeovers Code;

“Offeror”	means China Mengniu International Company Limited;

“Offeror Group”	means the Offeror Parent and its subsidiaries including, in particular, the Offeror;

“Offeror Parent”	means China Mengniu Dairy Company Limited, a company incorporated in the Cayman Islands with limited liability with its shares listed on the Main Board of the Stock Exchange (stock code: 2319);

“Offeror Share”	means each ordinary share in the issued share capital of the Offeror, details of which are set out in the section headed “Information on the Offeror” of this announcement; [Offeror to confirm]

“Offers”	means the Share Offer and the Option Offer;

“Option Offer”	means the proposal to be made by the Offeror in compliance with Rule 13 of the Takeovers Code to cancel all the outstanding Options in accordance with the terms and conditions set out in this announcement;

“Optionholders”	means the holders of the Options;

“Options”	means share options granted by the Target pursuant to the Pre-IPO Share Option Scheme or the Share Option Scheme, whether vested or not;

“PRC”	means the People’s Republic of China (excluding Hong Kong, Macau and Taiwan);

“Pre-IPO Share Option Scheme”	means the share option scheme adopted by the Target on October 8, 2010, as amended from time to time, which replaces the share options originally granted by Yashili (Guangdong) to the grantees on January 1, 2009 and August 1, 2010;

“Relevant Authority(ies)”	means any relevant government, governmental, quasi-governmental, statutory or regulatory authority, body, agency, tribunal, court or institution;

“Relevant Shareholders”	has the meaning ascribed to it in the section headed “Compulsory Acquisition and Withdrawal of Listing” in this announcement;

“Relevant Offeror Shares”	has the meaning ascribed to it in the section headed “Compulsory Acquisition and Withdrawal of Listing” in this announcement;

“Relevant Shares”	means the 1,826,808,760 Shares held by Zhang International and the 853,631,240 Shares held by CA Dairy as at the date of the Irrevocable Undertakings, collectively representing approximately 75.3% of the issued share capital of the Target, as at the Last trading Date;

“Restricted Period”	means the period commencing immediately after Completion during which a person who has been proposed by Zhang International and appointed as a director of the Target remains as a director of the Target and for two (2) years from the date that such person ceases to be a director of the Target;

“SFC”	means the Securities and Futures Commission of Hong Kong;

“Share Offer”	means the conditional voluntary offer by the Offeror to acquire all of the outstanding Shares in accordance with the terms and conditions set out in this announcement;

“Share Offer Price”	means the price at which the Cash Option of the Share Offer will be made available to Shareholders as part of the terms of the Share Offer, being HK$[3.50] per Share;

“Share Option Scheme”	means the share option scheme adopted by the Target on October 8, 2010, as amended from time to time, under which an Option may be exercised during a period not exceeding ten (10) years from the date of the relevant grant;

“Shareholder”	means a registered holder for the time being of Share(s);

“Shares”	means ordinary shares of HK$0.10 each in the issued share capital of the Target;

“Standard Chartered”	means Standard Chartered Bank (Hong Kong) Limited, one of the joint financial advisers to the Offeror Group in relation to the Offers, a licensed corporation under the Securities and Futures Ordinance, licensed to carry out for Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“Subscriber Share”	means the one (1) share in the Offeror that was subscribed by the Offeror Parent upon the incorporation of the Offeror;

“subsidiaries”	has the meaning ascribed to it in the Listing Rules;

“Takeovers Code”	means The Codes on Takeovers and Mergers and Share Repurchases published by the SFC;

“Target”	means Yashili International Holdings Ltd, a company incorporated in the Cayman Islands with limited liability with its shares listed on the Main Board of the Stock Exchange (stock code: 1230);

“Target Board”	means the board of directors of the Target;

“Target Group”	means the Target and its subsidiaries;

“UBS”	means UBS AG, acting through its Hong Kong branch, an institution licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance), Type 7 (providing automated trading services) and Type 9 (asset management) regulated activities under the Securities and Futures Ordinance (Chapter 571, Laws of Hong Kong), the lead financial adviser to the Offeror Group in relation to the Offers;

“Unconditional Date”	means the date on which the Offers become or are declared unconditional in all respects;

“Yashili (Guangdong)”	means (Guangdong Yashili Group Company Limited), a subsidiary of the Target incorporated in the PRC;

“Zhang’s Family”	means, collectively, Mr. Zhang Lihui ( ), Mr. Zhang Likun ( ), Mr. Zhang Liming ( ), Mr. Zhang Lidian ( ), Mr. Zhang Libo ( ), Mr. Zhang Yanpeng ( ) and Ms. She Lifang ( );

“Zhang International”	means Zhang International Investment Ltd. ( ), a limited liability company incorporated on May 25, 2010 under the laws of the British Virgin Islands, owned as to 18% by Mr. Zhang Lihui, 18% by Mr. Zhang Likun, 18% by Mr. Zhang Liming, 18% by Mr. Zhang Lidian, 18% by Mr. Zhang Libo and 10% by Ms. She Lifang, and engages in investment holding;

“Zhang International Lock-Up”	has the meaning ascribed to it under the section headed “Lock-Up Period” of this announcement;

“Zhang Irrevocable Undertaking”	means the irrevocable undertaking dated June [16], 2013 given by Zhang International in favour of the Offeror Parent and the Offeror; and

“%”	means per cent.

By order of the	By order of the
board of directors of	board of directors of
China Mengniu Dairy Company Limited	Yashili International Holdings Ltd

Sun Yiping	Zhang Lidian
Chief Executive Officer and Executive	Chairman
Director

By order of the board of directors of
China Mengniu International Company
Limited
Wu Jingshui
Director

Hong Kong, June [18], 2013

The directors of Offeror Parent jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the Target Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that expressed by the Target Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

The directors of Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the Target Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that expressed by the Target Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

The directors of the Target jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the Offeror Parent, the Offeror and their Concert Parties) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that expressed by the Offeror Parent, the Offeror and their Concert Parties) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

As at the date of this announcement, the board of the Offeror Parent comprises: Ms. Sun Yiping, Mr. Bai Ying, Mr. Wu Jingshui and Mr. Ding Sheng as executive directors, Mr. Ning Gaoning, Mr. Yu Xubo, Mr. Niu Gensheng, Mr. Ma Jianping, Mr. Tim Ørting Jorgensen, Mr. Finn S. Hansen and Ms. Liu Ding as nonexecutive directors, Mr. Jiao Shuge (alias Jiao Zhen), Mr. Julian Juul Wolhardt, Mr. Liu Fuchun, Mr. Zhang Xiaoya, Mr. Andrew Y. Yan and Mr. Wu Kwok Keung Andrew as independent non-executive directors.

As at the date of this announcement, the board of directors of the Offeror comprises of Mr. Wu Jingshui and Mr. Kwok Wai Cheong.

As at the date of this announcement, the executive directors of the Target are Mr. Zhang Lidian (Chairman), Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Libo and Mr. Zhang Yanpeng; the non-executive directors of the Company are Mr. Chang Herman Hsiu-Guo and Mr. Zhang Chi; and the independent non-executive directors of the Target are Mr. Yu Shimao, Mr. Chen Yongquan and Mr. Samuel King On Wong and Mr. Liu Jinting.

* For identification purposes only

SCHEDULE 2

SHAREHOLDER’S WARRANTIES

1.	The Relevant Shares

(a)	The Relevant Shares have been validly allotted and issued and are fully paid or credited as fully paid.

(b)	We are the sole owner of the Relevant Shares, free and clear of all Encumbrances and any other third party rights whatsoever. We are entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership of the Relevant Shares to the Offeror free and clear from all Encumbrances on the terms set out in this undertaking and with all rights attaching thereto (including the right to all dividends and other distribution, if any, declared, made or paid after the date of this undertaking).

2.	Capacity and relevant authorization

(a)	We are duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and we are not insolvent, in liquidation or receivership. We have not taken any step to enter liquidation and there is no grounds on which a petition or application could be based for our winding up or the appointment of a receiver in respect of us. We have full power and authority to own our properties and to conduct our business.

(b)	We:

i.	have the requisite power and authority to enter into, and to perform its obligations under this undertaking; and

ii.	have obtained or satisfied all corporate, regulatory and other approvals, necessary to execute and perform its obligations under this undertaking.

(c)	This undertaking constitutes a legal, valid and binding agreement of us and enforceable against us in accordance with its terms.

(d)	We are a wholly owned by Carlyle Asia Partners III L.P. and CAP III Co-investment L.P..

3.	Consummation of the Transactions

Other than compliance with the applicable requirements under the Codes and the Listing Rules in respect of the Offer, the execution, delivery and performance by us of this undertaking will not:

(a)	contravene, conflict with, or result in any violation or breach of any provision of our memorandum and articles of association (or any equivalent organizational documents); or

(b)	result in the creation or imposition of any Encumbrance on the Relevant Shares.

4.	No Inside Information

As at the date of this undertaking, except for information relating to the Offer or this undertaking, we are not in possession of any “inside information” (as such term is defined under the Securities and Futures Ordinance (“SFO”)) relating to the Company which may enable us to counsel or procure another person to commit an offence of insider dealing in securities of the Company under section 270 of the SFO.

SCHEDULE 3

OFFEROR’S AND MENGNIU’S WARRANTIES

1.	The Offeror is duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Mengniu is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Neither the Offeror nor Mengniu are insolvent, in liquidation or receivership. Neither the Offeror nor Mengniu have taken any step to enter liquidation and there are no grounds on which a petition or application could be based for the winding up or the appointment of a receiver in respect of either the Offeror or Mengniu. The Offeror and Mengniu have full power and authority to own their respective properties and to conduct their respective businesses.

2.	The Offeror and Mengniu:

(a)	have the requisite power and authority to enter into, and to perform each of their obligations under this undertaking; and

(b)	have obtained or satisfied all corporate, regulatory and other approvals, necessary to execute and perform each of their respective obligations under this undertaking.

3.	This undertaking constitutes a legal, valid and binding agreement of each of the Offeror and Mengniu and is enforceable against each of the Offeror and Mengniu in accordance with its terms.

4.	As at the date of this undertaking, except for information relating to the Offer or this undertaking, neither the Offeror or Mengniu is in possession of any “inside information” (as such term is defined under the Securities and Futures Ordinance (“SFO”)) relating to the Company which may enable the Offeror or Mengniu, respectively, to counsel or procure another person to commit an offence of insider dealing in securities of the Company under section 270 of the SFO.

Signed for and on behalf of		)
CA DAIRY HOLDINGS		)
)
By:	WAYNE BANNON
Title:	DIRECTOR

Signed for and on behalf of		)
CHINA MENGNIU INTERNATIONAL		)
COMPANY LIMITED		)
)
By:		)
Title:

Signed for and on behalf of		)
CHINA MENGNIU DAIRY COMPANY LIMITED		)
)
)
By:
Title:

IRREVOCABLE UNDERTAKING (CA DAIRY)

Signed for and on behalf of	)
CA DAIRY HOLDINGS	)
)
By:
Title:

Signed for and on behalf of	)
CHINA MENGNIU INTERNATIONAL	)
COMPANY LIMITED	)
)
By:	)
Title:

Signed for and on behalf of	)
CHINA MENGNIU DAIRY COMPANY LIMITED	)
)
)
By:
Title:

IRREVOCABLE UNDERTAKING (CA DAIRY)

EXECUTION VERSION

ZHANG INTERNATIONAL INVESTMENT LTD.

AND

CHINA MENGNIU INTERNATIONAL COMPANY LIMITED

AND

CHINA MENGNIU DAIRY COMPANY LIMITED

PROJECT FUTURE

IRREVOCABLE UNDERTAKING

relating to 1,826,808,760

ordinary shares of

Yashili International Holdings Ltd.

DATE: JUNE 17, 2013

THIS UNDERTAKING is made on June 17, 2013

BETWEEN:

(1)	ZHANG INTERNATIONAL INVESTMENT LTD., a company incorporated under the laws of the British Virgin Islands whose registered office is at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands (the “Shareholder”);

(2)	CHINA MENGNIU INTERNATIONAL COMPANY LIMITED, a company incorporated under the laws of the British Virgin Islands (the “Offeror”); and

(3)	CHINA MENGNIU DAIRY COMPANY LIMITED, a company incorporated under the laws of the Cayman Islands whose registered office is at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Mengniu”);

together, the “Parties” and each a “Party”.

WHEREAS:

(A)	The Company is a company incorporated under the laws of the Cayman Islands and publicly listed on the Stock Exchange with stock code 1230 whose registered office is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. The Shareholder is the registered and beneficial holder of 1,826,808,760 Shares as of the date of this Undertaking, representing approximately 52.19% of the Company’s entire issued share capital.

(B)	The Offeror intends to make an offer to acquire the entire issued share capital of the Company substantially on the terms and conditions set out in the Offer Announcement and otherwise as described in this Undertaking.

(C)	The Offeror is a wholly-owned subsidiary of Mengniu.

(D)	Upon the terms and subject to the conditions contained in this Undertaking, the Offeror irrevocably undertakes to make the Offer, and the Shareholder irrevocably undertakes to accept the Offer in respect of the Relevant Shares.

(E)	This Undertaking sets out the terms and conditions on which the Shareholder will accept the Offer when it is made.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Undertaking:

“Accounts Date” means December 31;

“Accounts” means the audited consolidated statement of financial position, statement of comprehensive income, statement of changes in equity and statement of cash flows of the Group, in each case, as at and for the period ended on the Accounts Date, together with the auditors’ reports and directors’ reports on and the notes to such accounts;

“Affiliates” means in relation to a Party, (i) an entity which is directly or indirectly controlled by, or under common control with, or (whether acting alone or jointly and in concert with another) in control of, such Party, and (ii) an individual (whether acting alone or jointly and in concert with another) which directly or indirectly controls such Party. For the purpose of this definition, the term “control” means (i) the ownership of more than fifty per cent (50%) of the voting shares or the registered capital of an entity, (ii) being the single largest owner of the voting shares or the registered capital of an entity, (iii) having the power to appoint or elect a majority of the directors or the power to direct the management of an entity. For the avoidance of doubt, an Affiliate of the Shareholder shall include each member of the Zhang’s Family and the entities which are controlled by (whether alone or jointly and in concert with another) any member of the Zhang’s Family;

“Anti-Bribery Laws” means Applicable Laws which have the effect of prohibiting corruption or bribery, including all Applicable Laws with respect to corrupt practices in the procurement by government entities of dairy food products and services;

“Applicable Laws” means with respect to any person, any laws, rules, regulations, judgments, decrees, orders, rulings or decisions of any governmental or regulatory authority or stock exchange or any food safety standards put in place by any relevant Governmental Authority that are applicable to such person;

“Board” means board of directors of the Company;

“Business Day” means a full day on which the Stock Exchange is open for the business of dealing in securities;

“CCASS” means the Central Clearing and Settlement System operated by Hong Kong Securities Clearing Company Limited;

“Codes” means the Hong Kong Codes on Takeovers and Mergers and Share Repurchases; “Company” means Yashili International Holdings Ltd.;

“Completion” means completion of the sale and purchase of the Relevant Shares pursuant to the Offer (including, for the avoidance of doubt, the receipt of the Total Consideration by the Shareholder);

“Connected Person(s)” shall have the meaning ascribed to it under listing rules 14A.11 and 14A.12 of the Listing Rules;

“Despatch Date” means the date of despatch of the Offer Document and the formal document containing the proposal made by the Offeror to holders of the outstanding Share Options in compliance with Rule 13 of the Codes;

“Director” means a director of the Board;

“Disclosure Letter” means the letter dated the date hereof and given by the Shareholder and addressed to the Offeror and Mengniu;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, or other encumbrance or security interest having similar effect;

“Environmental and Food Safety Laws” means any Applicable Laws relating to the environment, food safety, natural resources, pollutants, contaminants or, solely as it relates to exposure to Hazardous Substances, human health and safety;

“Environmental and Food Safety Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental and Food Safety Laws for the operation of the business of the Group;

“Final Cash Balance” means the cash and cash equivalent available in the Group’s accounts as at the Unconditional Date, and deducting the following items in each case as at such date:

(a)	all outstanding indebtedness for borrowed moneys;

(b)	fees and expenses outstanding to any adviser or otherwise incurred in connection with the Transactions, to the extent such sums remain unpaid; and

(c)	any proceeds received by the Company in respect of the exercise of any Share Option by an optionholder between the date of this Undertaking and the Unconditional Date.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, or instrumentality including any political subdivision thereof;

“Group” means the Company and each Subsidiary;

“Group Company” means the Company or a Subsidiary;

“Hazardous Substance” means any toxic, radioactive or otherwise hazardous substance, pollutant, contaminant, product, by-product, waste or material that in the relevant form and concentration, is listed, classified or regulated under or forming the basis for liability or standards of conduct under any Environmental and Food Safety Law as such;

“HK$” means Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Intellectual Property” means patents, trademarks, service marks, logos, trade names, internet domain names, copyrights, database rights, utility models, rights in designs, rights in inventions, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and “registered” includes registrations and applications for registration;

“Last Accounts Date” means December 31, 2012;

“Last Accounts” means the audited consolidated statement of financial position, statement of comprehensive income, statement of changes in equity and statement of cash flows of the Group, in each case, as at and for the period ended on the Last Accounts Date, together with the auditors’ reports and directors’ reports on and the notes to such accounts;

“Listing Rules” means the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited;

“Major Transaction Circular” means the circular containing, among other things, details of the Offer and a notice convening an extraordinary general meeting of Mengniu for the purpose of considering and, if thought fit, approving the making of the Offer as a “major transaction” of Mengniu under the Listing Rules;

“Material Contract” means:

(i)	a debt instrument that is binding on a Group Company whereby either (A) the standalone principal value of such instrument or (B) in the case of related instruments, the aggregate principal value, exceeds RMB50,000,000;

(ii)	a contract that involves the performance of services or delivery of goods, products, supplies, materials or developmental, consulting or other services by or to any Group Company the value of each of which exceeds RMB5,000,000, or a contract that involves the distribution or promotion of the Group’s products the value of each which exceeds RMB2,000,000, in each case, other than contracts terminable by a Group Company on no more than 90 days’ notice or in connection with an annual renewal without liability or financial obligation to any Group Company; and

(iii)	a contract (A) pursuant to which a Group Company grants any exclusive rights to any third party, including any exclusive license or supply or distribution agreement or other exclusive rights or (B) pursuant to which a Group Company grants any rights of first refusal or rights of first negotiation with respect to any product or service, except in the case of each of clauses (A) and (B) for such rights and provisions that are not material to the Group;

“Offer” means the proposed conditional voluntary cash and share offer to be made by or on behalf of the Offeror to acquire all the Shares (other than those Shares already held by the Offeror and persons acting in concert with the Offeror) in accordance with the Codes and on the terms and conditions set out in this Undertaking and the Offer Announcement;

“Offer Announcement” means the joint announcement to be published by the Offeror and the Company pursuant to Rule 3.5 of the Codes in respect of the Offer, the form of which is set out in Schedule 2;

“Offer Document” means the composite offer document (which shall contain the offeree board circular) and the accompanying form of acceptance and transfer to be despatched in accordance with Clause 4.1.2 by the Offeror and the Company in connection with the Offer on the Despatch Date;

“Offer Period” has the meaning given to it in the Codes;

“Offeror Shares” means the ordinary shares in the capital of the Offeror.

“Offeror’s Group” means the Offeror and any company which is, at the date of this Undertaking, a subsidiary or holding company of the Offeror or a subsidiary of a holding company of the Offeror and includes, for the avoidance of doubt, after the date of Completion, each Group Company, and a “member of the Offeror’s Group” shall be construed accordingly;

“Offeror’s Warranties” means the statements contained in Schedule 5;

“PRC” means the People’s Republic of China;

“Properties” means the properties owned by the Group as set out in Schedule 7;

“Relevant Shares” means:

(i)	1,826,808,760 Shares directly owned by the Shareholder, representing approximately 52.19% of the Company’s entire issued share capital as at the date of this Undertaking; and

(ii)	all other Shares received, allotted to, or otherwise acquired by the Shareholder after the date of this Undertaking;

“Restricted Period” means the period commencing immediately after Completion during which a person who has been proposed by the Shareholder and appointed as a Director by the Board remains as a Director and for two (2) years from the date that such Director ceases to be a Director;

“RMB” means Renminbi, the lawful currency of the PRC;

“Senior Management” means the employees listed under the heading “senior management” of the section “Directors and Management Biographies” in the 2012 annual report of the Company filed with the Stock Exchange on April 25, 2013.

“SFC” means the Securities and Futures Commission of Hong Kong;

“SFO” means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong);

“Share Option Schemes” means the share option scheme adopted by the Company on October 8, 2010, as amended from time to time, which replaces the share options originally granted by Guangdong Yashili Group Company Limited to the grantees on January 1, 2009 and August 1, 2010, and the share option scheme adopted by the Company on October 8, 2010, as amended from time to time, which is valid and effective for a period of 10 years from November 1, 2010;

“Share Option” means each option to purchase Shares under the Share Option Schemes;

“Shares” means the ordinary shares in the capital of the Company;

“Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Subsidiary” means any one of the subsidiaries of the Company, a list of which is set out in Schedule 1;

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement in connection with the determination, assessment, collection or imposition of any Taxes or otherwise related to Taxes, including any schedule or attachment, and including any amendment thereof;

“Tax” means any form of taxation and any levy, duty, charge, contribution, withholding or impost in the nature of taxation (including any related fine, penalty, or interest) imposed, collected or assessed by, or payable to, a tax authority having appropriate jurisdiction;

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax;

“Title Warranties” means those Warranties set out in Section 1 (The Relevant Shares) and Section 2 (Capacity of the Shareholder and relevant authorization) of Schedule 3;

“Total Consideration” means the total consideration to be paid to the Shareholder in accordance with the Codes upon the Offer becoming unconditional in all respects;

“Transaction Documents” means this Undertaking, the Disclosure Letter, the Offer Announcement and the Offer Document;

“Transactions” means the transactions contemplated in the Transaction Documents and “Transaction” shall be construed accordingly;

“Unconditional Date” means the date on which the Offer becomes unconditional in all respects;

“Warranties” means those statements contained in Schedule 3 and “Warranty” means any one of them; and

“Zhang’s Family” means, collectively, Mr. Zhang Lidian ( ), Mr. Zhang Likun ( ), Mr. Zhang Liming ( ), Mr. Zhang Libo ( ), Mr. Zhang Lihui ( ), Mr. Zhang Yanpeng ( ) and Ms. She Lifang ( ).

1.2	In this Undertaking, a reference to:

1.2.1	the words “holding company” and “subsidiary” shall have the same meanings in this Undertaking as their respective definitions in the Companies Ordinance, Chapter 32 of the Laws of Hong Kong;

1.2.2	a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Undertaking and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Undertaking;

1.2.3	a “person” includes, unless the context otherwise requires, a reference to any individual, firm, company, corporation, body or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.4	a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.5	a “Party” includes a reference to that Party’s successors and permitted assigns;

1.2.6	a clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or Schedule to, this Undertaking;

1.2.7	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

1.2.8	time of the day is to Hong Kong time.

1.3	The headings in this Undertaking do not affect its interpretation.

1.4	The Schedules to this Undertaking are and form part of this Undertaking as if they were included in the body of this Undertaking.

1.5	Any statement in this Undertaking qualified by the expression to the best of the Shareholder’s knowledge or so far as the Shareholder is aware or any similar expression shall mean the actual knowledge of each member of Zhang’s Family and Mr. Wu Xiaonan ( ).

2.	SHAREHOLDER’S UNDERTAKINGS

2.1	Acceptance of the Offer. In consideration of the Offeror’s undertakings in Clause 4.1, the Shareholder irrevocably undertakes to the Offeror and Mengniu that the Shareholder shall:

2.1.1

as soon as possible and in any event by 4:00 p.m. on the Business Day after the Despatch Date, duly accept the Offer in respect of the Relevant Shares in accordance with the terms of the Offer and the Shareholder’s obligations under this Undertaking, and in doing so, sell as the beneficial owner, the Relevant Shares free and clear of any Encumbrance and together with all rights of any nature attaching thereto and shall surrender the relevant share certificate(s) at the time of such acceptance by forwarding them to the Offeror (or providing a form of indemnity acceptable to the Directors in respect of any lost certificate(s) at the time of such acceptance) or deliver or cause to be delivered to the Offeror irrevocable instructions to deliver the Relevant Shares to the Offeror or on its behalf through CCASS in accordance with the terms and conditions set out in the Offer Document;

2.1.2	in accepting the Offer, elect for the Cash and Share Option (as such term is defined in the Offer Announcement);

2.1.3	procure that the following members of the Board shall resign as Directors and as directors of each relevant Group Company with effect from Completion, without any claim for compensation for loss of office: Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Libo and Mr. Zhang Lidian; and

2.1.4	cause its appointees to the Board to convene a meeting of the Board prior to Completion and to cause its appointees to the Board to exercise their voting rights as Directors, subject to their fiduciary duties, to approve the appointment of those persons to be designated by the Offeror and Mengniu to become Directors with effect from Completion.

2.2	No withdrawal of the Offer. The Shareholder irrevocably undertakes to the Offeror and Mengniu that it will not withdraw any acceptance of the Offer in respect of the Relevant Shares, notwithstanding any withdrawal rights that may be afforded to shareholders of the Company under the Codes or in the terms and conditions of the Offer.

2.3	No encumbrance or other third party rights over the Relevant Shares. The Shareholder irrevocably undertakes to the Offeror and Mengniu that it shall not, before the Offer closes, lapses or is withdrawn, other than pursuant to the Offer:

2.3.1	sell, transfer, charge, encumber, grant any option over (or cause the same to be done) or otherwise dispose of (whether directly or indirectly) any interest in the Relevant Shares (other than to the Offeror);

2.3.2	acquire, directly or indirectly, any additional shares, securities or other interests of the Company. If despite the foregoing sentence, it voluntarily or involuntarily receives, is allotted, or otherwise acquires any additional interest in shares, securities or other interests of the Company, such shares, securities or interests shall be deemed to be Relevant Shares for the purpose of this Undertaking; or

2.3.3	take any action or enter into any agreement or arrangement, including through its representation on the Board (and whether or not legally binding or subject to any condition or which is to take effect after the Offer closes or lapses), or permit any agreement or arrangement to be entered into or authorize or incur any obligation which in relation to the Relevant Shares, would or might restrict or impede its accepting the Offer.

2.4	Shareholder to remain solvent. The Shareholder irrevocably undertakes to the Offeror and Mengniu that during the Restricted Period, it will remain solvent and able to pay its debts as they fall due and will not be wound up or be subject to any petition or resolution for voluntary winding up.

2.5	Pre-completion undertakings. The Shareholder irrevocably undertakes to the Offeror and Mengniu that during the period from the date of this Undertaking until the Unconditional Date, it shall cause its appointees to the Board to exercise their rights as Directors, subject to their fiduciary duties, to:

2.5.1	ensure that the affairs of the Group are conducted only in the ordinary and usual course of the Group’s business;

2.5.2	cause all reasonable steps to be taken to preserve and retain the goodwill of the Group (including the existing relationships of the Group with its employees, customers and suppliers);

2.5.3	ensure that no Group Company enters into any transaction with any Connected Person, other than the renewal of such transactions that has been disclosed by the Company as of the date of this Undertaking;

2.5.4	ensure that no Group Company will (or will be caused to) take any step or action which may give rise to any circumstance that could result in a breach of Rule 4 and General Principle 9 of the Codes, unless with the consent of the Offeror; and

2.5.5	as soon as reasonably practicable, give the Offeror and Mengniu all information and assistance as they may reasonably require for the preparation of the Offer Document and all related ancillary documents in order to comply with the requirements of the Codes, the SFC, the Stock Exchange and any other legal regulatory requirement or body in relation to the Offer. It shall promptly notify Offeror and Mengniu in writing of any material change in the accuracy of any information previously given to them.

2.6	Non-competition. Following the date of Completion, save for its shareholding in the Offeror or any shares which are swapped in exchange for shares in the Offeror, the Shareholder shall not and shall procure that its Affiliates shall not (whether alone or jointly with another and whether directly or indirectly), during the Restricted Period:

2.6.1	carry on, operate, develop or be engaged or concerned or interested economically or otherwise in any manner in any Competing Business in the Protected Territories;

2.6.2	use or display any trademark, business name or mark, domain name or any website containing (i) the word(s) “Yashili (in Chinese: )”, “Scient” (in Chinese: )”, other than in respect of the use of such name by the Zhang’s Family in its investment holding ventures.

For the purpose of this 2.6:

2.6.3	“Competing Business” means (i) the sourcing, manufacture, sale, distribution and promotion of dairy or dairy-based products, and (ii) the sourcing, manufacture, sale, distribution and promotion of soy milk or soy milk-based products; and

2.6.4	“Protected Territories” means the PRC and New Zealand. For the purpose of this Clause 2.6, PRC shall be construed to include Hong Kong, Taiwan and Macau.

Notwithstanding anything to the contrary in this Clause 2.6, the Shareholder and its Affiliates may be interested in, engaged in, acquire or hold interest in, any Competing Business with the written consent of Mengniu or in cooperation with or in conjunction with Mengniu or any of its Affiliates.

2.7	Non-Solicitation. Following the date of Completion, the Shareholder shall not and shall procure that each of its Affiliates shall not, during the Restricted Period:

2.7.1	directly or indirectly solicit, hire or encourage or seek to encourage any person who is a director, officer, employee or distributor of any member of the Group to leave his/her current employment or consultancy or to breach the terms of any contract or conclude any contract for services with any such person, other than a person who has not been a director, officer, employee or distributor of any member of the Group for at least 180 days and whom neither the Shareholder nor any of its Affiliates directly or indirectly solicited or so encouraged or sought to encourage or who was terminated by any member of the Group; and

2.7.2	directly or indirectly solicit the business of any client or customer of any member of the Group in relation to the Competing Business, or directly or indirectly induce or influence the clients, customers or suppliers of any member of the Group for them to restrict or cancel the business relationship with any member of the Group.

Notwithstanding anything to the contrary in this Clause 2.7, (a) the Shareholder or its Affiliates may, in aggregate, hire no more than five employees of any Group Company; provided that only one of such five employees may be a member of the Senior Management, and (b) the restrictions in this Clause 2.7 do not apply to the hiring by the Shareholder or its Affiliates of any member(s) of Zhang’s Family or any other arrangements entered into between them.

2.8	Mr. Zhang Lidian. The Parties acknowledge that Mr. Zhang Lidian may consider remaining as a member of the senior management of the Group following Completion.

3.	TOTAL CONSIDERATION AND OTHER TERMS OF THE OFFER

3.1	Terms of the Offer. The Offer shall be made upon and subject to the terms and conditions set out in the Offer Announcement. The Parties understand and agree that the Offer Document will contain further terms on the procedures for acceptance of the Offer and such other terms and conditions as are customarily contained in an offer document for a general offer of all the issued share capital of a company listed on the Stock Exchange.

3.2	Total Consideration. For each Relevant Share the Shareholder sell to the Offeror, the Shareholder shall be entitled to receive a consideration of:

3.2.1	HK$2.82 in cash per Share; and

3.2.2	0.68 Offeror Shares.

Upon Completion, and subject to the terms and conditions of the Offer, the Shareholder shall receive a Total Consideration of HK$5,151,600,703.20 in cash and 1,242,229,957 Offeror Shares.

3.3	Lock-up

3.3.1	Other than as permitted in the articles of association of the Offeror, the Shareholder shall not, during the period of three years from the date of Completion, dispose of, or enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the Offeror Shares issued to it under this Undertaking, unless otherwise approved by the board of directors of the Offeror.

3.3.2	The Shareholder further undertakes that from the date of this Undertaking until a period of three years from the date of Completion or earlier, if the restrictions under Clause 3.3.1 falls away in accordance with the provisions of the Offeror’s articles of association, it will not register the transfer of any of its issued share capital or otherwise issue, allot or agree to issue or allot any shares, securities or other interests in its share capital or loan capital or otherwise recognize any economic interests in its equity asserted by a person other than the Zhang’s Family.

3.4	Conditions to Closing of the Offer. The closing of the Offer shall be subject to the conditions as set out in the section titled “Conditions to the Offers” in the Offer Announcement.

3.5	Further assurance

3.5.1	The Parties undertake that each of them will, and the Shareholder agrees to cause its appointees to the Board to exercise their rights as Directors, subject to their fiduciary duties, to cause the Company to comply with the Codes in relation to the Offer and they will each use all reasonable endeavors to supply such information that relates to each of them as may be reasonably necessary to be included in the documents to be despatched or the announcements to be issued pursuant to the Codes and the Listing Rules in connection with the Offer, take respective responsibility for such information and authorize the publication, despatch and/or release of such documents and announcements and in respect of the Offeror and Mengniu only, use all commercial reasonable endeavours to obtain the approval of the Transactions by the shareholders of Mengniu as a “major transaction” under the Listing Rules.

3.5.2	The Parties undertake that each of them will and the Shareholder agrees to cause its appointees to the Board to exercise their rights as Directors, subject to their fiduciary duties, to cause the Company to:

(a)	participate in a reasonable number of meetings, assist with the collection, preparation and drafting of the sections of the Major Transaction Circular and the Offer Document that relates to each of them (including, as promptly as reasonably practicable, furnishing the necessary financial statements and other financial and other information regarding each of them and their respective businesses); and

(b)	obtain such cooperation of their respective directors, officers, employees and advisers, as may be reasonable,

in connection with the preparation and despatch of the Major Transaction Circular and the Offer Document.

3.6	Other further assurance. The Offeror and Mengniu shall, from time to time and at their own expense use their respective reasonable endeavours to do, execute and deliver or procure to be done all such further acts, documents and things as may reasonably be required to cause the Offer to become wholly unconditional on or before September 10, 2013.

4.	OFFEROR’S AND MENGNIU’S UNDERTAKINGS

4.1	The Offeror irrevocably undertakes to the Shareholder, and Mengniu agrees to procure, that the Offeror shall:

4.1.1	at the Offeror’s own costs and in accordance with the Codes, publish the Offer Announcement substantially in the form contained in Schedule 2 (including a Cash and Share Option (as defined in the Offer Announcement) of HK$2.82 and 0.68 share of the Offeror per share and a condition to the Offer that valid acceptances to the Offer are received by 4.00 p.m. on the Closing Date (as defined in the Offer Announcement, or such later time or date as the Offeror may, subject to the rules of the Takeovers Code, decide, in respect of such number of shares which will result in the Offeror and persons acting in concert with it holding at least seventy-five per cent. (75%) of the voting rights in the Company) as soon as reasonably practicable following the signing of this Undertaking and clearance from the SFC and the Stock Exchange to publish the Offer Announcement; and

4.1.2	at the Offeror’s own costs and in accordance with the Codes, despatch the Offer Document in respect of the Offer to the shareholders of the Company on the Despatch Date.

4.2	Mengniu irrevocably undertakes to the Shareholder that it shall, at Mengniu’s own costs and in accordance with the Listing Rules, despatch to the shareholders of Mengniu as soon as reasonably practicable the Major Transaction Circular.

5.	THE SHAREHOLDER’S WARRANTIES

5.1	The Shareholder makes the Warranties to the Offeror set out in Schedule 3 as at the date of this Undertaking and as at the Unconditional Date, subject to the limitations set out in Schedule 4, by reference to the facts and circumstances existing as at the respective dates. Each Warranty shall be separate and independent and (except as expressly otherwise provided) no Warranty shall be limited by reference to any other Warranty.

5.2	The Shareholder acknowledges that the Offeror has entered into this Undertaking in reliance upon the Warranties.

5.3	If it has been finally determined by a court of competent jurisdiction that (i) there is a breach of a Warranty (“Warranty Breach”) and (ii) the Warranty Breach is attributable to a set of facts or matters (the “Underlying Defect(s)”) at one or more of the Group Company(s) (the “Relevant Group Company”), then the Shareholder agrees to pay, on a dollar for dollar basis, to the Relevant Group Company the amount necessary to cure or make good on the Underlying Defect, subject always to the limitations and other provisions set out in Schedule 4 (the “Defect Amount”). If the Shareholder fails to pay the Defect Amount to the Relevant Group Company as required under this Clause 5.3, the Offeror may recover the Defect Amount from the Shareholder (again subject to the limitations and other provisions set out in Schedule 4); provided that it shall hold the Defect Amount on trust for (and pay such amount to) the Relevant Group Company. Payment of the Defect Amount shall be in full and final satisfaction of any and all claims by the Offeror in respect of the relevant Warranty Breach or the associated Underlying Defects.

5.4	The Shareholder’s liability shall be subject to the limitations set out in Schedule 4.

5.5	Nothing in this Undertaking shall limit or exclude the liability of the Offeror or the Shareholder to the extent that such liability arises as a result of its own fraud.

5.6	The Shareholder undertakes to, until the Unconditional Date, notify the Offeror in writing promptly if it becomes aware of any circumstance arising after the date of this Undertaking, which would cause any Warranty (as if the Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading in any material respect.

6.	OFFEROR’S WARRANTIES

6.1	The Offeror and Mengniu jointly and severally warrant to the Shareholder in the terms of the Offeror’s Warranties set out in Schedule 5 as at the date of this Undertaking and as at the Unconditional Date, by reference to the facts and circumstances existing as at the respective dates.

7.	TERMINATION

7.1	This Undertaking shall terminate immediately if:

7.1.1	the Offeror fails to publish the Offer Announcement in accordance with Clause 4.1.1 within one Business Day of the date of this Undertaking;

7.1.2	the Offeror fails to despatch the Offer Document on the Despatch Date in accordance with Clause 4.1.2; or

7.1.3	the Offer lapses.

7.2	If either:

7.2.1	the shareholders of Mengniu fail to approve the Transaction as a “major transaction” pursuant to the Listing Rules at the extraordinary general meeting convened in accordance with Clause 4.2; or

7.2.2	the Offers have not become wholly unconditional by September 10, 2013;

the Shareholder may, in its sole discretion, terminate this Undertaking with immediate effect by providing written notice to each of the Offeror or Mengniu.

7.3	In the event of the termination of this Undertaking in accordance with its terms, this Undertaking shall terminate in all respects with immediate effect, and no Party shall have any claim under this Undertaking against any other Party, save that:

7.3.1	the provisions of Clauses 1 (Interpretation), 7.3 (Termination), 8 (Confidential Information), 10 (Specific Performance), 11 (Assignment), 12 (Costs), 13 (Entire Agreement), 14 (General), 15 (Notices) and 16 (Governing Law and Jurisdiction) hereof shall continue to apply in full force and effect thereafter; and

7.3.2	such termination shall be without prejudice to a Party’s accrued rights and remedies, obligations and liabilities under this Undertaking as at the date of such termination (other than in respect of a breach of Warranty or a breach of Clauses 2.5, 5, 6, Schedule 3 or Schedule 5, whereby in each case, the respective Parties’ liability arising from such breaches shall accrue only after Completion has taken place).

8.	CONFIDENTIAL INFORMATION AND ANNOUNCEMENT

8.1	Each Party hereby undertakes that except as required by the Applicable Laws, it shall keep secret the possibility, terms and conditions of the Offer and the existence and terms of this Undertaking until the Offer Announcement is released; provided that it may disclose the same to its employees, Affiliates, Affiliate’s employees and advisers in which case it shall procure that they each observe secrecy in the same terms. The obligations in this Clause 8 shall survive the termination of this Undertaking.

8.2

Provided that the Shareholder has a reasonable opportunity to review the drafts of the Offer Announcement, it consents to the issue of the Offer Announcement incorporating references to it and to the Transaction Documents and the Shareholder acknowledges that, if the Offer is made, this Undertaking (for the avoidance of doubt, but not the Disclosure Letter) will be made available for inspection during the Offer Period and the particulars of it will be contained in the Offer Document to the extent required by the Codes and/or the Listing Rules.

9.	REVISED OFFER

9.1	Without prejudice to the provisions of Clause 2, this Undertaking will extend to any revised or improved offer or offers by or on behalf of the Offeror and all references to the “Offer” in this Undertaking shall be construed accordingly. The Offeror shall not revise or amend those terms and conditions of the Offer set out in the Offer Announcement without the prior written consent of the Shareholder.

9.2	In accordance with Rule 16.1 of the Codes, if, in the course of the Offer, the Offeror revises the terms of the Offer, the Shareholder, whether or not it has already accepted the Offer, will be entitled to the revised or improved terms of the Offer.

10.	SPECIFIC PERFORMANCE

Each Party agrees that, if it fails to perform any of the undertakings under Clauses 2, 3.5, 3.6, 4, 8 and 9, or breaches any of its obligations under Clauses 2, 3.5, 3.6, 4, 8 and 9, damages would not be an adequate remedy and accordingly the Parties to whom any such unperformed or breached obligation is owed shall be entitled to the remedy of specific performance.

11.	ASSIGNMENT

This Undertaking is personal to the parties to it. None of the Parties shall assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Undertaking whether in whole or in part.

12.	COSTS

12.1	Except where this Undertaking provides otherwise, each Party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Undertaking.

12.2	Any stamp duty payable in connection with the Transactions in respect of the Relevant Shares shall be borne by the Offeror and the Shareholder in equal shares.

13.	ENTIRE AGREEMENT

The Transaction Documents constitute the entire agreement and supersede any previous agreement between the Offeror and/or any of its agents or advisers (on the one hand) and the Shareholder and its agents or advisers (on the other hand), in each case, relating to the Transactions.

14.	GENERAL

14.1	Variation or amendment

A variation of or amendment to this Undertaking is only valid if it is in writing and signed by or on behalf of each Party.

14.2	Failure or delay in exercise of rights

The failure to exercise or delay in exercising a right or remedy provided by this Undertaking or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Undertaking or by law prevents further exercise of the right or remedy or, the exercise of another right or remedy.

14.3	Effect of Completion

14.3.1	Except to the extent that they have been performed and except to the extent otherwise expressly provided in this Undertaking, the rights and remedies of the Parties under this Undertaking shall not be affected, and the liabilities of each Party under this Undertaking shall not be released, discharged or impaired by (i) the Offer becoming or being declared unconditional, or (ii) Completion.

14.3.2	Notwithstanding Completion: (i) each provision of this Undertaking and any other Transaction Document not performed at or before Completion but which remains capable of performance, (ii) the Warranties and the Offeror’s Warranties, and (iii) all covenants, indemnities and other undertakings and assurances contained in or entered into pursuant to this Undertaking or any other Transaction Document, will remain in full force and effect and (except as otherwise expressly provided) without limit in time.

14.4	Severability

If at any time any provision of this Undertaking is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

14.4.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Undertaking; or

14.4.2	the legality, validity or enforceability under the law of any other jurisdiction of that or another provision of this Undertaking.

14.5	Counterparts

This Undertaking may be executed in any number of counterparts and by the Parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument. Delivery of a counterpart of this Undertaking by e-mail attachment or telecopy shall be an effective mode of delivery.

15.	NOTICES

15.1	A notice or other communication under or in connection with this Undertaking (a “Notice”) shall be:

15.1.1	in writing;

15.1.2	in the English or Chinese language; and

15.1.3	delivered personally or sent by registered post (or air mail if overseas) or by fax to the Party due to receive the Notice to the address set out in Clause 15.3 or to another address, person or fax number specified by a Party by not less than seven days’ written notice to the other Parties received before the Notice was despatched.

15.2	Unless there is evidence that it was received earlier, a Notice is deemed given if:

15.2.1	delivered personally, when left at the address referred to in Clause 15.1.3;

15.2.2	sent by mail, except air mail, one (1) Business Day after posting it;

15.2.3	sent by air mail, three (3) Business Days after posting it; and

15.2.4	sent by fax, when confirmation of its error-free transmission has been recorded by the sender’s fax machine,

provided that in each case where delivery by hand or by fax occurs after 6:00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9:00 a.m. on the next following Business Day.

References to time in this Clause 15.2 are to local time in the country of the addressee.

15.3	For the purposes of this Clause 15, notices should be sent as follows:

15.3.1	in the case of the Offeror, to the Offeror at Suite 1602, 16th Floor, Top Glory Tower, 262 Gloucester Road, Causeway Bay, Hong Kong, marked for the attention of the Company Secretary;

15.3.2	in the case of Mengniu, to Mengniu at Suite 1602, 16th Floor, Top Glory Tower, 262 Gloucester Road, Causeway Bay, Hong Kong, marked for the attention of the Company Secretary;

15.3.3	in the case of the Shareholder, to the Shareholder at Unit B, 19th Floor, Success Commercial Building, 245-251 Hennessy Road, Hong Kong. Documents should be marked for the attention of Zhang Li Dian.

16.	GOVERNING LAW AND JURISDICTION

16.1	This Undertaking is governed by Hong Kong law.

16.2	The courts of Hong Kong have exclusive jurisdiction to settle any dispute arising from or connected with this Undertaking (a “Dispute”) including a dispute regarding the existence, validity or termination of this Undertaking or the consequences of its nullity.

16.3	The Parties agree that the courts of Hong Kong are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary.

16.4	Process by which any proceedings are begun may be served on the Shareholder by being served on Unit B, 19th Floor, Success Commercial Building, 245-251 Hennessy Road, Hong Kong, marked for the attention of Zhang Li Dian.

16.5	Process by which any proceedings are begun may be served on the Offeror by being served on China Mengniu Daily Co. Ltd., marked for the attention of the Company Secretary.

16.6	The Parties agree that the documents which start any proceedings and any other documents required to be served in relation to those proceedings may be served on the relevant Party in accordance with Clause 15. These documents may, however, be served in any other manner allowed by Applicable Laws.

SCHEDULE 1

LIST OF SUBSIDIARIES

Subsidiary	Place of incorporation	Form of organization	Issued capital	Registered capital
1.	雅士利国际有限公司	British Virgin Islands	Company limited by shares	N.A.	US$1
2.	Heatel Limited	British Virgin Islands	Company limited by shares	1 share	N.A.
3.	Next Talent Limited	Hong Kong	Company limited by shares	1 share with a nominal value of HK$1.00	N.A.
4.	新西兰乳业国际控股有限公司	New Zealand	Limited company	N.A.	NZ$1
5.	大世界国际(香港)有限公司	Hong Kong	Company limited by shares	1 share with a nominal value of HK$1.00	N.A.
6.	雅士利国际集团有限公司	Hong Kong	Company limited by shares	1 share with a nominal value of HK$1.00	N.A.
7.	雅士利香港国际贸易有限公司	Hong Kong	Company limited by shares	1 share with a nominal value of HK$1.00	N.A.
8.	雅士利新西兰乳业有限公司	New Zealand	Limited company	100 shares	N.A.
9.	美国施恩国际有限公司	USA	Limited company	N.A.	US$620,000
10.	广东雅士利集团有限公司	Guangdong, PRC	Limited liability company (wholly owned by Taiwan, Hong Kong or Macau enterprises)	N.A.	RMB 826,105,300
11.	施恩国际集团有限公司	Hong Kong	Company limited by shares	N.A.	HK$1

12.	雅士利（中国）有限公司	Shantou, PRC	Limited liability company	N.A.	RMB200,000,000
13.	施恩（广州）婴幼儿营养品有限公司	Guangzhou, PRC	Limited liability company (Sino - foreign joint venture)	N.A.	RMB 155,000,000
14.	山西雅士利乳业有限公司	Shanxi, PRC	Limited liability company (wholly owned by individually invested or controlled entity)	N.A.	RMB 300,000,000
15.	黑龙江雅士利乳业有限公司	Heilongjiang, PRC	Limited liability company	N.A.	RMB 28,000,000
16.	上海雅士利食品有限公司	Shanghai, PRC	Limited liability company	N.A.	RMB2,000,000
17.	潮安县必胜装潢有限公司	Guangdong, PRC	Limited liability company (wholly owned by foreign invested enterprise)	N.A.	RMB 10,800,000
18.	广州裕乾进出口贸易有限公司	Guangzhou, PRC	Limited liability company	N.A.	RMB5,000,000
19.	雅士利（郑州）营养品有限公司	Zhengzhou, PRC	Limited liability company (Taiwan/Hong Kong/Macau – Mainland Joint Venture)	N.A.	RMB 350,000,000

SCHEDULE 2

OFFER ANNOUNCEMENT

S&C Draft of June 17, 2013

PRIVILEGED AND CONFIDENTIAL

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement is for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Target or the Offeror nor shall there be any sale, purchase or subscription for securities of the Target or the Offeror in any jurisdiction in which such offer, solicitation or sale would be unlawful absent the filing of a registration statement or the availability of an applicable exemption from registration or other waiver. This announcement is not for release, publication or distribution in or into any jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

China Mengniu Dairy Company Limited	Yashili International Holdings Ltd

(Incorporated in the Cayman Islands with limited liability)	(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 2319)	(Stock Code: 1230)

China Mengniu International Company Limited

(Incorporated in the British Virgin Islands with limited liability)

JOINT OFFER ANNOUNCEMENT

(1) VOLUNTARY GENERAL OFFER ON BEHALF OF

CHINA MENGNIU INTERNATIONAL COMPANY LIMITED

FOR YASHILI INTERNATIONAL HOLDINGS LTD

(2) MAJOR TRANSACTION OF

CHINA MENGNIU DAIRY COMPANY LIMITED

(3) RESUMPTION OF TRADING IN THE SHARES OF

YASHILI INTERNATIONAL HOLDINGS LTD AND

CHINA MENGNIU DAIRY COMPANY LIMITED, RESPECTIVELY

[(4) APPOINTMENT OF INDEPENDENT FINANCIAL ADVISER

TO THE INDEPENDENT BOARD COMMITTEE OF

YASHILI INTERNATIONAL HOLDINGS LTD]

Lead Financial Adviser to the Offeror Group

Joint Financial Adviser to the Offeror Group	Joint Financial Adviser to the Offeror Group

(Independent Financial Adviser to the Independent Board Committee]

[Target to coordinate with Somerley to provide Somerley’s logo]

INTRODUCTION

The Offeror Parent, the Offeror and the Target jointly announce that UBS will, on behalf of the Offeror, make a voluntary general offer (i) to acquire all of the outstanding Shares in the issued share capital of the Target; and (ii) to cancel all of the outstanding Options of the Target.

On June [17], 2013, each of Zhang International, the controlling shareholder of the Target, and CA Dairy, a company wholly owned by Carlyle Asia Partners III L.P. and CAP III Co-investment L.P., executed an irrevocable undertaking in favour of the Offeror and the Offeror Parent, pursuant to which Zhang International has irrevocably undertaken to the Offeror and the Offeror Parent to accept the Share Offer in respect of all of the 1,826,808,760 Shares owned by Zhang International and CA Dairy has irrevocably undertaken to the Offeror and the Offeror Parent to accept the Share Offer in respect of all of the 853,631,240 Shares owned by CA Dairy.

THE OFFERS

The Offers will be made by UBS on behalf of the Offeror on the following basis:

The Share Offer:

Under the Share Offer, Shareholders accepting the Share Offer will have a choice of either:

(a) for each Share, HK$[3.50] in cash (the “Cash Option”); or

(b) for each Share, HK$[2.82] in cash and [0.681] Offeror Share in the Offeror, which is a private company set up by the Offeror Parent for the sole purpose of holding Shares in the Target (the “Cash and Share Option”).

The Shares to be acquired under the Share Offer shall be fully paid and shall be acquired free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature and together with all rights attaching to them as at the Closing Date or subsequently becoming attached to them, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the Closing Date.

The Offeror Shares to be issued under the Share Offer will be issued free from all encumbrances, credited as fully-paid, non-assessable, and will rank pari passu with all issued shares in the Offeror, including the Subscriber Share, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of their issue. Fractions of Offeror Shares are to be rounded up to the nearest whole number.

The Share Offer Price of HK$[3.50] per Share represents a premium of approximately [9.4]% over the closing price of HK$[3.20] per Share as quoted on the Stock Exchange on the Last Trading Date.

The Option Offer:

Under the Option Offer, appropriate offers will be made to the Optionholders in accordance with Rule 13 of the Takeovers Code to cancel all outstanding Options in exchange for cash:

(A)	In respect of Options with an exercise price of RMB0.11:

	For cancellation of each such Option	HK$	[3.361] in cash	*

(B)	In respect of Options with an exercise price of HK$1.50:

	For cancellation of each such Option	HK$	[2.00] in cash

(C)	In respect of Options with an exercise price of RMB1.84:

	For cancellation of each such Option	HK$	[1.171] in cash	*

The Option Offer will be conditional upon the Share Offer becoming or being declared unconditional in all respects. Further information on the Option Offer will be set out in the formal document in respect of the Option Offer which will be sent to Optionholders on the Despatch Date.

*	The exchange rate of HK$[1.266] to RMB1.00 as at June [—], 2013 quoted on Factset

Value of the Offers

On the assumption that no outstanding Options are exercised prior to the Closing Date and on the assumption that all Shareholders accept the Share Offer and opt for the Cash Option (other than Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it), the Offers are valued at approximately HK$[11,350,410,155] and [1,244,056,766] Offeror Shares in aggregate.

On the assumption that all of the outstanding Options are exercised in full prior to the Closing Date and on the assumption that all Shareholders accept the Share Offer and opt for the Cash Option (other than Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it), the Offers are valued at approximately HK$[11,398,684,966] and [1,244,056,766] Offeror Shares in aggregate on a fully-diluted basis.

CONDITIONS TO THE SHARE OFFER

The Share Offer is subject to the following Conditions:

(a)	valid acceptances of the Share Offer being received (and not, where permitted, withdrawn) by 4:00 p.m. on the Closing Date (or such later time or date as the Offeror may, subject to the rules of the Takeovers Code, decide) in respect of such number of Shares which will result in the Offeror and persons acting in concert with it holding at least 75% of the voting rights in the Target;

(b)	the Shares remaining listed and traded on the Stock Exchange up to the Closing Date (or, if earlier, the Unconditional Date) save for any temporary suspension(s) of trading of the Shares as a result of the Offers and no indication being received on or before the Closing Date (or, if earlier, the Unconditional Date) from the SFC and/or the Stock Exchange to the effect that the listing of the Shares on the Stock Exchange is or is likely to be withdrawn, other than as a result of either of the Offers or anything done or caused by or on behalf of the Offeror Parent, the Offeror or their respective Concert Parties;

(c)	(i) all Consents as are necessary for the consummation of the transactions contemplated in the Irrevocable Undertakings and the Offers and in connection with, including, without limitation, any change in the direct or indirect shareholder(s) or ultimate controlling shareholder(s) of any member of the Target Group that has been granted the Consents to carry out its operations having been obtained and remaining in full force and effect without material variation from all Relevant Authority(ies) and all conditions (if any) to such Consents having been fulfilled; (ii) each member of the Target Group possessing or having obtained all Consents from the Relevant Authority(ies) that are necessary to carry on its business; and (iii) all mandatory Consents from third parties having been obtained for the acquisition of the Shares under the Offers;

(d)	no event having occurred which would make the Offers or the acquisition of any of the Shares under the Share Offer void, unenforceable or illegal or prohibit implementation of the Offers or the transactions contemplated under the Irrevocable Undertakings;

(e)	no Relevant Authority(ies) in the PRC, Hong Kong, Cayman Islands and the British Virgin Islands having taken or instigated any action, proceeding, suit, investigation or enquiry, or enacted or made or proposed, and there not continuing to be outstanding, any statute, regulation, demand or order that would make the Offers or the acquisition of any of the Shares under the Offers void, unenforceable or illegal or prohibit the implementation of, or which would impose any material conditions, limitations or obligations with respect to, the Offers or the transactions contemplated under the Irrevocable Undertakings (other than such items or events above as would not have a material adverse effect on the legal ability of the Offeror to proceed with or consummate the Offers and the transactions contemplated under the Irrevocable Undertakings);

(f)	since the date of the last audited consolidated financial statements of the Target, there having been no change, effect, fact, event or circumstance which has had or would reasonably be expected to have a material adverse effect on, or to cause a material adverse change in, the general affairs, management, financial position, business, prospects, conditions (whether financial, operational, legal or otherwise), earnings, solvency, current or future consolidated financial position, shareholders’ equity or results of operations of the Target Group as a whole, whether or not arising in the ordinary course of business;

(g)	no changes having been made to any terms of the Pre-IPO Share Option Scheme or the Share Option Scheme (either formally or as a result of the exercise by the Target’s remuneration committee of its discretion) from the date of this announcement;

(h)	other than the final dividend of the Target of RMB 11.31 cents per Share declared for the year ended December 31, 2012 and the special dividend of RMB28.25 cents per Share declared for the year ended December 31, 2012 by the Target, no dividends having been declared or paid by the Target and, save in respect of any indebtedness incurred in relation to projects of the Target Group that have been publicly announced prior to the date of this announcement, no indebtedness being incurred by the Target other than in the ordinary course of business consistent with the Target’s past practices; and

(i)	with respect to the Offeror Parent, the obtaining of approval at an EGM of the Offeror Parent in relation to the making of the Offers (including the signing and completion of the Irrevocable Undertakings) as a “major transaction” pursuant to the Listing Rules.

The Offeror reserves the right to waive, in whole or in part, all or any of the Conditions set out above save that (i) Condition (a) may only be waived if the Offeror receives acceptances in respect of the Share Offer which would result in the Offeror Parent, the Offeror and their respective Concert Parties holding more than 50% of the voting rights in the Target; and (ii) Conditions (d) and (i) cannot be waived.

Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, the Offeror should not invoke any of the Conditions so as to cause the Offers to lapse unless the circumstances which give rise to the right to invoke any such Condition are of material significance to the Offeror and the Offeror Parent in the context of the Offers.

In accordance with Rule 15.3 of the Takeovers Code, the Offeror must publish an announcement when the Share Offer becomes or is declared unconditional as to acceptances and when the Share Offer becomes or is declared unconditional in all respects. The Offers must also remain open for acceptance for at least fourteen (14) days after the Offers become unconditional. Shareholders and Optionholders are reminded that the Offeror does not have any obligation to keep the Offers open for acceptance beyond this 14-day period.

WARNING: Shareholders, Optionholders and potential investors should be aware that the Share Offer is subject to the satisfaction or waiver (where applicable) of the Conditions, and the Option Offer is subject to and conditional upon the Share Offer becoming or being declared unconditional in all respects. Accordingly, the Offers may or may not become unconditional. Shareholders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, exercising the Options or other rights in respect of any of them. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

IRREVOCABLE UNDERTAKINGS

[Offeror to confirm]

On June [17], 2013, each of Zhang International (owner of 1,826,808,760 Shares, representing approximately [51.3%] of the issued share capital of the Target as at the date of the Zhang Irrevocable Undertaking) and CA Dairy (owner of 853,631,240 Shares, representing approximately [24.0%] of the issued share capital of the Target as at the date of the CA Dairy Irrevocable Undertaking) executed an irrevocable undertaking in favour of the Offeror and the Offeror Parent (respectively, the Zhang Irrevocable Undertaking and the CA Dairy Irrevocable Undertaking), pursuant to which Zhang International has irrevocably undertaken to the Offeror and the Offeror Parent to accept the Share Offer in respect of all of the 1,826,808,760 Shares owned by Zhang International and CA Dairy has irrevocably undertaken to the Offeror and the Offeror Parent to accept the Share Offer in respect of all of the 853,631,240 Shares owned by CA Dairy, in each case as soon as possible and in any event by 4:00 p.m. on the Business Day after the Despatch Date.

Zhang International has committed to accept the Cash and Share Option in respect of all of the 1,826,808,760 Shares owned by it as at the date of the Zhang Irrevocable Undertaking.

CA Dairy has committed to accept the Cash Option in respect of all of the 853,631,240 Shares owned by it as at the date of the CA Dairy Irrevocable Undertaking.

Accordingly, pursuant to the Share Offer, the Offeror will acquire from Zhang International 1,826,808,760 Shares for a total consideration of approximately HK$[5,151,600,703] and [1,244,056,766] Offeror Shares, and from CA Dairy 853,631,240 Shares for a total consideration of approximately HK$[2,987,709,340].

The Irrevocable Undertakings will be terminated and the respective obligations of Zhang International and CA Dairy under the Irrevocable Undertakings (as applicable) shall lapse and terminate if (i) the Offeror fails to despatch the Composite Document on the Despatch Date; or (ii) the Share Offer lapses.

[Each of Zhang International and CA Dairy may, in its respective sole decision, terminate its Irrevocable Undertaking with immediate effect if (i) the shareholders of the Offeror Parent fail to approve the making of the Offers (including the signing and completion of the Irrevocable Undertakings) as a “major transaction” pursuant to the Listing Rules; or (ii) the Offers are not declared unconditional in all respects by September 10, 2013.]

INTENTIONS OF THE OFFEROR PARENT IN RELATION TO THE TARGET GROUP

The Offeror is set up by the Offeror Parent for the sole purpose of holding Shares in the Target and will not engage in any business other than acting as the holding company of the Target.

After completion of the Offers, the Offeror Parent will review the businesses of the Target Group, including among others, the Target Group’s relationships with its distributors and suppliers, portfolio of products, assets, corporate and organizational structure, capitalization, operations, policies, management and personnel to consider and determine what changes, if any, would be necessary, appropriate or desirable, long term and short term, in order to best organize and optimize the businesses and operations of the Target Group and to integrate the same within the Offeror Group. The Offeror Parent intends that the Target Group will continue to operate its business in substantially its current state. However, the Offeror Parent reserves the right to make any changes that it deems necessary or appropriate to the Target Group’s businesses and operations to better integrate, generate maximum synergy and achieve enhanced economies of scale with the other operations of the Offeror Group.

If the Target continues to maintain its listing status on the Stock Exchange following closing of the Offers, the Offeror Parent expects that the dividend policy of the Target will be substantially consistent with its past practices since its listing on the Stock Exchange.

LOCK-UP PERIOD

Other than through the re-listing of the business of the Target as described in the section headed “Compulsory Acquisition and Withdrawal of Listing” and the charging or pledging of shares in the

Offeror by the Offeror Parent in connection with the financing of the Offers, for a period of three (3) years following the Unconditional Date (the “Lock-Up Period”), the shareholders of the Offeror may not dispose of, or enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the Offeror Shares issued to it under the Offers or otherwise (together, the “Lock-Up Restrictions”) unless otherwise approved by the board of directors of the Offeror in writing. In addition, the Shares acquired by shareholders of the Offeror through the repurchase option set out in the section headed “Listing Status of the Target” shall be subject to the same restrictions as the Lock-Up Restrictions during the Lock-Up Period. If either (a) the repurchase of Offeror Shares as set out in the sections headed “Listing Status of the Target”, “Compulsory Acquisition and Withdrawal of Listing” and “Right to exit in Change of Control” is not permitted by applicable laws or regulations or (b) there is a Change of Control of the Offeror or the Target, then the Lock-Up Restrictions shall lapse.

Zhang International has also undertaken in the Zhang Irrevocable Undertaking that from the date of the Zhang Irrevocable Undertaking until a period of three (3) years from the date of Completion, it will not register the transfer of any of its issued share capital or otherwise issue, allot or agree to issue or allot any shares, securities or other interests in its share capital or loan capital or otherwise recognize any economic interests in its equity asserted by a person other than any member of the Zhang’s Family (the “Zhang International Lock-Up”). If the Lock-Up Restrictions lapse, then the Zhang International Lock-Up shall also lapse. The Zhang International Lock-Up forms part of the Zhang Irrevocable Undertaking and will terminate in the event that the Zhang Irrevocable Undertaking is terminated in accordance with its terms.

LISTING STATUS OF THE TARGET

If the Offeror does not acquire the requisite percentage of the Shares to enable it to compulsorily acquire all the issued Shares under Cayman Islands Companies Law and the Takeovers Code as detailed in the section headed “Compulsory Acquisition and Withdrawal of Listing” within four (4) months after posting of the Composite Document, its intention is to maintain the listing status of the Target on the Stock Exchange. Accordingly, assuming the Share Offer becomes or is declared unconditional in all respects but the Offeror does not effect the compulsory acquisition, the Offeror will undertake to the Stock Exchange to take appropriate steps following the close of the Offers to ensure that such number of Shares as may be required by the Stock Exchange are held by the public within the prescribed time frame. Any future transactions between the Target Group and the Offeror Group will be carried out on an arm’s length basis and in compliance with the Listing Rules.

[In the event that the Target continues to maintain its listing status on the Stock Exchange following the close of the Offers, each shareholder of the Offeror (other than the Offeror Parent) will have an option to, at any time, require the Offeror to, and upon exercise of such option by any such shareholder the Offeror shall, repurchase the Offeror Shares held by the such shareholder by exchanging all (but not part only) of the Offeror Shares to be repurchased with such shareholder’s proportionate interest in the Target held through the Offeror, subject to applicable laws and regulations in relation to the repurchase of its own shares by the Offeror. As described in the section headed “Lock-Up Period” in this announcement, the Shares as exchanged and to be held by such shareholder shall be subject to the same restrictions as the Lock-Up Restrictions during the Lock-Up Period.] [Offeror to confirm] Details of the procedures for such exchange will be set out in the Composite Document.

[COMPULSORY ACQUISITION AND WITHDRAWAL OF LISTING

To the extent applicable and pursuant to the compulsory acquisition power under section 88 of the Cayman Islands Companies Law, if the Offeror, within four months of the posting of the Composite Document, acquires not less than 90% of the Shares, the Offeror intends to (but is not obliged to) compulsorily acquire those Shares not acquired by the Offeror under the Share Offer. If the Offeror decides to exercise such right and completes the compulsory acquisition, the Target will become a wholly-owned subsidiary of the Offeror and an application will be made for the withdrawal of the listing of the Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

Pursuant to Rule 2.11 of the Takeovers Code, except with the consent of the Executive, where the Offeror seeks to acquire or privatize the Target by means of the Share Offer and the use of compulsory acquisition rights, such rights may only be exercised if, in addition to satisfying any requirement imposed by the Cayman Islands Companies Law, acceptance of the Share Offer and purchases made by the Offeror and its Concert Parties during the four months after posting of the Composite Document total 90% or more of the disinterested Shares (as defined in the Takeovers Code).

[The Offeror Parent undertakes (for itself and the Offeror Group) that if the Offeror exercises its right of compulsory acquisition and the Target withdraws its listing status on the Stock Exchange, the Offeror Parent will use its commercially reasonable efforts to effect a re-listing of the business of the Target Group within five (5) years from the date on which the Target withdraws its listing status on the Stock Exchange. If the Target withdraws its listing status on the Stock Exchange and there is to be a re-listing of the Target Group’s business (whether alone or together with any other assets or businesses) at any time while a person still holds Offeror Shares (such shareholder a “Relevant Shareholder”), then prior to the listing of the entity that holds all or a substantial part of the Target Group’s business (“New Listco”), each Relevant Shareholder shall have the right at any time to require the Offeror to, and the Offeror shall, repurchase the Offeror Shares held by the Relevant Shareholder (the “Relevant Offeror Shares”) by exchanging all (but not part only) of the Relevant Offeror Shares with such number of shares in New Listco as represent a fair valuation of the Relevant Offeror Shares; provided that, if there is a pre-IPO restructuring in which the Offeror Shares held by the Offeror Parent are exchanged for shares in New Listco, then each Relevant Shareholder shall have the right to exchange its Relevant Offeror Shares for shares in New Listco at the same exchange ratio as the Offeror Parent and that shall be deemed to be a fair valuation of the Relevant Offeror Shares.]

If the Offeror exercises its right of compulsory acquisition and the Target withdraws its listing status on the Stock Exchange, for a period from the expiry of the Lock-Up Period until the earlier of (i) ten (10) years from the date of the expiry of the Lock-up Period; and (ii) the date of the listing of New Listco, each shareholder of the Offeror shall have the right to, upon the expiry of the Lock-Up Period, at any time require the Offeror to, and the Offeror shall, repurchase all (but not part only) of the Offeror Shares such shareholder holds at a price per Offeror Share which is equivalent to twenty (20) times of the earnings per Offeror Share for the financial year immediately preceding the shareholder’s exercise of such right. Such earnings per Offeror Share shall be calculated by dividing the audited net income of the Offeror during the financial year immediately preceding the shareholder’s exercise of such right by the weighted average number of Offeror Shares in issue during such period, subject to applicable laws and regulations in relation to repurchase of its own shares by the Offeror.]

WARNING: If the listing status of the Target on the Stock Exchange is withdrawn, there is no assurance that all or a substantial part of the businesses of the Target Group will be re-listed on any stock exchange within five (5) years from the date on which the Target withdraws its listing status on the Stock Exchange, or ten (10) years from the date of the expiry of the Lock-Up Period or at all. Shareholders who accept the Share Offer should therefore exercise full care and caution in determining, and should give careful consideration as to, whether the Cash and Share Option is suitable for them.

WARNING: If the level of acceptances of the Share Offer reaches the prescribed level under the Cayman Islands Companies Law required for compulsory acquisition and the requirements of Rule 2.11 of the Takeovers Code are satisfied, dealings in the Shares will be suspended from the Closing Date up to the withdrawal of listing of the Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

FINANCING RESOURCES AVAILABLE TO THE OFFEROR

The Offeror intends to finance the consideration payable by the Offeror under the Offers from external financing to be provided to the Offeror Group. UBS has been appointed as the lead financial adviser, and HSBC and Standard Chartered have been appointed as joint financial advisers, to the Offeror Group in respect of the Offers. UBS, HSBC and Standard Chartered are satisfied that sufficient financial resources are, and will remain, available to the Offeror to satisfy full acceptance of the Offers.

INDEPENDENT BOARD COMMITTEE [AND INDEPENDENT FINANCIAL ADVISER)

An Independent Board Committee of the Target, which comprises all of the independent non-executive directors of the Target, has been established by the Target Board to make a recommendation to the Shareholders as to whether the Share Offer is, or is not, fair and reasonable and as to acceptance and to the Optionholders as to its views on the Option Offer. [In addition, as approved by the Independent Board Committee, an independent financial adviser, [Somerley Limited], has been appointed to advise the Independent Board Committee in connection with the Share Offer and the Option Offer. / An independent financial adviser will be appointed (with the approval of the Independent Board Committee) to advise the Independent Board Committee in connection with the Share Offer and the Option Offer.]

LISTING RULES IMPLICATIONS FOR THE OFFEROR PARENT

Based on the calculation of the relevant percentage ratios under Chapter 14 of Listing Rules, the Offers will constitute a major transaction for the Offeror Parent as at least one of the applicable percentage ratios is 25% or more but less than 100%. Therefore, the making of the Offers are subject to the reporting, announcement and shareholders’ approval requirements of Chapter 14 of the Listing Rules.

The EGM will be held to consider and, if thought fit, pass the requisite resolution(s) to approve the making of the Offers (including the Irrevocable Undertakings and the transactions contemplated thereunder). So far as the Offeror Parent is aware, none of its shareholders will be required to abstain from voting at the EGM.

A circular containing, among other things, details of the Offers (including the Irrevocable Undertakings) and the notice convening the EGM will be despatched to the shareholders of the Offeror Parent on or before [June 30], 2013.

RESUMPTION OF TRADING

At the requests of the Target and the Offeror Parent, respectively, trading in the Shares and the shares of the Offeror Parent has been suspended with effect from 1:18 p.m. on June 13, 2013 and 1:00 p.m. on June 13, 2013, respectively, pending the release of this announcement. An application has been made by each of the Target and the Offeror Parent to the Stock Exchange for the resumption of trading in the Shares and the shares of the Offeror Parent, respectively, with effect from [—] on [—], 2013.

Notice to US holders of Shares:

The Share Offer will be made for the securities of a Cayman Islands company and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The Share Offer will be made in the United States pursuant to an exemption from US tender offer rules and otherwise in accordance with the requirements of the SFO. Accordingly, the Share Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable under US domestic tender offer procedures and law.

The receipt of cash pursuant to the Share Offer by a US holder of Shares may be a taxable transaction for US federal income tax purposes and under applicable state and local, as well as foreign and other tax laws. Each holder of Shares is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Share Offer.

It may be difficult for US holders of Shares to enforce their rights and claims arising out of the US federal securities laws, since the Target is located in a country other than the United States, and some or all of its officers and directors may be residents of a country other than the United States. US holders of Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with normal Hong Kong practice and pursuant to Rule 14e-5(b) of the US Exchange Act, the Offeror or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of or arrangements to purchase, Shares outside of the United States, other than pursuant to the Share Offer, before or during the period in which the Share Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be reported to the SFC and will be available on the SFC website at http://www.sfc.hk/.

INTRODUCTION

The Offeror Parent, the Offeror and the Target jointly announce that UBS will, on behalf of the Offeror, make a voluntary general offer (i) to acquire all of the outstanding Shares in the issued share capital of the Target; and (ii) to cancel all of the outstanding Options.

As at the Last Trading Date, there are 3,559,170,222 Shares in issue and outstanding Options in respect of 52,519,756 Shares. The respective exercise prices of the outstanding Options and the respective periods in which they are exercisable are set out below:

Pre-IPO Share Option Scheme

Exercise Price (RMB per Share)	Number of Outstanding Options

0.11	26,256,211

1.84	6,308,661

All Options granted under the Pre-IPO Share Option Scheme were vested or will be vested and may only be exercised in the following manner:

•	one fifth of the Options were vested on the First Vesting Date;

•	one fifth of the Options were vested on the first anniversary of the First Vesting Date;

•	one fifth of the Options were vested on the second anniversary of the First Vesting Date;

•	one fifth of the Options shall be vested on the third anniversary of the First Vesting Date;

•	one fifth of the Options shall be vested on the fourth anniversary of the First Vesting Date; and

each Option granted under the Pre-IPO Share Option Scheme is exercisable within fifteen (15) days from the date on which such Option becomes vested.

Share Option Scheme

Exercise Price (HK$ per Share)	Number of Outstanding Options

1.50	19,954,884

An Option granted under the Share Option Scheme may be exercised in accordance with the terms of the Share Option Scheme at any time during a period as determined by the Target Board and not exceeding ten (10) years from the date of the grant. There is no minimum period for which an Option must be held before it can be exercised.

Save as disclosed in this section headed “Introduction” in this announcement, the Target has no other outstanding Shares, options, warrants, derivatives or other securities that are convertible or exchangeable into Shares or other types of securities in the Target.

THE OFFERS

The Offers will be made by UBS on behalf of the Offeror on the following basis:

The Share Offer:

Consideration of the Share Offer

Under the Share Offer, Shareholders accepting the Share Offer will have a choice of either:

(a) for each Share, HK$[3.50] in cash (the “Cash Option”); or

(b) for each Share, HK$[2.82] in cash and [0.681] Offeror Share in the Offeror, which is a private company set up by the Offeror Parent for the sole purpose of holding Shares in the Target (the “Cash and Share Option”).

The Shares to be acquired under the Share Offer shall be fully paid and shall be acquired free from all liens, charges, encumbrances, rights of pre-emption and any other third party rights of any nature and together with all rights attaching to them as at the Closing Date or subsequently becoming attached to them, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the Closing Date.

The Offeror Shares to be issued under the Share Offer will be issued free from all encumbrances, credited as fully-paid, non-assessable, and will rank pari passu with all issued shares in the Offeror, including the Subscriber Share, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of their issue. Fractions of Offeror Shares are to be rounded up to the nearest whole number.

The Share Offer Price of HK$[3.50] per Share represents a premium of approximately [9.4]% over the closing price of HK$[3.20] per Share as quoted on the Stock Exchange on the Last Trading Date.

The Cash Option

Comparisons of value

The value which the Share Offer under the Cash Option attributes to each Share represents:

	Share price of the Target		Premium/(Discount) of the offer price to the share price
	HK$		%

Closing price on the Last Trading Date	[3.20	]	[9.4	]

Average closing price for the last 5 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	[3.51	]	[(0.2)	]

Average closing price for the last 10 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	[3.62	]	[(3.4)	]

Average closing price for the last 20 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	[3.59	]	[(2.5)	]

Average closing price for the last 30 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	[3.46	]	[1.1	]

Average closing price for the last 60 trading days as quoted on the Stock Exchange immediately prior to and including the Last Trading Date	[3.07	]	[13.9	]

Highest and lowest Share prices

During the six-month period preceding the Last Trading Date and including the Last Trading Day, the highest closing price of the Shares as quoted on the Stock Exchange was HK$[3.78] on [May 31, 2013] and the lowest closing price of the Shares as quoted on the Stock Exchange was HK$[2.04] on [31 December, 2012]. Total Consideration

On the basis of the consideration of HK$[3.50] per Share under the Cash Option, the entire issued share capital of Target is valued at approximately HK$[ 12,457,095,777].

The Cash and Share Option

Nature of Offeror Shares

For the Shareholders who choose the Cash and Share Option, unlike the Shares, the Offeror Shares which they receive will not be readily tradeable and will be shares of an unlisted company incorporated under the laws of the British Virgin Islands. The transfer of such Offeror Shares will be strictly regulated pursuant to the New Articles and the rights of shareholders in the Offeror will primarily be governed by the British Virgin Islands Companies Law and British Virgin Islands law. The transfer of the Offeror Shares will also be subject to the Lock-Up Restrictions.

Comparison of the Cash Option and the Cash and Share Option

Under the Share Offer, a Shareholder holding one board lot of [1,000] Shares will be entitled to the following consideration depending on the choice of such Shareholder:

	Cash Option			Cash and Share Option

Cash	HK$	[3,500	]	HK$	[2,820	]

Offeror Shares		N/A			[681	]

Each Shareholder (except HKSCC Nominees Limited) who accepts the Share Offer may choose either the Cash Option or the Cash and Share Option in respect of his entire holding of Shares. HKSCC Nominees Limited may elect to choose the Cash Option for part of its holding of Shares and the Cash and Share Option for the remainder of its holding of Shares.

The Option Offer:

The Offeror will make (or procure to be made on its behalf) appropriate offers to the Optionholders in accordance with Rule 13 of the Takeovers Code to cancel all outstanding Options (whether vested or not) in exchange for cash:

(A)	In respect of Options with an exercise price of RMB0.11:

	For cancellation of each such Option	HK$	[3.361] in cash	*

(B)	In respect of Options with an exercise price of HK$1.50:

	For cancellation of each such Option	HK$	[2.00] in cash

(C)	In respect of Options with an exercise price of RMB1.84:

	For cancellation of each such Option	HK$	[1.171] in cash	*

*	The exchange rate of HK$[1.266] to RMB1.00 as at June [—], 2013 quoted on Factset

The Option Offer will be conditional upon the Share Offer becoming or being declared unconditional in all respects. Further information on the Option Offer will be set out in the formal document containing details of the Option Offer which will be sent to Optionholders on the Despatch Date.

Following acceptance of the Option Offer, the relevant Options together with all rights attaching thereto will be entirely cancelled and renounced.

Holdings of Shares and Options by the Offeror Parent, the Offeror and their Concert Parties

[HSBC, the joint financial adviser to the Offeror Group, and its affiliates (other than those members having the status as an exempt principal trader or exempt fund manager) (the “HSBC Group”), are presumed to be acting in concert with the Offeror and the Offeror Parent under the Takeovers Code. As at the date of this announcement, HSBC holds [—] Shares representing approximately [—]% of the issued share capital of the Target. Details of the holdings, borrowings and lending of Shares (or options, rights over Shares, warrants or derivatives in respect of any of them) (if any) held by or entered into by other affiliates within the HSBC Group will be obtained and separately announced as soon as possible in accordance with Note 1 to Rule 3.5 of the Takeovers Code. Accordingly, the statements in this announcement as to the holdings, borrowings and lending of Shares (or options, rights over Shares, warrants or derivatives in respect of any of them) by the Offeror Parent, the Offeror and their respective Concert Parties are subject to further information of the holdings, borrowings and lending (if any) of the other affiliates within the HSBC Group which is to be announced in due course.]

As of the date of this announcement, Standard Chartered, being the joint financial adviser to the Offeror Group and the Offeror’s Concert Party, holds [—] Shares, representing approximately [—]% of the issued share capital of the Target.

[Save as disclosed in the sections headed “Introduction” and “Irrevocable Undertakings” of this announcement and as of the date of this announcement, the Offeror Parent, the Offeror and their respective Concert Parties do not hold or have control or direction over any Shares or hold any convertible securities, warrants or options in respect of any Shares, nor have the Offeror Parent, the Offeror and their respective Concert Parties received any other irrevocable commitment to accept the Offers.] [Offeror to confirm]

Dealings in securities in the Target

[The Offeror Parent, the Offeror and their respective Concert Parties (not including any exempt fund manager or exempt principal trader of UBS, HSBC and Standard Chartered, respectively) had not dealt in the Shares, convertible securities, warrants, options or derivatives of the Target during the six-month period ended on the date of this announcement.] [Offeror to confirm]

Settlement of consideration

Settlement of consideration in respect of acceptances of the Offers will be made as soon as possible but in any event within seven (7) Business Days of the date of receipt of a complete and valid acceptance in respect of the Offers or of the Unconditional Date, whichever is the later.

No fractions of a cent will be payable and the amount of cash consideration payable to a Shareholder or Optionholder (as the case may be) who accepts the Share Offer or the Option Offer (as the case may be) will be rounded up to the nearest cent. Fractions of Offeror Shares are to be rounded up to the nearest whole number.

VALUE OF THE OFFERS

As at the Last Trading Date, there are 3,559,170,222 Shares in issue. On the basis of the Share Offer Price of HK$[3.50] per Share and assuming that no outstanding Options are exercised prior to the Closing Date:

(a)	the Share Offer is valued at approximately HK$[11,214,865,820] and [1,244,056,766] Offeror Shares assuming all Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the [1,826,808,760] Shares held by it); and

(b)	the Share Offer is valued at approximately HK$[ 10,617,329,269] and [1,842,472,047] Offeror Shares assuming all Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it).

As at the date of this announcement, there are a total of 26,256,211, 6,308,661 and 19,954,884 Options outstanding entitling the Optionholders to subscribe for, pursuant to the Pre-IPO Share Option Scheme or the Share Option Scheme, Shares at an exercise price of RMB0.11, RMB1.84 and HK$1.50 per Share, respectively.

Assuming none of the outstanding Options are exercised prior to the Closing Date, the total amount required to satisfy the cancellation of all the outstanding Options is HK$[135,544,335].

Based on the above and assuming that no outstanding Options are exercised prior to the Closing Date, the Offers are valued at approximately (i) HK$[11,350,410,155] and [1,244,056,766] Offeror Shares in aggregate assuming all Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it) or (ii) HK$[10,752,873,604] and [1,842,472,047 ] Offeror Shares in aggregate assuming all Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it).

In the event all of the outstanding Options are exercised in full by the Optionholders prior to the Closing Date, the Target will have to issue [52,519,756] new Shares, representing approximately [1.45]% of the enlarged issued share capital of the Target. The maximum value of the Share Offer will be increased to (i) approximately HK$[11,398,684,966] and

[1,244,056,766] Offeror Shares assuming all Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it) or (ii) approximately HK$[10,765,434,981] and [1,878,238,001] Offeror Shares assuming all Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the 853,631,240 Shares held by it) on a fully diluted basis.

CONFIRMATION OF FINANCIAL RESOURCES

Assuming that all the outstanding Options are exercised before the close of the Offers, (i) under the Cash Option (assuming all Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it)), the financial resources required by the Offeror to satisfy its obligations in respect of the Offers amount to approximately HK$[11,398,684,966] and (ii) under the Cash and Share Option (assuming all the Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it)), the financial resources required by the Offeror to satisfy its obligations in respect of the Offers amount to approximately HK$[10,765,434,981].

Assuming that no Option is exercised before the close of the Offers, the financial resources required by the Offeror to satisfy its obligations in respect of the Offers under (i) the Cash Option (assuming all the Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it), amount to approximately HK$[11,350,410,155] and (ii) the Cash and Share Option (assuming all the Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it), amount to approximately HK$[10,752,873,604].

The Offeror intends to finance the consideration payable by the Offeror under the Offers from external financing to be provided to the Offeror Group. UBS has been appointed as the lead financial adviser, and HSBC and Standard Chartered have been appointed as joint financial advisers, to the Offeror Group in respect of the Offers. UBS, HSBC and Standard Chartered are satisfied that sufficient financial resources are, and will remain, available to the Offeror to satisfy full acceptance of the Offers.] [Offeror to confirm]

CONDITIONS TO THE SHARE OFFER

The Share Offer is subject to the following Conditions:

(a)	valid acceptances of the Share Offer being received (and not, where permitted, withdrawn) by 4:00 p.m. on the Closing Date (or such later time or date as the

Offeror may, subject to the rules of the Takeovers Code, decide) in respect of such number of Shares which will result in the Offeror and persons acting in concert with it holding at least 75% of the voting rights in the Target;

(b)	the Shares remaining listed and traded on the Stock Exchange up to the Closing Date (or, if earlier, the Unconditional Date) save for any temporary suspension(s) of trading of the Shares as a result of the Offers and no indication being received on or before the Closing Date (or, if earlier, the Unconditional Date) from the SFC and/or the Stock Exchange to the effect that the listing of the Shares on the Stock Exchange is or is likely to be withdrawn, other than as a result of either of the Offers or anything done or caused by or on behalf of the Offeror Parent, the Offeror or their respective Concert Parties;

(c)	(i) all Consents as are necessary for the consummation of the transactions contemplated in the Irrevocable Undertakings and the Offers and in connection with, including, without limitation, any change in the direct or indirect shareholder(s) or ultimate controlling shareholder(s) of any member of the Target Group that has been granted the Consents to carry out its operations having been obtained and remaining in full force and effect without material variation from all Relevant Authority(ies) and all conditions (if any) to such Consents having been fulfilled; (ii) each member of the Target Group possessing or having obtained all Consents from the Relevant Authority(ies) that are necessary to carry on its business; and (iii) all mandatory Consents from third parties having been obtained for the acquisition of the Shares under the Offers;

(d)	no event having occurred which would make the Offers or the acquisition of any of the Shares under the Share Offer void, unenforceable or illegal or prohibit implementation of the Offers or the transactions contemplated under the Irrevocable Undertakings;

(e)	no Relevant Authority(ies) in the PRC, Hong Kong, Cayman Islands and the British Virgin Islands having taken or instigated any action, proceeding, suit, investigation or enquiry, or enacted or made or proposed, and there not continuing to be outstanding, any statute, regulation, demand or order that would make the Offers or the acquisition of any of the Shares under the Offers void, unenforceable or illegal or prohibit the implementation of, or which would impose any material conditions, limitations or obligations with respect to, the Offers or the transactions contemplated under the Irrevocable Undertakings (other than such items or events above as would not have a material adverse effect on the legal ability of the Offeror to proceed with or consummate the Offers and the transactions contemplated under the Irrevocable Undertakings);

(f)

since the date of the last audited consolidated financial statements of the Target, there having been no change, effect, fact, event or circumstance which has had or would reasonably be expected to have a material adverse effect on, or to cause a material adverse change in, the general affairs, management, financial position, business, prospects, conditions (whether financial, operational, legal or otherwise), earnings, solvency, current or future consolidated financial position, shareholders’ equity or results of operations of the Target Group as a whole, whether or not arising in the ordinary course of business;

(g)	no changes having been made to any terms of the Pre-IPO Share Option Scheme or the Share Option Scheme (either formally or as a result of the exercise by the Target’s remuneration committee of its discretion) from the date of this announcement;

(h)	other than the final dividend of the Target of RMB 11.31 cents per Share declared for the year ended December 31, 2012 and the special dividend of RMB28.25 cents per Share declared for the year ended December 31, 2012 by the Target, no dividends having been declared or paid by the Target and, save in respect of any indebtedness incurred in relation to projects of the Target Group that have been publicly announced prior to the date of this announcement, no indebtedness being incurred by the Target other than in the ordinary course of business consistent with the Target’s past practices; and

(i)	with respect to the Offeror Parent, the obtaining of approval at an EGM of the Offeror Parent in relation to the making of the Offers (including the signing and completion of the Irrevocable Undertakings) as a “major transaction” pursuant to the Listing Rules.

The Offeror reserves the right to waive, in whole or in part, all or any of the Conditions set out above save that (i) Condition (a) may only be waived if the Offeror receives acceptances in respect of the Share Offer which would result in the Offeror Parent, the Offeror and their respective Concert Parties holding more than 50% of the voting rights in the Target; and (ii) Conditions (d) and (i) cannot be waived.

Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, the Offeror should not invoke any of the Conditions so as to cause the Offers to lapse unless the circumstances which give rise to the right to invoke any such Condition are of material significance to the Offeror and the Offeror Parent in the context of the Offers.

In accordance with Rule 15.3 of the Takeovers Code, the Offeror must publish an announcement when the Share Offer becomes or is declared unconditional as to acceptances and when the Share Offer becomes or is declared unconditional in all respects. The Offers must also remain open for acceptance for at least fourteen (14) days after the Offers become unconditional. Shareholders and Optionholders are reminded that the Offeror does not have any obligation to keep the Offers open for acceptance beyond this 14-day period.

WARNING: Shareholders, Optionholders and potential investors should be aware that the Share Offer is subject to the satisfaction or waiver (where applicable) of the Conditions, and the Option Offer is subject to and conditional upon the Share Offer becoming or being declared unconditional in all respects. Accordingly, the Offers may or may not become unconditional. Shareholders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, exercising the Options or other rights in respect of any of them. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

IRREVOCABLE UNDERTAKINGS

[Offeror to provide]

Zhang Irrevocable Undertaking

Date:	[June 17, 2013]

Parties:	Zhang International, Offeror Parent and Offeror

CA Dairy Irrevocable Undertaking

Date:	[June 17, 2013]

Parties:	CA Dairy, Offeror Parent and Offeror

Undertaking to accept the Share Offer

Zhang International and CA Dairy had each executed an irrevocable undertaking (the Zhang Irrevocable Undertaking and the CA Dairy Irrevocable Undertaking respectively) in favour of the Offeror Parent and the Offeror, pursuant to which each of Zhang International and CA Dairy has irrevocably undertaken to the Offeror and the Offeror Parent to accept, or procure the acceptance of, the Share Offer in respect of the Relevant Shares as soon as possible and in any event by 4:00 p.m. on the Business Day after the Despatch Date.

Zhang International has committed to accept the Cash and Share Option for all of the 1,826,808,760 Shares held by it as at the date of the Zhang Irrevocable Undertaking. CA Dairy has committed to accept the Cash Option in respect of all of all of the 853,631,240 Shares owned by it as at the date of the CA Dairy Irrevocable Undertaking.

Accordingly, pursuant to the Share Offer, the Offeror will acquire from Zhang International 1,826,808,760 Shares for a total consideration of approximately HK$[5,151,600,703] and [1,244,056,766] Offeror Shares, and from CA Dairy 853,631,240 Shares for a total consideration of approximately HK$ [2,987,709,340].

Prior to the closing, lapsing or withdrawal of the Share Offer, each of Zhang International and CA Dairy has undertaken not to, among other things, (i) sell, transfer, charge, encumber, grant any option over (or cause the same to be done) or otherwise dispose of any interest in the Relevant Shares (other than to the Offeror); (ii) acquire, directly or indirectly, any additional shares, securities or other interests of the Target; or (iii) take any action or enter into any agreement or arrangement, including through its representation on the Target’s board of directors (and whether or not legally binding or subject to any condition or which is to take effect after the Share Offer closes or lapses), or permit any agreement or arrangement to be entered into or authorize or incur any obligation which, (x) in relation to the Relevant Shares, would or might restrict or impede its accepting the Offers or (y) would otherwise be prejudicial to the successful outcome of the Share Offer.

No withdrawal

Each of Zhang International and CA Dairy has irrevocably undertaken that it will not withdraw any acceptance of the Share Offer in respect of the Relevant Shares.

Termination

The Irrevocable Undertakings will be terminated and the respective obligations of Zhang International and CA Dairy under the Irrevocable Undertakings (as applicable) shall lapse and terminate if (i) the Offeror fails to despatch the Composite Document on the Despatch Date; or (ii) the Share Offer lapses.

[Each of Zhang International and CA Dairy may, in its sole decision, terminate its Irrevocable Undertaking with immediate effect if (i) the shareholders of the Offeror Parent fail to approve the making of the Offers (including the signing and completion of the Irrevocable Undertakings) as a “major transaction” pursuant to the Listing Rules; or (ii) the Offers are not declared unconditional in all respects by September 10, 2013.]

Non-Competition and Non-Solicitation

Zhang International has undertaken that, save for any shareholding in the Offeror or any shares which are swapped in exchange for Offeror Shares, it shall not and shall procure that its Affiliates shall not (whether alone or jointly with another and whether directly or indirectly), during the Restricted Period:

(a)	carry on, operate, develop or be engaged or concerned or interested economically or otherwise in any manner in any Competing Business in the PRC, Hong Kong, Taiwan, Macau and New Zealand; and

(b)	use or display any trademark, business name or mark, domain name or any website containing (i) the word(s) “Yashili (in Chinese: )”, “Scient” (in Chinese: )”, other than in respect of the use of such name by the Zhang’s Family in its investment holding ventures.

Notwithstanding the above, Zhang International and its Affiliates may be interested in, engaged in, acquire or hold interest in, any Competing Business with the written consent of the Offeror Parent or in cooperation with or in conjunction with the Offeror Parent or any of its Affiliates.

Zhang International has further undertaken that it shall not and shall procure that its Affiliates shall not solicit, hire or encourage or seek to encourage any director, officer, employee or distributor of any member of the Target Group to leave his/her current employment or consultancy or to breach the terms of their contract for services or distributorship or solicit the business of any client or customer of any member of the Target

Group in relation to the Competing Business. This undertaking does not affect Zhang International’s or its Affiliates’ ability to hire in the aggregate no more than five employees of the Target Group; provided that only one of such five employees may be a member of the senior management of the Target Group. Zhang International or its Affiliates may also hire any member(s) of Zhang’s Family or enter into any other arrangements with them. In addition, Mr. Zhang Lidian, the chairman of the Target, may consider remaining as a member of the senior management of the Target Group following the Completion.

Revised Offers

The Irrevocable Undertakings will extend to any revised or improved offer or offers by or on behalf of the Offeror. In accordance with Rule 16.1 of the Takeover Code, if the Offeror revises the terms of the Share Offer or the Option Offer, each of Zhang International and CA Dairy, any other Shareholder or Optionholder (as the case may be), whether or not it has already accepted the Share Offer or the Option Offer, will be entitled to the revised or improved terms of the Share Offer or the Option Offer (as the case may be).

INDEPENDENT BOARD COMMITTEE [AND INDEPENDENT FINANCIAL ADVISER OF THE TARGET)

An Independent Board Committee of the Target, which comprises all of the independent non-executive directors of the Target, has been established by the Target Board to make a recommendation to the Shareholders as to whether the Share Offer is, or is not, fair and reasonable and as to acceptance and to the Optionholders as to its views on the Option Offer.

[In addition, as approved by the Independent Board Committee, an independent financial adviser, [Somerley Limited], has been appointed to advise the Independent Board Committee in connection with the Share Offer and the Option Offer. / An independent financial adviser will be appointed (with the approval of the Independent Board Committee) to advise the Independent Board Committee in connection with the Share Offer and the Option Offer.]

The members of the Independent Board Committee will make a recommendation to the Shareholders as to whether the Share Offer is, or is not, fair and reasonable and as to acceptance, and to the Optionholders as to its views on the Option Offer after considering the advice of the Independent Financial Adviser.

INFORMATION ON THE OFFEROR PARENT

The Offeror Parent was incorporated in the Cayman Islands and its shares are listed on the Stock Exchange (stock code: 2319). The Offeror Group is one of the leading dairy product manufacturers in China, principally engaged in manufacturing and distribution of quality dairy products.

The Offeror Group’s diversified products range includes liquid milk products, such as UHT milk, milk beverages and yogurt, ice cream and other dairy products such as milk powder. In December 2012, the Offeror Group’s annual production capacity of dairy products reached 7.58 million tons.

Further information in relation to the Offeror Parent and the Offeror Group will be contained in the Composite Document.

INFORMATION ON THE OFFEROR

Incorporation

The Offeror was incorporated in the British Virgin Islands by the Offeror Parent for the sole purpose of making the Offers and holding Shares. Assuming the Share Offer becomes unconditional in all respects, the Offeror will be the new holding company of the Target upon close of the Offers.

[The Offeror was incorporated on June 4, 2013. As of the date of this announcement, there is one (1) Offeror Share in issue which was the Subscriber Share, and the Offeror is a wholly-owned subsidiary of the Offeror Parent. In order to facilitate acceptance of the Share Offer, the board of directors of the Offeror has resolved to increase the maximum number of shares the Offeror is authorized to issue to include 200,000,000,000 Offeror Shares of HK$1.00 par value each.] [Offeror to confirm]

The Offeror has not carried on any business since incorporation, other than matters in connection with the Offers. The Offeror will not engage in any business other than acting as the holding company of the Target.

Share Capital

As part of the Offers, the Offeror will issue such number of Offeror Shares to the Offeror Parent for a consideration which is equivalent to the aggregate sum of the consideration payable (being the cash payable under the Cash Option and the Cash and Share Option) by the Offeror to the Accepting Shareholders and the consideration payable by the Offeror to the Optionholders who accept the Option Offer. The Offeror will use such cash consideration and issue Offeror Shares to Shareholders who opt for the Cash and Share Option to finance the acquisition of the Shares from the Accepting Shareholders and the cancellation of the Options.

[A Shareholder who chooses the Cash and Share Option will receive [0.681] Offeror Share in respect of each Share, which represents an indirect interest in [0.19] Shares in the Target held through the Offeror. Zhang International, which pursuant to the Zhang Irrevocable Undertaking will accept the Cash and Share Option, will upon close of the Offers hold [1,244,056,766] Offeror Shares, representing an indirect [10]% interest in the entire issued share capital of the Target held through the Offeror. This percentage of indirect interest in the Target to be held by Zhang International will be unaffected by the Subscriber Share, the number of Offeror Shares issued to the Offeror Parent to finance the Offers as described in this section or the level of elections for the Cash and Share Option by other Shareholders, as any Shareholder (including Zhang International) who elects the Cash and Share Option will receive 0.681 Offeror Share and HK$2.82 in cash and the Offeror Share portion represents 19.5% of the aggregate consideration of HK$3.50. Such percentage is determined by Zhang International’s 10% interest in the Target divided by Zhang International’s current [51.3]% total shareholding in the Target.]

On the above basis, and assuming that (i) no outstanding Options are exercised prior to the close of the Offers, and (ii) all Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it), a Maximum Interest of approximately [1,842,472,047] Offeror Shares representing [14.8]% of the Offeror’s enlarged issued share capital may be held by the Accepting Shareholders. The Subscriber Share is excluded for the purpose of that calculation as the intention is for the Subscriber Share to be repurchased by the Offeror at [US$1.00] as and when appropriate. [Target to confirm]

WARNING: The Offeror Shares upon their issue will not be listed on the Stock Exchange or any other recognized stock exchange. Further, the transfer of the Offeror Shares will be subject to the Lock-Up Restrictions. Therefore, Shareholders who accept the Cash and Share Option should expect that they will not be able to sell, transfer or otherwise disposal of their Offeror Shares at least during the Lock-Up Period. In the event that the Offeror does exercise the right of compulsory acquisition and withdraw the listing status of the Target on the Stock Exchange, there is no assurance that all or a substantial part of the businesses of the Target will be re-listed on any stock exchange. Shareholders who accept the Share Offer should therefore exercise care and caution in determining, and should give careful consideration as to, whether the Cash and Share Option is suitable for them.

Corporate Structure

If the Share Offer becomes unconditional in all respects, the Offeror will become the new holding company of the Target upon close of the Offers. The shareholding interest of the Offeror in the Target upon completion of the Offers will depend on the level of acceptances in respect of the Share Offer and the level of exercise of Options before the Closing Date.

The corporate chart below indicates the levels of possible shareholding interest in the Offeror and the Target following the Share Offer if it becomes unconditional in all respects.

Post Offers Shareholding Structure

Set out below are charts showing the shareholding structure of the Target as at the Last Trading Date and the Unconditional Date.

As at the Last Trading Date:

As at the Closing Date:

Assuming the listing status of the Target on the Stock Exchange is maintained and the acceptance level for the Offers is such that the public float of the Target is maintained at the minimum public float of [23.42]% as permitted by the Stock Exchange

Assuming the Target does not maintain its listing status on the Stock Exchange and only Zhang International opts for the Cash and Share Option

Assuming the Target does not maintain its listing status on the Stock Exchange and all Shareholders (other than CA Dairy) opt for the Cash and Share Option

Note: The above shareholding structure assumes none of the outstanding Options is exercised.

Corporate Matters

As the Offeror is incorporated in the British Virgin Islands, its governance will primarily be subject to British Virgin Islands law. The Articles contain the types of provisions which are generally found in other unlisted exempted companies incorporated under the British Virgin Islands Companies Law.

A more detailed summary of the major provisions of the Memorandum, the Articles and the New Articles of the Offeror and certain aspects of the British Virgin Islands Companies Law will be set out in the Composite Document.

INFORMATION ON THE TARGET GROUP

The Target is a company incorporated in the Cayman Islands with limited liability, whose Shares have been listed on the Main Board of the Stock Exchange since November 1, 2010. The Target Group is principally engaged in production and sales of pediatric milk formula products and nutrition food.

FINANCIAL INFORMATION OF THE TARGET GROUP

The financial information of the Target Group was prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standard Board.

As of December 31, 2012, the audited consolidated total assets and net assets of the Target Group amounted to approximately RMB5,569,869,000 and RMB4,082,346,000, respectively.

As of December 31, 2011, the audited consolidated total assets and net assets of the Target Group amounted to approximately RMB4,643,569,000 and RMB3,803,999,000, respectively.

As of December 31, 2012, the audited consolidated net profits before and after taxation and extraordinary items of the Target Group were approximately RMB646,324,000 and RMB470,468,000, respectively.

As of December 31, 2011, the audited consolidated net profits before and after taxation and extraordinary items of the Target Group were approximately RMB375,389,000 and RMB308,425,000, respectively.

REASONS FOR THE OFFERS AND THE EXPECTED BENEFITS

The PRC dairy market has continued to grow over the past few years driven by macro factors such as strong economic growth, increasing disposable income and rising rates of urbanization, as well as industry-specific factors including increasing health awareness, consumer preferences and improved dairy product distribution.

As one of the key components of the PRC dairy market, the pediatric milk formula market has been expanding rapidly as well. The increasing trend towards double income families and the related increase in the number of working mothers in the PRC, coupled with the convenience and comprehensive nutritional benefits offered by infant formula products, has resulted in a growing popularity among mothers in the PRC to choose infant formulas for their children. In recent years, pediatric milk formula powder brands with high quality raw milk sourcing from overseas and quality local large-scale farms have secured increasingly large market shares, especially in the high-end pediatric milk formula powder segment. For the dairy industry, the government and society continue to reinforce regulated development through both stringent supervision and increased media coverage.

Establishing a partnership between the Offeror Parent’s Mengniu, the leading dairy brand in the PRC and the Target’s Yashili, one of the most successful pediatric milk powder brands in the PRC would enable both parties to leverage each other’s capabilities and resources in product offering, product innovation, upstream sourcing, distribution and sales channel development, product quality control and consumer marketing to capture the rapid growth of pediatric milk formula market in the PRC. [While the Offeror Group will explore and leverage each other’s strengths in the dairy industry and explore aforementioned areas of cooperation to create synergy, the Offeror Group intends to maintain the Target Group’s independent operating platform for the pediatric milk powder business.] [Offeror to confirm]

The Offeror Parent is one of the best-known dairy companies in China and one of the largest dairy companies engaged in manufacturing and distributing quality dairy products in China. The Target is a renowned domestic brand and a leading domestic pediatric milk powder manufacturer in China. [The Target’s business model integrates high brand recognition,

100% imported premium dairy raw materials and a proprietary formula, and unwavering commitment to establish a high standard of quality supervision and quality assurance system. The Offeror Parent envisions no change in the Target’s sourcing policy to ensure that consumers continue to enjoy unchanged quality commitment and brand value from the Target’s products. The Offeror Parent believes that, through this cooperation, both companies will be able to offer more consumers with more choices in dairy products that are safe, healthy and of the highest quality.]

INTENTIONS OF THE OFFEROR PARENT IN RELATION TO THE TARGET GROUP

The Offeror is set up by the Offeror Parent for the sole purpose of holding Target Shares and will not engage in any business other than acting as the holding company of the Target.

After completion of the Offers, the Offeror Parent will review the businesses of the Target Group, including among others, the Target Group’s relationships with its distributors and suppliers, portfolio of products, assets, corporate and organizational structure, capitalization, operations, policies, management and personnel to consider and determine what changes, if any, would be necessary, appropriate or desirable, long term and short term, in order to best organize and optimize the businesses and operations of the Target Group and to integrate the same within the Offeror Group. The Offeror Parent intends that the Target Group will continue to operate its business in substantially its current state. However, the Offeror Parent reserves the right to make any changes that it deems necessary or appropriate to the Target Group’s businesses and operations to better integrate, generate maximum synergy and achieve enhanced economies of scale with the other operations of the Offeror Group.

If the Target continues to maintain its listing status on the Stock Exchange following closing of the Offers, the Offeror Parent expects that the dividend policy of the Target will be substantially consistent with its past practices since its listing on the Stock Exchange.

LOCK-UP PERIOD

Other than through the re-listing of the business of the Target as described in the section headed “Compulsory Acquisition and Withdrawal of Listing” and the charging or pledging of shares in the Offeror by the Offeror Parent in connection with the financing of the Offers, for a period of three (3) years following the Unconditional Date (the “Lock-Up Period”), the shareholders of the Offeror may not dispose of, or enter into any agreement to dispose of or otherwise create any options, rights, interests or encumbrances in respect of, any of the Offeror Shares issued to it under the Offers or otherwise (together, the “Lock-Up Restrictions”) unless otherwise approved by the board of directors of the Offeror in writing. In addition, the Shares acquired by shareholders of the Offeror through the repurchase option set out in the section headed “Listing Status of the Target” shall be subject to the same restrictions as the Lock-Up Restrictions during the Lock-Up Period. If either (a) the repurchase of Offeror Shares as set out in the sections headed “Listing Status of the Target”, “Compulsory Acquisition and Withdrawal of Listing” and “Right to exit in Change of Control” is not permitted by applicable laws or regulations or (b) there is a Change of Control of the Offeror or the Target, then the Lock-Up Restrictions shall lapse.

Zhang International has also undertaken in the Zhang Irrevocable Undertaking that from the date of the Zhang Irrevocable Undertaking until a period of three (3) years from the date of Completion, it will not register the transfer of any of its issued share capital or otherwise issue, allot or agree to issue or allot any shares, securities or other interests in its share capital or loan capital or otherwise recognize any economic interests in its equity asserted by a person other than any member of the Zhang’s Family (the “Zhang International Lock-Up”). If the Lock-Up Restrictions lapse, then the Zhang International Lock-Up shall also lapse. The Zhang International Lock-Up forms part of the Zhang Irrevocable Undertaking and will terminate in the event that the Zhang Irrevocable Undertaking is terminated in accordance with its terms.

LISTING STATUS OF THE TARGET

If the Offeror does not acquire the requisite percentage of the Shares to enable it to compulsorily acquire all the issued Shares under Cayman Islands Companies Law and the Takeovers Code as detailed in the section headed “Compulsory Acquisition and Withdrawal of Listing” within four (4) months after posting of the Composite Document, its intention is to maintain the listing status of the Target on the Stock Exchange. Accordingly, assuming the Share Offer becomes or is declared unconditional in all respects but the Offeror does not effect the compulsory acquisition, the Offeror will undertake to the Stock Exchange to take appropriate steps following the close of the Offers to ensure that such number of Shares as may be required by the Stock Exchange are held by the public within the prescribed time frame. Any future transactions between the Target Group and the Offeror Group will be carried out on an arm’s length basis and in compliance with the Listing Rules.

[In the event that the Target continues to maintain its listing status on the Stock Exchange following the close of the Offers, each shareholder of the Offeror (other than the Offeror Parent) will have an option to, at any time, require the Offeror to, and upon exercise of such option by any such shareholder the Offeror shall, repurchase the Offeror Shares held by the such shareholder by exchanging all (but not part only) of the Offeror Shares to be repurchased with such shareholder’s proportionate interest in the Target held through the Offeror, subject to applicable laws and regulations in relation to the repurchase of its own shares by the Offeror. As described in the section headed “Lock-Up Period” in this announcement, the Shares as exchanged and to be held by such shareholder shall be subject to the same restrictions as the Lock-Up Restrictions during the Lock-Up Period.] [Offeror to confirm] Details of the procedures for such exchange will be set out in the Composite Document.

WARNING:

If the level of acceptances of the Share Offer reaches the prescribed level under the Cayman Islands Companies Law required for compulsory acquisition and the requirements of Rule 2.11 of the Takeovers Code are satisfied, dealings in the Shares will be suspended from the Closing Date up to the withdrawal of listing of the Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

COMPULSORY ACQUISITION AND WITHDRAWAL OF LISTING

To the extent applicable and pursuant to the compulsory acquisition power under section 88 of the Cayman Islands Companies Law, if the Offeror, within four months of the posting of the Composite Document, acquires not less than 90% of the Shares, the Offeror intends to (but is not obliged to) compulsorily acquire those Shares not acquired by the Offeror under the Share Offer. If the Offeror decides to exercise such right and completes the compulsory acquisition, the Target will become a wholly-owned subsidiary of the Offeror and an application will be made for the withdrawal of the listing of the Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules.

Pursuant to Rule 2.11 of the Takeovers Code, except with the consent of the Executive, where the Offeror seeks to acquire or privatize the Target by means of the Share Offer and the use of compulsory acquisition rights, such rights may only be exercised if, in addition to satisfying any requirement imposed by the Cayman Islands Companies Law, acceptance of the Share Offer and purchases made by the Offeror and its Concert Parties during the four months after posting of the Composite Document total 90% or more of the disinterested Shares (as defined in the Takeovers Code).

[The Offeror Parent undertakes (for itself and the Offeror Group) that if the Offeror exercises its right of compulsory acquisition and the Target withdraws its listing status on the Stock Exchange, the Offeror Parent will use its commercially reasonable efforts to effect a re-listing of the business of the Target Group within five (5) years from the date on which the Target withdraws its listing status on the Stock Exchange. If the Target withdraws its listing status on the Stock Exchange and there is to be a re-listing of the Target Group’s business (whether alone or together with any other assets or businesses) at any time while a person still holds Offeror Shares (such shareholder a “Relevant Shareholder”), then prior to the listing of the entity that holds all or a substantial part of the Target Group’s business (“New Listco”), each Relevant Shareholder shall have the right at any time to require the Offeror to, and the Offeror shall, repurchase the Offeror Shares held by the Relevant Shareholder (the “Relevant Offeror Shares”) by exchanging all (but not part only) of the Relevant Offeror Shares with such number of shares in New Listco as represent a fair valuation of the Relevant Offeror Shares; provided that, if there is a pre-IPO restructuring in which the Offeror Shares held by the Offeror Parent are exchanged for shares in New Listco, then each Relevant Shareholder shall have the right to exchange its Relevant Offeror Shares for shares in New Listco at the same exchange ratio as the Offeror Parent and that shall be deemed to be a fair valuation of the Relevant Offeror Shares.]

If the Offeror exercises its right of compulsory acquisition and the Target withdraws its listing status on the Stock Exchange, for a period from the expiry of the Lock-Up Period until the earlier of (i) ten (10) years from the date of the expiry of the Lock-up Period; and (ii) the date of the listing of New Listco, each shareholder of the Offeror shall have the right to, upon the expiry of the Lock-Up Period, at any time require the Offeror to, and the Offeror shall, repurchase all (but not part only) of the Offeror Shares such shareholder holds at a price per Offeror Share which is equivalent to twenty (20) times of the earnings per Offeror Share for the financial year immediately preceding the shareholder’s exercise of such right. Such earnings per Offeror Share shall be calculated by dividing the audited net income of the Offeror during the financial year immediately preceding the shareholder’s exercise of such right by the weighted average number of Offeror Shares in issue during such period, subject to applicable laws and regulations in relation to repurchase of its own shares by the Offeror.

WARNING: If the listing status of the Target on the Stock Exchange is withdrawn, there is no assurance that all or a substantial part of the businesses of the Target Group will be re-listed on any stock exchange within five (5) years from the date on which the Target withdraws its listing status on the Stock Exchange, or ten (10) years from the date of the expiry of the Lock-Up Period or at all. Shareholders who accept the Share Offer should therefore exercise full care and caution in determining, and should give careful consideration as to, whether the Cash and Share Option is suitable for them.

RIGHTS OF SHAREHOLDERS OF THE OFFEROR

[Upon close of the Offers, the transfer of the Offeror Shares issued will be subject to the Lock-Up Restrictions, and shareholders of the Offeror will have the following shareholder rights pursuant to the New Articles.

Right to nominate directors

A shareholder of the Offeror who beneficially owns 8% or more of the issued share capital of the Offeror or more shall be entitled to, from time to time, nominate and maintain one director to the board of directors of the Offeror and the Offeror shall exercise its rights as a shareholder of the Target to nominate such director to the Target Board.

Right to receive dividends and other distributions

Shareholders of the Offeror shall be entitled to receive dividends and other distributions (if any) duly declared, made or paid by the Offeror, on a pro-rata basis. The Offeror will, after close of the Offers, adopt a dividend policy pursuant to which it will distribute, on a pro-rata basis and subject to applicable laws and regulations, all of its distributable profits (after deducting the administrative expenses incurred and withholding taxes (if required by applicable laws)) as of the end of each financial year.

Reserved matters

After the close of the Offers, the Offeror shall take no action in respect of the following matters unless such matter is resolved to be approved by in excess of 92% of the votes of shareholders of the Offeror who are present and voting at a general meeting of the Offeror:

(a)	any amendment to the Memorandum, Articles or New Articles;

(b)	any change in the share capital of the Offeror or the creation, allotment or issue of any shares or of any other securities of the Offeror or the grant of any option or rights to subscribe for or to convert or exchange any instrument into such shares or securities;

(c)	any reduction of the share capital or variation of the rights attaching to any class of shares of the Offeror or securities of the Offeror or any redemption, purchase or other acquisition of any shares or securities of the Offeror (including the Offeror Shares and the Subscriber Share other than as set out in this announcement or the Composite Document);

(d)	the filing of a petition for the winding-up of the Offeror or any of its subsidiaries, a resolution being passed for the winding up of the Offeror or any of its subsidiaries, or the appointment of a liquidator, receiver or administrator over any of the Offeror’s assets or undertakings or any of its subsidiaries’ assets or undertakings;

(e)	[the incurrence of any indebtedness other than ordinary course expenses, taxes, salaries and bonuses that are incurred solely for the purposes of the Offeror’s holding of Shares];

(f)	[the creation of any charge or other security over any assets of the Offeror, other than in relation to the financing of the Offers but only to the extent that such charge or security is created over such number of Shares as represents the Offeror Parent’s attributable interest in the issued share capital of the Target];

(g)	[the disposal of any Shares or other assets of the Offeror, other than for the purposes of (i) giving security permitted under paragraph (f) above or (ii) any disposal by the chargee pursuant to the exercise of its power of sale, provided that such disposal under (ii) shall be deemed to be a Change of Control of the Target;

(h)	the authorisation or approval of the disposal of all or substantially all of the assets of the Target or any other member of the Target Group;

(i)	[where the Target maintains its listing status on the Stock Exchange, the Offeror completing any transaction with the Target Group which constitutes a Connected Transaction for the Target under Chapter 14A of the Listing Rules, except where all the applicable requirements under Chapter 14A of the Listing Rules in respect of such transaction have been complied with;]

(j)	[where the Target has withdrawn its listing status from the Stock Exchange, the Offeror completing any transaction with the Target Group which would have constituted a Connected Transaction for the Target under Chapter 14A of the Listing Rules had the Target been a company listed on the Stock Exchange, except where the transaction had been conducted on “normal commercial terms” in the “ordinary course of business” (as those terms are defined under Chapter 14A of the Listing Rules) of the Target Group, and such conclusions regarding the transaction have been made by an financial adviser which is independent from both the Offeror Group and the Target Group];

(k)	[the Offeror completing any transaction with any person (other than a member of the Target Group) which would have constituted a Connected Transaction for the Offeror under Chapter 14A of the Listing Rules had the Offeror been a company listed on the Stock Exchange, except where the transaction had been conducted on “normal commercial terms” in the “ordinary course of business” (as those terms are defined under Chapter 14A of the Listing Rules) of the Offeror, and such conclusions regarding the transaction have been made by an financial adviser which is independent from the Offeror Group]; and

(l)	declaring, making or paying any dividends other than dividends payable to all the Offeror’s shareholders on a pro-rata basis.

Tag-along rights

The Offeror Parent may only sell part or all of its Offeror Shares to a third party provided that the other shareholders of the Offeror may elect to sell, and the third party agrees to acquire from such electing shareholders of the Offeror, such amount of Offeror Shares as is pro rata to the proportion of the Offeror Shares being sold by the Offeror Parent. Any such sale by an electing shareholder of the Offeror shall be at the same price and otherwise on no less favourable terms as those proposed between the Offeror Parent and the third party.

To the extent that any sale of Offeror Shares by the Offeror Parent would result in a Change of Control in the Offeror, the Offeror Parent shall only be permitted to sell such Offeror Shares if the third party agrees to acquire from the other electing shareholders of the Offeror all of their Offeror Shares at the same price and otherwise on no less favourable terms as those proposed between the Offeror Parent and the third party. Any such Change of Control in the Offeror may give rise to an obligation for the new controlling shareholder of the Offeror to make an offer for the outstanding shares of the Target pursuant to Note 8 to Rule 26.1 of the Takeovers Code, provided that the Target maintains its listing status on the Stock Exchange after close of the Offers.

Any sale of Offeror Shares pursuant to the provisions described in this section shall be notwithstanding the Lock-Up Restrictions.

Right to exit in the event of Change of Control

In the event of a Change of Control of the Offeror or of the Target (other than a Change of Control referred to in sub-section headed “Tag-along rights” under the section headed “Rights of Shareholders of the Offeror” of this announcement), the Lock-Up Restrictions shall immediately lapse and each shareholder of the Offeror (other than the shareholder whose change in shareholding in the Offeror or the Target leads to the Change in Control) shall have the right to, for a period from the Unconditional Date until the earlier of (i) ten (10) years from the Unconditional Date; and (ii) the date of the re-listing of the businesses of the Target, require the Offeror to, and the Offeror shall, repurchase all (but not part only) of the Offeror Shares it holds at a price per Offeror Share which is equivalent to twenty (20) times of the earnings per Offeror Share for the financial year immediately preceding the relevant shareholder’s exercise of such right. Such earnings per Offeror Share shall be calculated by dividing the audited net income of the Offeror during the financial year immediately preceding the relevant shareholder’s exercise of such right by the weighted average number of Offeror Shares in issue during such period, subject to applicable laws and regulations in relation to repurchase of its own shares by the Offeror.] [Offeror to confirm]

WARNING: The Offeror is set up by the Offeror Parent for the sole purpose of holding Shares in the Target and will not engage in any business other than acting as the holding company of the Target and will derive its income solely from the distributions by the Target (if any).

FURTHER TERMS OF THE OFFERS

In addition to the Conditions set out in this announcement, the Share Offer is made on the basis that acceptance of the Share Offer by any person will constitute a warranty by such person or persons to the Offeror that the Shares acquired under the Share Offer are sold by such person or persons free from all third party rights, liens, charges, equities, adverse interests and encumbrances whatsoever and together with all rights attaching thereto as at the Closing Date or subsequently becoming attached to them, including the right to receive all dividends (whether final or interim) and other distributions, if any, declared, made or paid on or after the Closing Date.

The Offeror Shares to be issued under the Share Offer will be issued free from all encumbrances, credited as fully-paid, non-assessable, and will rank pari passu with all issued shares in the Offeror, including the Subscriber Share, including the right to receive in full all dividends and other distributions, if any, declared, made or paid on or after the date of their issue. Fractions of Offeror Shares are to be rounded up to the nearest whole number.

In addition, the Option Offer will be subject to and conditional upon the Share Offer becoming or being declared unconditional in all respects.

The Offers will be made in compliance with the Takeovers Code which is administered by the Executive.

Sellers’ ad valorem stamp duty arising in connection with acceptance of the Share Offer will be payable by each Accepting Shareholder at the rate of HK$1.00 for every HK$1,000 or part thereof of the consideration payable by the Offeror for such person’s Shares and will be deducted from the cash amount due to such Accepting Shareholder.

The Offeror will pay the buyer’s ad valorem stamp duty in relation to the Share Offer on its own behalf. No stamp duty is payable in connection with the Option Offer.

GENERAL MATTERS RELATING TO THE OFFERS

Availability of the Offers

The Offeror intends to make the Share Offer and Option Offer available to all Shareholders and Optionholders, respectively, including those who are not resident in Hong Kong. The availability of the Share Offer and Option Offer to persons who are not resident in Hong Kong may be affected by the laws of the relevant overseas jurisdictions. Persons who are not resident in Hong Kong should inform themselves about and observe any applicable requirements and restrictions in their own jurisdictions, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with the other necessary formalities and the payment of any issue, transfer or other fares due in such jurisdiction.

In the event that the receipt of the Composite Document by overseas Shareholders or Optionholders is prohibited by any applicable laws and regulations or may only be effected upon compliance with conditions or requirements in such overseas jurisdictions that would be unduly burdensome, the Composite Document, subject to the Executive’s consent, will not be despatched to such overseas Shareholders or Optionholders. The Offeror will apply for any waivers as may be required by the Executive pursuant to Note 3 to Rule 8 of the Takeovers Code at such time.

Any arrangements for overseas Shareholders and Optionholders to collect the Composite Document or the formal document containing details of the Option Offer, respectively, will be set out in a further announcement.

Composite Document

The Composite Document containing, among other things, details of the Share Offer and an expected timetable in relation to the Offers, a letter from the Independent Board Committee and a letter from the Independent Financial Adviser in respect of the Share Offer and Option Offer, together with forms of acceptance will be despatched to the Shareholders as soon as practicable and in compliance with the requirements of the Takeovers Code. The formal document containing details of the Option Offer will also be sent to Optionholders on the Despatch Date.

Further agreements or arrangements

[Offeror to confirm]

[As at the date of this announcement:

(i)	save as disclosed in the section headed “Irrevocable Undertakings” in this announcement, the Offeror Parent, the Offeror and their Concert Parties have not received any other irrevocable commitment to accept the Offers;

(ii)	the Offeror Parent, the Offeror and their respective Concert Parties do not hold any Shares, convertible securities, warrants or options in the Target;

(iii)	there is no outstanding derivative in respect of the securities in the Target which has been entered into by the Offeror Parent, the Offeror or any of their Concert Parties;

(iv)	save as disclosed in the section headed “Irrevocable Undertakings” in this announcement, there is no arrangement (whether by way of option, indemnity or otherwise) in relation to the shares of the Offeror Parent, the Offeror or the Target and which might be material to the Offers;

(v)	save as disclosed in the sections headed “Conditions to the Share Offer” and “Irrevocable Undertakings”, there is no agreement or arrangement to which the Offeror or the Offeror Parent is a party which relates to circumstances in which the Offeror may or may not invoke or seek to invoke a condition to the Offers; and

(vi)	there are no relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in the Target which the Offeror Parent, the Offeror or any of their respective Concert Parties have borrowed or lent.]

Completion of the Offers

The latest time on which the Offeror can declare the Share Offer unconditional as to acceptances is 7:00 p.m. on the 60th day after the posting of the Composite Document (or such later date to which the Executive may consent).

If all the Conditions are satisfied (or, if permissible, waived), Shareholders and Optionholders will be notified by way of an announcement in accordance with the Takeovers Code and the Listing Rules as soon as practicable thereafter.

DEALINGS DISCLOSURE

In accordance with Rule 3.8 of the Takeovers Code, associates (as defined under the Takeovers Code and including a person who owns or controls 5% or more of any class of relevant securities) of the Target and the Offeror are hereby reminded to disclose their dealings in any securities of the Target and/or the Offeror pursuant to the Takeovers Code.

For this purpose, the full text of Note 11 to Rule 22 of the Takeovers Code is reproduced below:

“Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates and other persons under Rule 22 and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7-day period is less than HK$1 million.

This dispensation does not alter the obligation of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved.

Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.”

The Offeror, its nominees or brokers or associates may from time to time make certain purchases of, or arrangements to purchase Shares other than pursuant to the Share Offer, before or during the period in which the Share Offer remains open for acceptance in compliance with the Takeovers Code. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be reported to the SFC and will be available on the SFC website at http://www.sfc.hk/.

GENERAL

The Offeror Group has appointed UBS as its lead financial adviser, and HSBC and Standard Chartered as joint financial advisers in connection with the Offers.

MAJOR TRANSACTION FOR THE OFFEROR PARENT

Please refer to the sections headed “Introduction”, “The Offers”, “Value of the Offers”, “Confirmation on Financial Resources”, “Irrevocable Undertakings”, “Information on the Offeror Parent”, “Information on the Offeror”, “Information on the Target Group”, “Financial Information of the Target Group” and “Reasons for the Offers and the Expected Benefits” for the terms and conditions and other information of the Offers.

Assuming that no outstanding Options are exercised prior to the close of the Offers, the Offers are valued at approximately (i) HK$[11,350,410,155] and [1,244,056,766] Offeror Shares in aggregate assuming all Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it) or (ii) HK$[10,752,873,604] and [1,842,472,047 ] Offeror Shares in aggregate assuming all Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it).

In the event all of the outstanding Options are exercised in full by the Optionholders prior to the Closing Date and as a result of the exercise of the Options, the Target will have to issue [52,519,756] new Shares, representing approximately [1.45]% of the enlarged issued share capital of the Target. In that case, no amount will be payable by the Offeror under the Option Offer. Accordingly, the Offers are valued at (i) approximately HK$[11,398,684,966] and [1,244,056,766] Offeror Shares assuming all Shareholders accept the Share Offer and opt for the Cash Option (apart from Zhang International, which has committed, pursuant to the Zhang Irrevocable Undertaking, to opt for the Cash and Share Option for all of the Shares held by it) or (ii) approximately HK$[10,765,434,981] and [1,878,238,001] Offeror Shares assuming all Shareholders accept the Share Offer and opt for the Cash and Share Option (apart from CA Dairy, which has committed, pursuant to the CA Dairy Irrevocable Undertaking, to opt for the Cash Option for all of the [853,631,240] Shares held by it) on a fully-diluted basis.

The consideration required for the acquisition of the Shares and the cancellation of the Options and therefore, the consideration required of the Offeror Group in respect of the

Offers, are determined by the Offeror Group taking into account factors including the trend of the closing price of the Shares, the market position, historical financial information of the Target and the prevailing market conditions and sentiments as well as the business prospects and development potential of the Target Group The Offeror intends to finance the consideration payable by the Offeror under the Offers from external financing to be provided to the Offeror Group.

To the best of the Offeror Parent’s knowledge, information and belief having made all reasonable enquiry, each of the Target, the Shareholders, the Optionholders, Zhang International and CA Dairy and their respective ultimate beneficial owners are third parties independent of the Offeror Parent and its Connected Persons.

LISTING RULES IMPLICATIONS FOR THE OFFEROR PARENT

Based on the calculation of the relevant percentage ratios under Chapter 14 of Listing Rules, the Offers will constitute a major transaction for the Offeror Parent as at least one of the applicable percentage ratios is 25% or more but less than 100%. Therefore, the making of the Offers are subject to the reporting, announcement and shareholders’ approval requirements of Chapter 14 of the Listing Rules.

The EGM will be held to consider and, if thought fit, pass the requisite resolution(s) to approve the making of the Offers (including the Irrevocable Undertakings and the transactions contemplated thereunder). So far as the Offeror Parent is aware, none of its shareholders will be required to abstain from voting at the EGM.

A circular containing, among other things, details of the Offers (including the Irrevocable Undertakings) and the notice convening the EGM will be despatched to the shareholders of the Offeror Parent on or before [June 30], 2013.

The directors (including the independent non-executive directors) of the Offeror Parent confirm that the terms and conditions of the Offers, the Irrevocable Undertakings and the transactions contemplated thereunder are fair and reasonable and negotiated on an arm’s length basis upon normal commercial terms. Having considered the terms and conditions of the Offers and the benefits that are expected to accrue to the Offeror Parent as a result of the Offers and the Irrevocable Undertakings and the transactions contemplated thereunder, the directors (including the independent non-executive directors) of the Offeror Parent further confirm that the Offers, the Irrevocable Undertakings and the transactions contemplated thereunder are in the interests of the Offeror Parent and its shareholders as a whole.

RESUMPTION OF TRADING

At the requests of the Target and the Offeror Parent, respectively, trading in the Shares and the shares of the Offeror Parent has been suspended with effect from 1:18 p.m. on June 13, 2013 and 1:00 p.m. on June 13, 2013, respectively, pending the release of this announcement. An application has been made by each of the Target and the Offeror Parent to the Stock Exchange for the resumption of trading in the Shares and the shares of the Offeror Parent, respectively, with effect from [—] on [—], 2013.

WARNING: Shareholders, Optionholders and potential investors should be aware that the Share Offer is subject to the satisfaction or waiver (where applicable) of the Conditions, and the Option Offer is subject to and conditional upon the Share Offer becoming or being declared unconditional in all respects. Accordingly, the Offers may or may not become unconditional. Shareholders, Optionholders and potential investors should therefore exercise caution when dealing in the Shares, exercising the Options or other rights in respect of any of them. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

DEFINITIONS

In this announcement, the following expressions have the meanings set out below unless the context requires otherwise.

“Accepting Shareholders”	means the Shareholders who accept the Share Offer;

“Affiliates”	means in relation to a party, (i) an entity which is directly or indirectly controlled by, or under common control with, or (whether acting alone or jointly and in concert with another) in control of, such Party, and (ii) an individual (whether acting alone or jointly and in concert with another) which directly or indirectly controls such Party. For the purpose of this definition, the term “control” means (i) the ownership of fifty per cent (50%) or more of the voting shares or the registered capital of an entity, (ii) being the single largest owner of the voting shares or the registered capital of an entity, (iii) having the power to appoint or elect a majority of the directors or the power to direct the management of an entity. For the avoidance of doubt, an Affiliate of Zhang International shall include each member of the Zhang’s Family and the entities which are controlled by (whether alone or jointly with another) any member of the Zhang’s Family;

“Articles”	means the articles of association of the Offeror as at the date of this announcement;

“associates”	has the meaning ascribed to it in the Takeovers Code;

“British Virgin Islands Companies Law”	means the BVI Business Companies Act 2004, as amended from time to time;

“Business Day”	means a full day on which the Stock Exchange is open for business of dealing in securities;

“CA Dairy”	means CA Dairy Holdings, a company incorporated under the laws of the Cayman Islands which is wholly owned by Carlyle Asia Partners III L.P. and CAP III Co-investment L.P.;

“CA Dairy Irrevocable Undertaking”	means the irrevocable undertaking dated June [—], 2013 given by CA Dairy in favour of the Offeror Parent and the Offeror;

“Cash and Share Option”	means the option to accept the Share Offer for consideration partly in cash and partly in Offeror Shares as defined in the section headed “The Offers” in this announcement;

“Cash Option”	means the option to accept the Share Offer for consideration fully in cash as defined in the section headed “The Offers” in this announcement;

“Cayman Islands Companies Law”	means the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands;

“Change of Control”	means, in respect of the Offeror, where the Offeror Parent ceases to have control of the Offeror and, in respect of the Target, when the Offeror ceases to have control of the Target. For the purposes of this definition, the term “control” means: (i) the ownership of fifty per cent (50%) or more of the voting shares of the Offeror or the Target (as the case requires), or (ii) having the power to appoint or elect a majority of the directors or the power to direct the management of the Offeror or of the Target (as the case requires);

“Closing Date”	means the date to be stated in the Composite Document as the first closing date of the Share Offer or any subsequent closing date as may be announced by the Offeror and approved by the Executive;

“Completion”	means the completion of the sale and purchase of the Relevant Shares held by Zhang International and CA Dairy pursuant to the Share Offer;

“Competing Business”	means the sourcing, manufacture, sale, distribution and promotion of dairy or dairy-based products, and the sourcing, manufacture, sale, distribution and promotion of soy milk or soy milk-based products in the PRC, Hong Kong, Taiwan, Macau and New Zealand during the Restricted Period;

“Composite Document”	means the composite document to be issued jointly by the Offeror Parent, the Offeror and the Target to all Shareholders and Optionholders in connection with the Share Offer and the Option Offer and in accordance with the Takeovers Code which will contain, inter alia, details of the Share Offer, the terms and conditions of the Share Offer, a letter from the Independent Board Committee and a letter from the Independent Financial Adviser in respect of the Share Offer and the Option Offer;

“Concert Parties”	means parties acting in concert with the person or party as specified as determined in accordance with the Takeovers Code;

“Conditions”	means the conditions of the Share Offer, as set out under the section headed “Conditions to the Share Offer” of this announcement;

“Connected Person”	has the meaning ascribed to it under Chapter 14A of the Listing Rules;

“Connected Transaction”	has the meaning ascribed to it under Chapter 14A of the Listing Rules;

“Consent(s)”	means any consent, approval, authorisation, qualification, waiver, permit, grant, franchise, concession, agreement, licence, exemption or order of, registration, certificate, declaration or permission from, or filing with, or report or notice to, any Relevant Authority(ies) or third parties, including those required under or in relation to any concession rights or licences granted by the Relevant Authority(ies) or third parties to the Target Group to carry out its operations, whether under applicable laws or regulations, any agreement or arrangement with such Relevant Authority(ies) or third parties, or otherwise;

“Despatch Date”	means the date of despatch of the Composite Document and the formal document containing details of the Option Offer;

“EGM”	means an extraordinary general meeting of the Offeror Parent to be convened for the purpose of considering and, if thought fit, approving the making of the Offers, the Irrevocable Undertaking and the transactions contemplated thereunder;

“Executive”	means the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director;

“First Vesting Date”	means January 1, 2011;

“HK$”	means Hong Kong dollar(s), the lawful currency of Hong Kong;

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC;

“HSBC”	means The Hongkong and Shanghai Banking Corporation Limited, an institution registered under the SFO to conduct type 1 (dealing in securities), type 2 (dealing in futures contracts), type 4 (advising on securities), type 5 (advising on futures contracts) and type 6 (advising on corporate finance) regulated activities as defined under the SFO and a licensed bank under the Banking Ordinance (Chapter 155 of the Laws of Hong Kong), one of the joint financial advisers to the Offeror Group in relation to the Offers;

“HSBC Group”	means HSBC, the joint financial adviser to the Offeror Group, and its affiliates (other than those members having the status as an exempt principal trader or exempt fund manager);

“Independent Board Committee”	means an independent committee of the Target Board comprising all the independent non-executive directors of the Target, namely, Mr. Yu Shimao, Mr. Chen Yongquan, Mr. Samuel King On Wong and Mr. Liu Jinting;

[“Independent Financial Adviser”	means [Somerley Limited], the independent financial adviser to the Independent Board Committee in connection with the Share Offer and Option Offer. [ ] is a corporation licensed to carry on [Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance), Type 7 (providing automated trading services) and Type 9 (asset management) regulated activities under the Securities and Futures Ordinance (Chapter 571, Laws of Hong Kong);]

“Irrevocable Undertakings”	means, collectively, the CA Dairy Irrevocable Undertaking and the Zhang Irrevocable Undertaking and “Irrevocable Undertaking” means any one of them;

“Last Trading Date”	means June 11, 2013, being the last full trading date prior to the suspension of trading in the Shares on the Stock Exchange pending the publication of this announcement;

“Listing Rules”	means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Maximum Interest”	means the maximum interest in the Offeror’s enlarged issued share capital that may be held by the Accepting Shareholders;

“Memorandum”	means the memorandum of association of the Offeror;

“New Articles”	means the new articles of association of the Offeror to be adopted on or before close of the Offers which are required to give effect to the rights of the lenders under the external financing agreement in respect of the Offers to be entered into by such lenders and the Offeror Parent;

“New Listco”	has the meaning ascribed to it in the section headed “Compulsory Acquisition and Withdrawal of Listing” in this announcement;

“Offer Period”	has the meaning given to it in the Takeovers Code;

“Offeror”	means China Mengniu International Company Limited;

“Offeror Group”	means the Offeror Parent and its subsidiaries including, in particular, the Offeror;

“Offeror Parent”	means China Mengniu Dairy Company Limited, a company incorporated in the Cayman Islands with limited liability with its shares listed on the Main Board of the Stock Exchange (stock code: 2319);

“Offeror Share”	means each ordinary share in the issued share capital of the Offeror, details of which are set out in the section headed “Information on the Offeror” of this announcement; [Offeror to confirm]

“Offers”	means the Share Offer and the Option Offer;

“Option Offer”	means the proposal to be made by the Offeror in compliance with Rule 13 of the Takeovers Code to cancel all the outstanding Options in accordance with the terms and conditions set out in this announcement;

“Optionholders”	means the holders of the Options;

“Options”	means share options granted by the Target pursuant to the Pre- IPO Share Option Scheme or the Share Option Scheme, whether vested or not;

“PRC”	means the People’s Republic of China (excluding Hong Kong, Macau and Taiwan);

“Pre-IPO Share Option Scheme”	means the share option scheme adopted by the Target on October 8, 2010, as amended from time to time, which replaces the share options originally granted by Yashili (Guangdong) to the grantees on January 1, 2009 and August 1, 2010;

“Relevant Authority(ies)”	means any relevant government, governmental, quasi-governmental, statutory or regulatory authority, body, agency, tribunal, court or institution;

“Relevant Shareholders”	has the meaning ascribed to it in the section headed “Compulsory Acquisition and Withdrawal of Listing” in this announcement;

“Relevant Offeror Shares”	has the meaning ascribed to it in the section headed “Compulsory Acquisition and Withdrawal of Listing” in this announcement;

“Relevant Shares”	means the 1,826,808,760 Shares held by Zhang International and the 853,631,240 Shares held by CA Dairy as at the date of the Irrevocable Undertakings, collectively representing approximately 75.3% of the issued share capital of the Target, as at the Last trading Date;

“Restricted Period”	means the period commencing immediately after Completion during which a person who has been proposed by Zhang International and appointed as a director of the Target remains as a director of the Target and for two (2) years from the date that such person ceases to be a director of the Target;

“SFC”	means the Securities and Futures Commission of Hong Kong;

“Share Offer”	means the conditional voluntary offer by the Offeror to acquire all of the outstanding Shares in accordance with the terms and conditions set out in this announcement;

“Share Offer Price”	means the price at which the Cash Option of the Share Offer will be made available to Shareholders as part of the terms of the Share Offer, being HK$[3.50] per Share;

“Share Option Scheme”	means the share option scheme adopted by the Target on October 8, 2010, as amended from time to time, under which an Option may be exercised during a period not exceeding ten (10) years from the date of the relevant grant;

“Shareholder”	means a registered holder for the time being of Share(s);

“Shares”	means ordinary shares of HK$0.10 each in the issued share capital of the Target;

“Standard Chartered”	means Standard Chartered Bank (Hong Kong) Limited, one of the joint financial advisers to the Offeror Group in relation to the Offers, a licensed corporation under the Securities and Futures Ordinance, licensed to carry out for Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“Subscriber Share”	means the one (1) share in the Offeror that was subscribed by the Offeror Parent upon the incorporation of the Offeror;

“subsidiaries”	has the meaning ascribed to it in the Listing Rules;

“Takeovers Code”	means The Codes on Takeovers and Mergers and Share Repurchases published by the SFC;

“Target”	means Yashili International Holdings Ltd, a company incorporated in the Cayman Islands with limited liability with its shares listed on the Main Board of the Stock Exchange (stock code: 1230);

“Target Board”	means the board of directors of the Target;

“Target Group”	means the Target and its subsidiaries;

“UBS”	means UBS AG, acting through its Hong Kong branch, an institution licensed to carry out Type 1 (dealing in securities), Type 4 (advising on securities), Type 6 (advising on corporate finance), Type 7 (providing automated trading services) and Type 9 (asset management) regulated activities under the Securities and Futures Ordinance (Chapter 571, Laws of Hong Kong), the lead financial adviser to the Offeror Group in relation to the Offers;

“Unconditional Date”	means the date on which the Offers become or are declared unconditional in all respects;

“Yashili (Guangdong)”	means (Guangdong Yashili Group Company Limited), a subsidiary of the Target incorporated in the PRC;

“Zhang’s Family”	means, collectively, Mr. Zhang Lihui , Mr. Zhang Likun , Mr. Zhang Liming , Mr. Zhang Lidian , Mr. Zhang Libo , Mr. Zhang Yanpeng and Ms. She Lifang ;

“Zhang International”	means Zhang International Investment Ltd. , a limited liability company incorporated on May 25, 2010 under the laws of the British Virgin Islands, owned as to 18% by Mr. Zhang Lihui, 18% by Mr. Zhang Likun, 18% by Mr. Zhang Liming, 18% by Mr. Zhang Lidian, 18% by Mr. Zhang Libo and 10% by Ms. She Lifang, and engages in investment holding;

“Zhang International Lock-Up”	has the meaning ascribed to it under the section headed “Lock-Up Period” of this announcement;

“Zhang Irrevocable Undertaking”	means the irrevocable undertaking dated June [16], 2013 given by Zhang International in favour of the Offeror Parent and the Offeror; and

“%”	means per cent.

By order of the	By order of the
board of directors of	board of directors of
China Mengniu Dairy Company Limited	Yashili International Holdings Ltd

Sun Yiping	Zhang Lidian
Chief Executive Officer and Executive	Chairman
Director

By order of the board of directors of
China Mengniu International Company
Limited
Wu Jingshui
Director

Hong Kong, June [18], 2013

The directors of Offeror Parent jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the Target Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that expressed by the Target Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

The directors of Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the Target Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that expressed by the Target Group) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

The directors of the Target jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the Offeror Parent, the Offeror and their Concert Parties) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than that expressed by the Offeror Parent, the Offeror and their Concert Parties) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

As at the date of this announcement, the board of the Offeror Parent comprises: Ms. Sun Yiping, Mr. Bai Ying, Mr. Wu Jingshui and Mr. Ding Sheng as executive directors, Mr. Ning Gaoning, Mr. Yu Xubo, Mr. Niu Gensheng, Mr. Ma Jianping, Mr. Tim Ørting Jorgensen, Mr. Finn S. Hansen and Ms. Liu Ding as non-executive directors, Mr. Jiao Shuge (alias Jiao Zhen), Mr. Julian Juul Wolhardt, Mr. Liu Fuchun, Mr. Zhang Xiaoya, Mr. Andrew Y. Yan and Mr. Wu Kwok Keung Andrew as independent non-executive directors.

As at the date of this announcement, the board of directors of the Offeror comprises of Mr. Wu Jingshui and Mr. Kwok Wai Cheong.

As at the date of this announcement, the executive directors of the Target are Mr. Zhang Lidian (Chairman), Mr. Zhang Likun, Mr. Zhang Liming, Mr. Zhang Libo and Mr. Zhang Yanpeng; the non-executive directors of the Company are Mr. Chang Herman Hsiu-Guo and Mr. Zhang Chi; and the independent non-executive directors of the Target are Mr. Yu Shimao, Mr. Chen Yongquan and Mr. Samuel King On Wong and Mr. Liu Jinting.

*	For identification purposes only

SCHEDULE 3

SHAREHOLDER’S WARRANTIES

1.	The Relevant Shares

(a)	The Relevant Shares have been validly allotted and issued and are fully paid or credited as fully paid.

(b)	The Shareholder is the sole owner of the Relevant Shares, free and clear of all Encumbrances. The Shareholder is entitled to sell and transfer or procure the sale and transfer of the full legal and beneficial ownership of the Relevant Shares to the Offeror free and clear from all Encumbrances on the terms set out in this Undertaking and with all rights attaching thereto at Completion (including the right to all dividends and other distribution, if any, declared, made or paid after the date of the Completion).

2.	Capacity of the Shareholder and relevant authorization

(a)	The Shareholder is duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands.

(b)	The Shareholder:

i.	has the requisite power and authority to enter into, and to perform its obligations under this Undertaking; and

ii.	has obtained or satisfied all corporate, regulatory and other approvals from all applicable Governmental Authorities, necessary to execute and perform its obligations under this Undertaking.

(c)	The Undertaking constitutes a legal, valid and binding agreement of the Shareholder and enforceable against the Shareholder in accordance with its terms.

3.	Corporate Existence and Power of the Group to Conduct its Business

(a)	Schedule 1 sets forth a complete and correct list, as of the date of this Undertaking, of each Subsidiary of the Company and its place of incorporation and form of organization and there is no Encumbrance in relation to any share in the capital of a Subsidiary held by a Group Company.

(b)	Each Group Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all corporate power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease, operate and use its properties and assets and to carry on the business of the Group other than any licenses, authorizations, permits, consents and approvals the absence of which would not have a material adverse effect on the business of the Group. All such governmental licenses, authorizations, permits, consents and approvals are valid and subsisting and so far as the Shareholder is aware, no facts or circumstance exists which would reasonably be expected to cause their revocation, withdrawal, suspension, non-renewal or modification. So far as the Shareholder is aware, the PRC government has not, since October 20, 2010, taken any action to exclude or materially restrict any Group Company in any manner from participation in any PRC government program related to dairy products.

(c)	Other than such clearances, approvals and/or consents required by the Offeror or the Company in connection with the Offer, all filings and registrations with Governmental

Authorities required to be made in respect of each Group Company and their respective operations since October 20, 2010, including the registrations with the PRC Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration of Foreign Exchange, the Hong Kong Companies Registry, the Stock Exchange, the SFC and the relevant Taxing Authorities have been duly completed in accordance with the relevant Applicable Laws, other than any filings and registrations the absence of which would not have a material adverse effect on the Group.

4.	Capitalization of each Group Company

(a)	Schedule 1 sets forth the issued share capital or the registered capital (as applicable) of each Group Company.

(b)	All outstanding shares of each Group Company have been, and all shares that may be issued pursuant to the Share Option Schemes will be, when issued in accordance with the respective terms thereof, validly allotted and issued and fully paid or credited as fully paid.

(c)	Other than the Share Option Schemes, no Group Company has constituted any scheme or plan and no Group Company has issued, reserved for issuance or outstanding securities which (i) would give any person the right (exercisable now or in the future and whether contingent or not) to call for the allotment or issue of any share or loan capital in any Group Company; or (ii) are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Shares of or other securities of the Company.

5.	Consummation of the Transactions

Other than compliance with the applicable requirements under the Codes and the Listing Rules in respect of the Offer, the execution, delivery and performance by the Shareholder of the Undertaking will not (i) contravene, conflict with, or result in any violation or breach of any provision of the memorandum and articles of association (or any equivalent organizational documents) of any Group Company or any Applicable Law; (ii) constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, or cause or permit the termination, cancellation, acceleration or other change of any material right or material obligation or the loss of any material benefit to which any Group Company is entitled under any provision of any Material Contract; or (iii) result in the creation or imposition of any Encumbrance on any material asset of any Group Company.

6.	Accounts and Accounting Records

(a)	The Accounts for each of the last three (3) financial years ended on the Last Accounts Date:

(i)	show a true and fair view of the assets, liabilities and state of affairs of the Group as at the relevant Accounts Date and of the profits and losses of the Group for the financial year ended on the relevant Accounts Date;

(ii)	have been prepared and audited on a consistent basis in accordance with all Applicable Laws and applicable standards, principles and practices; and

(iii)	were not affected by any extraordinary or exceptional item or by any other factor, in each case not already disclosed in the Accounts, rendering such results for all or any of those periods unusually high or low.

(b)

The Group’s statutory books, accounting records and other records are in its possession or under its control together with all documents of title and executed copies of all existing agreements which are necessary for the proper conduct of the business of the Group and to which the relevant Group Company is a party, and during the last three (3) financial years ended on the Last Accounts Date, have been recorded and maintained in all material respects in accordance with Applicable Laws and with relevant generally accepted accounting practices on a consistent basis.

(c)	The Final Cash Balance is at least RMB1.2 billion.

7.	Absence of Certain Changes

Since the Last Accounts Date:

(a)	the business of the Group has been conducted in the ordinary course consistent with past practice so as to maintain it as a going concern;

(b)	there has been no change in accounting principles in preparing the consolidated accounts of the Group; and

(c)	save for the Share Options granted under the Share Option Schemes or otherwise as disclosed by the Company through public announcements or other documents published on the website of the Stock Exchange, no Group Company has created, allotted, issued, acquired, repaid or redeemed share or loan capital or made an agreement or arrangement or undertaken an obligation to do any of those things.

8.	No Undisclosed Material Liabilities

There are no material actual or contingent liabilities of any Group Company except for (i) liabilities disclosed or provided for in the Last Accounts, (ii) liabilities not required under the applicable accounting standards to be shown in the Last Accounts for reasons other than the contingent nature thereof or the difficulty in determining the amount thereof, or (iii) liabilities incurred in the ordinary and usual course of the business of the Group since the Last Accounts Date which, taken together, are not material in the context of the Group, or (iv) liabilities disclosed in the Disclosure Letter.

9.	Information provided to the Offeror for Due Diligence Purposes

Except for information relating to the Offer or this Undertaking, no Group Company is in possession of information which having regard to the facts and circumstances existing at the date of this Warranty is given, would be regarded as “inside information” (as such term is defined in the SFO) which has not been disclosed in the Offer Announcement or by the Company through public announcements or other documents published on the website of the Stock Exchange.

10.	Compliance with Laws

(a)	Each Group Company is in compliance with all Applicable Laws other than any non-compliance which would not have a material adverse effect on the business of the Group and is not under any current or pending or so far as the Shareholder is aware, threatened investigation, audit or review by any Governmental Authority where such investigation, audit or review would have a material adverse effect on the business of the Group.

(b)	The Company, the Shareholder and the directors of each Group Company have been, since October 20, 2010, in compliance in all material respects with all requirements under the Listing Rules, the Codes and the SFO.

(c)	All information publicly disclosed by the Company in compliance with the requirements under the Listing Rules, the Codes and the SFO is true, accurate and complete in all material respects.

11.	No Violation of Anti-Bribery Laws

(a)	The Group has, since October 20, 2010 conducted its businesses in compliance in all material respects with all Anti-Bribery Laws and has instituted and maintained policies and procedures designed to ensure, compliance therewith and that violations of Anti-Bribery Laws will be prevented, detected and deterred.

(b)	No Group Company and so far as the Shareholder is aware, no member of senior management or director of any Group Company, in each case in connection with the activities and affairs relating to the Group, has received, since October 20, 2010, any written notice of any non-compliance or of actual or threatened investigation by any Governmental Authority for any violation of Anti-Bribery Laws.

12.	Products

(a)	No Group Company has carried out any voluntary or mandatory recall or withdrawal of products or issued any product warning to customers and/or end consumers since October 20, 2010.

(b)	No Group Company has, since October 20, 2010, received any written notice that any Governmental Authority has commenced, or threatened to initiate, any action that would reasonably be expected to have the effect of disrupting the manufacture, promotion or distribution of any product that is produced in the course of the business of the Group where such disruption would have a material adverse effect on the business of the Group.

13.	Litigation

(a)	There is no action, suit, investigation or proceeding pending or, so far as the Shareholder is aware, threatened against any Group Company, that would have a material adverse effect on the business of the Group.

(b)	So far as the Shareholder is aware, there is no action, suit, investigation or proceeding pending or threatened against any member of senior management or director of any Group Company that would have a material adverse effect on the business of the Group.

14.	Intellectual Property

(a)	Schedule 6 of this Undertaking set out the complete and accurate list of all material Intellectual Property in respect of which a Group Company is the registered owner or applicant for registration (“Company IP”).

(b)	Each Company IP is subsisting, valid and enforceable and the Shareholder is not aware of any facts or circumstances which has materially impaired or would reasonably be expected to have the effect of materially impairing or entitling any person to cancel, forfeit, materially modify or consider abandoned, any Company IP or give any person any rights with respect thereto. Each Company IP is either exclusively owned, granted the right to use by, or registered under the name of a Group Company. So far as the Shareholder is aware, no Company IP has been infringed, misappropriated or otherwise violated by any third party since October 20, 2010.

15.	Real Estate

(a)	The properties set out in Schedule 7 of this Undertaking comprise all of the land and premises vested in, occupied or used by, or in the possession of, the Group and the information contained therein concerning the Properties are true and accurate in all material respects.

(b)	A Group Company has good title to, or valid leasehold interests in, each of the Properties, free and clear of all Encumbrance.

(c)	There are no contractual or legal restrictions that preclude or restrict the ability to use any of the Properties by the Group for the purposes for which it is currently being used where such restriction would have a material adverse effect on the business of the Group. There are no latent defects or adverse physical conditions affecting the Properties, and improvements thereon where such defects or conditions would have a material adverse effect on the business of the Group.

16.	Inventories

The inventories of the Group consist of items of a quantity and quality usable or saleable for the operation of the business of the Group and are properly valued in the books of account and other financial records of the Group at the lower of cost and net realizable value in accordance with the Hong Kong Financial Reporting Standards.

17.	Taxes and Tax Status

(a)	All Tax Returns required by Applicable Laws to be filed with any Taxing Authority by a Group Company, since October 20, 2010, have been properly filed when due, and all such Tax Returns were, at the time of filing, true, accurate and complete in all material respects. The Group has, since October 20, 2010, complied with all applicable rules and regulations of all applicable Taxing Authority other than any non-compliance which would not have a material adverse effect on the Group.

(b)	The Group has, since October 20, 2010, paid or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, other than such Taxes that are being contested in good faith by appropriate proceedings.

(c)	No Group Company is involved in any dispute or investigation in relation to Tax involving any Tax Authority where such dispute or investigation would have a material adverse effect on the business of the Group.

18.	Share Option Schemes

(a)	Schedule 8 of this Undertaking contains an accurate and complete copy of the Share Option Schemes. Each grant of Share Options was validly granted in accordance and in compliance with all Applicable Laws and the terms of the Share Option Schemes.

(b)	Schedule 8 of this Undertaking sets forth the following information with respect to each Share Option outstanding as of the date of this Undertaking: (i) the name and principal location of employment of the Share Option recipient; (ii) the number of Shares underlying such Share Option; (iii) the exercise or purchase price of such Share Option; (iv) the date on which such Share Option was granted; (v) the applicable conditions on vesting, including applicable performance criteria, and vesting schedule; and (vi) the date on which such Share Option expires.

(c)	Apart from the Share Option Schemes, there are no other employee benefits plans currently in place.

19.	Employees

There is no employment contract between any Group Company and any of its employees which cannot be terminated by the Group Company by giving twelve months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or in accordance with Applicable Laws.

20.	Insurance Policies

Schedule 9 of this Undertaking contains a complete and accurate list of all insurance policies maintained by any Group Company.

21.	Environmental and Food Safety Matters

(a)	Each Group Company is and has been in compliance with Environmental and Food Safety Laws since October 20, 2010, other than any non-compliance which would not have a material adverse effect on the business of the Group. There are no circumstances which would reasonably be expected to give rise to any liability, obligation or duty under Environmental and Food Safety Laws where such liability, obligation or duty would have a material adverse effect on the Group. None of the Group Company has, since October 20, 2010, received any notice in relation to any claim, proceeding, notice, complaint, action or investigation against any Group Company with respect to any allegations of such non-compliance with, or such liability (whether actual or prospective), obligation or duty under, Environmental and Food Safety Laws nor, so far as the Shareholder is aware, have any such claims, proceedings, notices, complaint, actions or investigations been threatened.

(b)	The Group has, since October 20, 2010, obtained and currently maintains all necessary Environmental and Food Safety Permits required for the conduct of the business of the Group other than any Environmental and Food Safety Permits the absence of which would not have a material adverse effect on the business of the Group, and all such Environmental and Food Safety Permits are being and have, since October 20, 2010, been complied with other than any non-compliance which would not have a material adverse effect on the business of the Group, are valid and are in full force and effect and the Shareholder is not aware of any facts or circumstances which would reasonably be expected to result in any such Environmental and Food Safety Permits being terminated, revoked, suspended, varied or modified or which would reasonably be expected to prejudice its renewal.

(c)	There has been, since October 20, 2010, no release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge or dispersal into or through the environment of any Hazardous Substance by any Group Company, which had given rise or would reasonably be expected to give rise to any liability or obligation or duty (whether actual or contingent) under Environmental and Food Safety Laws where such liability, obligation or duty would have a material adverse effect on the business of the Group and, since October 20, 2010, none of the Properties has been contaminated with any Hazardous Substance that has resulted in, or would reasonably be expected to result in, any obligation to conduct any remedial action on the part of any Group Company under or pursuant to any such Environmental and Food Safety Law where such action would have a material adverse effect on the Group.

22.	Material Contracts

(a)

Each Material Contract (unless it has terminated or expired (in each case according to its terms)) is in full force and effect. Since December 31, 2012, no Group Company has received any notice in writing to terminate or not renew, in whole or in part, any Material Contract. No Group Company or, so far as the Shareholder is aware, any other party thereto is in default or breach under the terms of any Material Contract where such default or breach would have a material adverse effect on the business of the Group, and so far as the Shareholder is aware, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder where such event of default would have a material adverse effect on the business of the Group. No Material Contract has been or is required to be amended or otherwise modified in any material respect in connection with obtaining any third party consent or approval required in connection with the Offer.

(b)	All loan obligations of Connected Person(s) due and payable to the Group have been repaid in full. No loans or other similar obligations remain outstanding to or from the Connected Person(s) to the Group and no Group Company is obliged to make any further loans to any Connected Person.

23.	Winding up; Insolvency; Administration

(a)	Winding up: No petition has been presented, no order has been made, or resolution passed for the winding up of any Group Company or for the appointment of a liquidator or provisional liquidator to any Group Company.

(b)	Insolvency: No Group Company is insolvent or is “unable to pay its debts” as they fall due.

(c)	Administration: No administrator has been appointed in relation to a Group Company and no petition or application has been presented by any Group Company or its representative for the appointment of an administrator and no notice has been given to any Group Company with an intention to appoint an administrator. So far as the Shareholder is aware, no petition or application or notice has been presented, given or filed by any third party for the appointment of an administrator in respect of any Group Company.

(d)	Receivership: No receiver or administrative receiver has been appointed in respect of any Group Company. No notice has been received by any Group Company in connection with the appointment of any such person, over the whole or part of any Group Company’s business or assets.

SCHEDULE 4

LIMITATIONS ON SHAREHOLDER’S LIABILITIES

1.	The Shareholder shall not be liable for a breach of any Warranty or otherwise in connection with Clause 5 or Schedule 3 in respect of any claim unless a notice of the claim is given by the Offeror or Mengniu to the Shareholder specifying in reasonable detail the legal and factual basis of the claim and the evidence on which the Offeror or Mengniu relies and setting out the Offeror’s or Mengniu’s estimate of the amount of the claim within two (2) years after the Unconditional Date, except that there shall be no time limitation for giving notice of any claim with respect to a breach of the Title Warranties.

2.	The Shareholder shall not be liable for a breach of any Warranty or otherwise in connection with Clause 5 or Schedule 3 (other than a Title Warranty) in respect of any claim unless the aggregate amount of all claims for which the Shareholder would otherwise be liable for breach of any Warranty or otherwise in connection with Clause 5 or Schedule 3 exceeds RMB10,000,000.

3.	(a) The aggregate liability of the Shareholder in respect of all breaches of the Warranties or otherwise in connection with Clause 5 or Schedule 3 (other than the Title Warranties) shall not exceed 10% of the Total Consideration received by the Shareholder.

(b) The aggregate liability of the Shareholder in respect of all breaches of the Title Warranties shall not exceed 100% of the Total Consideration received by the Shareholder.

4.	The Shareholder shall not be liable for a breach of any Warranty or otherwise in connection with Clause 5 or Schedule 3 in respect of any loss of profit, loss of goodwill or indirect or consequential losses.

5.	The Shareholder shall not be liable for a breach of any Warranty or otherwise in connection with Clause 5 or Schedule 3 in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance and any losses arising therefrom, to the extent that the same would not have occurred but for (a) the announcement or completion of the Offer, (b) any matter or thing done or omitted to be done as provided for under this Undertaking, in connection with the Offer, or (c) any matter or thing done or omitted to be done by or at the request in writing or with the approval in writing of the Offeror, Mengniu or any of their respective Affiliates or any of their respective directors or officers.

6.	The Shareholder shall not be liable for breach of any Warranty or otherwise in connection with Clause 5 or Schedule 3 in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance and any losses arising therefrom, to the extent that the liability results from:

(a)	the passing of, or any change in, after the date of this Undertaking, any Applicable Law, policy or administrative practice of any Government Authority or any change after the date of this Undertaking of any generally accepted interpretation or application of any Applicable Law;

(b)	any changes in the accounting standard after the date of this Undertaking, under which any Group Company’s accounts are then prepared or changes in the regulatory accounting requirements applicable to the industry in which any Group Company operates in; or

(c)	any force majeure event.

7.	The Shareholder shall not be liable for a breach of any Warranty or otherwise in connection with Clause 5 or Schedule 3 to the extent that the liability results from an event that occurs after the date of this Undertaking:

(a)	which is beyond the control of the Group or the respective directors, officers, or employees of each Group Company; or

(b)	which has a material adverse effect on the dairy industry in the PRC,

unless, in each of (a) and (b) above, the relevant Group Company is disproportionately affected by such event when compared with its peers in the dairy industry in the PRC, New Zealand or France in which case the Shareholder shall be liable for the breach of Warranty to the extent the liability results from the disproportionate effect such event has on the relevant Group Company.

8.	The Shareholder shall not be liable for a breach of any Warranty or otherwise in connection with Clause 5 or Schedule 3 in respect of any claim to the extent that the losses in respect of which such claim is made:

(a)	are covered by a policy of insurance; or

(b)	would have been covered if the policies of insurance for the benefit of the Group in force at the date of the Unconditional Date had been maintained after the Unconditional Date on no less favourable terms.

9.	The Shareholder shall not be liable in respect of any claim for breach of any Warranty or otherwise in connection with Clause 5 or Schedule 3 to the extent that (a) proper allowance, provision or reserve is made in the Accounts for the matter giving rise to the claim, or (b) the facts, matters or circumstances giving rise to the relevant claim were fully and fairly disclosed in the Disclosure Letter.

10.	If the Offeror, Mengniu or any of their respective Affiliates receives any amounts from any other Person for any losses in connection with a breach by the Shareholder of any Warranty or otherwise in connection with Clause 5 or Schedule 3, subsequent to a payment by the Shareholder regarding such losses, then the Offeror and Mengniu shall, within 20 Business Days of the receipt of such payment, reimburse the Shareholder for any such payment received by the Offeror and Mengniu from the Shareholder up to the amount received by the Offeror, Mengniu or any of its Affiliates from such other Person(s) or shall procure such payment to be paid to the Shareholder.

11.	The Offeror shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any losses which in the absence of mitigation might give rise to a liability in respect of any claim for breach of any Warranty or otherwise in connection with Clause 5 or Schedule 3.

12.	In respect of any claim for breach of any Warranty or otherwise in connection with Clause 5 or Schedule 3, all of the limitations in this Schedule 4 shall apply irrespective of the cause of action pursued or remedy sought against the Shareholder.

SCHEDULE 5

OFFEROR’S WARRANTIES

1. Each of the Offeror and Mengniu:

1.1 has the requisite power and authority to enter into and to perform its obligations under this Undertaking; and

1.2 has obtained or satisfied all corporate, regulatory and other approvals from all applicable Governmental Authorities, or any other conditions, necessary to execute, and perform its obligations under this Undertaking.

2. This Undertaking constitutes legal, valid and binding obligations of the Offeror and Mengniu enforceable against the Offeror and Mengniu in accordance with its terms.

3. As at the date of this Undertaking, except for information relating to the Offer or this Undertaking, neither the Offeror or Mengniu is in possession of any “inside information” (as such term is defined under the SFO) relating to the Company which may enable the Offeror or Mengniu, respectively, to counsel or procure another person to commit an offence of insider dealing in securities of the Company under section 270 of the SFO.

4. The Offeror is duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. Mengniu is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Neither the Offeror nor Mengniu are insolvent, in liquidation or receivership. Neither the Offeror nor Mengniu have taken any step to enter liquidation and there are no grounds on which a petition or application could be based for the winding up or the appointment of a receiver in respect of either the Offeror or Mengniu. The Offeror and Mengniu have full power and authority to own their respective properties and to conduct their respective businesses

SCHEDULE 6

INTELLECTUAL PROPERTY

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0004	01	施恩	第1788577号	2002	06	14	1	第10类	注册人：广东雅士利集团有限公司，有效期到2012.6.13
21	0004	01	核准商标转让证明	ZR200623628ZM	2007	01	21	1	第10类	第1788577号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	01	核准商标转让证明	ZR200758517ZM	2008	09	14	1	第10类	第1788577号商标，受让人：美国施恩国际有限公司
21	0004	01	核准续展注册证明	XZ201203164ZM	2012	06	25	1	第10类	第1788577号商标，续展有效期至2022.6.13
21	0004	02	施恩	第1922824号	2002	09	28	1	第14类	注册人：广东雅士利集团有限公司，有效期至2012.9.27
21	0004	02	核准商标转让证明	ZR200623627ZM	2007	01	21	1	第14类	第1922824号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	02	核准商标转让证明	ZR200758511ZM	2008	09	14	1	第14类	第1922824号商标，受让人：美国施恩国际有限公司
21	0004	02	核准续展注册证明	XZ201222305ZM	2012	10	08	1	第14类	第1922824号商标，续展有效期至2022.9.27
21	0004	03	施恩	第1924647号	2004	02	14	1	第16类	注册人：广东雅士利集团有限公司，有效期至2014.2.13
21	0004	03	核准商标转让证明	ZR200623625ZM	2007	01	21	1	第16类	第1924647号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	03	核准商标转让证明	ZR200758509ZM	2008	09	14	1	第16类	第1924647号商标，受让人：美国施恩国际有限公司
21	0004	04	施恩	第1928113号	2002	09	28	1	第18类	注册人：广东雅士利集团有限公司，有效期至2012.9.27
21	0004	04	核准商标转让证明	ZR200623623ZM	2007	01	21	1	第18类	第1928113号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	04	核准商标转让证明	ZR200758507ZM	2008	09	14	1	第18类	第1928113号商标，受让人：美国施恩国际有限公司
21	0004	04	核准续展注册证明	XZ201222303ZM	2012	10	08	1	第18类	第1928113号商标，续展有效期至2022.9.27
21	0004	05	施恩	第1933580号	2002	12	28	1	第21类	注册人：广东雅士利集团有限公司，有效期至2012.12.27
21	0004	05	核准商标转让证明	ZR200623678ZM	2007	01	21	1	第21类	第1933580号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	05	核准商标转让证明	ZR200758502ZM	2008	09	14	1	第21类	第1933580号商标，受让人：美国施恩国际有限公司
21	0004	05	核准续展注册证明	XZ201246366ZM	2012	12	10	1	第21类	第1933580号商标，续展有效期至2022.12.27
21	0004	06	施恩	第1931140号	2002	10	07	1	第24类	注册人：广东雅士利集团有限公司，有效期至2012.10.6
21	0004	06	核准商标转让证明	ZR200623620ZM	2007	01	21	1	第24类	第1931140号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	06	核准商标转让证明	ZR200758504ZM	2008	09	14	1	第24类	第1931140号商标，受让人：美国施恩国际有限公司
21	0004	06	核准续展注册证明	XZ201235461ZM	2012	11	26	1	第24类	第1931140号商标，续展有效期至2022.10.6

档案目录柜号21-盒号0004（施恩）标签1~80.xls Page 1 of 10

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0004	07	施恩	第1426791号	2000	07	28	1	第29类	注册人：广东雅士利集团有限公司，有效期至2010.7.27
21	0004	07	核准转让注册商标通知单		2001	07	14	1	第29类	第1426791号商标，受让人：美国施恩婴幼儿食品有限公司
21	0004	07	核准转让注册商标证明		2001	07	14	1	第29类	第1426791号商标，受让人：美国施恩婴幼儿食品有限公司
21	0004	07	核准商标转让证明	ZR200758519ZM	2008	09	14	1	第29类	第1426791号商标，受让人：美国施恩国际有限公司
21	0004	07	核准续展注册证明	XZ201007856ZM	2010	08	17	1	第29类	第1426791号商标续展注册，有效期至2020.7.27
21	0004	08	施恩	第1420716号	2000	07	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2010.7.13
21	0004	08	核准转让注册商标通知单		2001	07	14	1	第30类	第1420716号商标，受让人：美国施恩婴幼儿食品有限公司
21	0004	08	核准转让注册商标证明		2001	07	14	1	第30类	第1420716号商标，受让人：美国施恩婴幼儿食品有限公司
21	0004	08	核准商标转让证明	ZR200758520ZM	2008	09	14	1	第30类	第1420716号商标，受让人：美国施恩国际有限公司
21	0004	08	核准续展注册证明	XZ201007855ZM	2010	08	17	1	第30类	第1420716号商标续展注册，有效期至2020.7.13
21	0004	09	施恩	第1951140号	2002	08	28	1	第31类	注册人：广东雅士利集团有限公司，有效期至2012.8.27
21	0004	09	核准商标转让证明	ZR200623675ZM	2007	01	21	1	第31类	第1951140号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	09	核准商标转让证明	ZR200758500ZM	2008	09	14	1	第31类	第1951140号商标，受让人：美国施恩国际有限公司
21	0004	09	核准续展注册证明	XZ201213226ZM	2012	08	13	1	第31类	第1951140号商标，续展有效期至2022.8.27
21	0004	10	施恩	第1957747号	2003	01	14	1	第40类	注册人：广东雅士利集团有限公司，有效期至2013.1.13
21	0004	10	核准商标转让证明	ZR200623672ZM	2007	01	21	1	第40类	第1957747号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	10	核准商标转让证明	ZR200758496ZM	2008	09	14	1	第40类	第1957747号商标，受让人：美国施恩国际有限公司
21	0004	10	核准续展注册证明	XZ201279496ZM	2012	12	24	1	第40类	第1957747号商标，续展有效期至2023.1.13
21	0004	11	施恩	第1964285号	2002	11	21	1	第42类	注册人：广东雅士利集团有限公司，有效期至2012.11.20
21	0004	11	核准商标转让证明	ZR200623671ZM	2007	01	21	1	第42类	第1964285号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	11	核准商标转让证明	ZR200758495ZM	2008	07	14	1	第42类	第1964285号商标，受让人：美国施恩国际有限公司
21	0004	11	核准续展注册证明	XZ201246365ZM	2012	12	10	1	第42类	第1964285号商标，续展有效期至2022.11.20
21	0004	12	施恩（圆点）	第4375355号	2008	02	14	1	第1类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.2.13

档案目录柜号21-盒号0004（施恩）标签1~80.xls Page 2 of 10

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0004	12	核准商标转让证明	ZR200623652ZM	2006	12	05	1	第1类	第4375355号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	12	核准商标转让证明	ZR200758547ZM	2008	09	14	1	第1类	第4375355号商标，受让人：美国施恩国际有限公司
21	0004	13	施恩（圆点）	第5473396号	2009	09	21	1	第1类	注册人：美国施恩国际有限公司，有效期至2019.9.20
21	0004	13	核准商标转让证明	ZR200758588ZM	2008	08	12	1	第1类	第5473396号商标，受让人：美国施恩国际有限公司
21	0004	14	施恩（圆点）	第4375354号	2008	02	14	1	第2类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.2.13
21	0004	14	核准商标转让证明	ZR200623653ZM	2006	12	05	1	第2类	第4375354号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	14	核准商标转让证明	ZR200758548ZM	2008	09	14	1	第2类	第4375354号商标，受让人：美国施恩国际有限公司
21	0004	15	施恩（圆点）	第1904074号	2002	09	07	1	第3类	注册人：美国施恩婴幼儿食品有限公司，有效期至2012.9.6
21	0004	15	核准商标转让证明	ZR200758513ZM	2008	09	14	1	第3类	第1904074号商标，受让人：美国施恩国际有限公司
21	0004	15	核准续展注册证明	XZ201222307ZM	2012	10	08	1	第3类	第1904074号商标，续展有效期至2022.9.6
21	0004	16	施恩（圆点）	第4375353号	2008	02	14	1	第3类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.2.13
21	0004	16	核准商标转让证明	ZR200623654ZM	2006	12	05	1	第3类	第4375353号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	16	核准商标转让证明	ZR200758549ZM	2008	09	14	1	第3类	第4375353号商标，受让人：美国施恩国际有限公司
21	0004	17	施恩（圆点）	第4375352号	2008	02	14	1	第4类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.2.13
21	0004	17	核准商标转让证明	ZR200623655ZM	2006	12	05	1	第4类	第4375352号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	17	核准商标转让证明	ZR200758550ZM	2008	09	14	1	第4类	第4375352号商标，受让人：美国施恩国际有限公司
21	0004	18	施恩（圆点）	第5473395号	2009	09	21	1	第4类	注册人：美国施恩国际有限公司，有效期至2019.9.20
21	0004	18	核准商标转让证明	ZR200758589ZM	2008	08	12	1	第4类	第5473395号商标，受让人：美国施恩国际有限公司
21	0004	19	施恩（圆点）	第1974215号	2002	12	14	1	第5类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2012.12.13
21	0004	19	商标使用许可合同备案通知书	2009许01165HZ	2009	05	05	2	第5类	施恩（广州）婴幼儿营养品有限公司使用第1974215号注册商标第5类，期限2008.12.1-2012.12.13
21	0004	19	商标使用许可协议		2008	11	30	1	第5类	第1974215号商标，受让人:施恩（广州）婴幼儿营养品有限公司，有效期2008.12.1-2012.12.13

档案目录柜号21-盒号0004（施恩）标签1~80.xls Page 3 of 10

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0004	19	商标许可使用费协议		2008	11	30	1	第5类	为上面的补充协议
21	0004	19	商标使用许可合同备案通知书	2003许06307HZ	2003	09	02	1	第5类	第1974215号商标，许可期限2003.1.1-2012.12.13
21	0004	19	商标使用许可协议		2003	01	01	2	第5类	第1974215号商标，受让人：施恩（广州）婴幼儿营养品有限公司，有效期2003.1.1-2012.12.13
21	0004	19	核准商标转让证明	ZR200758492ZM	2008	09	14	1	第5类	第1974215号商标，受让人：美国施恩国际有限公司
21	0004	19	核准续展注册证明	XZ201246369ZM	2012	10	08	1	第5类	第1974215号商标，续展注册有效期至2022.12.13
21	0004	20	施恩（圆点）	第3099543号	2004	01	28	1	第5类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2014.1.27
21	0004	20	核准商标转让证明	ZR200758488ZM	2008	09	14	1	第5类	第3099543号商标，受让人：美国施恩国际有限公司
21	0004	21	施恩（圆点）	第4228846号	2009	05	14	1	第5类	注册人：美国施恩国际有限公司，有效期至2019.5.13
21	0004	21	核准商标转让证明	ZR200758485ZM	2008	08	12	1	第5类	第4228846号商标，受让人：美国施恩国际有限公司
21	0004	22	施恩（圆点）	第4375351号	2009	03	21	1	第6类	注册人：美国施恩国际有限公司，有效期至2019.3.20
21	0004	22	核准商标转让证明	ZR200623656ZM	2006	12	05	1	第6类	第4375351号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	22	核准商标转让证明	ZR200758551ZM	2008	08	13	1	第6类	第4375351号商标，受让人：美国施恩国际有限公司
21	0004	23	施恩（圆点）	第5473394号	2009	06	07	1	第6类	注册人：美国施恩国际有限公司，有效期至2019.6.6
21	0004	23	核准商标转让证明	ZR200758578ZM	2008	08	12	1	第6类	第5473394号商标，受让人：美国施恩国际有限公司
21	0004	24	施恩（圆点）	第4375370号	2009	03	21	1	第7类	注册人：美国施恩国际有限公司，有效期至2019.3.20
21	0004	24	核准商标转让证明	ZR200623639ZM	2006	12	05	1	第7类	第4375370号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	24	核准商标转让证明	ZR200758534ZM	2008	08	13	1	第7类	第4375370号商标，受让人：美国施恩国际有限公司
21	0004	25	施恩（圆点）	第5473393号	2009	06	07	1	第7类	注册人：美国施恩国际有限公司，有效期至2019.6.6
21	0004	25	核准商标转让证明	ZR200758579ZM	2008	08	12	1	第7类	第5473393号商标，受让人：美国施恩国际有限公司
21	0004	26	施恩（圆点）	第4375369号	2009	03	21	1	第8类	注册人：美国施恩国际有限公司，有效期至2019.3.20
21	0004	26	核准商标转让证明	ZR200623640ZM	2006	12	05	1	第8类	第4375369号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	26	核准商标转让证明	ZR200758535ZM	2008	08	12	1	第8类	第4375369号商标，受让人：美国施恩国际有限公司
21	0004	27	施恩（圆点）	第5473392号	2009	06	21	1	第8类	注册人：美国施恩国际有限公司，有效期至2019.6.20
21	0004	27	核准商标转让证明	ZR200758580ZM	2008	08	12	1	第8类	第5473392号商标，受让人：美国施恩国际有限公司
21	0004	28	施恩（圆点）	第4375364号	2009	03	21	1	第9类	注册人：美国施恩国际有限公司，有效期至2019.3.20

档案目录柜号21-盒号0004（施恩）标签1~80.xls Page 4 of 10

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0004	28	核准商标转让证明	ZR200623644ZM	2006	12	05	1	第9类	第4375364号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	28	核准商标转让证明	ZR200758540ZM	2008	08	12	1	第9类	第4375364号商标，受让人：美国施恩国际有限公司
21	0004	29	施恩（圆点）	第5473391号	2010	07	07	1	第9类	注册人：美国施恩国际有限公司，有效期至2020.7.6
21	0004	29	核准商标转让证明	ZR200758581ZM	2008	08	12	1	第9类	第5473391号商标，受让人：美国施恩国际有限公司
21	0004	30	施恩（圆点）	第5473390号	2009	06	07	1	第10类	注册人：美国施恩国际有限公司，有效期至2019.6.6
21	0004	30	核准商标转让证明	ZR200758582ZM	2008	08	12	1	第10类	第5473390号商标，受让人：美国施恩国际有限公司
21	0004	31	施恩（圆点）	第4375358号	2009	03	21	1	第11类	注册人：美国施恩国际有限公司，有效期至2019.3.20
21	0004	31	核准商标转让证明	ZR200623649ZM	2006	12	05	1	第11类	第4375358号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	31	核准商标转让证明	ZR200758544ZM	2008	08	12	1	第11类	第4375358号商标，受让人：美国施恩国际有限公司
21	0004	32	施恩（圆点）	第5473389号	2009	06	14	1	第11类	注册人：美国施恩国际有限公司，有效期至2019.6.13
21	0004	32	核准商标转让证明	ZR200758583ZM	2008	08	12	1	第11类	第5473389号商标，受让人：美国施恩国际有限公司
21	0004	33	施恩（圆点）	第4375357号	2009	03	21	1	第12类	注册人：美国施恩国际有限公司，有效期至2019.3.20
21	0004	33	核准商标转让证明	ZR200623650ZM	2006	12	05	1	第12类	第4375357号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	33	核准商标转让证明	ZR200758545ZM	2008	08	12	1	第12类	第4375357号商标，受让人：美国施恩国际有限公司
21	0004	34	施恩（圆点）	第5473388号	2009	06	07	1	第12类	注册人：美国施恩国际有限公司，有效期至2019.6.6
21	0004	34	核准商标转让证明	ZR200758584ZM	2008	08	12	1	第12类	第5473388号商标，受让人：美国施恩国际有限公司
21	0004	35	施恩（圆点）	第4375356号	2006	07	07	1	第13类	注册人：广东雅士利集团有限公司，有效期至2016.7.6
21	0004	35	核准商标转让证明	ZR200623651ZM	2007	01	21	1	第13类	第4375356号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	35	核准商标转让证明	ZR200758546ZM	2008	09	14	1	第13类	第4375356号商标，受让人：美国施恩国际有限公司
21	0004	36	施恩（圆点）	第4375361号	2008	02	14	1	第14类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.2.13
21	0004	36	核准商标转让证明	ZR200623646ZM	2006	12	05	1	第14类	第4375361号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	36	核准商标转让证明	ZR200758541ZM	2008	09	14	1	第14类	第4375361号商标，受让人：美国施恩国际有限公司
21	0004	37	施恩（圆点）	第4375330号	2008	02	14	1	第15类	注册人：美国施恩婴幼儿有限公司，有效期至2018.2.13
21	0004	37	核准商标转让证明	ZR200623686ZM	2006	12	05	1	第15类	第4375330号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	37	核准商标转让证明	ZR200758471ZM	2008	09	14	1	第15类	第4375330号商标，受让人：美国施恩国际有限公司

档案目录柜号21-盒号0004（施恩）标签1~80.xls Page 5 of 10

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0004	38	施恩（圆点）	第5473387号	2009	08	21	1	第16类	注册人：美国施恩国际有限公司，有效期至2019.8.20
21	0004	38	核准商标转让证明	ZR200758585ZM	2008	08	12	1	第16类	第5473387号商标，受让人：美国施恩国际有限公司
21	0004	39	施恩（圆点）	第4375329号	2008	02	14	1	第17类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.2.13
21	0004	39	核准商标转让证明	ZR200623687ZM	2006	12	05	1	第17类	第4375329号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	39	核准商标转让证明	ZR200758472ZM	2008	09	14	1	第17类	第4375329号商标，受让人：美国施恩国际有限公司
21	0004	40	施恩（圆点）	第5473386号	2009	09	07	1	第18类	注册人：美国施恩国际有限公司，有效期至2019.9.6
21	0004	40	核准商标转让证明	ZR200758586ZM	2008	08	12	1	第18类	第5473386号商标，受让人：美国施恩国际有限公司
21	0004	41	施恩（圆点）	第4375328号	2008	02	14	1	第19类	注册人：美国施恩婴幼儿食品有限公司，有效期至2018.2.13
21	0004	41	核准商标转让证明	ZR200623688ZM	2006	12	05	1	第19类	第4375328号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	41	核准商标转让证明	ZR200758473ZM	2008	09	14	1	第19类	第4375328号商标，受让人：美国施恩国际有限公司
21	0004	42	施恩（圆点）	第5473385号	2009	10	07	1	第19类	注册人：美国施恩国际有限公司，有效期至2019.10.6
21	0004	42	核准商标转让证明	ZR200758587ZM	2008	08	12	1	第19类	第5473385号商标，受让人：美国施恩国际有限公司
21	0004	43	施恩（圆点）	第4375327号	2008	02	14	1	第20类	注册人：美国施恩婴幼儿食品有限公司，有效期至2018.2.13
21	0004	43	核准商标转让证明	ZR200623689ZM	2006	12	05	1	第20类	第4375327号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	43	核准商标转让证明	ZR200758474ZM	2008	09	14	1	第20类	第4375327号商标，受让人：美国施恩国际有限公司
21	0004	44	施恩（圆点）	第5473384号	2009	08	21	1	第20类	注册人：美国施恩国际有限公司，有效期至2019.8.20
21	0004	44	核准商标转让证明	ZR200758421ZM	2008	08	12	1	第20类	第5473384号商标，受让人：美国施恩国际有限公司
21	0004	45	施恩（圆点）	第5473383号	2009	08	21	1	第21类	注册人：美国施恩国际有限公司，有效期至2019.8.20
21	0004	45	核准商标转让证明	ZR200758422ZM	2009	08	12	1	第21类	第5473383号商标，受让人：美国施恩国际有限公司
21	0004	46	施恩（圆点）	第4375326号	2008	08	28	1	第22类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.8.27
21	0004	46	核准商标转让证明	ZR200623690ZM	2006	12	05	1	第22类	第4375326号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	46	核准商标转让证明	ZR200758475ZM	2008	09	14	1	第22类	第4375326号商标，受让人：美国施恩国际有限公司
21	0004	47	施恩（圆点）	第5473382号	2009	09	07	1	第22类	注册人：美国施恩国际有限公司，有效期至2019.9.6
21	0004	47	核准商标转让证明	ZR200758423ZM	2008	08	12	1	第22类	第5473382号商标，受让人：美国施恩国际有限公司

档案目录柜号21-盒号0004（施恩）标签1~80.xls Page 6 of 10

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0004	48	施恩（圆点）	第4375325号	2008	08	28	1	第23类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.8.27
21	0004	48	核准商标转让证明	ZR200623691ZM	2006	12	05	1	第23类	第4375325号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	48	核准商标转让证明	ZR200758476ZM	2008	09	14	1	第23类	第4375325号商标，受让人：美国施恩国际有限公司
21	0004	49	施恩（圆点）	第5473381号	2010	08	21	1	第24类	注册人：美国施恩国际有限公司，有效期至2020.8.20
21	0004	49	核准商标转让证明	ZR200758424ZM	2008	08	12	1	第24类	第5473381号商标，受让人：美国施恩国际有限公司
21	0004	50	施恩（圆点）	第5473380号	2009	08	28	1	第25类	注册人：美国施恩国际有限公司，有效期至2019.8.27
21	0004	50	核准商标转让证明	ZR200758425ZM	2008	08	12	1	第25类	第5473380号商标，受让人：美国施恩国际有限公司
21	0004	51	施恩（圆点）	第4375341号	2008	08	28	1	第26类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.8.27
21	0004	51	核准商标转让证明	ZR200623665ZM	2006	12	05	1	第26类	第4375341号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	51	核准商标转让证明	ZR200758560ZM	2008	09	14	1	第26类	第4375341号商标，受让人：美国施恩国际有限公司
21	0004	52	施恩（圆点）	第4375368号	2008	08	28	1	第27类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.8.27
21	0004	52	核准商标转让证明	ZR200623641ZM	2006	12	05	1	第27类	第4375368号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	52	核准商标转让证明	ZR200758536ZM	2008	09	14	1	第27类	第4375368号商标，受让人：美国施恩国际有限公司
21	0004	53	施恩（圆点）	第4375367号	2008	08	28	1	第28类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.8.27
21	0004	53	核准商标转让证明	ZR200623642ZM	2006	12	05	1	第28类	第4375367号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	53	核准商标转让证明	ZR200758537ZM	2008	09	14	1	第28类	第4375367号商标，受让人：美国施恩国际有限公司
21	0004	54	施恩（圆点）	第5473379号	2009	09	14	1	第28类	注册人：美国施恩国际有限公司，有效期至2019.9.13
21	0004	54	核准商标转让证明	ZR200758426ZM	2008	08	12	1	第28类	第5473379号商标，受让人：美国施恩国际有限公司
21	0004	55	施恩（圆点）	第4228845号	2007	02	14	1	第29类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2017.2.13
21	0004	55	核准商标转让证明	ZR200758486ZM	2008	09	14	1	第29类	第4228845号商标，受让人：美国施恩国际有限公司
21	0004	56	施恩（圆点）	第5473378号	2009	05	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2019.5.13
21	0004	56	核准商标转让证明	ZR200758427ZM	2008	08	12	1	第29类	第5473378号商标，受让人：美国施恩国际有限公司
21	0004	57	施恩（圆点）	第4375366号	2009	02	28	1	第30类	注册人：美国施恩国际有限公司，有效期至2019.2.27
21	0004	57	核准商标转让证明	ZR200623643ZM	2006	12	05	1	第30类	第4375366号商标，受让人：美国施恩婴幼儿食品国际有限公司

档案目录柜号21-盒号0004（施恩）标签1~80.xls Page 7 of 10

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0004	57	核准商标转让证明	ZR2007585382M	2008	08	12	1	第30类	第4375366号商标，受让人：美国施恩国际有限公司
21	0004	58	施恩（圆点）	第5473377号	2008	08	21	1	第30类	注册人：美国施恩国际有限公司，有效期至2009.8.21
21	0004	58	核准商标转让证明	ZR200758428ZM	2008	08	12	1	第30类	第5473377号商标，受让人：美国施恩国际有限公司
21	0004	59	施恩（圆点）	第5473376号	2009	05	14	1	第31类	注册人：美国施恩国际有限公司，有效期至2019.5.13
21	0004	59	核准商标转让证明	ZR200758429ZM	2008	08	13	1	第31类	第5473376号商标，受让人：美国施恩国际有限公司
21	0004	60	施恩（圆点）	第1804137号	2002	07	07	1	第32类	注册人：美国施恩婴幼儿食品有限公司，有效期至2012.7.6
21	0004	60	核准商标转让证明	ZR200758514ZM	2008	09	14	1	第32类	第1804137号商标，受让人：美国施恩国际有限公司
21	0004	60	核准续展注册证明	XZ2012031622M	2012	06	25	1	第32类	第1804137号商标，续展有效期至2022.7.6
21	0004	61	施恩（圆点）	第4375365号	2009	02	28	1	第32类	注册人：美国施恩国际有限公司，有效期至2019.2.27
21	0004	61	核准商标转让证明	ZR200623645ZM	2006	12	05	1	第32类	第4375365号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	61	核准商标转让证明	ZR200758539ZM	2008	08	12	1	第32类	第4375365号商标，受让人：美国施恩国际有限公司
21	0004	62	施恩（圆点）	第5473375号	2009	06	07	1	第32类	注册人：美国施恩国际有限公司，有效期至2019.6.6
21	0004	62	核准商标转让证明	ZR200758430ZM	2008	08	12	1	第32类	第5473375号，受让人：美国施恩国际有限公司
21	0004	63	施恩（圆点）	第4375345号	2009	02	28	1	第33类	注册人：美国施恩国际有限公司，有效期至2019.2.27
21	0004	63	核准商标转让证明	ZR200623661ZM	2006	12	05	1	第33类	第4375345号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	63	核准商标转让证明	ZR200758556ZM	2008	08	12	1	第33类	第4375345号商标，受让人：美国施恩国际有限公司
21	0004	64	施恩（圆点）	第4375344号	2009	02	28	1	第34类	注册人：美国施恩国际有限公司，有效期至2019.2.27
21	0004	64	核准商标转让证明	ZR200623662ZM	2006	12	05	1	第34类	第4375344号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	64	核准商标转让证明	ZR200758557ZM	2008	08	13	1	第34类	第4375344号商标，受让人：美国施恩国际有限公司
21	0004	65	施恩（圆点）	第5473374号	2009	04	21	1	第34类	注册人：美国施恩国际有限公司，有效期至2019.4.20
21	0004	65	核准商标转让证明	ZR200758431ZM	2008	08	12	1	第34类	第5473374号商标，受让人：美国施恩国际有限公司
21	0004	66	施恩（圆点）	第4375343号	2008	11	28	1	第35类	注册人：美国施恩国际有限公司，有效期至2018.11.27
21	0004	66	核准商标转让证明	ZR200623663ZM	2006	12	05	1	第35类	第4375343号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	66	核准商标转让证明	ZR200758558ZM	2008	08	13	1	第35类	第4375343号商标，受让人：美国施恩国际有限公司
21	0004	67	施恩（圆点）	第5473373号	2009	09	21	1	第35类	注册人：美国施恩国际有限公司，有效期至2019.9.20
21	0004	67	核准商标转让证明	ZR200758432ZM	2008	08	12	1	第35类	第5473373号商标，受让人：美国施恩国际有限公司

档案目录柜号21-盒号0004（施恩）标签1~80.xls　　Page 8 of 10

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0004	68	施恩（圆点）	第4375342号	2008	11	28	1	第36类	注册人：美国施恩国际有限公司，有效期至2018.11.27
21	0004	68	核准商标转让证明	ZR200623664ZM	2006	12	05	1	第36类	第4375342号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	68	核准商标转让证明	ZR200758559ZM	2008	08	12	1	第36类	第4375342号商标，受让人：美国施恩国际有限公司
21	0004	69	施恩（圆点）	第4375360号	2008	11	28	1	第37类	注册人：美国施恩国际有限公司，有效期至2018.11.27
21	0004	69	核准商标转让证明	ZR200623647ZM	2006	12	05	1	第37类	第4375360号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	69	核准商标转让证明	ZR200758542ZM	2008	08	12	1	第37类	第4375360号商标，受让人：美国施恩国际有限公司
21	0004	70	施恩（圆点）	第5473372号	2009	11	21	1	第37类	注册人：美国施恩国际有限公司，有效期至2019.11.20
21	0004	70	核准商标转让证明	ZR200758433ZM	2008	08	12	1	第37类	第5473372号商标，受让人：美国施恩国际有限公司
21	0004	71	施恩（圆点）	第5473371号	2009	11	14	1	第38类	注册人：美国施恩国际有限公司，有效期至2019.11.13
21	0004	71	核准商标转让证明	ZR200758434ZM	2008	08	12	1	第38类	第5473371号商标，受让人：美国施恩国际有限公司
21	0004	72	施恩（圆点）	第4375359号	2008	11	28	1	第39类	注册人：美国施恩国际有限公司，有效期至2018.11.27
21	0004	72	核准商标转让证明	ZR200623648ZM	2006	12	05	1	第39类	第4375359号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	72	核准商标转让证明	ZR200758543ZM	2008	08	12	1	第39类	第4375359号商标，受让人：美国施恩国际有限公司
21	0004	73	施恩（圆点）	第5473370号	2009	09	21	1	第39类	注册人：美国施恩国际有限公司，有效期至2019.9.20
21	0004	73	核准商标转让证明	ZR200758435ZM	2008	08	12	1	第39类	第5473370号商标，受让人：美国施恩国际有限公司
21	0004	74	施恩（圆点）	第5473369号	2009	11	14	1	第40类	注册人：美国施恩国际有限公司，有效期至2019.11.13
21	0004	74	核准商标转让证明	ZR200758436ZM	2008	08	12	1	第40类	第5473369号商标，受让人：美国施恩国际有限公司
21	0004	75	施恩（圆点）	第4375380号	2008	11	28	1	第41类	注册人：美国施恩国际有限公司，有效期至2018.11.27
21	0004	75	核准商标转让证明	ZR200623705ZM	2006	12	05	1	第41类	第4375380号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	75	核准商标转让证明	ZR200758524ZM	2008	08	12	1	第41类	第4375380号商标，受让人：美国施恩国际有限公司
21	0004	76	施恩（圆点）	第5473368号	2009	09	21	1	第41类	注册人：美国施恩国际有限公司，有效期至2019.9.20
21	0004	76	核准商标转让证明	ZR200758437ZM	2008	08	12	1	第41类	第5473368号商标，受让人：美国施恩国际有限公司
21	0004	77	施恩（圆点）	第5473367号	2009	09	21	1	第42类	注册人：美国施恩国际有限公司，有效期至2019.9.20
21	0004	77	核准商标转让证明	ZR200758438ZM	2008	08	12	1	第42类	第5473367号商标，受让人：美国施恩国际有限公司
21	0004	78	施恩（圆点）	第4375379号	2008	11	28	1	第43类	注册人：美国施恩国际有限公司，有效期至2018.11.27
21	0004	78	核准商标转让证明	ZR200623630ZM	2006	12	05	1	第43类	第4375379号商标，受让人：美国施恩婴幼儿食品国际有限公司

档案目录柜号21-盒号0004（施恩）标签1~80.xls Page 9 of 10

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0004	78	核准商标转让证明	ZR200758525ZM	2008	08	12	1	第43类	第4375379号商标，受让人：美国施恩国际有限公司
21	0004	79	施恩（圆点）	第4375378号	2008	11	28	1	第44类	注册人：美国施恩国际有限公司，有效期至2018.11.27
21	0004	79	核准商标转让证明	ZR200623631ZM	2006	12	05	1	第44类	第4375378号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	79	核准商标转让证明	ZR200758526ZM	2008	08	12	1	第44类	第4375378号商标，受让人：美国施恩国际有限公司
21	0004	80	施恩（圆点）	第4375377号	2008	11	28	1	第45类	注册人：美国施恩国际有限公司，有效期至20018.11.27
21	0004	80	核准商标转让证明	ZR200623632ZM	2006	12	05	1	第45类	第4375377号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0004	80	核准商标转让证明	ZR200758527ZM	2008	08	12	1	第45类	第4375377号商标，受让人：美国施恩国际有限公司

档案目录柜号21-盒号0004（施恩）标签1~80.xls　　Page 10 of 10

归 档 文 件 目 录（SCIENT商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0005	01	scient	第1788575号	2002	06	14	1	第10类	注册人：广东雅士利集团有限公司，有效期至2012.6.13
21	0005	01	核准商标转让证明	ZR2006236292ZM	2007	01	21	1	第10类	第1788575号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	01	核准商标转让证明	ZR200758518ZM	2008	09	14	1	第10类	第1788575号商标，受让人：美国施恩国际有限公司
21	0005	01	核准续展注册证明	XZ201203165ZM	2012	06	25	1	第10类	第1788575号商标，续展有效期至2022.6.13
21	0005	02	scient	第1922827号	2002	09	28	1	第14类	注册人：广东雅士利集团有限公司，有效期至2012.9.27
21	0005	02	核准商标转让证明	ZR2006236626ZM	2007	01	21	1	第14类	第1922827号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	02	核准商标转让证明	ZR200758510ZM	2008	09	14	1	第14类	第1922827号商标，受让人：美国施恩国际有限公司
21	0005	02	核准续展注册证明	XZ201222304ZM	2012	10	08	1	第14类	第1922827号商标，续展有效期至2022.9.27
21	0005	03	scient	第1924648号	2002	12	28	1	第16类	注册人：广东雅士利集团有限公司，有效期至2012.12.27
21	0005	03	核准商标转让证明	ZR2006236624ZM	2007	01	21	1	第16类	第1924648号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	03	核准商标转让证明	ZR200758508ZM	2008	09	14	1	第16类	第1924648号商标，受让人：美国施恩国际有限公司
21	0005	03	核准续展注册证明	XZ201246367ZM	2012	12	10	1	第16类	第1924648号商标，续展有效期至2022.12.27
21	0005	04	scient	第1928114号	2002	09	28	1	第18类	注册人：广东雅士利集团有限公司，有效期2012.9.27
21	0005	04	核准商标转让证明	ZR2006236622ZM	2007	01	21	1	第18类	第1928114号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	04	核准商标转让证明	ZR200758506ZM	2008	09	14	1	第18类	第1928114号商标，受让人：美国施恩国际有限公司
21	0005	04	核准续展注册证明	XZ201222302ZM	2012	10	08	1	第18类	第1928114号商标，续展有效期至2022.9.27
21	0005	05	scient	第1933578号	2002	12	28	1	第21类	注册人：广东雅士利集团有限公司，有效期至2012.12.27
21	0005	05	核准商标转让证明	ZR2006236792ZM	2007	01	21	1	第21类	第1933578号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	05	核准商标转让证明	ZR200758503ZM	2008	09	14	1	第21类	第1933578号商标，受让人：美国施恩国际有限公司
21	0005	05	核准续展注册证明	XZ201246370ZM	2012	12	10	1	第21类	第1933578号商标，续展有效期至2022.12.27
21	0005	06	scient	第1931134号	2002	10	14	1	第24类	注册人：广东雅士利集团有限公司，有效期至2012.10.13
21	0005	06	核准商标转让证明	ZR2006236212ZM	2007	01	21	1	第24类	第1931134号商标，受让人：美国施恩婴幼儿食品国际有限公司

档案目录柜号21-盒号0005（SCIENT）标签1~79.xls Page 1 of 10

归 档 文 件 目 录（SCIENT商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0005	06	核准商标转让证明	ZR200758505ZM	2008	09	14	1	第24类	第1931134号商标，受让人：美国施恩国际有限公司
21	0005	06	核准续展注册证明	XZ201235462ZM	2012	11	26	1	第24类	第1931134号商标，续展有效期至2022.10.13
21	0005	07	Scient	第1937685号	2002	10	28	1	第25类	注册人：广东雅士利集团有限公司，有效期至2012.10.27
21	0005	07	核准商标转让证明	ZR200623677ZM	2007	01	21	1	第25类	第1937685号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	07	核准商标转让证明	ZR200758501ZM	2008	09	14	1	第25类	第1937685号商标，受让人：美国施恩国际有限公司
21	0005	07	核准续展注册证明	XZ201235460ZM	2012	11	26	1	第25类	第1937685号商标，续展有效期至2022.10.27
21	0005	08	scient	第1951142号	2002	08	28	1	第31类	注册人：广东雅士利集团有限公司，有效期至2012.8.27
21	0005	08	核准商标转让证明	ZR200623674ZM	2007	01	21	1	第31类	第1951142号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	08	核准商标转让证明	ZR200758499ZM	2008	09	14	1	第31类	第1951142号商标，受让人：美国施恩国际有限公司
21	0005	08	核准续展注册证明	XZ201213225ZM	2012	08	13	1	第31类	第1951142号商标，续展有效期至2022.8.27
21	0005	09	scient	第1957745号	2003	01	14	1	第40类	注册人：广东雅士利集团有限公司，有效期至2013.1.13
21	0005	09	核准商标转让证明	ZR200623673ZM	2007	01	21	1	第40类	第1957745号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	09	核准商标转让证明	ZR200758497ZM	2008	09	14	1	第40类	第1957745号商标，受让人：美国施恩国际有限公司
21	0005	09	核准续展注册证明	XZ201279497ZM	2012	12	24	1	第40类	第1957745号商标，续展有效期至2023.1.13
21	0005	10	核准商标转让证明(scient)	ZR200623670ZM	2007	01	21	1	第42类	第1964288号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	10	核准商标转让证明	ZR200758494ZM	2008	09	14	1	第42类	第1964288号商标，受让人：美国施恩国际有限公司
21	0005	10	核准续展注册证明	XZ201246373ZM	2012	12	10	1	第42类	第1964288号商标，续展有效期至2022.12.13
21	0005	11	SCIENT(圆点)	第4375376号	2009	05	14	1	第1类	注册人：美国施恩国际有限公司，有效期至2019.5.13
21	0005	11	核准商标转让证明	ZR200623633ZM	2006	12	05	1	第1类	第4375376号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	11	核准商标转让证明	ZR200758528ZM	2008	08	12	1	第1类	第4375376号商标，受让人：美国施恩国际有限公司
21	0005	12	SCIENT(圆点)	第5473366号	2009	10	28	1	第1类	注册人：美国施恩国际有限公司，有效期至2019.10.27
21	0005	12	核准商标转让证明	ZR200758439ZM	2008	08	12	1	第1类	第5473366号商标，受让人：美国施恩国际有限公司

档案目录柜号21-盒号0005（SCIENT）标签1~79.xls Page 2 of 10

归 档 文 件 目 录（SCIENT商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0005	13	SCIENT(圆点)	第4375375号	2009	04	21	1	第2类	注册人：美国施恩国际有限公司，有效期至2019.4.20
21	0005	13	核准商标转让证明	ZR200623634ZM	2006	12	05	1	第2类	第4375375号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	13	核准商标转让证明	ZR200758529ZM	2008	08	12	1	第2类	第4375375号商标，受让人：美国施恩国际有限公司
21	0005	14	SCIENT(圆点)	第1904076号	2002	09	07	1	第3类	注册人：美国施恩婴幼儿食品有限公司，有效期至2012.9.6
21	0005	14	核准商标转让证明	ZR200758512ZM	2008	09	14	1	第3类	第1904076号商标，受让人：美国施恩国际有限公司
21	0005	14	核准续展注册证明	XZ201222306ZM	2012	10	08	1	第3类	第1904076号商标，续展有效期至2022.9.6
21	0005	15	SCIENT(圆点)	第4375374号	2008	02	14	1	第3类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.2.13
21	0005	15	核准商标转让证明	ZR200623635ZM	2006	12	05	1	第3类	第4375374号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	15	核准商标转让证明	ZR200758530ZM	2008	09	14	1	第3类	第4375374号商标，受让人：美国施恩国际有限公司
21	0005	16	SCIENT(圆点)	第4375373号	2008	02	14	1	第4类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.2.13
21	0005	16	核准商标转让证明	ZR200623636ZM	2006	12	05	1	第4类	第4375373号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	16	核准商标转让证明	ZR200758531ZM	2008	09	14	1	第4类	第4375373号商标，受让人：美国施恩国际有限公司
21	0005	17	SCIENT(圆点)	第5473365号	2009	09	21	1	第4类	注册人：美国施恩国际有限公司，有效期至2019.9.20
21	0005	17	核准商标转让证明	ZR200758440ZM	2008	08	12	1	第4类	第5473365号商标，受让人：美国施恩国际有限公司
21	0005	18	SCIENT(圆点)	第1974208号	2002	09	14	1	第5类	注册人：美国施恩婴幼儿有限公司，有效期至2012.9.13
21	0005	18	商标使用许可协议		2008	11	30	1	第5类	许可人：美国施恩国际有限公司，被许可人：施恩（广州）婴幼儿营养品有限公司，第1974208号商标，有效期至2012.9.13
21	0005	18	商标许可使用费协议		2008	11	30	1	第5类	第1974208号商标许可使用费
21	0005	18	商标使用许可合同备案通知书	2003许06289HZ	2003	09	02	1	第5类	审核通过第1974208号商标使用许可合同副本，许可期限2003.1.1-2012.9.13
21	0005	18	商标使用许可合同备案通知书	2009许01166HZ	2009	06	02	1	第5类	审核通过第1974208号商标使用许可合同备案申请，许可期限2008.12.1-2012.9.13

档案目录柜号21-盒号0005（SCIENT）标签1~79.xls Page 3 of 10

归 档 文 件 目 录（SCIENT商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0005	18	商标使用许可协议		2003	01	01	1	第5类	许可人：美国施恩婴幼儿食品国际有限公司，被许可人：施恩（广州）婴幼儿营养品有限公司，第1974208号商标，有效期2003.1.1-2012.9.13
21	0005	18	核准商标转让证明	ZR200758493ZM	2008	09	14	1	第5类	第1974208号商标，受让人：美国施恩国际有限公司
21	0005	18	核准续展注册证明	XZ201222301ZM	2012	10	08	1	第5类	第1974208号商标，续展注册有效期至2022.9.13
21	0005	19	SCIENT(圆点)	第3099544号	2003	04	21	1	第5类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2013.4.20
21	0005	19	核准商标转让证明	ZR200758487ZM	2008	09	14	1	第5类	第3099544号商标，受让人：美国施恩国际有限公司
21	0005	19	核准续展注册证明	XZ201292259ZM	2013	01	07	1	第5类	第3099544号商标，续展有效期至2023.4.20
21	0005	20	SCIENT(圆点)	第4375372号	2010	01	21	1	第6类	注册人：美国施恩国际有限公司，有效期至2020.1.20
21	0005	20	核准商标转让证明	ZR200623637ZM	2006	12	05	1	第6类	第4375372号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	20	核准商标转让证明	ZR200758532ZM	2006	08	12	1	第6类	第4375372号商标，受让人：美国施恩国际有限公司
21	0005	21	SCIENT(圆点)	第5473364号	2009	06	28	1	第6类	注册人：美国施恩国际有限公司，有效期至2019.6.27
21	0005	21	核准商标转让证明	ZR200758441ZM	2008	08	12	1	第6类	第5473364号商标，受让人：美国施恩国际有限公司
21	0005	22	SCIENT(圆点)	第4375371号	2007	06	28	1	第7类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2017.6.27
21	0005	22	核准商标转让证明	ZR200623638ZM	2006	12	05	1	第7类	第4375371号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	22	核准商标转让证明	ZR200758533ZM	2008	09	14	1	第7类	第4375371号商标，受让人：美国施恩国际有限公司
21	0005	23	SCIENT(圆点)	第5473363号	2009	10	07	1	第7类	注册人：美国施恩国际有限公司，有效期至2019.10.6
21	0005	23	核准商标转让证明	ZR20075844ZM	2008	08	12	1	第7类	第5473363号商标，受让人：美国施恩国际有限公司
21	0005	24	SCIENT(圆点)	第4375350号	2007	06	28	1	第8类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2017.6.27
21	0005	24	核准商标转让证明	ZR200623657ZM	2006	12	05	1	第8类	第4375350号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	24	核准商标转让证明	ZR200758552ZM	2008	09	14	1	第8类	第4375350号商标，受让人：美国施恩国际有限公司
21	0005	25	SCIENT(圆点)	第5473362号	2009	06	21	1	第8类	注册人：美国施恩国际有限公司，有效期至2019.6.20
21	0005	25	核准商标转让证明	ZR200758443ZM	2008	08	12	1	第8类	第5473362号商标，受让人：美国施恩国际有限公司

档案目录柜号21-盒号0005（SCIENT）标签1~79.xls　Page 4 of 10

归 档 文 件 目 录（SCIENT商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0005	26	SCIENT(圆点)	第4375349号	2007	06	28	1	第9类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2017.6.27
21	0005	26	核准商标转让证明	ZR200623658ZM	2006	112	05	1	第9类	第4375349号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	26	核准商标转让证明	ZR200758553ZM	2008	09	14	1	第9类	第4375349号商标，受让人：美国施恩国际有限公司
21	0005	27	SCIENT(圆点)	第5473361号	2009	06	28	1	第9类	注册人：美国施恩国际有限公司，有效期2019.6.27
21	0005	27	核准商标转让证明	ZR200758444ZM	2008	08	12	1	第9类	第5473361号商标，受让人：美国施恩国际有限公司
21	0005	28	SCIENT(圆点)	第5473360号	2009	06	07	1	第10类	注册人：美国施恩国际有限公司，有效期至2019.6.6
21	0005	28	核准商标转让证明	ZR200758445ZM	2008	08	12	1	第10类	第5473360号商标，受让人：美国施恩国际有限公司
21	0005	29	SCIENT(圆点)	第4375348号	2007	06	28	1	第11类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2017.6.27
21	0005	29	核准商标转让证明	ZR200623659ZM	2006	12	05	1	第11类	第4375348号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	29	核准商标转让证明	ZR200758554ZM	2008	09	14	1	第11类	第4375348号商标，受让人：美国施恩国际有限公司
21	0005	30	SCIENT(圆点)	第5473359号	2009	06	14	1	第11类	注册人：美国施恩国际有限公司，有效期至2019.6.13
21	0005	30	核准商标转让证明	ZR200758446ZM	2008	08	12	1	第11类	第5473359号商标，受让人：美国施恩国际有限公司
21	0005	31	SCIENT(圆点)	第4375347号	2007	06	28	1	第12类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2017.6.27
21	0005	31	核准商标转让证明	ZR200623660ZM	2006	12	05	1	第12类	第4375347号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	31	核准商标转让证明	ZR200758555ZM	2008	09	14	1	第12类	第4375347号商标，受让人：美国施恩国际有限公司
21	0005	32	SCIENT(圆点)	第5473358号	2009	06	07	1	第12类	注册人：美国施恩国际有限公司，有效期至2019.6.6
21	0005	32	核准商标转让证明	ZR200758447ZM	2008	08	12	1	第12类	第5473358号商标，受让人：美国施恩国际有限公司
21	0005	33	SCIENT(圆点)	第4375381号	2006	07	07	1	第13类	注册人：广东雅士利集团有限公司，有效期至2016.7.6
21	0005	33	核准商标转让证明	ZR200623704ZM	2007	01	21	1	第13类	第4375381号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	33	核准商标转让证明	ZR200758523ZM	2008	09	14	1	第13类	第4375381号商标，受让人：美国施恩国际有限公司
21	0005	34	SCIENT(圆点)	第4375382号	2008	02	14	1	第14类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.2.13
21	0005	34	核准商标转让证明	ZR200623703ZM	2006	12	05	1	第14类	第4375382号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	34	核准商标转让证明	ZR200758522ZM	2008	09	14	1	第14类	第4375382号商标，受让人：美国施恩国际有限公司
21	0005	35	SCIENT(圆点)	第4375383号	2008	02	14	1	第15类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.2.13

档案目录柜号21-盒号0005（SCIENT）标签1~79.xls Page 5 of 10

归 档 文 件 目 录（SCIENT商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0005	35	核准商标转让证明	ZR2006237022M	2006	12	05	1	第15类	第4375383号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	35	核准商标转让证明	ZR2007585212M	2008	09	14	1	第15类	第4375383号商标，受让人：美国施恩国际有限公司
21	0005	36	SCIENT(圆点)	第5473357号	2009	08	21	1	第16类	注册人：美国施恩国际有限公司，有效期至2019.8.20
21	0005	36	核准商标转让证明	ZR2007584482M	2008	08	12	1	第16类	第5473357号商标，受让人：美国施恩国际有限公司
21	0005	37	SCIENT(圆点)	第4375384号	2008	02	14	1	第17类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.2.13
21	0005	37	核准商标转让证明	ZR2006237012M	2006	12	05	1	第17类	第4375384号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	37	核准商标转让证明	ZR200758470ZM	2008	09	14	1	第17类	第4375384号商标，受让人：美国施恩国际有限公司
21	0005	38	SCIENT(圆点)	第5473237号	2009	09	07	1	第18类	注册人：美国施恩国际有限公司，有效期至2019.9.6
21	0005	38	核准商标转让证明	ZR200758468ZM	2008	08	12	1	第18类	第5473237号商标，受让人：美国施恩国际有限公司
21	0005	39	SCIENT(圆点)	第4375385号	2008	02	14	1	第19类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.2.13
21	0005	39	核准商标转让证明	ZR200623700ZM	2006	12	05	1	第19类	第4375385号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	39	核准商标转让证明	ZR200758469ZM	2008	09	14	1	第19类	第4375385号商标，受让人：美国施恩国际有限公司
21	0005	40	SCIENT(圆点)	第5473238号	2009	10	07	1	第19类	注册人：美国施恩国际有限公司，有效期至2019.10.6
21	0005	40	核准商标转让证明	ZR200758467M	2008	08	12	1	第19类	第5473238号商标，受让人：美国施恩国际有限公司
21	0005	41	SCIENT(圆点)	第4375340号	2010	01	21	1	第20类	注册人：美国施恩国际有限公司，有效期至2020.1.20
21	0005	41	核准商标转让证明	ZR200623666ZM	2006	12	05	1	第20类	第4375340号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	41	核准商标转让证明	ZR200758561ZM	2008	08	12	1	第20类	第4375340号商标，受让人：美国施恩国际有限公司
21	0005	42	SCIENT(圆点)	第5473239号	2012	02	28	1	第20类	注册人：美国施恩国际有限公司，有效期至2022.02.27
21	0005	42	核准商标转让证明	ZR200758466ZM	2008	08	12	1	第20类	第5473239号商标，受让人：美国施恩国际有限公司
21	0005	43	SCIENT(圆点)	第5473240号	2009	08	21	1	第21类	注册人：美国施恩国际有限公司，有效期至2019.8.20
21	0005	43	核准商标转让证明	ZR200758465ZM	2008	08	12	1	第21类	第5473240号商标，受让人：美国施恩国际有限公司
21	0005	44	SCIENT(圆点)	第4375339号	2008	08	28	1	第22类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.8.27
21	0005	44	核准商标转让证明	ZR200623667ZM	2006	12	05	1	第22类	第4375339号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	44	核准商标转让证明	ZR200758562ZM	2008	09	14	1	第22类	第4375339号商标，受让人：美国施恩国际有限公司
21	0005	45	SCIENT(圆点)	第5473241号	2009	09	07	1	第22类	注册人：美国施恩国际有限公司，有效期至2019.9.6

档案目录柜号21-盒号0005（SCIENT）标签1~79.xls Page 6 of 10

归 档 文 件 目 录（SCIENT商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0005	45	核准商标转让证明	ZR200758464ZM	2008	08	12	1	第22类	第5473241号商标，受让人：美国施恩国际有限公司
21	0005	46	SCIENT(圆点)	第4375338号	2008	08	28	1	第23类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.8.27
21	0005	46	核准商标转让证明	ZR200623668ZM	2006	12	05	1	第23类	第4375338号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	46	核准商标转让证明	ZR200758563ZM	2008	09	14	1	第23类	第4375338号商标，受让人：美国施恩国际有限公司
21	0005	47	SCIENT(圆点)	第5473242号	2009	08	21	1	第24类	注册人：美国施恩国际有限公司，有效期至2019.8.20
21	0005	47	核准商标转让证明	ZR200758463ZM	2008	08	12	1	第24类	第5473242号商标，受让人：美国施恩国际有限公司
21	0005	48	SCIENT(圆点)	第5473243号	2009	09	14	1	第25类	注册人：美国施恩国际有限公司，有效期至2019.9.13
21	0005	48	核准商标转让证明	ZR200758462ZM	2008	08	12	1	第25类	第5473243号商标，受让人：美国施恩国际有限公司
21	0005	49	SCIENT(圆点)	第4375337号	2008	08	28	1	第26类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.8.27
21	0005	49	核准商标转让证明	ZR200623669ZM	2006	12	05	1	第26类	第4375337号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	49	核准商标转让证明	ZR200758564ZM	2008	09	14	1	第26类	第4375337号商标，受让人：美国施恩国际有限公司
21	0005	50	SCIENT(圆点)	第4375336号	2008	08	28	1	第27类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.8.27
21	0005	50	核准商标转让证明	ZR200623680ZM	2006	12	05	1	第27类	第4375336号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	50	核准商标转让证明	ZR200758565ZM	2008	09	14	1	第27类	第4375336号商标，受让人：美国施恩国际有限公司
21	0005	51	SCIENT(圆点)	第4375335号	2008	08	28	1	第28类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.8.27
21	0005	51	核准商标转让证明	ZR200623681ZM	2006	12	05	1	第28类	第4375335号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	51	核准商标转让证明	ZR200758566ZM	2008	09	14	1	第28类	第4375335号商标，受让人：美国施恩国际有限公司
21	0005	52	SCIENT(圆点)	第5473244号	2010	01	14	1	第28类	注册人：美国施恩国际有限公司，有效期至2020.1.13
21	0005	52	核准商标转让证明	ZR200758461ZM	2008	08	12	1	第28类	第5473244号商标，受让人：美国施恩国际有限公司
21	0005	53	SCIENT(圆点)	第1798503号	2002	06	28	1	第29类	注册人：美国施恩婴幼儿食品有限公司，有效期至2012.6.27
21	0005	53	核准商标转让证明	ZR200758516ZM	2008	09	14	1	第29类	第1798503号商标，受让人：美国施恩国际有限公司
21	0005	53	核准续展注册证明	XZ201203163ZM	2012	06	25	1	第29类	第1798503号商标，续展有效期至2022.6.27
21	0005	54	SCIENT(圆点)	第5473245号	2009	06	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2019.6.13
21	0005	54	核准商标转让证明	ZR200758460ZM	2008	08	12	1	第29类	第5473245号商标，受让人：美国施恩国际有限公司

档案目录柜号21-盒号0005（SCIENT）标签1~79.xls　　Page 7 of 10

归 档 文 件 目 录（SCIENT商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0005	55	SCIENT(圆点)	第1954624号	2002	10	28	1	第30类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2012.10.27
21	0005	55	核准商标转让证明	ZR200758498ZM	2008	09	14	1	第30类	第1954624号商标，受让人：美国施恩国际有限公司
21	0005	55	核准续展注册证明	XZ201235459ZM	2012	11	26	1	第30类	第1954624号商标，续展有效期至2022.10.27
21	0005	56	SCIENT(圆点)	第4375334号	2007	06	14	1	第30类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2017.6.13
21	0005	56	核准商标转让证明	ZR200623682ZM	2006	12	05	1	第30类	第4375334号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	56	核准商标转让证明	ZR200758567ZM	2008	09	14	1	第30类	第4375334号商标，受让人：美国施恩国际有限公司
21	0005	57	SCIENT(圆点)	第5473246号	2009	06	07	1	第30类	注册人：美国施恩国际有限公司，有效期至2019.6.6
21	0005	57	核准商标转让证明	ZR200758459ZM	2008	08	12	1	第30类	第5473246号商标，受让人：美国施恩国际有限公司
21	0005	58	SCIENT(圆点)	第5473248号	2009	06	14	1	第31类	注册人：美国施恩国际有限公司，有效期至2019.6.13
21	0005	58	核准商标转让证明	ZR200758457ZM	2008	08	12	1	第31类	第5473248号商标，受让人：美国施恩国际有限公司
21	0005	59	SCIENT(圆点)	第1799032号	2002	06	28	1	第32类	注册人：美国施恩婴幼儿食品有限公司，有效期至2012.6.27
21	0005	59	核准商标转让证明	ZR200758515ZM	2008	09	14	1	第32类	第1799032号商标，受让人：美国施恩国际有限公司
21	0005	59	核准续展注册证明	XZ201203161ZM	2012	06	25	1	第32类	第1799032号商标，续展有效期至2022.6.27
21	0005	60	SCIENT(圆点)	第4375333号	2007	06	14	1	第32类	注册人：美国施恩婴幼儿食品有限公司，有效期至2017.6.13
21	0005	60	核准商标转让证明	ZR200623683ZM	2006	12	05	1	第32类	第4375333号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	60	核准商标转让证明	ZR200758568ZM	2008	09	14	1	第32类	第4375333号商标，受让人：美国施恩国际有限公司
21	0005	61	SCIENT(圆点)	第5473249号	2009	06	07	1	第32类	注册人：美国施恩国际有限公司，有效期至2019.6.6
21	0005	61	核准商标转让证明	ZR200758456ZM	2008	08	12	1	第32类	第5473249号商标，受让人：美国施恩国际有限公司
21	0005	62	SCIENT(圆点)	第4375332号	2007	06	07	1	第33类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2017.6.6
21	0005	62	核准商标转让证明	ZR200623684ZM	2006	12	05	1	第33类	第4375332号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	62	核准商标转让证明	ZR200758569ZM	2008	09	14	1	第33类	第4375332号商标，受让人：美国施恩国际有限公司
21	0005	63	SCIENT(圆点)	第4375331号	2007	06	07	1	第34类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2017.6.6
21	0005	63	核准商标转让证明	ZR200623685ZM	2006	12	05	1	第34类	第4375331号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	63	核准商标转让证明	ZR200758570ZM	2008	09	14	1	第34类	第4375331号商标，受让人：美国施恩国际有限公司

档案目录柜号21-盒号0005（SCIENT）标签1~79.xls Page 8 of 10

归 档 文 件 目 录（SCIENT商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0005	64	SCIENT(圆点)	第5473250号	2009	04	07	1	第34类	注册人：美国施恩国际有限公司，有效期至2019.4.6
21	0005	64	核准商标转让证明	ZR200758455ZM	2008	08	12	1	第34类	第5473250号商标，受让人：美国施恩国际有限公司
21	0005	65	SCIENT(圆点)	第4375322号	2008	05	28	1	第35类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.5.27
21	0005	65	核准商标转让证明	ZR200623692ZM	2006	12	05	1	第35类	第4375322号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	65	核准商标转让证明	ZR200758477ZM	2008	09	14	1	第35类	第4375322号商标，受让人：美国施恩国际有限公司
21	0005	66	SCIENT(圆点)	第5473251号	2009	09	21	1	第35类	注册人：美国施恩国际有限公司，有效期至2019.9.20
21	0005	66	核准商标转让证明	ZR200758454ZM	2008	08	12	1	第35类	第5473251号商标，受让人：美国施恩国际有限公司
21	0005	67	SCIENT(圆点)	第4375321号	2008	05	28	1	第36类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.5.27
21	0005	67	核准商标转让证明	ZR200623693ZM	2006	12	05	1	第36类	第4375321号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	67	核准商标转让证明	ZR200758478ZM	2008	09	14	1	第36类	第4375321号商标，受让人：美国施恩国际有限公司
21	0005	68	SCIENT(圆点)	第4375320号	2008	05	28	1	第37类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.5.27
21	0005	68	核准商标转让证明	ZR200623694ZM	2006	12	05	1	第37类	第4375320号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	68	核准商标转让证明	ZR200758479ZM	2008	09	14	1	第37类	第4375320号商标，受让人：美国施恩国际有限公司
21	0005	69	SCIENT(圆点)	第5473252号	2009	11	21	1	第37类	注册人：美国施恩国际有限公司，有效期至2019.11.20
21	0005	69	核准商标转让证明	ZR200758453ZM	2008	08	12	1	第37类	第5473252号商标，受让人：美国施恩国际有限公司
21	0005	70	SCIENT(圆点)	第5473253号	2009	11	14	1	第38类	注册人：美国施恩国际有限公司，有效期至2019.11.13
21	0005	70	核准商标转让证明	ZR200758452ZM	2008	08	12	1	第38类	第5473253号商标，受让人：美国施恩国际有限公司
21	0005	71	SCIENT(圆点)	第4375319号	2008	05	28	1	第39类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.5.27
21	0005	71	核准商标转让证明	ZR200623695ZM	2006	12	05	1	第39类	第4375319号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	71	核准商标转让证明	ZR200758480ZM	2008	09	14	1	第39类	第4375319号商标，受让人：美国施恩国际有限公司
21	0005	72	SCIENT(圆点)	第5473254号	2009	09	21	1	第39类	注册人：美国施恩国际有限公司，有效期至2019.9.20
21	0005	72	核准商标转让证明	ZR200758451ZM	2008	08	12	1	第39类	第5473254号商标，受让人：美国施恩国际有限公司
21	0005	73	SCIENT(圆点)	第5473255号	2009	11	14	1	第40类	注册人：美国施恩国际有限公司，有效期至2019.11.13
21	0005	73	核准商标转让证明	ZR200758450ZM	2008	08	12	1	第40类	第5473255号商标，受让人：美国施恩国际有限公司

档案目录柜号21-盒号0005（SCIENT）标签1~79.xls Page 9 of 10

归 档 文 件 目 录（SCIENT商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0005	74	SCIENT(圆点)	第4375318号	2008	05	28	1	第41类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.5.27
21	0005	74	核准商标转让证明	ZR200623696ZM	2006	12	05	1	第41类	第4375318号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	74	核准商标转让证明	ZR200758481ZM	2008	09	14	1	第41类	第4375318号商标，受让人：美国施恩国际有限公司
21	0005	75	SCIENT(圆点)	第5473256号	2009	09	21	1	第41类	注册人：美国施恩国际有限公司，有效期至2019.9.20
21	0005	75	核准商标转让证明	ZR200758449ZM	2008	08	12	1	第41类	第5473256号商标，受让人：美国施恩国际有限公司
21	0005	76	SCIENT(圆点)	第5473247号	2010	05	28	1	第42类	注册人：美国施恩国际有限公司，有效期至2020.5.27
21	0005	76	核准商标转让证明	ZR200758458ZM	2008	08	12	1	第42类	第5473247号商标，受让人：美国施恩国际有限公司
21	0005	77	SCIENT(圆点)	第4375317号	2008	05	28	1	第43类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.5.27
21	0005	77	核准商标转让证明	ZR200623697ZM	2006	12	05	1	第43类	第4375317号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	77	核准商标转让证明	ZR200758482ZM	2008	09	14	1	第43类	第4375317号商标，受让人：美国施恩国际有限公司
21	0005	78	SCIENT(圆点)	第4375316号	2008	05	28	1	第44类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.5.27
21	0005	78	核准商标转让证明	ZR200623698ZM	2006	12	05	1	第44类	第4375316号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	78	核准商标转让证明	ZR200758483ZM	2008	09	14	1	第44类	第4375316号商标，受让人：美国施恩国际有限公司
21	0005	79	SCIENT(圆点)	第4375315号	2008	05	28	1	第45类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2018.5.27
21	0005	79	核准商标转让证明	ZR200623699ZM	2006	12	05	1	第45类	第4375315号商标，受让人：美国施恩婴幼儿食品国际有限公司
21	0005	79	核准商标转让证明	ZR200758484ZM	2008	09	14	1	第45类	第4375315号商标，受让人：美国施恩国际有限公司

档案目录柜号21-盒号0005（SCIENT）标签1~79.xls Page 10 of 10

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0006	01	婴智能	第1976106号	2002	12	21	1	第5类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2012.10.20
21	0006	01	核准商标转让证明	ZR200758490ZM	2008	09	14	1	第5类	第1976106号商标，受让人：美国施恩国际有限公司
21	0006	01	核准续展注册证明	XZ201246368ZM	2012	10	08	1	第5类	第1976106号商标，续展有效期至2022.12.20
21	0006	02	Merla	第8106387号	2011	03	14	1	第5类	注册人：美国施恩国际有限公司，有效期至2021.3.13
21	0006	03	Merla	第8106398号	2012	04	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2022.04.13
21	0006	04	Merla	第8106409号	2011	03	14	1	第30类	注册人：美国施恩国际有限公司，有效期至2021.3.13
21	0006	05	Merla	第8106418号	2011	03	14	1	第32类	注册人：美国施恩国际有限公司，有效期至2021.3.13
21	0006	06	贝尼	第7859357号	2011	03	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2021.3.13
21	0006	07	贝尼	第7859358号	2013	01	07	1	第30类	注册人：美国施恩国际有限公司，有效期至2023.1.6
21	0006	08	贝尼	第7859359号	2010	12	28	1	第32类	注册人：美国施恩国际有限公司，有效期至2020.12.27
21	0006	09	美儿	第7882453号	2011	03	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2021.3.13
21	0006	10	美儿宝	第7885394号	2011	03	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2021.3.13
21	0006	11	美儿宝	第7889342号	2011	04	14	1	第32类	注册人：美国施恩国际有限公司，有效期至2021.4.13
21	0006	12	美儿佳	第7889265号	2012	02	07	1	第5类	注册人：美国施恩国际有限公司，有效期至2022.02.06
21	0006	13	美儿佳	第7889285号	2011	03	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2021.3.13
21	0006	14	美儿佳	第7889321号	2011	04	14	1	第30类	注册人：美国施恩国际有限公司，有效期至2021.4.13
21	0006	15	美儿佳	第7889339号	2011	04	14	1	第32类	注册人：美国施恩国际有限公司，有效期至2021.4.13
21	0006	16	美儿康	第7889282号	2011	03	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2021.3.13
21	0006	17	美儿康	第7889310号	2011	04	14	1	第30类	注册人：美国施恩国际有限公司，有效期至2021.4.13
21	0006	18	美儿康	第7889337号	2011	04	14	1	第32类	注册人：美国施恩国际有限公司，有效期至2021.4.13
21	0006	19	美儿乐	第7885353号	2012	09	28	1	第5类	注册人：美国施恩国际有限公司，有效期至2022.9.27
21	0006	20	美儿乐	第7885387号	2011	03	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2021.3.13
21	0006	21	美儿乐	第7885420号	2011	01	07	1	第30类	注册人：美国施恩国际有限公司，有效期至2021.1.6
21	0006	22	美儿乐	第7885435号	2011	01	07	1	第32类	注册人：美国施恩国际有限公司，有效期至2021.1.6

档案目录柜号21-盒号0006（施恩）标签1~52.xls Page 1 of 3

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0006	23	美儿智	第7885390号	2011	03	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2021.3.13
21	0006	24	美儿智	第7885423号	2011	01	07	1	第30类	注册人：美国施恩国际有限公司，有效期至2021.1.6
21	0006	25	美儿智	第7885439号	2011	01	07	1	第32类	注册人：美国施恩国际有限公司，有效期至2021.1.6
21	0006	26	美慧恩	第7859360号	2011	01	14	1	第5类	注册人：美国施恩国际有限公司，有效期至2021.1.13
21	0006	27	美慧恩	第7859350号	2011	03	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2021.3.13
21	0006	28	美慧恩	第7859349号	2010	12	28	1	第30类	注册人：美国施恩国际有限公司，有效期至2020.12.27
21	0006	29	美慧恩	第7859351号	2010	12	28	1	第32类	注册人：美国施恩国际有限公司，有效期至2020.12.27
21	0006	30	培尼	第7859352号	2011	01	14	1	第5类	注册人：美国施恩国际有限公司，有效期至2021.1.13
21	0006	31	培尼	第7859353号	2011	03	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2021.3.13
21	0006	32	培尼	第7859354号	2010	12	28	1	第30类	注册人：美国施恩国际有限公司，有效期至2020.12.27
21	0006	33	培尼	第7859355号	2010	12	28	1	第32类	注册人：美国施恩国际有限公司，有效期至2020.12.27
21	0006	34	图案（牛+裙子）	第5202317号	2009	03	28	1	第29类	注册人：施恩（广州）婴幼儿营养品有限公司，有效期至2019.3.27
21	0006	35	图案（母牛+小牛）	第5201021号	2009	03	28	1	第29类	注册人：施恩（广州）婴幼儿营养品有限公司，有效期至2019.3.27
21	0006	36	图案（牛抱奶瓶）	第5201020号	2009	03	28	1	第29类	注册人：施恩（广州）婴幼儿营养品有限公司，有效期至2019.3.27
21	0006	37	图案（母牛拉小提琴）	第5201022号	2009	03	28	1	第29类	注册人：施恩（广州）婴幼儿营养品有限公司，有效期至2019.3.27
21	0006	38	图案（公牛拉小提琴）	第5201019号	2009	03	28	1	第29类	注册人：施恩（广州）婴幼儿营养品有限公司，有效期至2019.3.27
21	0006	39	图案（实验室标志）	第7820536号	2011	06	21	1	第30类	注册人：美国施恩国际有限公司，有效期至2021.6.20
21	0006	40	图案（实验室标志）	第7820549号	2011	06	21	1	第32类	注册人：美国施恩国际有限公司，有效期至2021.6.20
21	0006	41	图案（小象浇花）	第8078069号	2011	02	28	1	第5类	注册人：美国施恩国际有限公司，有效期至2021.2.27
21	0006	42	图案（小象浇花）	第8079027号	2011	04	21	1	第29类	注册人：美国施恩国际有限公司，有效期至2021.4.20
21	0006	43	图案（小象浇花）	第8079103号	2011	02	28	1	第30类	注册人：美国施恩国际有限公司，有效期至2021.2.27
21	0006	44	图案（小象浇花）	第8079135号	2011	02	28	1	第32类	注册人：美国施恩国际有限公司，有效期至2021.2.27
21	0006	45	图案（小象玩球 ）	第8078076号	2011	02	28	1	第5类	注册人：美国施恩国际有限公司，有效期至2021.2.27

档案目录柜号21-盒号0006（施恩）标签1~52.xls Page 2 of 3

归 档 文 件 目 录（施恩商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0006	46	图案（小象玩球 ）	第8078078号	2011	04	14	1	第29类	注册人：美国施恩国际有限公司，有效期至2021.4.13
21	0006	47	图案（小象玩球 ）	第8079114号	2011	02	28	1	第30类	注册人：美国施恩国际有限公司，有效期至2021.2.27
21	0006	48	图案（小象玩球 ）	第8079128号	2011	02	28	1	第32类	注册人：美国施恩国际有限公司，有效期至2021.2.27
21	0006	49	图案（小象写字）	第8078057号	2011	02	28	1	第5类	注册人：美国施恩国际有限公司，有效期至2021.2.27
21	0006	50	图案（小象写字）	第8079042号	2011	04	21	1	第29类	注册人：美国施恩国际有限公司，有效期至2021.4.20
21	0006	51	图案（小象写字）	第8079092号	2011	02	28	1	第30类	注册人：美国施恩国际有限公司，有效期至2021.2.27
21	0006	52	图案（小象写字）	第8079142号	2011	02	28	1	第32类	注册人：美国施恩国际有限公司，有效期至2021.2.27

档案目录柜号21-盒号0006（施恩）标签1~52.xls Page 3 of 3

归 档 文 件 目 录（雅士利注册商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0008	01	Ambary（设计）	第6312289号	2010	09	14	1	第1类	注册人：广东雅士利集团股份有限公司，有效期至2020.9.13
21	0008	01	注册商标变更证明	BG201074612ZM	2010	12	30	1	第1类	第6312289号商标，变更后注册人：广东雅士利集团有限公司
21	0008	02	Ambary（设计）	第6312316号	2010	03	28	1	第2类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0008	02	注册商标变更证明	BG201074613ZM	2010	12	30	1	第2类	第6312316号商标，变更后注册人：广东雅士利集团有限公司
21	0008	03	Ambary（设计）	第6315931号	2010	06	21	1	第3类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.20
21	0008	03	注册商标变更证明	BG201074614ZM	2010	12	30	1	第3类	第6315931号商标，变更后注册人：广东雅士利集团有限公司
21	0008	04	Ambary（设计）	第6315932号	2010	03	28	1	第4类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0008	04	注册商标变更证明	BG201074615ZM	2010	12	30	1	第4类	第6315932号商标，变更后注册人：广东雅士利集团有限公司
21	0008	05	Ambary（设计）	第6315917号	2010	06	21	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.20
21	0008	05	注册商标变更证明	BG201074616ZM	2010	12	30	1	第5类	第6315917号商标，变更后注册人：广东雅士利集团有限公司
21	0008	06	Ambary（设计）	第6315926号	2010	02	21	1	第6类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.20
21	0008	06	注册商标变更证明	BG201074617ZM	2010	12	30	1	第6类	第6315926号商标，变更后注册人：广东雅士利集团有限公司
21	0008	07	Ambary（设计）	第6315921号	2010	02	21	1	第7类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.21
21	0008	07	注册商标变更证明	BG201074618ZM	2010	12	30	1	第7类	第6315921号商标，变更后注册人：广东雅士利集团有限公司
21	0008	08	Ambary（设计）	第6312294号	2010	03	28	1	第8类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0008	08	注册商标变更证明	BG201074599ZM	2010	12	30	1	第8类	第6312294号商标，变更后注册人：广东雅士利集团有限公司
21	0008	09	Ambary（设计）	第6312290号	2010	03	28	1	第9类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.20
21	0008	09	注册商标变更证明	BG201074600ZM	2010	12	30	1	第9类	第6312290号商标，变更后注册人：广东雅士利集团有限公司
21	0008	10	Ambary（设计）	第6315933号	2010	02	14	1	第10类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.13
21	0008	10	注册商标变更证明	BG201074601ZM	2010	12	30	1	第10类	第6315933号商标，变更后注册人：广东雅士利集团有限公司
21	0008	11	Ambary（设计）	第6312297号	2010	03	28	1	第11类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.22
21	0008	11	注册商标变更证明	BG201074602ZM	2010	12	30	1	第11类	第6312297号商标，变更后注册人：广东雅士利集团有限公司
21	0008	12	Ambary（设计）	第6312322号	2010	02	21	1	第12类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.20
21	0008	12	注册商标变更证明	BG201074603ZM	2010	12	30	1	第12类	第6312322号商标，变更后注册人：广东雅士利集团有限公司
21	0008	13	Ambary（设计）	第6312315号	2010	03	21	1	第13类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.20
21	0008	13	注册商标变更证明	BG201074604ZM	2010	12	30	1	第13类	第6312315号商标，变更后注册人：广东雅士利集团有限公司
21	0008	14	Ambary（设计）	第6312314号	2010	02	21	1	第14类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.20
21	0008	14	注册商标变更证明	BG201074605ZM	2010	12	30	1	第14类	第6312314号商标，变更后注册人：广东雅士利集团有限公司

档案目录柜号21-盒号0008（雅士利注册- Ambary设计等商标）标签1~70.xls Page 1 of 5

归 档 文 件 目 录（雅士利注册商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0008	15	Ambary（设计）	第6312313号	2010	02	14	1	第15类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.13
21	0008	15	注册商标变更证明	BG201074606ZM	2010	12	30	1	第15类	第6312313号商标，变更后注册人：广东雅士利集团有限公司
21	0008	16	Ambary（设计）	第6315915号	2010	09	28	1	第16类	注册人：广东雅士利集团股份有限公司，有效期至2020.9.27
21	0008	16	注册商标变更证明	BG201074647ZM	2010	12	30	1	第16类	第6315915号商标，变更后注册人：广东雅士利集团有限公司
21	0008	17	Ambary（设计）	第6312320号	2011	02	21	1	第17类	注册人：广东雅士利集团有限公司，有效期至2021.2.20
21	0008	18	Ambary（设计）	第6312312号	2010	08	14	1	第18类	注册人：广东雅士利集团股份有限公司，有效期至2020.8.13
21	0008	18	注册商标变更证明	BG201074629ZM	2010	12	30	1	第18类	第6312312号商标，变更后注册人：广东雅士利集团有限公司
21	0008	19	Ambary（设计）	第6312291号	2011	02	21	1	第19类	注册人：广东雅士利集团有限公司，有效期至2021.2.20
21	0008	20	Ambary（设计）	第6312311号	2010	02	28	1	第20类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.27
21	0008	20	注册商标变更证明	BG201074631ZM	2010	12	30	1	第20类	第6312311号商标，变更后注册人：广东雅士利集团有限公司
21	0008	21	Ambary（设计）	第6312292号	2010	02	28	1	第21类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.27
21	0008	21	注册商标变更证明	BG201074632ZM	2010	12	30	1	第21类	第6312292号商标，变更后注册人：广东雅士利集团有限公司
21	0008	22	Ambary（设计）	第6315929号	2011	03	14	1	第26类	注册人：广东雅士利集团有限公司，有效期至2021.3.13
21	0008	23	Ambary（设计）	第6312310号	2010	05	14	1	第28类	注册人：广东雅士利集团股份有限公司，有效期至2020.5.13
21	0008	23	注册商标变更证明	BG201074619ZM	2010	12	30	1	第28类	第6312310号商标，变更后注册人：广东雅士利集团有限公司
21	0008	24	Ambary（设计）	第6312288号	2009	10	07	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.10.6
21	0008	24	注册商标变更证明	BG201074620ZM	2010	12	30	1	第29类	第6312288号商标，变更后注册人：广东雅士利集团有限公司
21	0008	25	Ambary（设计）	第6315922号	2009	10	07	1	第31类	注册人：广东雅士利集团股份有限公司，有效期至2019.10.6
21	0008	25	注册商标变更证明	BG201074622ZM	2010	12	30	1	第31类	第6315922号商标，变更后注册人：广东雅士利集团有限公司
21	0008	26	Ambary（设计）	第6315919号	2010	02	14	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.13
21	0008	26	注册商标变更证明	BG201074623ZM	2010	12	30	1	第32类	第6315919号商标，变更后注册人：广东雅士利集团有限公司
21	0008	27	Ambary（设计）	第6315928号	2010	02	07	1	第33类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.6
21	0008	27	注册商标变更证明	BG201074624ZM	2010	12	30	1	第33类	第6315928号商标，变更后注册人：广东雅士利集团有限公司
21	0008	28	Ambary（设计）	第6315938号	2009	10	21	1	第34类	注册人：广东雅士利集团股份有限公司，有效期至2019.10.2
21	0008	28	注册商标变更证明	BG201074625ZM	2010	12	30	1	第34类	第6315938号商标，变更后注册人：广东雅士利集团有限公司
21	0008	29	Ambary（设计）	第6312309号	2010	06	21	1	第35类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.20
21	0008	29	注册商标变更证明	BG201074626ZM	2010	12	30	1	第35类	第6312309号商标，变更后注册人：广东雅士利集团有限公司
21	0008	30	Ambary（设计）	第6312308号	2010	03	28	1	第36类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27

档案目录柜号21-盒号0008（雅士利注册- Ambary设计等商标）标签1~70.xls　　Page 2 of 5

归 档 文 件 目 录（雅士利注册商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0008	30	注册商标变更证明	BG2010750282M	2010	12	30	1	第36类	第6312308号商标，变更后注册人：广东雅士利集团有限公司
21	0008	31	Ambary（设计）	第6312307号	2010	03	28	1	第37类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0008	31	注册商标变更证明	BG201074646ZM	2010	12	30	1	第37类	第6312307号商标，变更后注册人：广东雅士利集团有限公司
21	0008	32	Ambary（设计）	第6312305号	2010	03	28	1	第38类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0008	32	注册商标变更证明	BG201074645ZM	2010	12	30	1	第38类	第6312305号商标，变更后注册人：广东雅士利集团有限公司
21	0008	33	Ambary（设计）	第6312318号	2010	06	28	1	第39类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.27
21	0008	33	注册商标变更证明	BG201074644ZM	2010	12	30	1	第39类	第6312318号商标，变更后注册人：广东雅士利集团有限公司
21	0008	34	Ambary（设计）	第6315920号	2010	07	21	1	第40类	注册人：广东雅士利集团股份有限公司，有效期至2020.7.20
21	0008	34	注册商标变更证明	BG201074643ZM	2010	12	30	1	第40类	第6315920号商标，变更后注册人：广东雅士利集团有限公司
21	0008	35	Ambary（设计）	第6312306号	2010	06	21	1	第41类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.20
21	0008	35	注册商标变更证明	BG201074642ZM	2010	12	30	1	第41类	第6312306号商标，变更后注册人：广东雅士利集团有限公司
21	0008	36	Ambary（设计）	第6315913号	2010	06	28	1	第42类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.27
21	0008	36	注册商标变更证明	BG201074641ZM	2010	12	30	1	第42类	第6315913号商标，变更后注册人：广东雅士利集团有限公司
21	0008	37	Ambary（设计）	第6315927号	2010	03	28	1	第43类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.27
21	0008	37	注册商标变更证明	BG201074640ZM	2010	12	30	1	第43类	第6315927号商标，变更后注册人：广东雅士利集团有限公司
21	0008	38	Ambary（设计）	第6312317号	2010	03	28	1	第44类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0008	38	注册商标变更证明	BG201074639ZM	2010	12	30	1	第44类	第6312317号商标，变更后注册人：广东雅士利集团有限公司
21	0008	39	Ambary（设计）	第6312329号	2010	03	28	1	第45类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0008	39	注册商标变更证明	BG201075021ZM	2010	12	30	1	第45类	第6312329号商标，变更后注册人：广东雅士利集团有限公司
21	0008	40	Ambery	第6438382号	2011	03	14	1	第3类	注册人：广东雅士利集团有限公司，有效期至2021.3.13
21	0008	41	Ambery	第6438376号	2010	02	07	1	第31类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.6
21	0008	41	注册商标变更证明	BG201075036ZM	2010	12	30	1	第31类	第6438376号商标，变更后注册人：广东雅士利集团有限公司
21	0008	42	Ambery	第6438385号	2012	06	28	1	第32类	注册人：广东雅士利集团有限公司，有效期至2022.6.27
21	0008	43	Ambery	第6438381号	2012	07	07	1	第33类	注册人：广东雅士利集团有限公司，有效期至2022.7.6
21	0008	44	Anbetter	第6257733号	2010	02	28	1	第3类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.27
21	0008	44	注册商标变更证明	BG201074695ZM	2010	12	30	1	第3类	第6257733号商标，变更后注册人：广东雅士利集团有限公司
21	0008	45	Anbetter	第6257454号	2010	03	14	1	第5类	注册人：广东雅士利集团有限公司，有效期至2020.3.13
21	0008	46	Anbetter	第6257449号	2010	01	21	1	第10类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.20

档案目录柜号21-盒号0008（雅士利注册- Ambary设计等商标）标签1~70.xls　Page 3 of 5

归 档 文 件 目 录（雅士利注册商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0008	46	注册商标变更证明	BG201074697ZM	2010	12	30	1	第10类	第6257449号商标，变更后注册人：广东雅士利集团有限公司
21	0008	47	Anbetter	第6257448号	2010	01	28	1	第15类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.27
21	0008	47	注册商标变更证明	BG201074698ZM	2010	12	30	1	第15类	第6257448号商标，变更后注册人：广东雅士利集团有限公司
21	0008	48	Anbetter	第6257726号	2010	03	28	1	第24类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0008	48	注册商标变更证明	BG201074761ZM	2010	12	30	1	第24类	第6257726号商标，变更后注册人：广东雅士利集团有限公司
21	0008	49	Anbetter	第6257727号	2010	03	28	1	第25类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0008	49	注册商标变更证明	BG201074762ZM	2010	12	30	1	第25类	第6257727号商标，变更后注册人：广东雅士利集团有限公司
21	0008	50	Anbetter	第6257472号	2010	03	28	1	第26类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0008	50	注册商标变更证明	BG201074763ZM	2010	12	30	1	第26类	第6257472号商标，变更后注册人：广东雅士利集团有限公司
21	0008	51	Anbetter	第6257731号	2009	10	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.10.2
21	0008	51	注册商标变更证明	BG201074764ZM	2010	12	30	1	第29类	第6257731号商标，变更后注册人：广东雅士利集团有限公司
21	0008	52	Anbetter	第6257474号	2010	06	21	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.20
21	0008	52	注册商标变更证明	BG201074765ZM	2010	12	30	1	第30类	第6257474号商标，变更后注册人：广东雅士利集团有限公司
21	0008	53	Anbetter	第6257450号	2010	01	28	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.27
21	0008	53	注册商标变更证明	BG201074766ZM	2010	12	30	1	第32类	第6257450号商标，变更后注册人：广东雅士利集团有限公司
21	0008	54	Berryer	第6257452号	2010	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0008	54	注册商标变更证明	BG201074767ZM	2010	12	30	1	第5类	第6257452号商标，变更后注册人：广东雅士利集团有限公司
21	0008	55	Berryer	第6257728号	2009	09	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
21	0008	55	注册商标变更证明	BG201074768ZM	2010	12	30	1	第29类	第6257728号商标，变更后注册人：广东雅士利集团有限公司
21	0008	56	Bestyer	第6257453号	2010	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0008	56	注册商标变更证明	BG201074749ZM	2010	12	30	1	第5类	第6257453号商标，变更后注册人：广东雅士利集团有限公司
21	0008	57	Bestyer	第6257730号	2010	02	07	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.6
21	0008	57	注册商标变更证明	BG201074750ZM	2010	12	30	1	第29类	第6257730号商标，变更后注册人：广东雅士利集团有限公司
21	0008	58	Beswish	第6257451号	2010	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0008	58	注册商标变更证明	BG201074751ZM	2010	12	30	1	第5类	第6257451号商标，变更后注册人：广东雅士利集团有限公司
21	0008	59	Beswish	第6257729号	2009	09	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
21	0008	59	注册商标变更证明	BG201074752ZM	2010	12	30	1	第29类	第6257729号商标，变更后注册人：广东雅士利集团有限公司
21	0008	60	Lebakeen	第6257462号	2010	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13

档案目录柜号21-盒号0008（雅士利注册- Ambary设计等商标）标签1~70.xls Page 4 of 5

归 档 文 件 目 录（雅士利注册商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0008	60	注册商标变更证明	BG2010074753ZM	2010	12	30	1	第5类	第6257462号商标，变更后注册人：广东雅士利集团有限公司
21	0008	61	注册商标变更证明（Lebakeen）	BG2010074754ZM	2010	12	30	1	第29类	第6257732号商标，变更后注册人：广东雅士利集团有限公司
21	0008	62	Newwit	第8071321号	2011	02	28	1	第5类	注册人：广东雅士利集团有限公司，有效期至2021.2.27
21	0008	63	Newwit	第8071323号	2011	04	07	1	第29类	注册人：广东雅士利集团有限公司，有效期至2021.4.6
21	0008	64	Newwit	第8071324号	2011	02	28	1	第30类	注册人：广东雅士利集团有限公司，有效期至2021.2.27
21	0008	65	Newwit	第8071322号	2011	02	28	1	第32类	注册人：广东雅士利集团有限公司，有效期至2021.2.27
21	0008	66	UBB	第8071329号	2011	02	28	1	第5类	注册人：广东雅士利集团有限公司，有效期至2021.2.27
21	0008	67	UBB	第8071330号	2011	04	07	1	第29类	注册人：广东雅士利集团有限公司，有效期至2021.4.6
21	0008	68	UBB	第8071332号	2011	02	28	1	第30类	注册人：广东雅士利集团有限公司，有效期至2021.2.27
21	0008	69	UBB	第8071331号	2011	02	28	1	第32类	注册人：广东雅士利集团有限公司，有效期至2021.2.27
21	0008	70	U-BETER	第5960289号	2010	01	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.13
21	0008	70	注册商标变更证明	BG2010074954ZM	2010	12	30	1	第5类	第5960289号商标，变更后注册人：广东雅士利集团有限公司

档案目录柜号21-盒号0008（雅士利注册- Ambary设计等商标）标签1~70.xls　Page 5 of 5

归 档 文 件 目 录（安贝慧商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0009	01	安贝慧	第6257734号	2010	02	28	1	第3类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.27
21	0009	01	注册商标变更证明	BG201074955ZM	2010	12	30	1	第3类	第6257734号商标，变更后注册人：广东雅士利集团有限公司
21	0009	02	安贝慧	第6257464号	2010	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.14
21	0009	02	注册商标变更证明	BG201074956ZM	2010	12	30	1	第5类	第6257464号商标，变更后注册人：广东雅士利集团有限公司
21	0009	03	安贝慧	第6257455号	2010	01	21	1	第10类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.20
21	0009	03	注册商标变更证明	BG201074957ZM	2010	12	30	1	第10类	第6257455号商标，变更后注册人：广东雅士利集团有限公司
21	0009	04	安贝慧	第6257456号	2010	01	28	1	第15类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.28
21	0009	04	注册商标变更证明	BG201074958ZM	2010	12	30	1	第15类	第6257456号商标，变更后注册人：广东雅士利集团有限公司
21	0009	05	安贝慧	第6257741号	2010	03	28	1	第24类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	05	注册商标变更证明	BG201074889ZM	2010	12	30	1	第24类	第6257741号商标，变更后注册人：广东雅士利集团有限公司
21	0009	06	安贝慧	第6257475号	2010	03	28	1	第25类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	06	注册商标变更证明	BG201074890ZM	2010	12	30	1	第25类	第6257475号商标，变更后注册人：广东雅士利集团有限公司
21	0009	07	安贝慧	第6257473号	2010	03	28	1	第26类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	07	注册商标变更证明	BG201074891ZM	2010	12	30	1	第26类	第6257473号商标，变更后注册人：广东雅士利集团有限公司
21	0009	08	安贝慧	第6257748号	2009	09	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
21	0009	08	注册商标变更证明	BG201074892ZM	2010	12	30	1	第29类	第6257748号商标，变更后注册人：广东雅士利集团有限公司
21	0009	09	安贝慧	第6257735号	2010	02	07	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.6
21	0009	09	注册商标变更证明	BG201074893ZM	2010	12	30	1	第30类	第6257735号商标，变更后注册人：广东雅士利集团有限公司
21	0009	10	安贝慧	第6257471号	2010	01	28	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.27
21	0009	10	注册商标变更证明	BG201074894ZM	2010	12	30	1	第32类	第6257471号商标，变更后注册人：广东雅士利集团有限公司
21	0009	11	安贝慧（粗体）	第6815482号	2010	06	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.13
21	0009	11	注册商标变更证明	BG201074923ZM	2010	12	30	1	第5类	第6815482号商标，变更后注册人：广东雅士利集团有限公司
21	0009	12	安贝慧（粗体）	第6815485号	2010	03	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	12	注册商标变更证明	BG201074922ZM	2010	12	30	1	第29类	第6815485号商标，变更后注册人：广东雅士利集团有限公司
21	0009	13	安贝慧（粗体）	第6815483号	2010	04	28	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.4.27
21	0009	13	注册商标变更证明	BG201074921ZM	2010	12	30	1	第30类	第6815483号商标，变更后注册人：广东雅士利集团有限公司
21	0009	14	安贝慧（粗体）	第6815484号	2010	04	21	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.4.20
21	0009	14	注册商标变更证明	BG201074920ZM	2010	12	30	1	第32类	第6815484号商标，变更后注册人：广东雅士利集团有限公司
21	0009	15	安贝慧（新字体）	第10143548号	2012	12	28	1	第5类	注册人：广东雅士利集团有限公司，有效期至2022.12.27

档案目录柜号21-盒号0009（雅士利注册-安贝慧）标签1~63.xls Page 1 of 5

归 档 文 件 目 录（安贝慧商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0009	16	安贝慧（新字体）	第10143549号	2012	12	28	1	第29类	注册人：广东雅士利集团有限公司，有效期至2022.12.27
21	0009	17	安贝慧（新字体）	第10143550号	2012	12	28	1	第30类	注册人：广东雅士利集团有限公司，有效期至2022.12.27
21	0009	18	安贝慧（新字体）	第10143551号	2012	12	28	1	第32类	注册人：广东雅士利集团有限公司，有效期至2022.12.27
21	0009	19	安贝慧BOS均衡优化系统	第8092813号	2011	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2021.03.1
21	0009	19	注册商标变更证明	BG201151127ZM	2011	09	15	1	第5类	第8092813号商标，变更后注册人：广东雅士利集团有限公司
21	0009	20	安贝慧（设计）	第6312303号	2010	03	28	1	第1类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	20	注册商标变更证明	BG201074919ZM	2010	12	30	1	第1类	第6312303号商标，变更后注册人广东雅士利集团有限公司
21	0009	21	安贝慧（设计）	第6312340号	2010	03	28	1	第2类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	21	注册商标变更证明	BG201074938号	2010	12	30	1	第2类	第6312340号商标，变更后注册人：广东雅士利集团有限公司
21	0009	22	安贝慧（设计）	第6334771号	2010	03	14	1	第3类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0009	22	注册商标变更证明	BG201074974ZM	2010	12	30	1	第3类	第6334771号商标，变更后注册人：广东雅士利集团有限公司
21	0009	23	安贝慧（设计）	第6312339号	2010	03	21	1	第4类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.20
21	0009	23	注册商标变更证明	BG201074975ZM	2010	12	30	1	第4类	第6312339号商标，变更后注册人：广东雅士利集团有限公司
21	0009	24	安贝慧（设计）	第6312338号	2010	02	21	1	第6类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.20
21	0009	24	注册商标变更证明	BG201074976ZM	2010	12	30	1	第6类	第6312338号商标，变更后注册人：广东雅士利集团有限公司
21	0009	25	安贝慧（设计）	第6312302号	2010	02	21	1	第7类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.20
21	0009	25	注册商标变更证明	BG201074977ZM	2010	12	30	1	第7类	第6312302号商标，变更后注册人：广东雅士利集团有限公司
21	0009	26	安贝慧（设计）	第6312295号	2010	03	28	1	第8类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	26	注册商标变更证明	BG201074978ZM	2010	12	30	1	第8类	第6312295号商标，变更后注册人：广东雅士利集团有限公司
21	0009	27	安贝慧（设计）	第6315916号	2010	03	28	1	第9类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	27	注册商标变更证明	BG201074979ZM	2010	12	30	1	第9类	第6315916号商标，变更后注册人:广东雅士利集团有限公司
21	0009	28	安贝慧（设计）	第6334770号	2010	02	14	1	第10类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.13
21	0009	28	注册商标变更证明	BG201074980ZM	2010	12	30	1	第10类	第6334770号商标，变更后注册人：广东雅士利集团有限公司
21	0009	29	安贝慧（设计）	第6312296号	2010	03	28	1	第11类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	29	注册商标变更证明	BG201074963ZM	2010	12	30	1	第11类	第6312296号商标，变更后注册人：广东雅士利集团有限公司
21	0009	30	安贝慧（设计）	第6312323号	2010	02	21	1	第12类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.20
21	0009	30	注册商标变更证明	BG201074964ZM	2010	12	30	1	第12类	第6312323号商标，变更后注册人：广东雅士利集团有限公司
21	0009	31	安贝慧（设计）	第6312337号	2010	03	21	1	第13类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.20
21	0009	31	注册商标变更证明	BG201074965ZM	2010	12	30	1	第13类	第6312337号商标，变更后注册人：广东雅士利集团有限公司

档案目录柜号21-盒号0009（雅士利注册-安贝慧）标签1~63.xls Page 2 of 5

归 档 文 件 目 录（安贝慧商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0009	32	安贝慧（设计）	第6312336号	2010	02	21	1	第14类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.20
21	0009	32	注册商标变更证明	BG2010749662M	2010	12	30	1	第14类	第6312336号商标，变更后注册人：广东雅士利集团有限公司
21	0009	33	安贝慧（设计）	第6334773号	2010	02	21	1	第15类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.20
21	0009	33	注册商标变更证明	BG2010749672M	2010	12	30	1	第15类	第6334773号商标，变更后注册人：广东雅士利集团有限公司
21	0009	34	安贝慧（设计）	第6312301号	2010	02	28	1	第16类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.27
21	0009	34	注册商标变更证明	BG2010749682M	2010	12	30	1	第16类	第6312301号商标，变更后注册人：广东雅士利集团有限公司
21	0009	35	安贝慧（设计）	第6312321号	2010	03	14	1	第17类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0009	35	注册商标变更证明	BG2010749692M	2010	12	30	1	第17类	第6312321号商标，变更后注册人：广东雅士利集团有限公司
21	0009	36	安贝慧（设计）	第6315934号	2010	05	07	1	第18类	注册人：广东雅士利集团股份有限公司，有效期至2020.5.6
21	0009	36	注册商标变更证明	BG2010746742M	2010	12	30	1	第18类	第6315934号商标，变更后注册人：广东雅士利集团有限公司
21	0009	37	安贝慧（设计）	第6312300号	2010	03	14	1	第19类	注册人：广东雅士利集团股份有限公司，效期至2020.3.13
21	0009	37	注册商标变更证明	BG2010746732M	2010	12	30	1	第19类	第6312300号商标，变更后注册人：广东雅士利集团有限公司
21	0009	38	安贝慧（设计）	第6312335号	2010	02	28	1	第20类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.27
21	0009	38	注册商标变更证明	BG2010746722M	2010	12	30	1	第20类	第6312335号商标，变更后注册人：广东雅士利集团有限公司
21	0009	39	安贝慧（设计）	第6312293号	2010	02	28	1	第21类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.27
21	0009	39	注册商标变更证明	BG2010746712M	2010	12	30	1	第21类	第6312293号商标，变更后注册人：广东雅士利集团有限公司
21	0009	40	安贝慧（设计）	第6312334号	2010	04	14	1	第22类	注册人：广东雅士利集团股份有限公司，有效期至2020.4.13
21	0009	40	注册商标变更证明	BG2010746702M	2010	12	30	1	第22类	第6312334号商标，变更后注册人：广东雅士利集团有限公司
21	0009	41	安贝慧（设计）	第6312333号	2010	04	07	1	第23类	注册人：广东雅士利集团股份有限公司，有效期至2020.4.6
21	0009	41	注册商标变更证明	BG2010746692M	2010	12	30	1	第23类	第6312333号商标，变更后注册人：广东雅士利集团有限公司
21	0009	42	安贝慧（设计）	第6334769号	2010	08	14	1	第24类	注册人：广东雅士利集团股份有限公司，有效期至2020.8.13
21	0009	42	注册商标变更证明	BG2010746682M	2010	12	30	1	第24类	第6334769号商标，变更后注册人：广东雅士利集团有限公司
21	0009	43	安贝慧（设计）	第6334774号	2010	08	28	1	第25类	注册人：广东雅士利集团股份有限公司，有效期至2020.8.27
21	0009	43	注册商标变更证明	BG2010746672M	2010	12	30	1	第25类	第6334774号商标，变更后注册人：广东雅士利集团有限公司
21	0009	44	安贝慧（设计）	第6334772号	2010	08	14	1	第26类	注册人：广东雅士利集团股份有限公司，有效期至2020.8.13
21	0009	44	注册商标变更证明	BG2010746662M	2010	12	30	1	第26类	第6334772号商标，变更后注册人：广东雅士利集团有限公司
21	0009	45	安贝慧（设计）	第6312332号	2010	05	07	1	第27类	注册人：广东雅士利集团股份有限公司，有效期至2020.5.6
21	0009	45	注册商标变更证明	BG2010746652M	2010	12	30	1	第27类	第6312332号商标，变更后注册人：广东雅士利集团有限公司
21	0009	46	安贝慧（设计）	第6315930号	2010	05	07	1	第28类	注册人：广东雅士利集团股份有限公司，有效期至2020.5.6

档案目录柜号21-盒号0009（雅士利注册-安贝慧）标签1~63.xls Page 3 of 5

归 档 文 件 目 录（安贝慧商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0009	46	注册商标变更证明	BG2010746664ZM	2010	12	30	1	第28类	第6315930号商标，变更后注册人：广东雅士利集团有限公司
21	0009	47	安贝慧（设计）	第6334777号	2009	10	14	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.10.1
21	0009	47	注册商标变更证明	BG2010746663ZM	2010	12	30	1	第29类	第6334777号商标，变更后注册人：广东雅士利集团有限公司
21	0009	48	安贝慧（设计）	第6334775号	2010	02	28	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.27
21	0009	48	注册商标变更证明	BG2010746662ZM	2010	12	30	1	第30类	第6334775号商标，变更后注册人：广东雅士利集团有限公司
21	0009	49	安贝慧（设计）	第6315939号	2009	10	07	1	第31类	注册人：广东雅士利集团股份有限公司，有效期至2019.10.6
21	0009	49	注册商标变更证明	BG2010746661ZM	2010	12	30	1	第31类	第6315939号商标，变更后注册人：广东雅士利集团有限公司
21	0009	50	安贝慧（设计）	第6334776号	2010	02	21	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.20
21	0009	50	注册商标变更证明	BG2010746660ZM	2010	12	30	1	第32类	第6334776号商标，变更后注册人：广东雅士利集团有限公司
21	0009	51	安贝慧（设计）	第6312331号	2010	01	28	1	第33类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.27
21	0009	51	注册商标变更证明	BG2010746659ZM	2010	12	30	1	第33类	第6312331号商标，变更后注册人：广东雅士利集团有限公司
21	0009	52	安贝慧（设计）	第6312330号	2009	10	21	1	第34类	注册人：广东雅士利集团股份有限公司，有效期至2019.10.2
21	0009	52	注册商标变更证明	BG2010746658ZM	2010	12	30	1	第34类	第6312330号商标，变更后注册人：广东雅士利集团有限公司
21	0009	53	安贝慧（设计）	第6315937号	2010	06	28	1	第35类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.27
21	0009	53	注册商标变更证明	BG2010746657ZM	2010	12	30	1	第35类	第6315937号商标，变更后注册人：广东雅士利集团有限公司
21	0009	54	安贝慧（设计）	第6312327号	2010	03	28	1	第36类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	54	注册商标变更证明	BG2010746656ZM	2010	12	30	1	第36类	第6312327号商标，变更后注册人：广东雅士利集团有限公司
21	0009	55	安贝慧（设计）	第6315936号	2010	03	28	1	第37类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	55	注册商标变更证明	BG2010746655ZM	2010	12	30	1	第37类	第6315936号商标，变更后注册人：广东雅士利集团有限公司
21	0009	56	安贝慧（设计）	第6312304号	2010	03	28	1	第38类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	56	注册商标变更证明	BG2010750016ZM	2010	12	30	1	第38类	第6312304号商标，变更后注册人：广东雅士利集团有限公司
21	0009	57	安贝慧（设计）	第6312319号	2010	06	28	1	第39类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.27
21	0009	57	注册商标变更证明	BG2010750017ZM	2010	12	30	1	第39类	第6312319号商标，变更后注册人：广东雅士利集团有限公司
21	0009	58	安贝慧（设计）	第6312298号	2010	03	28	1	第40类	注册人：广东雅士利集团股份有限公司，有效期至2019.3.27
21	0009	58	注册商标变更证明	BG2010750018ZM	2010	12	30	1	第40类	第6312298号商标，变更后注册人：广东雅士利集团有限公司
21	0009	59	安贝慧（设计）	第6312326号	2010	06	21	1	第41类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.20
21	0009	59	注册商标变更证明	BG2010750029ZM	2010	12	30	1	第41类	第6312326号商标，变更后注册人：广东雅士利集团有限公司
21	0009	60	安贝慧（设计）	第6312299号	2010	06	28	1	第42类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.27
21	0009	60	注册商标变更证明	BG2010750030ZM	2010	12	30	1	第42类	第6312299号商标，变更后注册人：广东雅士利集团有限公司

档案目录柜号21-盒号0009（雅士利注册-安贝慧）标签1~63.xls Page 4 of 5

归 档 文 件 目 录（安贝慧商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0009	61	安贝慧（设计）	第6312328号	2010	03	28	1	第43类	注册人：广东雅士利集团股份有限公司，有效期至2019.3.27
21	0009	61	注册商标变更证明	BG2010075031ZM	2010	12	30	1	第43类	第6312328号商标，变更后注册人：广东雅士利集团有限公司
21	0009	62	安贝慧（设计）	第6312325号	2010	03	28	1	第44类	注册人：广东雅士利集团股份有限公司，有效期至2019.3.27
21	0009	62	注册商标变更证明	BG2010075032ZM	2010	12	30	1	第44类	第6312325号商标，变更后注册人：广东雅士利集团有限公司
21	0009	63	安贝慧（设计）	第6312324号	2010	03	28	1	第45类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0009	63	注册商标变更证明	BG2010075033ZM	2010	12	30	1	第45类	第6312324号商标，变更后注册人：广东雅士利集团有限公司

档案目录柜号21-盒号0009（雅士利注册-安贝慧）标签1~63.xls Page 5 of 5

归 档 文 件 目 录（YASHILI商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0010	01	ya shi li+雅士利	第1775595号	2002	05	31	1	第5类	注册人：上饶市长生堂药业有限公司，有效期至2012.5.30
21	0010	01	转让申请/注册商标申请书		2004			4	第5类	第1775595号商标，申请转让给广东雅士利集团有限公司
21	0010	01	申请商标转让合同		2004	06	02	9	第5类	第1775595号商标，转让合同
21	0010	01	核准商标转让证明	ZR2004222122M	2004	09	28	1	第5类	第1775595号商标，受让人：广东雅士利集团有限公司
21	0010	01	注册商标变更证明	BG2008355832M	2008	07	04	1	第5类	第1775595号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	01	注册商标变更证明	BG2010750152M	2010	12	30	1	第5类	第1775595号商标，变更后注册人：广东雅士利集团有限公司
21	0010	01	核准续展注册证明	XZ2012000592M	2012	08	16	1	第5类	第1775595号商标，续展有效期至2022.5.30
21	0010	02	YASHILI(叶子)	第3111538号	2005	11	14	1	第5类	注册人：广东雅士利集团有限公司，有效期至2015.11.13
21	0010	02	注册商标变更证明	BG2008355542M	2008	07	04	1	第5类	第3111538号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	02	注册商标变更证明	BG2010746862M	2010	12	30	1	第5类	第3111538号商标，变更后注册人：广东雅士利集团有限公司
21	0010	03	YASHILI(叶子)	第3697335号	2006	01	07	1	第5类	注册人：广东雅士利集团有限公司，有效期至2016.1.6
21	0010	03	注册商标变更证明	BG2008355532M	2008	07	04	1	第5类	第3697335号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	03	注册商标变更证明	BG2010746852M	2010	12	30	1	第5类	第3697335号商标，变更后注册人：广东雅士利集团有限公司
21	0010	04	YASHILI(叶子)	第1550513号	2001	04	07	1	第29类	注册人：广东雅士利集团有限公司，有效期至2011.4.6
21	0010	04	注册商标变更证明	BG2008353472M	2008	07	04	1	第29类	第1550513号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	04	注册商标变更证明	BG2010748442M	2010	12	30	1	第29类	第1550513号商标，变更后注册人：广东雅士利集团有限公司
21	0010	04	核准续展注册证明	XZ2011001242M	2011	07	14	1	第29类	第1550513号商标，续展有效期至2021.4.6
21	0010	05	YASHILI(叶子)	第1571284号	2001	05	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2011.5.13
21	0010	05	注册商标变更证明	BG2008355102M	2008	07	04	1	第30类	第1571284号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	05	注册商标变更证明	BG2010748452M	2010	12	30	1	第30类	第1571284号商标，变更后注册人：广东雅士利集团有限公司
21	0010	05	核准续展注册证明	XZ2011001232M	2011	07	14	1	第30类	第1571284号商标，续展有效期至2021.5.13
21	0010	06	YASHILI(叶子)	第3215706号	2003	08	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2013.8.13
21	0010	06	注册商标变更证明	BG2008355112M	2008	07	04	1	第30类	第3215706号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	06	注册商标变更证明	BG2010748462M	2010	12	30	1	第30类	第3215706号商标，变更后注册人：广东雅士利集团有限公司
21	0010	07	YASHILI(叶子)	第3903468号	2005	12	21	1	第30类	注册人：广东雅士利集团有限公司，有效期至2015.12.20
21	0010	07	注册商标变更证明	BG2008355092M	2008	07	04	1	第30类	第3903468号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	07	注册商标变更证明	BG2010748282M	2010	12	30	1	第30类	第3903468号商标，变更后注册人：广东雅士利集团有限公司
21	0010	08	YASHILI(叶子)	第1547054号	2001	03	28	1	第32类	注册人：广东雅士利集团有限公司，有效期至2011.3.27

档案目录柜号21-盒号0010（雅士利注册-YASHILI等商标）标签1~72.xls Page 1 of 10

归 档 文 件 目 录（YASHILI商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0010	08	注册商标变更证明	BG200835469ZM	2008	07	04	1	第32类	第1547054号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	08	注册商标变更证明	BG201074829ZM	2010	12	30	1	第32类	第1547054号商标，变更后注册人：广东雅士利集团有限公司
21	0010	08	核准续展注册证明	XZ2011001222M	2011	07	14	1	第32类	第1547054号商标，续展有效期至2021.3.27
21	0010	09	YASHILI(叶子)	第3608850号	2005	09	14	1	第43类	注册人：广东雅士利集团有限公司，有效期至2015.9.13
21	0010	09	注册商标变更证明	BG200835466ZM	2008	07	04	1	第43类	第3608850号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	09	注册商标变更证明	BG201074830ZM	2010	12	30	1	第43类	第3608850号商标，变更后注册人：广东雅士利集团有限公司
21	0010	10	YASHILI(叶子)	第3608849号	2005	07	28	1	第44类	注册人：广东雅士利集团有限公司，有效期至2015.7.27
21	0010	10	注册商标变更证明	BG200835464ZM	2008	07	04	1	第44类	第3608849号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	10	注册商标变更证明	BG201074831ZM	2010	12	30	1	第44类	第3608849号商标，变更后注册人：广东雅士利集团有限公司
21	0010	11	YASHILI(叶子)	第3608847号	2005	07	21	1	第45类	注册人：广东雅士利集团有限公司，有效期限至2015.7.20
21	0010	11	注册商标变更证明	BG200835463ZM	2008	07	04	1	第45类	第3608847号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	11	注册商标变更证明	BG201074832ZM	2010	12	30	1	第45类	第3608847号商标，变更后注册人：广东雅士利集团有限公司
21	0010	12	YASHILY(叶子)	第6484303号	2010	03	28	1	第3类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0010	12	注册商标变更证明	BG201074833ZM	2010	12	30	1	第3类	第6484303号商标，变更后注册人：广东雅士利集团有限公司
21	0010	13	YASHILY(叶子)	第6484294号	2010	04	28	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.4.27
21	0010	13	注册商标变更证明	BG201074834ZM	2011	09	22	1	第5类	第6484294号商标，变更后注册人：广东雅士利集团有限公司
21	0010	14	YASHILY(叶子)	第6484307号	2010	03	14	1	第10类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0010	14	注册商标变更证明	BG201074835ZM	2010	12	30	1	第10类	第6484307号商标，变更后注册人：广东雅士利集团有限公司
21	0010	15	YASHILY(叶子)	第6484301号	2010	03	21	1	第12类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.20
21	0010	15	注册商标变更证明	BG201074836ZM	2010	12	30	1	第12类	第6484301号商标，变更后注册人：广东雅士利集团有限公司
21	0010	16	YASHILY(叶子)	第6484295号	2010	03	28	1	第16类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0010	16	注册商标变更证明	BG201074837ZM	2010	12	30	1	第16类	第6484295号商标，变更后注册人：广东雅士利集团有限公司
21	0010	17	YASHILY(叶子)	第6484296号	2010	03	28	1	第21类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0010	17	注册商标变更证明	BG201074838ZM	2010	12	30	1	第21类	第6484296号商标，变更后注册人：广东雅士利集团有限公司
21	0010	18	YASHILY(叶子)	第6484297号	2010	08	14	1	第25类	注册人：广东雅士利集团股份有限公司，有效期至2020.8.13
21	0010	18	注册商标变更证明	BG201074839ZM	2010	12	30	1	第25类	第6484297号商标，变更后注册人：广东雅士利集团有限公司
21	0010	19	YASHILY(叶子)	第6484305号	2010	06	07	1	第28类	注册人：广东雅士利集团股份有限公司，有效期至2020.6.6
21	0010	19	注册商标变更证明	BG201074840ZM	2010	12	30	1	第28类	第6484305号商标，变更后注册人：广东雅士利集团有限公司

档案目录柜号21-盒号0010（雅士利注册-YASHILI等商标）标签1~72.xls Page 2 of 10

归 档 文 件 目 录（YASHILI商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0010	20	YASHILY(叶子)	第6484298号	2009	11	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.11.27
21	0010	20	注册商标变更证明	BG201074841ZM	2010	12	30	1	第29类	第6484298号商标，变更后注册人：广东雅士利集团有限公司
21	0010	21	YASHILY(叶子)	第6484299号	2010	03	28	2	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0010	21	注册商标变更证明	BG201074842ZM	2010	12	30	1	第30类	第6484299号商标，变更后注册人：广东雅士利集团有限公司
21	0010	22	YASHILY(叶子)	第6484302号	2009	11	28	1	第31类	注册人：广东雅士利集团股份有限公司，有效期至2019.11.27
21	0010	22	注册商标变更证明	BG201074843ZM	2010	12	30	1	第31类	第6484302号商标，变更后注册人：广东雅士利集团有限公司
21	0010	23	YASHILY(叶子)	第6484300号	2010	03	28	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0010	23	注册商标变更证明	BG201074899ZM	2010	12	30	1	第32类	第6484300号商标，变更后注册人:广东雅士利集团有限公司
21	0010	24	YASHILY(叶子)	第6484306号	2010	03	21	1	第33类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.20
21	0010	24	注册商标变更证明	BG201074684ZM	2010	12	30	1	第33类	第6484306号商标，变更后注册人：广东雅士利集团有限公司
21	0010	25	YASHILY(叶子)	第6484304号	2009	11	28	1	第34类	注册人：广东雅士利集团股份有限公司，有效期至2019.11.27
21	0010	25	注册商标变更证明	BG201074683ZM	2010	12	30	1	第34类	第6484304号商标，变更后注册人：广东雅士利集团有限公司
21	0010	26	YASHILI+眼睛+雅士利	第1472233号	2000	11	14	1	第2类	注册人：广东雅士利集团有限公司，有效期至2010.11.13
21	0010	26	注册商标变更证明	BG200835541ZM	2008	07	04	1	第2类	第1472233号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	26	核准续展注册证明	XZ201043646ZM	2010	12	16	1	第2类	第1472233号商标，续展有效期至2020.11.13
21	0010	26	注册商标变更证明	BG201074774ZM	2010	12	30	1	第2类	第1472233号商标，变更后注册人：广东雅士利集团有限公司
21	0010	27	YASHILI+眼睛+雅士利	第1548319号	2001	04	07	1	第3类	注册人：广东雅士利集团有限公司，有效期至2011.4.6
21	0010	27	注册商标变更证明	BG200835539ZM	2008	07	04	1	第3类	第1548319号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	27	注册商标变更证明	BG201074773ZM	2010	12	30	1	第3类	第1548319号商标，变更后注册人：广东雅士利集团有限公司
21	0010	27	核准续展注册证明	XZ201100131ZM	2011	07	14	1	第3类	第1548319号商标，续展有效期至2021.4.6
21	0010	28	YASHILI+眼睛+雅士利	第1577651号	2001	05	28	1	第5类	注册人：广东雅士利集团有限公司，有效期至1011.5.27
21	0010	28	注册商标变更证明	BG200835544ZM	2008	07	04	1	第5类	第1577651号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	28	注册商标变更证明	BG201074772ZM	2010	12	30	1	第5类	第1577651号商标，变更后注册人：广东雅士利集团有限公司
21	0010	28	核准续展注册证明	XZ201100130ZM	2011	07	14	1	第5类	第1577651号商标，续展有效期至2021.5.27
21	0010	29	YASHILI+眼睛+雅士利	第3697336号	2006	01	28	1	第5类	注册人：广东雅士利集团有限公司，有效期至2016.1.27
21	0010	29	注册商标变更证明	BG200835419ZM	2008	07	04	1	第5类	第3697336号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	29	注册商标变更证明	BG201074771ZM	2010	12	30	1	第5类	第3697336号商标，变更后注册人：广东雅士利集团有限公司
21	0010	30	YASHILI+眼睛+雅士利	第1486939号	2000	12	07	1	第6类	注册人：广东雅士利集团有限公司，有效期至：2010.12.6

档案目录柜号21-盒号0010（雅士利注册-YASHILI等商标）标签1~72.xls   Page 3 of 10

归 档 文 件 目 录（YASHILI商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0010	30	注册商标变更证明	BG200835543ZM	2008	07	04	1	第6类	第1486939号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	30	核准续展注册证明	XZ201043635ZM	2010	12	16	1	第6类	第1486939号商标，续展有效期至2020.12.6
21	0010	30	注册商标变更证明	BG201074799ZM	2010	12	30	1	第6类	第1486939号商标，变更后注册人：广东雅士利集团有限公司
21	0010	31	YASHILI+眼睛+雅士利	第1490551号	2000	12	14	1	第7类	注册人：广东雅士利集团有限公司，有效期至2010.12.13
21	0010	31	注册商标变更证明	BG200835545ZM	2008	07	04	1	第7类	第1490551号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	31	核准续展注册证明	XZ201043636ZM	2010	12	16	1	第7类	第1490551号商标，续展有效期至2020.12.13
21	0010	31	注册商标变更证明	BG201074800ZM	2010	12	30	1	第7类	第1490551号商标，变更后注册人：广东雅士利集团有限公司
21	0010	32	YASHILI+眼睛+雅士利	第1489758号	2000	12	14	1	第9类	注册人：广东雅士利集团有限公司，有效期至2010.12.13
21	0010	32	注册商标变更证明	BG200835546ZM	2008	07	04	1	第9类	第1489758号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	32	核准续展注册证明	XZ201043637ZM	2010	12	16	1	第9类	第1489758号商标，续展有效期至2020.12.13
21	0010	32	注册商标变更证明	BG201074801ZM	2010	12	30	1	第9类	第1489758号商标，变更后注册人：广东雅士利集团有限公司
21	0010	33	YASHILI+眼睛+雅士利	第1475087号	2000	11	14	1	第10类	注册人：广东雅士利集团有限公司，有效期至2010.11.13
21	0010	33	注册商标变更证明	BG200835542ZM	2008	07	04	1	第10类	第1475087号，变更后注册人：广东雅士利集团股份有限公司
21	0010	33	核准续展注册证明	XZ201043638ZM	2010	12	16	1	第10类	第1475087号商标，续展有效期至2020.11.13
21	0010	33	注册商标变更证明	BG201074802ZM	2010	12	30	1	第10类	第1475087号，变更后注册人：广东雅士利集团有限公司
21	0010	34	YASHILI+眼睛+雅士利	第1483202号	2000	11	28	1	第11类	注册人：广东雅士利集团有限公司，有效期至2010.11.27
21	0010	34	注册商标变更证明	BG200835548ZM	2008	07	04	1	第11类	第1483202号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	34	核准续展注册证明	XZ201043639ZM	2010	12	16	1	第11类	第1483202号商标，续展有效期至2020.11.27
21	0010	34	注册商标变更证明	BG201074803ZM	2010	12	30	1	第11类	第1483202号商标，变更后注册人：广东雅士利集团有限公司
21	0010	35	YASHILI+眼睛+雅士利	第1582156号	2001	06	07	1	第11类	注册人：广东雅士利集团有限公司，有效期至2011.6.6
21	0010	35	注册商标变更证明	BG200835549ZM	2008	07	04	1	第11类	第1582156号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	35	注册商标变更证明	BG201074804ZM	2010	12	30	1	第11类	第1582156号商标，变更后注册人：广东雅士利集团有限公司
21	0010	35	核准续展注册证明	XZ201100129ZM	2011	07	14	1	第11类	第1582156号商标，续展有效期至2021.6.6
21	0010	36	YASHILI+眼睛+雅士利	第1511318号	2001	01	21	1	第12类	注册人：广东雅士利集团有限公司，有效期至2011.1.20
21	0010	36	注册商标变更证明	BG200835547ZM	2008	07	04	1	第12类	第1511318号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	36	注册商标变更证明	BG201074805ZM	2010	12	30	1	第12类	第1511318号商标，变更后注册人：广东雅士利集团有限公司
21	0010	36	核准续展注册证明	XZ201100128ZM	2011	07	14	1	第12类	第1511318号商标，续展有效期至2021.1.20
21	0010	37	YASHILI+眼睛+雅士利	第1552696号	2001	04	14	1	第14类	注册人：广东雅士利集团有限公司，有效期至2011.4.13

档案目录柜号21-盒号0010（雅士利注册-YASHILI等商标）标签1~72.xls Page 4 of 10

归 档 文 件 目 录（YASHILI商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0010	37	注册商标变更证明	BG200835412ZM	2008	07	04	1	第14类	第1552696号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	37	注册商标变更证明	BG201074806ZM	2010	12	30	1	第14类	第1552696号商标，变更后注册人：广东雅士利集团有限公司
21	0010	37	核准续展注册证明	XZ201100127ZM	2011	07	14	1	第14类	第1552696号商标，续展有效期至2021.4.13
21	0010	38	YASHILI+眼睛+雅士利	第1564613号	2001	05	07	1	第15类	注册人：广东雅士利集团有限公司，有效期至2011.5.6
21	0010	38	注册商标变更证明	BG200835413ZM	2008	07	04	1	第15类	第1564613号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	38	注册商标变更证明	BG201074807ZM	2010	12	30	1	第15类	第1564613号商标，变更后注册人：广东雅士利集团有限公司
21	0010	38	核准续展注册证明	XZ201100121ZM	2011	07	14	1	第15类	第1564613号商标，续展有效期至2021.5.6
21	0010	39	YASHILI+眼睛+雅士利	第1572577号	2001	05	21	1	第16类	注册人：广东雅士利集团有限公司，有效期至2011.5.20
21	0010	39	注册商标变更证明	BG200835414ZM	2008	07	04	1	第16类	第1572577号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	39	注册商标变更证明	BG201074808ZM	2010	12	30	1	第16类	第1572577号商标，变更后注册人：广东雅士利集团有限公司
21	0010	39	核准续展注册证明	XZ201100120ZM	2011	07	14	1	第16类	第1572577号商标，续展有效期至2021.5.20
21	0010	40	YASHILI+眼睛+雅士利	第1480924号	2000	11	28	1	第18类	注册人：广东雅士利集团有限公司，有效期至2010.11.27
21	0010	40	注册商标变更证明	BG200835490ZM	2008	07	04	1	第18类	第1480924号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	40	核准续展注册证明	XZ201043640ZM	2010	12	16	1	第18类	第1480924号商标，续展有效期至2020.11.27
21	0010	40	注册商标变更证明	BG201074809ZM	2010	12	30	1	第18类	第1480924号商标，变更后注册人：广东雅士利集团有限公司
21	0010	41	YASHILI+眼睛+雅士利	第1480857号	2000	11	28	1	第19类	注册人：广东雅士利集团有限公司，有效期至2010.11.27
21	0010	41	注册商标变更证明	BG200835489ZM	2008	07	04	1	第19类	第1480857号，变更后注册人：广东雅士利集团股份有限公司
21	0010	41	核准续展注册证明	XZ201043641ZM	2010	12	16	1	第19类	第1480857号商标，续展有效期至2020.11.27
21	0010	41	注册商标变更证明	BG201074810ZM	2010	12	30	1	第19类	第1480857号，变更后注册人：广东雅士利集团有限公司
21	0010	42	YASHILI+眼睛+雅士利	第1473040号	2000	11	14	1	第20类	注册人：广东雅士利集团有限公司，有效期至2010.11.13
21	0010	42	注册商标变更证明	BG200835488ZM	2008	07	04	1	第20类	第1473040号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	42	核准续展注册证明	XZ201043642ZM	2010	12	16	1	第20类	第1473040号商标，有效期至2020.11.13
21	0010	42	注册商标变更证明	BG201074811ZM	2010	12	30	1	第20类	第1473040号商标，变更后注册人：广东雅士利集团有限公司
21	0010	43	YASHILI+眼睛+雅士利	第1465052号	2000	10	28	1	第21类	注册人：广东雅士利集团有限公司，有效期至2010.10.27
21	0010	43	注册商标变更证明	BG200835487ZM	2008	07	04	1	第21类	第1465052号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	43	核准续展注册证明	XZ201043643ZM	2010	12	16	1	第21类	第1465052号商标，续展有效期至2020.10.27
21	0010	43	注册商标变更证明	BG201074812ZM	2010	12	30	1	第21类	第1465052号商标，变更后注册人：广东雅士利集团有限公司
21	0010	44	YASHILI+眼睛+雅士利	第1552993号	2001	04	14	1	第21类	注册人：广东雅士利集团有限公司，有效期至2011.4.13

档案目录柜号21-盒号0010（雅士利注册-YASHILI等商标）标签1~72.xls Page 5 of 10

归 档 文 件 目 录（YASHILI商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0010	44	注册商标变更证明	BG200835486ZM	2008	07	04	1	第21类	第1552993号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	44	注册商标变更证明	BG201074813ZM	2010	12	30	1	第21类	第1552993号商标，变更后注册人：广东雅士利集团有限公司
21	0010	44	核准续展注册证明	XZ201100119ZM	2011	07	14	1	第21类	第1552993号商标，续展有效期至2021.4.13
21	0010	45	YASHILI+眼睛+雅士利	第1469611号	2000	11	07	1	第23类	注册人：广东雅士利集团有限公司，有效期至2010.11.6
21	0010	45	注册商标变更证明	BG200835491ZM	2008	07	04	1	第23类	第1469611号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	45	核准续展注册证明	XZ201043644ZM	2010	12	16	1	第23类	第1469611号商标，续展有效期至2020.11.6
21	0010	45	注册商标变更证明	BG201075027ZM	2010	12	30	1	第23类	第1469611号商标，变更后注册人：广东雅士利集团有限公司
21	0010	46	YASHILI+眼睛+雅士利	第1468662号	2000	11	07	1	第24类	注册人：广东雅士利集团有限公司，有效期至2010.11.6
21	0010	46	注册商标变更证明	BG200835515ZM	2008	07	04	1	第24类	第1468662号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	46	核准续展注册证明	XZ201043655ZM	2010	12	16	1	第24类	第1468662号商标，续展有效期至2020.11.6
21	0010	46	注册商标变更证明	BG201075026ZM	2010	12	30	1	第24类	第1468662号商标，变更后注册人：广东雅士利集团有限公司
21	0010	47	YASHILI+眼睛+雅士利	第1465262号	2000	10	28	1	第25类	注册人：广东雅士利集团有限公司，有效期至2010.10.27
21	0010	47	注册商标变更证明	BG200835514ZM	2008	07	04	1	第25类	第1465262号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	47	核准续展注册证明	XZ201043645ZM	2010	12	16	1	第25类	第1465262号商标，续展有效期至2020.10.27
21	0010	47	注册商标变更证明	BG201075025ZM	2010	12	30	1	第25类	第1465262号商标，变更后注册人：广东雅士利集团有限公司
21	0010	48	YASHILI+眼睛+雅士利	第1465020号	2000	10	28	1	第26类	注册人：广东雅士利集团有限公司，有效期至2010.10.27
21	0010	48	注册商标变更证明	BG200835513ZM	2008	07	04	1	第26类	第1465020号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	48	核准续展注册证明	BG201043654ZM	2010	12	16	1	第26类	第1465020号商标，续展有效期至2020.10.27
21	0010	48	注册商标变更证明	BG201075024ZM	2010	12	30	1	第26类	第1465020号商标，变更后注册人：广东雅士利集团有限公司
21	0010	49	YASHILI+眼睛+雅士利	第1504953号	2001	01	14	1	第27类	注册人：广东雅士利集团有限公司，有效期至2011.1.13
21	0010	49	注册商标变更证明	BG200835512ZM	2008	07	04	1	第27类	第1504953号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	49	注册商标变更证明	BG201075023ZM	2010	12	30	1	第27类	第1504953号商标，变更后注册人：广东雅士利集团有限公司
21	0010	49	核准续展注册证明	XZ201100118ZM	2011	07	14	1	第27类	第1504953号商标，续展有效期至2021.1.13
21	0010	50	YASHILI+眼睛+雅士利	第1465116号	2000	10	28	1	第28类	注册人：广东雅士利集团有限公司，有效期至2010.10.27
21	0010	50	注册商标变更证明	BG200835496ZM	2008	07	04	1	第28类	第1465116号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	50	核准续展注册证明	XZ201043656ZM	2010	12	16	1	第28类	第1465116号商标，续展有效期至2020.10.27
21	0010	50	注册商标变更证明	BG201074775ZM	2010	12	30	1	第28类	第1465116号商标，变更后注册人：广东雅士利集团有限公司
21	0010	51	YASHILI+眼睛+雅士利	第1553143号	2001	04	14	1	第28类	注册人：广东雅士利集团有限公司，有效期至2011.4.13

档案目录柜号21-盒号0010（雅士利注册-YASHILI等商标）标签1~72.xls Page 6 of 10

归 档 文 件 目 录（YASHILI商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0010	51	注册商标变更证明	BG200835495ZM	2008	07	04	1	第28类	第1553143号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	51	注册商标变更证明	BG201074776ZM	2010	12	30	1	第28类	第1553143号商标，变更后注册人：广东雅士利集团有限公司
21	0010	51	核准续展注册证明	XZ201100117ZM	2011	07	14	1	第28类	第1553143号商标，续展有效期至2021.4.13
21	0010	52	YASHILI+眼睛+雅士利	第1079147号	1997	08	14	1	第29类	注册人：广东雅士利食品有限公司，有效期至2007.8.13
21	0010	52	核准转让注册商标通知单		2000	02	28	1	第29类	第1079147号商标，受让人：广东雅士利集团有限公司
21	0010	52	核准转让注册商标证明		2000	02	28	1	第29类	第1079147号商标，受让人：广东雅士利集团有限公司
21	0010	52	核准续展注册证明	XZ200730728ZM	2007	10	08	1	第29类	第1079147商标，续展有效期至2017.8.13
21	0010	52	注册商标变更证明	BG200835493ZM	2008	07	04	1	第29类	第1079147号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	52	注册商标变更证明	BG201074778ZM	2010	12	30	1	第29类	第1079147号商标，变更后注册人：广东雅士利集团有限公司
21	0010	53	YASHILI+眼睛+雅士利	第1060969号	2007	07	21	1	第29类	注册人：广东雅士利集团有限公司，有效期至2017.7.20
21	0010	53	核准续展注册证明	XZ200760249ZM	2008	01	14	1	第29类	第1060969号商标，续展有效期至2017.7.20
21	0010	53	注册商标变更证明	BG200835494ZM	2008	07	04	1	第29类	第1060969号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	53	注册商标变更证明	BG201074777ZM	2010	12	30	1	第29类	第1060969号商标，变更后注册人：广东雅士利集团有限公司
21	0010	54	YASHILI+眼睛+雅士利	第1072054号	1997	08	07	1	第30类	注册人：广东雅士利食品有限公司，有效期至2007.8.6
21	0010	54	核准转让注册商标证明		2000	02	28	1	第30类	第1072054号商标，受让人：广东雅士利集团有限公司
21	0010	54	核准转让注册商标通知单		2000	02	28	1	第30类	第1072054号商标，受让人：广东雅士利集团有限公司
21	0010	54	核准续展注册证明	XZ200730730ZM	2007	10	08	1	第30类	第1072054号商标，续展有效期至2017.8.6
21	0010	54	注册商标变更证明	BG200835492ZM	2008	07	04	1	第30类	第1072054号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	54	商标使用许可合同备案通知书	2008许12698HZ	2009	05	07	3	第30类	2008.8.27报送的许可郑州分公司使用第1072054号注册商标的使用
21	0010	54	注册商标变更证明	BG201074759ZM	2010	12	30	1	第30类	第1072054号商标，变更后注册人：广东雅士利集团有限公司
21	0010	55	YASHILI+眼睛+雅士利	第1084141号	1997	08	21	1	第30类	注册人：广东雅士利食品有限公司，有效期至2007.8.20
21	0010	55	核准转让注册商标通知单		2000	02	28	1	第30类	第1084141号商标，受让人：广东雅士利集团有限公司
21	0010	55	核准转让注册商标证明		2000	02	28	2	第30类	第1084141号商标，受让人：广东雅士利集团有限公司
21	0010	55	核准续展注册证明	XZ200730722ZM	2007	10	08	1	第30类	第1084141号商标，续展有效期至2017.8.20
21	0010	55	注册商标变更证明	BG200835501ZM	2008	07	04	1	第30类	第1084141号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	55	注册商标变更证明	BG201074760ZM	2010	12	30	1	第30类	第1084141号商标，变更后注册人：广东雅士利集团有限公司
21	0010	56	YASHILI+眼睛+雅士利	第3215710号	2003	08	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2013.8.13
21	0010	56	注册商标变更证明	BG200835500ZM	2008	07	04	1	第30类	第3215710号商标，变更后注册人：广东雅士利集团股份有限公司

档案目录柜号21-盒号0010（雅士利注册-YASHILI等商标）标签1~72.xls　　Page 7 of 10

归 档 文 件 目 录（YASHILI商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0010	56	注册商标变更证明	BG2010748622M	2010	12	30	1	第30类	第3215710号商标，变更后注册人：广东雅士利集团有限公司
21	0010	57	YASHILI+眼睛+雅士利	第4375346号	2007	06	07	1	第30类	注册人：广东雅士利集团有限公司，有效期至2017.6.6
21	0010	57	注册商标变更证明	BG200835499ZM	2008	07	04	1	第30类	第4375346号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	57	注册商标变更证明	BG201074861ZM	2010	12	30	1	第30类	第4375346号商标，变更后注册人：广东雅士利集团有限公司
21	0010	58	YASHILI+眼睛+雅士利	第1490846号	2000	12	14	1	第31类	注册人：广东雅士利集团有限公司，有效期至2010.12.13
21	0010	58	注册商标变更证明	BG200835498ZM	2008	07	04	1	第31类	第1490846号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	58	核准续展注册证明	XZ201043634ZM	2010	12	16	1	第31类	第1490846号商标，续展有效期至2020.12.13
21	0010	58	注册商标变更证明	BG201074860ZM	2010	12	30	1	第31类	第1490846号商标，变更后注册人：广东雅士利集团有限公司
21	0010	59	YASHILI+眼睛+雅士利	第1034760号	1997	06	21	1	第32类	注册人：广东雅士利食品有限公司，有效期至2007.6.20
21	0010	59	核准转让注册商标证明		1999	08	28	1	第32类	第1034760号商标，受让人：广东雅士利集团有限公司
21	0010	59	核准转让注册商标通知单		1999	08	28	1	第32类	第1034760号商标，受让人：广东雅士利集团有限公司
21	0010	59	核准续展注册证明	XZ200730727ZM	2007	10	08	1	第32类	第1034760号商标，续展有效期至2017.6.20
21	0010	59	注册商标变更证明	BG200835497ZM	2008	07	04	1	第32类	第1034760号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	59	注册商标变更证明	BG201074848ZM	2010	12	30	1	第32类	第1034760号商标，变更后注册人：广东雅士利集团有限公司
21	0010	60	YASHILI+眼睛+雅士利	第1575786号	2001	05	21	1	第33类	注册人：广东雅士利集团有限公司，有效期至2011.5.20
21	0010	60	注册商标变更证明	BG200835503ZM	2008	07	04	1	第33类	第1575786号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	60	注册商标变更证明	BG201074682ZM	2010	12	30	1	第33类	第1575786号商标，变更后注册人：广东雅士利集团有限公司
21	0010	60	核准续展注册证明	XZ201100116ZM	2011	07	14	1	第33类	第1575786号商标，续展有效期至2021.5.20
21	0010	61	YASHILI+眼睛+雅士利	第1494832号	2000	12	21	1	第34类	注册人：广东雅士利集团有限公司，有效期至2010.12.20
21	0010	61	注册商标变更证明	BG200835502ZM	2008	07	04	1	第34类	第1494832号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	61	核准续展注册证明	XZ201043649ZM	2010	12	16	1	第34类	第1494832号商标，续展有效期至2020.12.30
21	0010	61	注册商标变更证明	BG201074681ZM	2010	12	30	1	第34类	第1494832号商标，变更后注册人：广东雅士利集团有限公司
21	0010	62	YASHILI+眼睛+雅士利	第1555837号	2001	04	14	1	第35类	注册人：广东雅士利集团有限公司，有效期至2011.4.13
21	0010	62	注册商标变更证明	BG200835604ZM	2008	07	04	1	第35类	第1555837号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	62	注册商标变更证明	BG201074680ZM	2010	12	30	1	第35类	第1555837号商标，变更后注册人：广东雅士利集团有限公司
21	0010	62	核准续展注册证明	XZ201100115ZM	2011	07	14	1	第35类	第1555837号商标，续展有效期至2021.4.13
21	0010	63	YASHILI+眼睛+雅士利	第1448984号	2000	09	21	1	第36类	注册人：广东雅士利集团有限公司，有效期至2010.9.20
21	0010	63	注册商标变更证明	BG200835592ZM	2008	07	04	1	第36类	第1448984号商标，变更后注册人：广东雅士利集团股份有限公司

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归 档 文 件 目 录（YASHILI商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0010	63	核准续展注册证明	XZ201043651ZM	2010	12	16	1	第36类	第1448984号商标，续展有效期至2020.9.20
21	0010	63	注册商标变更证明	BG201074679ZM	2010	12	30	1	第36类	第1448984号商标，变更后注册人：广东雅士利集团有限公司
21	0010	64	YASHILI+眼睛+雅士利	第1448732号	2000	09	21	1	第37类	注册人：广东雅士利集团有限公司，有效期至2010.9.20
21	0010	64	注册商标变更证明	BG200835591ZM	2008	07	04	1	第37类	第1448732号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	64	核准续展注册证明	XZ201043650ZM	2010	12	16	1	第37类	第1448732号商标，续展有效期至2020.9.20
21	0010	64	注册商标变更证明	BG201074678ZM	2010	12	30	1	第37类	第1448732号商标，变更后注册人：广东雅士利集团有限公司
21	0010	65	YASHILI+眼睛+雅士利	第1445874号	2000	09	14	1	第38类	注册人：广东雅士利集团有限公司，有效期至2010.9.13
21	0010	65	注册商标变更证明	BG200835590ZM	2008	07	04	1	第38类	第1445874号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	65	核准续展注册证明	XZ201043647ZM	2010	12	16	1	第38类	第1445874号商标，续展有效期至2020.9.13
21	0010	65	注册商标变更证明	BG201074677ZM	2010	12	30	1	第38类	第1445874号商标，变更后注册人：广东雅士利集团有限公司
21	0010	66	YASHILI+眼睛+雅士利	第1459904号	2000	10	14	1	第39类	注册人：广东雅士利集团有限公司，有效期至2010.10.13
21	0010	66	注册商标变更证明	BG200835589ZM	2008	07	04	1	第39类	第1459904号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	66	核准续展注册证明	XZ201043652ZM	2010	12	16	1	第39类	第1459904号商标，续展有效期至2020.10.13
21	0010	66	注册商标变更证明	BG201074654ZM	2010	12	30	1	第39类	第1459904号商标，变更后注册人：广东雅士利集团有限公司
21	0010	67	YASHILI+眼睛+雅士利	第1451877号	2000	09	28	1	第40类	注册人：广东雅士利集团有限公司，有效期至2010.9.27
21	0010	67	注册商标变更证明	BG200835588ZM	2008	07	04	1	第40类	第1451877号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	67	核准续展注册证明	XZ201043653ZM	2010	12	16	1	第40类	第1451877号商标，续展有效期至2020.9.27
21	0010	67	注册商标变更证明	BG201074653ZM	2010	12	30	1	第40类	第1451877号商标，变更后注册人：广东雅士利集团有限公司
21	0010	68	YASHILI+眼睛+雅士利	第1727390号	2002	03	07	1	第42类	注册人：广东雅士利集团有限公司，有效期至2012.3.6
21	0010	68	注册商标变更证明	BG200835584ZM	2008	07	04	1	第42类	第1727390号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	68	注册商标变更证明	BG201074652ZM	2010	12	30	1	第42类	第1727390号商标，变更后注册人：广东雅士利集团有限公司
21	0010	68	核准续展注册证明	XZ2012000060ZM	2012	03	22	1	第42类	第1727390号商标，续展有效期至2022.03.06
21	0010	69	YASHILY+眼睛+雅士利	第6816518号	2010	08	14	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2020.8.13
21	0010	69	注册商标变更证明	BG201074650ZM	2010	12	30	1	第29类	第6816518号商标，变更后注册人：广东雅士利集团有限公司
21	0010	70	YASHILY+眼睛+雅士利	第6816520号	2010	04	28	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.4.27
21	0010	70	注册商标变更证明	BG201074649ZM	2010	12	30	1	第30类	第6816520号商标，变更后注册人：广东雅士利集团有限公司
21	0010	71	YASHILY+眼睛+雅士利	第6816519号	2010	04	28	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.4.27
21	0010	71	注册商标变更证明	BG201075014ZM	2010	12	30	1	第32类	第6816519号商标，变更后注册人：广东雅士利集团有限公司

档案目录柜号21-盒号0010（雅士利注册-YASHILI等商标）标签1~72.xls Page 9 of 10

归 档 文 件 目 录（YASHILI商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0010	72	YATULI+眼睛+雅士利	第1041004号	1997	06	28	1	第32类	注册人：广东雅士利食品有限公司，有效期至2007.6.27
21	0010	72	注册商标转让证明	ZR200321408ZM	2003	11	10	1	第32类	第1041004号商标，受让人：广东雅士利集团有限公司
21	0010	72	核准续展注册证明	XZ200730729ZM	2007	10	08	1	第32类	第1041004号商标，续展有效期至2017.6.27
21	0010	72	注册商标变更证明	BG200835415ZM	2008	07	04	1	第32类	第1041004号商标，变更后注册人：广东雅士利集团股份有限公司
21	0010	72	注册商标变更证明	BG201074779ZM	2010	12	30	1	第32类	第1041004号商标，变更后注册人：广东雅士利集团有限公司

档案目录柜号21-盒号0010（雅士利注册-YASHILI等商标）标签1~72.xls　Page 10 of 10

归 档 文 件 目 录（雅士利商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别
21	0011	01	核准转让注册商标证明【雅士利（竖）】		2000	02	28	1	第29类
21	0011	01	核准续展注册证明	XZ200526211ZM	2006	02	30	1	第29类
21	0011	01	注册商标变更证明	BG200835504ZM	2008	07	04	1	第29类
21	0011	01	注册商标变更证明	BG201074789ZM	2010	12	30	1	第29类
21	0011	02	核准转让注册商标通知单【雅士利（竖）		2000	02	28	1	第29类
21	0011	02	核准续展注册证明	XZ200526210ZM	2006	02	20	1	第29类
21	0011	02	注册商标变更证明	BG200835505ZM	2008	07	04	1	第29类
21	0011	02	注册商标变更证明	BG201074692ZM	2010	12	30	1	第29类
21	0011	03	核准转让注册商标通知单【雅士利（竖）		2000	02	28	1	第29类
21	0011	03	核准续展注册证明	XZ200526209ZM	2006	02	20	1	第29类
21	0011	03	注册商标变更证明	BG200835506ZM	2008	07	04	1	第29类
21	0011	03	注册商标变更证明	BG201074691ZM	2010	12	30	1	第29类
21	0011	04	雅士利（竖）	第1023869号	1997	06	07	1	第30类
21	0011	04	核准转让注册商标证明		2000	02	28	1	第30类
21	0011	04	核准转让注册商标通知单		2000	02	28	1	第30类
21	0011	04	核准续展注册证明	XZ200730726ZM	2007	10	08	1	第30类
21	0011	04	注册商标变更证明	BG200835517ZM	2008	07	04	1	第30类
21	0011	04	注册商标变更证明	BG201074690ZM	2010	12	30	1	第30类
21	0011	05	雅士利（竖）+设计	第1037053号	1997	06	21	1	第29类
21	0011	05	核准转让注册商标证明		2000	02	28	1	第29类
21	0011	05	核准转让注册商标通知单		2000	02	28	1	第29类
21	0011	05	核准续展注册证明	XZ200730725ZM	2007	10	08	1	第29类
21	0011	05	注册商标变更证明	BG200835519ZM	2008	07	04	1	第29类
21	0011	05	注册商标变更证明	BG201074688ZM	2010	12	30	1	第29类
21	0011	06	雅士利（竖）+设计	第1023868号	1997	06	07	1	第30类
21	0011	06	核准转让注册商标通知单		2000	02	28	1	第30类
21	0011	06	核准转让注册商标证明		2000	02	28	1	第30类
21	0011	06	核准续展注册证明	XZ200730723ZM	2007	10	08	1	第30类

档案目录柜号21-盒号0011（雅士利注册-雅士利等商标）标签1~66.xls Page 1 of 12

归 档 文 件 目 录（雅士利商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别
21	0011	06	注册商标变更证明	BG200835518ZM	2008	07	04	1	第30类
21	0011	06	注册商标变更证明	BG201074687ZM	2010	12	30	1	第30类
21	0011	07	雅士利（竖凉果标）	第1037054号	1997	06	21	1	第29类
21	0011	07	核准转让注册商标证明		2000	02	28	1	第29类
21	0011	07	核准转让注册商标通知单		2000	02	28	1	第29类
21	0011	07	核准续展注册证明	XZ200730724ZM	2007	10	08	1	第29类
21	0011	07	注册商标变更证明	BG200835516ZM	2008	07	04	1	第29类
21	0011	07	注册商标变更证明	BG201074689ZM	2010	12	30	1	第29类
21	0011	08	雅士利（叶子）	第5493099号	2009	10	28	1	第1类
21	0011	08	注册商标变更证明	BG201075004ZM	2010	12	30	1	第1类
21	0011	09	雅士利（叶子）	第9119453号	2012	02	21	1	第2类
21	0011	10	雅士利（叶子）	第9119454号	2012	02	21	1	第3类
21	0011	11	雅士利（叶子）	第5493122号	2009	09	28	1	第4类
21	0011	11	注册商标变更证明	BG201075000ZM	2010	12	30	1	第4类
21	0011	12	雅士利（叶子）	第3111536号	2005	11	14	1	第5类
21	0011	12	注册商标变更证明	BG200835473ZM	2008	07	04	1	第5类
21	0011	12	注册商标变更证明	BG201075001ZM	2010	12	30	1	第5类
21	0011	13	雅士利（叶子）	第3698286号	2006	01	07	1	第5类
21	0011	13	注册商标变更证明	BG200835472ZM	2008	07	04	1	第5类
21	0011	13	注册商标变更证明	BG201075002ZM	2010	12	30	1	第5类
21	0011	14	雅士利（叶子）	第5493101号	2009	06	14	1	第6类
21	0011	14	注册商标变更证明	BG201075003ZM	2010	12	30	1	第6类
21	0011	15	雅士利（叶子）	第5493098号	2009	08	21	1	第7类
21	0011	15	注册商标变更证明	BG201074859ZM	2010	12	30	1	第7类
21	0011	16	雅士利（叶子）	第5493103号	2009	06	28	1	第8类
21	0011	16	注册商标变更证明	BG201074878ZM	2010	12	30	1	第8类
21	0011	17	雅士利（叶子）	第5493108号	2009	06	07	1	第10类
21	0011	17	注册商标变更证明	BG201074876ZM	2010	12	30	1	第10类

档案目录柜号21-盒号0011（雅士利注册-雅士利等商标）标签1~66.xls Page 2 of 12

归 档 文 件 目 录（雅士利商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别
21	0011	18	雅士利（叶子）	第9136320号	2012	02	28	1	第10类
21	0011	19	雅士利（叶子）	第9119445号	2012	02	21	1	第11类
21	0011	20	雅士利（叶子）	第5493109号	2011	02	28	1	第12类
21	0011	21	雅士利（叶子）	第5493120号	2009	06	21	1	第13类
21	0011	21	注册商标变更证明	BG2010749002M	2010	12	30	1	第13类
21	0011	22	雅士利（叶子）	第5493110号	2009	08	21	1	第14类
21	0011	22	注册商标变更证明	BG2010749012M	2010	12	30	1	第14类
21	0011	23	雅士利（叶子）	第9119452号	2012	02	14	1	第15类
21	0011	24	雅士利（叶子）	第5493119号	2009	08	21	1	第16类
21	0011	24	注册商标变更证明	BG2010749022M	2010	12	30	1	第16类
21	0011	25	雅士利（叶子）	第5493118号	2009	10	07	1	第17类
21	0011	25	注册商标变更证明	BG2010749032M	2010	12	30	1	第17类
21	0011	26	雅士利（叶子）	第5493117号	2009	09	07	1	第18类
21	0011	26	注册商标变更证明	BG2010749042M	2010	12	30	1	第18类
21	0011	27	雅士利（叶子）	第5493116号	2010	01	14	1	第19类
21	0011	27	注册商标变更证明	BG2010749052M	2010	12	30	1	第19类
21	0011	28	雅士利（叶子）	第5493115号	2010	03	07	1	第20类
21	0011	28	注册商标变更证明	BG2010749062M	2010	12	30	1	第20类
21	0011	29	雅士利（叶子）	第9136318号	2012	04	14	1	第21类
21	0011	30	雅士利（叶子）	第5493114号	2009	09	07	1	第22类
21	0011	30	注册商标变更证明	BG2010749072M	2010	12	30	1	第22类
21	0011	31	雅士利（叶子）	第5493112号	2009	08	28	1	第24类
21	0011	31	注册商标变更证明	BG2010749082M	2010	12	30	1	第24类
21	0011	32	注册商标变更证明【雅士利（叶子）】	BG2010749092M	2010	12	30	1	第25类
21	0011	33	雅士利（叶子）	第5493123号	2009	09	14	1	第26类
21	0011	33	注册商标变更证明	BG2010749102M	2010	12	30	1	第26类
21	0011	34	雅士利（叶子）	第9119451号	2012	02	21	1	第27类
21	0011	35	雅士利（叶子）	第9119444号	2012	02	21	1	第28类

档案目录柜号21-盒号0011（雅士利注册-雅士利等商标）标签1~66.xls Page 3 of 12

归 档 文 件 目 录（雅士利商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别
21	0011	36	雅士利（叶子）	第1550512号	2001	04	07	1	第29类
21	0011	36	注册商标变更证明	BG200835599ZM	2008	07	04	1	第29类
21	0011	36	注册商标变更证明	BG201074911ZM	2010	12	30	1	第29类
21	0011	36	核准续展注册证明	XZ201100112ZM	2011	03	29	1	第29类
21	0011	37	雅士利（叶子）	第5493106号	2009	05	14	1	第29类
21	0011	37	注册商标变更证明	BG201074912ZM	2010	12	30	1	第29类
21	0011	38	雅士利（叶子）	第9521561号	2012	07	21	1	第29类
21	0011	39	雅士利（叶子）	第1571288号	2001	05	14	1	第30类
21	0011	39	注册商标变更证明	BG200835613ZM	2008	07	04	1	第30类
21	0011	39	注册商标变更证明	BG201074913ZM	2010	12	30	1	第30类
21	0011	39	核准续展注册证明	XZ201100111ZM	2011	07	14	1	第30类
21	0011	40	雅士利（叶子）	第1956864号	2002	11	07	1	第30类
21	0011	40	注册商标变更证明	BG200835612ZM	2008	07	04	1	第30类
21	0011	40	注册商标变更证明	BG201074914ZM	2010	12	30	1	第30类
21	0011	40	核准续展注册证明	XZ201252142ZM	2012	11	15	1	第30类
21	0011	41	雅士利（叶子）	第3215707号	2003	08	14	1	第30类
21	0011	41	注册商标变更证明	BG200835611ZM	2008	07	04	1	第30类
21	0011	41	注册商标变更证明	BG201074915ZM	2010	12	30	1	第30类
21	0011	42	雅士利（叶子）	第3903466号	2005	12	21	1	第30类
21	0011	42	注册商标变更证明	BG200835610ZM	2008	07	04	1	第30类
21	0011	42	注册商标变更证明	BG201074916ZM	2010	12	30	1	第30类
21	0011	43	雅士利（叶子）	第5493105号	2009	06	14	1	第30类
21	0011	43	注册商标变更证明	BG201074917ZM	2010	12	30	1	第30类
21	0011	44	雅士利（叶子）	第9119446号	2012	02	21	1	第31类
21	0011	45	雅士利（叶子）	第1547055号	2001	03	28	1	第32类
21	0011	45	注册商标变更证明	BG200835582ZM	2008	07	04	1	第32类
21	0011	45	注册商标变更证明	BG201074798ZM	2010	12	30	1	第32类
21	0011	45	核准续展注册证明	XZ201100110ZM	2011	07	14	1	第32类

档案目录柜号21-盒号0011（雅士利注册-雅士利等商标）标签1~66.xls　　Page 4 of 12

归 档 文 件 目 录（雅士利商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别
21	0011	46	雅士利（叶子）	第9521560号	2012	07	21	1	第32类
21	0011	47	雅士利（叶子）	第9119447号	2012	02	21	1	第33类
21	0011	48	雅士利（叶子）	第9119448号	2012	02	21	1	第34类
21	0011	49	雅士利（叶子）	第9119449号	2012	02	21	1	第35类
21	0011	50	雅士利（叶子）	第9119450号	2012	02	14	1	第36类
21	0011	51	雅士利（叶子）	第5493111号	2009	11	21	1	第37类
21	0011	51	注册商标变更证明	BG201074797ZM	2010	12	30	1	第37类
21	0011	52	雅士利（叶子）	第9136319号	2012	06	21	1	第38类
21	0011	53	雅士利（叶子）	第5493107号	2009	09	28	1	第39类
21	0011	53	注册商标变更证明	BG201074796ZM	2010	12	30	1	第39类
21	0011	54	雅士利（叶子）	第5493100号	2009	11	21	1	第40类
21	0011	54	注册商标变更证明	BG201074795ZM	2010	12	30	1	第40类
21	0011	55	雅士利（叶子）	第5493121号	2009	09	28	1	第41类
21	0011	55	注册商标变更证明	BG201074794ZM	2010	12	30	1	第41类
21	0011	56	雅士利（叶子）	第5493102号	2009	09	28	1	第42类
21	0011	56	注册商标变更证明	BG201074793ZM	2010	12	30	1	第42类
21	0011	57	雅士利（叶子）	第3608851号	2005	09	14	1	第43类
21	0011	57	注册商标变更证明	BG200835607ZM	2008	07	04	1	第43类
21	0011	57	注册商标变更证明	BG201074792ZM	2010	12	30	1	第43类
21	0011	58	雅士利（叶子）	第3608848号	2005	07	28	1	第44类
21	0011	58	注册商标变更证明	BG200835606ZM	2008	07	04	1	第44类
21	0011	58	注册商标变更证明	BG201074791ZM	2010	12	30	1	第44类
21	0011	59	雅士利（叶子）	第3608846号	2005	07	21	1	第45类
21	0011	59	注册商标变更证明	BG200835605ZM	2008	07	04	1	第45类
21	0011	59	注册商标变更证明	BG201074790ZM	2010	12	30	1	第45类
21	0011	60	雅士利BOS均衡优化系统	第8092812号	2011	03	14	1	第5类
21	0011	61	亚士利	第1690707号	2001	12	28	1	第29类
21	0011	61	注册商标变更证明	BG200835452ZM	2008	07	04	1	第29类

档案目录柜号21-盒号0011（雅士利注册-雅士利等商标）标签1~66.xls Page 5 of 12

归 档 文 件 目 录（雅士利商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别
21	0011	61	注册商标变更证明	BG201074609ZM	2010	12	30	1	第29类
21	0011	61	核准续展注册证明	XZ201150173ZM	2011	10	20	1	第29类
21	0011	62	亚士利	第1679142号	2001	12	07	1	第30类
21	0011	62	注册商标变更证明	BG200835453ZM	2008	07	04	1	第30类
21	0011	62	注册商标变更证明	BG201074610ZM	2010	12	30	1	第30类
21	0011	62	核准续展注册证明	XZ201150174ZM	2011	10	20	1	第30类
21	0011	63	亚士利	第1683272号	2001	12	14	1	第32类
21	0011	63	注册商标变更证明	BG200835352ZM	2008	07	04	1	第32类
21	0011	63	注册商标变更证明	BG201074611ZM	2010	12	30	1	第32类
21	0011	63	核准续展注册证明	XZ201150175ZM	2011	10	20	1	第32类
21	0011	64	利士雅（叶子）	第1690701号	2001	12	28	1	第29类
21	0011	64	注册商标变更证明	BG200835416ZM	2008	07	04	1	第29类
21	0011	64	注册商标变更证明	BG201074939ZM	2010	12	30	1	第29类
21	0011	64	核准续展注册证明	XZ201150171ZM	2011	10	20	1	第29类
21	0011	65	利士雅（叶子）	第1703153号	2002	01	21	1	第30类
21	0011	65	注册商标变更证明	BG200835417ZM	2008	07	04	1	第30类
21	0011	65	注册商标变更证明	BG201074627ZM	2010	12	30	1	第30类
21	0011	65	核准续展注册证明	XZ201200058ZM	2012	03	22	1	第30类
21	0011	66	利士雅（叶子）	第1683273号	2001	12	14	1	第32类
21	0011	66	注册商标变更证明	BG200835418ZM	2008	07	04	1	第32类
21	0011	66	注册商标变更证明	BG201074628ZM	2010	12	30	1	第32类
21	0011	66	核准续展注册证明	XZ201150172ZM	2011	10	20	1	第32类

档案目录柜号21-盒号0011（雅士利注册-雅士利等商标）标签1~66.xls Page 6 of 12

备注
第797075号商标，受让人：广东雅士利集团有限公司
第797075号商标，续展有效期2005.12.7-2015.12.6
第797075号商标，变更后注册人：广东雅士利集团股份有限公司
第797075号商标，变更后注册人：广东雅士利集团有限公司
第797076号商标，受让人：广东雅士利集团有限公司
第797076号商标，续展有效期2005.12.7-2015.12.6
第797076号商标，变更后注册人：广东雅士利集团股份有限公司
第797076号商标，变更后注册人：广东雅士利集团有限公司
第797077号商标，受让人：广东雅士利集团有限公司
第797077号商标，续展有效期至2015.12.6
第797077号商标，变更后注册人：广东雅士利集团股份有限公司
第797077号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利食品有限公司，有效期至2007.6.6
第1023869号商标，受让人：广东雅士利集团有限公司
第1023869号商标，受让人：广东雅士利集团有限公司
第1023869号商标，续展有效期至2017.6.6
第1023869号商标，变更后注册人：广东雅士利集团股份有限公司
第1023869号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利食品有限公司，有效期至2007.6.20
第1037053号商标，受让人：广东雅士利集团有限公司
第1037053号商标，受让人：广东雅士利集团有限公司
第1037053号商标，续展有效期至2017.6.20
第1037053号商标，变更后注册人：广东雅士利集团股份有限公司
第1037053号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利食品有限公司，有效期至2007.6.6
第1023868号商标，受让人：广东雅士利集团有限公司
第1023868号商标，受让人：广东雅士利集团有限公司
第1023868号商标，续展有效期至2017.6.6

档案目录柜号21-盒号0011（雅士利注册-雅士利等商标）标签1~66.xls Page 7 of 12

备注
第1023868号商标，变更后注册人：广东雅士利集团股份有限公司
第1023868号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利食品有限公司，有效期至2007.6.20
第1037054号商标，受让人：广东雅士利集团有限公司
第1037054号商标，受让人：广东雅士利集团有限公司
第1037054号商标，续展有效期至2017.6.20
第1037054号商标，变更后注册人：广东雅士利集团股份有限公司
第1037054号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.10.27
第5493099号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2022.02.20
注册人：广东雅士利集团有限公司，有效期至2022.02.20
注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
第5493122号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2015.11.13
第3111536号商标，变更后注册人：广东雅士利集团股份有限公司
第3111536号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2016.1.6
第3698286号商标，变更后注册人：广东雅士利集团股份有限公司
第3698286号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.6.13
第5493101号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.8.20
第5493098号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.6.27
第5493103号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.6.6
第5493108号商标，变更后注册人：广东雅士利集团有限公司

档案目录柜号21-盒号0011（雅士利注册-雅士利等商标）标签1~66.xls Page 8 of 12

备注
注册人：广东雅士利集团有限公司，有效期至2022.2.27
注册人：广东雅士利集团有限公司，有效期至2022.02.20
注册人：广东雅士利集团有限公司，有效期至2021.2.27
注册人：广东雅士利集团股份有限公司，有效期至2019.6.20
第5493120号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.8.20
第5493110号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2022.02.13
注册人：广东雅士利集团股份有限公司，有效期至2019.8.20
第5493119号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.10.6
第5493118号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.09.06
第5493117号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2020.1.13
第5493116号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2020.3.6
第5493115号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2022.4.13
注册人：广东雅士利集团股份有限公司，有效期至2019.9.6
第5493114号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.8.27
第5493112号商标，变更后注册人：广东雅士利集团
第5493113号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.9.13
第5493123号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2022.02.20
注册人：广东雅士利集团有限公司，有效期至2022.02.20

档案目录柜号21-盒号0011（雅士利注册-雅士利等商标）标签1~66.xls Page 9 of 12

备注
注册人：广东雅士利集团有限公司，有效期至2011.4.6
第1550512号商标，变更后注册人：广东雅士利集团股份有限公司
第1550512号商标，变更后注册人：广东雅士利集团有限公司
第1550512号商标续展注册，有效期至2021.4.6
注册人：广东雅士利集团股份有限公司，有效期至2019.5.13
第5493106号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2022.7.20
注册人：广东雅士利集团有限公司，有效期至2011.5.13
第1571288号商标，变更后注册人：广东雅士利集团股份有限公司
第1571288号商标，变更后注册人：广东雅士利集团有限公司
第1571288号商标，续展有效期至2021.5.13
注册人：广东雅士利集团有限公司，有效期至2012.11.6
第1956864号商标，变更后注册人：广东雅士利集团股份有限公司
第1956864号商标，变更后注册人：广东雅士利集团有限公司
第1956864号商标，续展有效期至2022.11.6
注册人：广东雅士利集团有限公司，有效期至2013.8.13
第3215707号商标，变更后注册人：广东雅士利集团股份有限公司
第3215707号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2015.12.20
第3903466号商标，变更后注册人：广东雅士利集团股份有限公司
第3903466号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.6.13
第5493105号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2022.02.20
注册人：广东雅士利集团有限公司，有效期至2011.3.27
第1547055号商标，变更后注册人：广东雅士利集团股份有限公司
第1547055号商标，变更后注册人：广东雅士利集团有限公司
第1547055号商标，续展有效期至2021.3.27

档案目录柜号21-盒号0011（雅士利注册-雅士利等商标）标签1~66.xls Page 10 of 12

备注
注册人：广东雅士利集团有限公司，有效期至2022.7.20
注册人：广东雅士利集团有限公司，有效期至2022.02.20
注册人：广东雅士利集团有限公司，有效期至2022.02.20
注册人：广东雅士利集团有限公司，有效期至2022.02.20
注册人：广东雅士利集团有限公司，有效期至2022.02.13
注册人：广东雅士利集团股份有限公司，有效期至2019.11.20
第5493111号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2022.6.20
注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
第5493107号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.11.20
第5493100号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
第5493121号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
第5493102号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2015.9.13
第3608851号商标，变更后注册人：广东雅士利集团股份有限公司
第3608851号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2015.7.27
第3608848号商标，变更后注册人：广东雅士利集团股份有限公司
第3608848号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2015.7.20
第3608846号商标，变更后注册人：广东雅士利集团股份有限公司
第3608846号商标，变更后注册人：广东雅士利集团有限公司
注册人：广东雅士利集团有限公司，有效期至2021.3.13
注册人：广东雅士利集团有限公司，有效期至2011.12.27
第1690707号商标，变更后注册人：广东雅士利集团股份有限公司

档案目录柜号21-盒号0011（雅士利注册-雅士利等商标）标签1~66.xls Page 11 of 12

备注
第1690707号商标，变更后注册人：广东雅士利集团有限公司
第1690707号商标，续展有效期至2021.12.27
注册人：广东雅士利集团有限公司，有效期至2011.12.6
第1679142号商标，变更后注册人：广东雅士利集团股份有限公司
第1679142号商标，变更后注册人：广东雅士利集团有限公司
第1679142号商标，续展有效期至2021.12.6
注册人：广东雅士利集团有限公司，有效期至2011.12.13
第1683272号商标，变更后注册人：广东雅士利集团股份有限公司
第1683272号商标，变更后注册人：广东雅士利集团有限公司
第1683272号商标，续展有效期至2021.12.13
注册人：广东雅士利集团有限公司，有效期至2011.12.27
第1690701号商标，变更后注册人：广东雅士利集团股份有限公司
第1690701号商标，变更后注册人：广东雅士利集团有限公司
第1690701号商标，续展有效期至2021.12.27
注册人：广东雅士利集团有限公司，有效期至2012.1.20
第1703153号商标，变更后注册人：广东雅士利集团股份有限公司
第1703153号商标，变更后注册人：广东雅士利集团有限公司
第1703153号商标，续展有效期至2022.01.20
注册人：广东雅士利集团有限公司，有效期至2011.12.13
第1683273号商标，变更后注册人：广东雅士利集团股份有限公司
第1683273号商标，变更后注册人：广东雅士利集团有限公司
第1683273号商标，续展有效期至2021.12.13

档案目录柜号21-盒号0011（雅士利注册-雅士利等商标）标签1~66.xls Page 12 of 12

归 档 文 件 目 录（雅士利注册商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0012	01	贝瑞儿	第6235048号	2010	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0012	01	注册商标变更证明	BG201075034ZM	2010	12	30	1	第5类	第6235048号商标，变更后注册人：广东雅士利集团有限公司
21	0012	02	贝瑞儿	第6257750号	2010	02	07	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.6
21	0012	02	注册商标变更证明	BG201075035ZM	2010	12	30	1	第29类	第6257750号商标，变更后注册人：广东雅士利集团有限公司
21	0012	03	贝益儿	第6257465号	2010	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0012	03	注册商标变更证明	BG201075006ZM	2010	12	30	1	第5类	第6257465号商标，变更后注册人：广东雅士利集团有限公司
21	0012	04	贝益儿	第6257749号	2009	09	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
21	0012	04	注册商标变更证明	BG201075007ZM	2010	12	30	1	第29类	第6257749号商标，变更后注册人：广东雅士利集团有限公司
21	0012	05	贝智健	第1976107号	2002	10	21	1	第5类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2012.10.20
21	0012	05	核准商标转让证明	ZR200758489ZM	2008	09	14	1	第5类	第1976107号商标，受让人：美国施恩国际有限公司
21	0012	05	核准商标转让证明	ZR200902945ZM	2010	11	13	1	第5类	第1976107号商标，受让人：广东雅士利集团股份有限公司
21	0012	05	注册商标变更证明	BG201200001ZM	2012	03	15	1	第5类	第1976107号商标，变更后注册人：广东雅士利集团有限公司
21	0012	05	核准续展注册证明	XZ201252140ZM	2012	11	15	1	第5类	第1976107号商标，续展有效期至2022.10.20
21	0012	06	贝智健	第1987111号	2004	03	28	1	第29类	注册人：广东雅士利集团有限公司，有效期至2014.3.27
21	0012	06	核准商标转让证明	BG200860249ZM	2008	12	11	1	第29类	第1987111号商标，受让人：广东雅士利集团股份有限公司
21	0012	06	注册商标变更证明	BG201075008ZM	2010	12	30	1	第29类	第1987111号商标，变更后注册人：广东雅士利集团有限公司
21	0012	07	贝智健	第2012573号	2003	01	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2013.1.13
21	0012	07	核准商标转让证明	BG200860256ZM	2008	12	11	1	第30类	第2012573号商标，变更后注册人：广东雅士利集团股份有限公司
21	0012	07	注册商标变更证明	BG201075009ZM	2010	12	30	1	第30类	第2012573号商标，变更后注册人：广东雅士利集团有限公司
21	0012	07	核准续展注册证明	XZ201283198ZM	2013	03	21	1	第30类	第2012573号商标，续展有效期至2023.1.13
21	0012	08	贝智健	第1993809号	2002	12	14	1	第32类	注册人：广东雅士利集团有限公司，有效期至2012.12.13
21	0012	08	注册商标变更证明	BG200860255ZM	2008	12	11	1	第32类	第1993809号商标，变更后注册人：广东雅士利集团股份有限公司
21	0012	08	注册商标变更证明	BG201075010ZM	2010	12	30	1	第32类	第1993809号商标，变更后注册人：广东雅士利集团有限公司
21	0012	08	核准续展注册证明	XZ201252143ZM	2012	11	15	1	第32类	第1993809号商标，续展有效期至2022.12.13
21	0012	09	贝智能	第1976102号	2002	10	21	1	第5类	注册人：美国施恩婴幼儿食品国际有限公司，有效期至2012.10.20
21	0012	09	核准商标转让证明	ZR200758491ZM	2008	09	14	1	第5类	第1976102号商标，受让人：美国施恩国际有限公司
21	0012	09	核准商标转让证明	ZR200961191ZM	2010	11	13	1	第5类	第1976102号商标，受让人：广东雅士利集团股份有限公司

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归 档 文 件 目 录（雅士利注册商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0012	09	注册商标变更证明	BG2012000002ZM	2012	03	15	1	第5类	第1976102号商标，变更后注册人：广东雅士利集团有限公司
21	0012	09	核准续展注册证明	XZ201252141ZM	2012	11	15	1	第5类	第1976102号商标，续展有效期至2022.10.20
21	0012	10	贝智能	第1987110号	2004	03	28	1	第29类	注册人：广东雅士利集团有限公司，有效期至2014.3.27
21	0012	10	注册商标变更证明	BG200860254ZM	2008	12	11	1	第29类	第1987110号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	10	注册商标变更证明	BG201075011ZM	2010	12	30	1	第29类	第1987110号商标，变更后注册人：广东雅士利集团有限公司
21	0012	11	贝智能	第2012576号	2003	01	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2013.1.13
21	0012	11	注册商标变更证明	BG200860253ZM	2008	12	11	1	第30类	第2012576号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	11	注册商标变更证明	BG201075012ZM	2010	12	30	1	第30类	第2012576号商标，变更后注册人：广东雅士利集团有限公司
21	0012	11	核准续展注册证明	XZ201283199ZM	2013	03	21	1	第30类	第2012576号商标，续展有效期至2023.1.13
21	0012	12	贝智能	第1993811号	2004	02	21	1	第32类	注册人：广东雅士利集团有限公司，有效期至2014.2.20
21	0012	12	注册商标变更证明	BG200860252ZM	2008	12	11	1	第32类	第1993811号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	12	注册商标变更证明	BG201075013ZM	2010	12	30	1	第32类	第1993811号商标，变更后注册人：广东雅士利集团有限公司
21	0012	13	婴智能	第1987108号	2004	03	28	1	第29类	注册人：广东雅士利集团有限公司，有效期至2014.3.27
21	0012	13	注册商标变更证明	BG200860251ZM	2008	12	11	1	第29类	第1987108号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	13	注册商标变更证明	BG201074856ZM	2010	12	30	1	第29类	第1987108号商标，变更后注册人：广东雅士利集团有限公司
21	0012	14	婴智能	第2012579号	2003	01	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2013.1.13
21	0012	14	注册商标变更证明	BG200860250ZM	2008	12	11	1	第30类	第2012579号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	14	注册商标变更证明	BG201074857ZM	2010	12	30	1	第30类	第2012579号商标，变更后注册人：广东雅士利集团有限公司
21	0012	14	核准续展注册证明	XZ201283200ZM	2013	03	21	1	第30类	第2012579号商标，续展有效期至2023.1.13
21	0012	15	金品麦	第7667836号	2010	12	28	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.12.27
21	0012	15	注册商标变更证明	BG201074868ZM	2010	12	30	1	第5类	第7667836号商标，变更后注册人：广东雅士利集团有限公司
21	0012	16	金品麦	第7667833号	2010	12	14	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2020.12.13
21	0012	16	注册商标变更证明	BG201074849ZM	2010	12	30	1	第29类	第7667833号商标，变更后注册人：广东雅士利集团有限公司
21	0012	17	乐培健	第6257463号	2010	32	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0012	17	注册商标变更证明	BG201074886ZM	2010	12	30	1	第5类	第6257463号商标，变更后注册人：广东雅士利集团有限公司
21	0012	18	乐培健	第6257747号	2009	09	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
21	0012	18	注册商标变更证明	BG201074885ZM	2010	12	30	1	第29类	第6257747号商标，变更后注册人：广东雅士利集团有限公司
21	0012	19	益贝加	第5935066号	2010	02	28	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.27

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归 档 文 件 目 录（雅士利注册商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0012	19	注册商标变更证明	BG2010750222ZM	2010	12	30	1	第5类	第5935066号商标，变更后注册人：广东雅士利集团有限公司
21	0012	20	果维	第1510457号	2001	01	21	1	第29类	注册人：广东雅士利集团有限公司，有效期至2011.1.20
21	0012	20	注册商标变更证明	BG2008353717ZM	2008	07	04	1	第29类	第1510457号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	20	注册商标变更证明	BG2010748737ZM	2010	12	30	1	第29类	第1510457号商标，变更后注册人：广东雅士利集团有限公司
21	0012	20	核准续展注册证明	XZ2011001147ZM	2011	07	14	1	第29类	第1510457号商标，续展有效期至2021.1.20
21	0012	21	果维	第1522421号	2001	02	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2011.2.13
21	0012	21	注册商标变更证明	BG2008354047ZM	2008	07	04	1	第30类	第1522421号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	21	注册商标变更证明	BG2010748727ZM	2010	12	30	1	第30类	第1522421号商标，变更后注册人：广东雅士利集团有限公司
21	0012	21	核准续展注册证明	XZ2011001137ZM	2011	07	14	1	第30类	第1522421号商标，续展有效期至2021.2.13
21	0012	22	黑格	第1227172号	1998	11	28	1	第29类	注册人：广东雅士利食品有限公司，有效期至2008.11.27
21	0012	22	注册商标转让证明	ZR2003214047ZM	2003	11	14	1	第29类	第1227172号商标，受让人：广东雅士利集团有限公司
21	0012	22	注册商标变更证明	BG2008355937ZM	2008	07	04	1	第29类	第1227172号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	22	核准续展注册证明	XZ2008192837ZM	2008	07	24	1	第29类	第1227172号商标，续展有效期至2018.11.27
21	0012	22	注册商标变更证明	BG2010748707ZM	2010	12	30	1	第29类	第1227172号商标，变更后注册人：广东雅士利集团有限公司
21	0012	23	黑格	第1227337号	1998	11	28	1	第30类	注册人：广东雅士利食品有限公司，有效期至2008.11.27
21	0012	23	注册商标转让证明	ZR2003214197ZM	2003	11	14	1	第30类	第1227337号商标，受让人：广东雅士利集团有限公司
21	0012	23	注册商标变更证明	BG2008353447ZM	2008	07	04	1	第30类	第1227337号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	23	核准续展注册证明	XZ2008192847ZM	2008	07	24	1	第30类	第1227337号商标，续展有效期至2018.11.27
21	0012	23	注册商标变更证明	BG2010748697ZM	2010	12	30	1	第30类	第1227337号商标，变更后注册人：广东雅士利集团有限公司
21	0012	24	黑格	第1247732号	1999	02	14	1	第32类	注册人：广东雅士利食品有限公司，有效期至2009.2.13
21	0012	24	注册商标转让证明	ZR2003214137ZM	2003	11	14	1	第32类	第1247732号商标，受让人广东雅士利集团有限公司
21	0012	24	注册商标变更证明	BG2008354567ZM	2008	07	04	1	第32类	第1247732号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	24	核准续展注册证明	XZ2008442337ZM	2009	06	04	1	第32类	第1247732号商标，续展有效期2009.2.14-2019.2.13
21	0012	24	注册商标变更证明	BG2010748827ZM	2010	12	30	1	第32类	第1247732号商标，变更后注册人：广东雅士利集团有限公司
21	0012	25	绿庄	第1202936号	1998	08	28	1	第30类	注册人：广东雅士利食品有限公司，有效期至2008.8.27
21	0012	25	核准转让注册商标证明		1999	08	28	1	第30类	第1202936号商标，受让人：广东雅士利集团有限公司
21	0012	25	核准转让注册商标通知单		1999	08	28	1	第30类	第1202936号商标，受让人：广东雅士利集团有限公司
21	0012	25	核准续展注册证明	XZ2008188267ZM	2008	07	04	1	第30类	第1202936号商标，续展有效期至2018.8.27

档案目录柜号21-盒号0012（雅士利注册商标）标签1~63.xls Page 3 of 7

归 档 文 件 目 录（雅士利注册商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0012	25	注册商标变更证明	BG200835343ZM	2008	07	04	1	第30类	第1202936号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	25	注册商标变更证明	BG201074884ZM	2010	12	30	1	第30类	第1202936号商标，变更后注册人：广东雅士利集团有限公司
21	0012	26	麦霸	第1241324号	1999	01	21	1	第29类	注册人：广东雅士利食品有限公司，有效期至2009.1.20
21	0012	26	注册商标转让证明	ZR200321423ZM	2003	11	14	1	第29类	第1241324号商标，受让人：广东雅士利集团有限公司
21	0012	26	注册商标变更证明	BG200835359ZM	2008	07	04	1	第29类	第1241324号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	26	核准续展注册证明	XZ200844235ZM	2009	06	04	1	第29类	第1241324号商标，续展有效期至2019.1.20
21	0012	26	注册商标变更证明	BG201074883ZM	2010	12	30	1	第29类	第1241324号商标，变更后注册人：广东雅士利集团有限公司
21	0012	27	麦霸	第1263982号	1999	04	14	1	第30类	注册人：广东雅士利食品有限公司，有效期至2009.4.13
21	0012	27	注册商标转让证明	ZR200321420ZM	2003	11	14	1	第30类	第1263982号商标，受让人：广东雅士利集团有限公司
21	0012	27	注册商标变更证明	BG200835379ZM	2008	07	04	1	第30类	第1263982号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	27	核准续展注册证明	XZ200844236ZM	2009	06	04	1	第30类	第1263982号商标，续展有效期至2019.4.13
21	0012	27	注册商标变更证明	BG201074882ZM	2010	12	30	1	第30类	第1263982号商标，变更后注册人：广东雅士利集团有限公司
21	0012	28	麦霸	第1271838号	1999	05	07	1	第32类	注册人：广东雅士利食品有限公司，有效期至2009.5.6
21	0012	28	注册商标转让证明	ZR200321411ZM	2003	11	14	1	第32类	第1271838号商标，受让人：广东雅士利集团有限公司
21	0012	28	注册商标变更证明	BG200835458ZM	2008	07	04	1	第32类	第1271838号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	28	核准续展注册证明	XZ200844234ZM	2009	06	04	1	第32类	第1271838号商标，续展有效期至2019.5.6
21	0012	28	注册商标变更证明	BG201074881ZM	2010	12	30	1	第32类	第1271838号商标，变更后注册人：广东雅士利集团有限公司
21	0012	29	麦霸680	第3055487号	2003	03	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2013.3.13
21	0012	29	注册商标变更证明	BG200835380ZM	2008	07	04	1	第30类	第3055487号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	29	注册商标变更证明	BG201074880ZM	2010	12	30	1	第30类	第3055487号商标，变更后注册人：广东雅士利集团有限公司
21	0012	29	核准续展注册证明	XZ201296899ZM	2013	04	11	1	第30类	第3055487号商标，续展有效期至2023.3.13
21	0012	30	麦霸680（设计）	第5047987号	2008	10	28	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2018.10.27
21	0012	30	注册商标变更证明	BG201074879ZM	2010	12	30	1	第30类	第5047987号商标，变更后注册人：广东雅士利集团有限公司
21	0012	31	默克	第4508579号	2007	09	07	1	第29类	注册人：广东雅士利集团有限公司，有效期至2017.9.6
21	0012	31	注册商标变更证明	BG200835381ZM	2008	07	04	1	第29类	第4508579号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	31	注册商标变更证明	BG201074898ZM	2010	12	30	1	第29类	第4508579号商标，变更后注册人：广东雅士利集团有限公司
21	0012	32	母元	第9294910号	2012	04	14	1	第5类	注册人：广东雅士利集团有限公司，有效期至2022.4.13
21	0012	33	母元	第9294909号	2012	04	14	1	第29类	注册人：广东雅士利集团有限公司，有效期至2022.4.13

档案目录柜号21-盒号0012（雅士利注册商标）标签1~63.xls　　Page 4 of 7

归档文件目录（雅士利注册商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0012	34	母元	第9294908号	2012	05	21	1	第30类	注册人：广东雅士利集团有限公司，有效期至2022.5.20
21	0012	35	母元	第9294907号	2012	04	14	1	第32类	注册人：广东雅士利集团有限公司，有效期至2022.4.13
21	0012	36	母原	第9294912号	2012	04	14	1	第5类	注册人：广东雅士利集团有限公司，有效期至2022.4.13
21	0012	37	母原	第9294914号	2012	04	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2022.4.13
21	0012	38	母原	第9294911号	2012	04	14	1	第32类	注册人：广东雅士利集团有限公司，有效期至2022.4.13
21	0012	39	能慧	第7897546号	2011	01	28	1	第5类	注册人：广东雅士利集团股份有限公司：有效期至2021.1.27
21	0012	39	注册商标变更证明	BG201074897ZM	2010	12	30	1	第5类	第7897546号商标，变更后注册人：广东雅士利集团有限公司
21	0012	40	能慧	第7897572号	2011	03	14	1	第29类	注册人：广东雅士利集团有限公司，有效期至2021.3.13
21	0012	41	能慧	第7897600号	2011	02	21	1	第30类	注册人：广东雅士利集团有限公司，有效期至2021.2.20
21	0012	42	怡慧	第7882327号	2011	01	21	1	第5类	注册人：广东雅士利集团股份有限公司：有效期至2021.1.20
21	0012	42	注册商标变更证明	BG201075005ZM	2010	12	30	1	第5类	第7882327号商标，变更后注册人：广东雅士利集团有限公司
21	0012	43	怡慧	第7882345号	2011	03	14	1	第29类	注册人：广东雅士利集团有限公司，有效期至2021.3.13
21	0012	44	怡慧	第7882363号	2011	02	21	1	第30类	注册人：广东雅士利集团有限公司，有效期至2021.2.20
21	0012	45	怡慧	第7882379号	2011	02	21	1	第32类	注册人：广东雅士利集团有限公司，有效期至2021.2.20
21	0012	46	雅智	第7897582号	2011	01	07	1	第32类	注册人：广东雅士利集团股份有限公司：有效期至2021.1.6
21	0012	46	注册商标变更证明	BG201074945ZM	2010	12	30	1	第32类	第7897582号商标，变更后注册人：广东雅士利集团有限公司
21	0012	47	易思	第1202938号	1998	08	28	1	第30类	注册人：广东雅士利食品有限公司，有效期至2008.8.27
21	0012	47	注册商标转让证明	ZR200321418ZM	2003	11	14	1	第30类	第1202938号商标，受让人：广东雅士利集团有限公司
21	0012	47	注册商标变更证明	BG200835342ZM	2008	07	04	1	第30类	第1202938号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	47	核准续展注册证明	XZ200818827ZM	2008	07	04	1	第30类	第1202938号商标，续展有效期至2018.8.27
21	0012	47	注册商标变更证明	BG201074855ZM	2010	12	30	1	第30类	第1202938号商标，变更后注册人：广东雅士利集团有限公司
21	0012	48	优怡（设计）	第5628708号	2009	07	21	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.7.20
21	0012	48	注册商标变更证明	BG201074858ZM	2010	12	30	1	第29类	第5628708号商标，变更后注册人：广东雅士利集团有限公司
21	0012	49	优怡+yoe（设计）	第6260218号	2009	09	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
21	0012	49	注册商标变更证明	BG201074925ZM	2010	12	30	1	第29类	第6260218号商标，变更后注册人：广东雅士利集团有限公司
21	0012	50	张氏	第4508578号	2008	09	14	1	第36类	注册人：广东雅士利集团股份有限公司，有效期至2018.9.13
21	0012	50	注册商标变更证明	BG201074924ZM	2010	12	30	1	第36类	第4508578号商标，变更后注册人：广东雅士利集团有限公司
21	0012	51	正味	第3093822号	2003	03	14	1	第29类	注册人：吴殷权，有效期至2013.3.13

档案目录柜号21-盒号0012（雅士利注册商标）标签1~63.xls　　Page 5 of 7

归 档 文 件 目 录（雅士利注册商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0012	51	转让申请/注册商标申请书		2004	05	26	3	第29类	第3093822号商标，受让人：广东雅士利集团有限公司
21	0012	51	核准商标转让证明	ZR2004223662ZM	2004	10	28	1	第29类	第3093822号商标，受让人：广东雅士利集团有限公司
21	0012	51	注册商标变更证明	BG2008353622ZM	2008	07	04	1	第29类	第3093822号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	51	注册商标变更证明	BG2010749592ZM	2010	12	30	1	第29类	第3093822号商标，变更后注册人：广东雅士利集团有限公司
21	0012	51	核准续展注册证明	XZ2012968982ZM	2013	04	11	1	第29类	第3093822号商标，续展有效期至2023.3.13
21	0012	52	正味	第3093821号	2003	04	14	1	第30类	注册人：吴股权，有效期至2013.4.13
21	0012	52	转让申请/注册商标申请书		2004	05	26	3	第30类	第3093821号商标，受让人：广东雅士利集团有限公司
21	0012	52	核准商标转让证明	ZR2004223665ZM	2004	10	28	1	第30类	第3093821号商标，受让人：广东雅士利集团有限公司
21	0012	52	注册商标变更证明	BG2008353922ZM	2008	07	04	1	第30类	第3093821号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	52	注册商标变更证明	BG2010749602ZM	2010	12	30	1	第30类	第3093821号商标，变更后注册人：广东雅士利集团有限公司
21	0012	53	正味（勺子）	第1587499号	2001	06	14	1	第32类	注册人：广东雅士利集团有限公司，有效期至2011.6.13
21	0012	53	核准续展注册证明	XZ2011001262ZM	2011	09	22	1	第32类	第1587499号商标，续展有效期至2021.6.13
21	0012	54	正味+ZHENGWEI（勺子）	第4375362号	2008	04	07	1	第5类	注册人：广东雅士利集团有限公司，有效期至2018.4.6
21	0012	54	注册商标变更证明	BG2008353932ZM	2008	07	04	1	第5类	第4375362号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	54	注册商标变更证明	BG2010749612ZM	2010	12	30	1	第5类	第4375362号商标，变更后注册人：广东雅士利集团有限公司
21	0012	55	正味+ZHENGWEI（勺子）	第1753252号	2002	04	21	1	第29类	注册人：广东雅士利集团有限公司，有效期至2012.4.20
21	0012	55	注册商标变更证明	BG2008353962ZM	2008	07	04	1	第29类	第1753252号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	55	注册商标变更证明	BG2010749492ZM	2010	12	30	1	第29类	第1753252号商标，变更后注册人：广东雅士利集团有限公司
21	0012	55	核准续展注册证明	XZ2012000562ZM	2012	03	22	1	第29类	第1753252号商标，续展有效期至2022.04.20
21	0012	56	正味+ZHENGWEI（勺子）	第1591177号	2001	06	21	1	第29类	注册人：广东雅士利集团有限公司，有效期至2011.6.20
21	0012	56	注册商标变更证明	BG2008353942ZM	2008	07	04	1	第29类	第1591177号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	56	注册商标变更证明	BG2010749622ZM	2010	12	30	1	第29类	第1591177号商标，变更后注册人：广东雅士利集团有限公司
21	0012	56	核准续展注册证明	XZ2011001252ZM	2011	07	14	1	第29类	第1591177号商标，续展有效期至2021.6.20
21	0012	57	正味+ZHENGWEI（勺子）	第4375313号	2010	12	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2020.12.27
21	0012	57	注册商标变更证明	BG2010749502ZM	2010	12	30	1	第29类	第4375313号商标，变更后注册人：广东雅士利集团有限公司
21	0012	58	正味+ZHENGWEI（勺子）	第1470055号	2000	11	07	1	第30类	注册人：广东雅士利集团有限公司，有效期至2010.11.6
21	0012	58	注册商标变更证明	BG2008353762ZM	2008	07	04	1	第30类	第1470055号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	58	核准续展注册证明	XZ2010436482ZM	2010	12	16	1	第30类	第1470055号商标，续展有效期至2020.11.6

档案目录柜号21-盒号0012（雅士利注册商标）标签1~63.xls Page 6 of 7

归 档 文 件 目 录（雅士利注册商标）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0012	58	注册商标变更证明	BG201074951ZM	2010	12	30	1	第30类	第1470055号商标，变更后注册人：广东雅士利集团有限公司
21	0012	59	正味+ZHENGWEI（勺子）	第1602884号	2001	07	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2011.7.13
21	0012	59	注册商标变更证明	BG200835377ZM	2008	07	04	1	第30类	第1602884号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	59	注册商标变更证明	BG201074992ZM	2010	12	30	1	第30类	第1602884号商标，变更后注册人：广东雅士利集团有限公司
21	0012	59	核准续展注册证明	XZ201150176ZM	2011	10	20	1	第30类	第1602884号商标，续展有效期至2021.7.13
21	0012	60	正味+ZHENGWEI（勺子）	第3215708号	2004	02	21	1	第30类	注册人：广东雅士利集团有限公司，有效期至2014.2.20
21	0012	60	注册商标变更证明	BG200835424ZM	2008	07	04	1	第30类	第3215708号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	60	注册商标变更证明	BG201074993ZM	2010	12	30	1	第30类	第3215708号商标，变更后注册人：广东雅士利集团有限公司
21	0012	61	正味+ZHENGWEI（勺子）	第1663467号	2001	11	07	1	第33类	注册人：广东雅士利集团有限公司，有效期至2011.11.6
21	0012	61	注册商标变更证明	BG200835426ZM	2008	07	04	1	第33类	第1663467号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	61	注册商标变更证明	BG201074982ZM	2010	12	30	1	第33类	第1663467号商标，变更后注册人：广东雅士利集团有限公司
21	0012	61	核准续展注册证明	XZ201150177ZM	2011	10	20	1	第33类	第1663467号商标，续展有效期至2021.11.6
21	0012	62	新正味+ZHENGWEI（勺子）	第1753251号	2002	04	21	1	第29类	注册人：广东雅士利集团有限公司，有效期至2012.4.20
21	0012	62	注册商标变更证明	BG200835382ZM	2008	07	04	1	第29类	第1753251号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	62	注册商标变更证明	BG201074940ZM	2010	12	30	1	第29类	第1753251号商标，变更后注册人：广东雅士利集团有限公司
21	0012	62	核准续展注册证明	XZ201200057ZM	2012	03	22	1	第29类	第1753251号商标，续展有效期至2022.04.20
21	0012	63	新正味+ZHENGWEI（勺子）	第1983966号	2002	10	28	1	第30类	注册人：广东雅士利集团有限公司，有效期至2012.10.27
21	0012	63	注册商标变更证明	BG200835361ZM	2008	07	01	1	第30类	第1983966号商标，变更后注册人：广东雅士利集团股份有限公
21	0012	63	注册商标变更证明	BG201074941ZM	2010	12	30	1	第30类	第1983966号商标，变更后注册人：广东雅士利集团有限公司
21	0012	63	核准续展注册证明	XZ201252144ZM	2012	11	15	1	第30类	第1983966号商标，续展有效期至2022.10.27

档案目录柜号21-盒号0012（雅士利注册商标）标签1~63.xls Page 7 of 7

归 档 文 件 目 录（雅士利注册商标-图案）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0013	01	图案（iBB营养专业系统）	第8011457号	2012	06	28	1	第29类	注册人：广东雅士利集团有限公司，有效期至2022.6.27
21	0013	02	图案（iBB营养专业系统）	第8011456号	2011	06	28	1	第30类	注册人：广东雅士利集团有限公司，有效期至2021.6.27
21	0013	03	图案（iBB营养专业系统）	第8011455号	2011	03	28	1	第32类	注册人：广东雅士利集团有限公司，有效期至2021.3.27
21	0013	04	图案（UBB）	第8843883号	2011	11	28	1	第5类	注册人：广东雅士利集团有限公司，有效期至2021.11.27
21	0013	05	图案（UBB）	第8843884号	2012	01	21	1	第29类	注册人：广东雅士利集团有限公司，有效期至2022.01.20
21	0013	06	图案（UBB）	第8843881号	2011	11	28	1	第30类	注册人：广东雅士利集团有限公司，有效期至2021.11.27
21	0013	07	图案（UBB）	第8843882号	2011	11	28	1	第32类	注册人：广东雅士利集团有限公司，有效期至2021.11.27
21	0013	08	图案（UBB营养专业系统）	第8071327号	2011	04	07	1	第29类	注册人：广东雅士利集团有限公司，有效期至2021.4.6
21	0013	09	图案（UBB营养专业系统）	第8071326号	2011	03	07	1	第30类	注册人：广东雅士利集团有限公司，有效期至2011.3.6
21	0013	10	图案（UBB营养专业系统）	第8071325号	2011	03	07	1	第32类	注册人：广东雅士利集团有限公司，有效期至2011.3.6
21	0013	11	图案（安贝慧虎1段）	第6740370号	2010	05	21	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.5.20
21	0013	11	注册商标变更证明	BG201074864ZM	2010	12	30	1	第5类	第6740370号商标，变更后注册人：广东雅士利集团有限公司
21	0013	12	图案（安贝慧虎1段）	第6740368号	2010	03	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0013	12	注册商标变更证明	BG201074865ZM	2010	12	30	1	第29类	第6740368号商标，变更后注册人：广东雅士利集团有限公司
21	0013	13	图案（安贝慧虎1段）	第6740371号	2010	04	07	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.4.6
21	0013	13	注册商标变更证明	BG201074866ZM	2010	12	30	1	第30类	第6740371号商标，变更后注册人：广东雅士利集团有限公司
21	0013	14	图案（安贝慧虎1段）	第6740372号	2010	04	07	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.4.6
21	0013	14	注册商标变更证明	BG201074867ZM	2010	12	30	1	第32类	第6740372号商标，变更后注册人：广东雅士利集团有限公司
21	0013	15	图案（安贝慧虎2段）	第6257461号	2010	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0013	15	注册商标变更证明	BG201074933ZM	2010	12	30	1	第5类	第6257461号商标，变更后注册人：广东雅士利集团有限公司
21	0013	16	图案（安贝慧虎2段）	第6257746号	2009	09	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
21	0013	16	注册商标变更证明	BG201074934ZM	2010	12	30	1	第29类	第6257746号商标，变更后注册人：广东雅士利集团有限公司
21	0013	17	图案（安贝慧虎2段）	第6257736号	2010	02	07	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.6
21	0013	17	注册商标变更证明	BG201074935ZM	2010	12	30	1	第30类	第6257736号商标，变更后注册人：广东雅士利集团有限公司
21	0013	18	图案（安贝慧虎2段）	第6257470号	2010	01	28	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.27
21	0013	18	注册商标变更证明	BG201074936ZM	2010	12	30	1	第32类	第6257470号商标，变更后注册人：广东雅士利集团有限公司
21	0013	19	图案（安贝慧虎2段向左）	第8981256号	2012	09	14	1	第5类	注册人：广东雅士利集团有限公司，有效期至2022.9.13
21	0013	20	图案（安贝慧虎3段）	第6740373号	2010	05	21	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.5.20

档案目录柜号21-盒号0013（雅士利注册商标-图案）标签1~72.xls Page 1 of 5

归 档 文 件 目 录（雅士利注册商标-图案）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0013	20	注册商标变更证明	BG201074937ZM	2010	12	30	1	第5类	第6740373号商标，变更后注册人：广东雅士利集团有限公司
21	0013	21	图案（安贝慧虎3段）	第6740374号	2010	03	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.27
21	0013	21	注册商标变更证明	BG201074926ZM	2010	12	30	1	第29类	第6740374号商标，变更后注册人：广东雅士利集团有限公司
21	0013	22	图案（安贝慧虎3段）	第6740375号	2010	04	07	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.4.6
21	0013	22	注册商标变更证明	BG201074927ZM	2010	12	30	1	第30类	第6740375号商标，变更后注册人：广东雅士利集团有限公司
21	0013	23	图案（安贝慧虎3段）	第6740369号	2010	04	07	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.4.6
21	0013	23	注册商标变更证明	BG201074928ZM	2010	12	30	1	第32类	第6740369号商标，变更后注册人：广东雅士利集团有限公司
21	0013	24	图案（安贝慧虎3段向左）	第8981255号	2012	09	14	1	第5类	注册人：广东雅士利集团有限公司，有效期至2022.9.13
21	0013	25	图案（米米）	第7597972号	2010	11	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.11.13
21	0013	25	注册商标变更证明	BG201074787ZM	2010	12	30	1	第5类	第7597972号商标，变更后注册人：广东雅士利集团有限公司
21	0013	26	图案（米米）	第7597980号	2010	11	21	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2020.11.20
21	0013	26	注册商标变更证明	BG201074786ZM	2010	12	30	1	第29类	第7597980号商标，变更后注册人：广东雅士利集团有限公司
21	0013	27	图案（米米）	第7597979号	2010	11	07	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.11.6
21	0013	27	注册商标变更证明	BG201074998ZM	2010	12	30	1	第30类	第7597979号商标，变更后注册人：广东雅士利集团有限公司
21	0013	28	图案（米米）	第7597978号	2010	11	07	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.11.6
21	0013	28	注册商标变更证明	BG201074997ZM	2010	12	30	1	第32类	第7597978号商标，变更后注册人：广东雅士利集团有限公司
21	0013	29	图案（米米向右）黑白	第9017870号	2012	01	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2022.01.13
21	0013	30	图案（米米+积木）	第7597975号	2010	11	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.11.6
21	0013	30	注册商标变更证明	BG201074996ZM	2010	12	30	1	第5类	第7597975号商标，变更后注册人：广东雅士利集团有限公司
21	0013	31	图案（米米+积木）	第7597976号	2010	11	21	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2020.11.20
21	0013	31	注册商标变更证明	BG201074988ZM	2010	12	30	1	第29类	第7597976号商标，变更后注册人：广东雅士利集团有限公司
21	0013	32	图案（米米+积木）	第7597974号	2010	11	07	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.11.6
21	0013	32	注册商标变更证明	BG201074989ZM	2010	12	30	1	第30类	第7597974号商标，变更后注册人：广东雅士利集团有限公司
21	0013	33	图案（米米+积木）	第7597977号	2010	11	07	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.11.6
21	0013	33	注册商标变更证明	BG201074990ZM	2010	12	30	1	第32类	第7597977号商标，变更后注册人：广东雅士利集团有限公司
21	0013	34	图案（米米+勺子）	第7597969号	2010	11	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.11.13
21	0013	34	注册商标变更证明	BG201074991ZM	2010	12	30	1	第5类	第7597969号商标，变更后注册人：广东雅士利集团有限公司
21	0013	35	图案（米米+勺子）	第7597971号	2010	11	21	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2020.11.20

档案目录柜号21-盒号0013（雅士利注册商标-图案）标签1~72.xls Page 2 of 5

归 档 文 件 目 录（雅士利注册商标-图案）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0013	35	注册商标变更证明	BG201074815ZM	2010	12	30	1	第29类	第7597971号商标，变更后注册人：广东雅士利集团有限公司
21	0013	36	图案（米米+勺子）	第7597973号	2010	11	07	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.11.6
21	0013	36	注册商标变更证明	BG201074816ZM	2010	12	30	1	第30类	第7597973号商标，变更后注册人：广东雅士利集团有限公司
21	0013	37	图案（米米+勺子）	第7597970号	2010	11	07	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.11.6
21	0013	37	注册商标变更证明	BG201074817ZM	2010	12	30	1	第32类	第7597970号商标，变更后注册人：广东雅士利集团有限公司
21	0013	38	图案（米米+勺子）黑白	第9017872号	2012	01	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2022.01.13
21	0013	39	图案（米米坐）黑白	第9017871号	2012	01	14	1	第30类	注册人：广东雅士利集团有限公司，有效期至2022.01.13
21	0013	40	图案（明眸升级配方）无字版	第8761582号	2012	03	21	1	第5类	注册人：广东雅士利集团有限公司，有效期至2022.3.20
21	0013	41	图案（明眸升级配方）无字版	第8761584号	2011	12	14	1	第29类	注册人：广东雅士利集团有限公司，有效期至2021.12.13
21	0013	42	图案（明眸升级配方）无字版	第8761581号	2011	10	28	1	第30类	注册人：广东雅士利集团有限公司，有效期至2021.10.27
21	0013	43	图案（明眸升级配方）无字版	第8761583号	2011	10	28	1	第32类	注册人：广东雅士利集团有限公司，有效期至2021.10.27
21	0013	44	图案（牛+小孩）	第3903467号	2006	10	28	1	第5类	注册人：广东雅士利集团有限公司，有效期至2016.10.27
21	0013	44	注册商标变更证明	BG200835333ZM	2008	07	04	1	第5类	第3903467号商标，变更后注册人：广东雅士利集团股份有限公司
21	0013	44	注册商标变更证明	BG201074822ZM	2010	12	30	1	第5类	第3903467号商标，变更后注册人：广东雅士利集团有限公司
21	0013	45	图案（牛+小孩）	第3903470号	2006	02	21	1	第29类	注册人：广东雅士利集团有限公司，有效期至2016.2.20
21	0013	45	注册商标变更证明	BG200835335ZM	2008	07	04	1	第29类	第3903470号商标，变更后注册人：广东雅士利集团股份有限公司
21	0013	45	注册商标变更证明	BG201074824ZM	2010	12	30	1	第29类	第3903470号商标，变更后注册人：广东雅士利集团有限公司
21	0013	46	图案（牛+小孩）黑白	第4375363号	2008	02	14	1	第5类	注册人：广东雅士利集团有限公司，有效期至2018.2.13
21	0013	46	注册商标变更证明	BG200835334ZM	2008	07	04	1	第5类	第4375363号商标，变更后注册人：广东雅士利集团股份有限公司
21	0013	46	注册商标变更证明	BG201074823ZM	2010	12	30	1	第5类	第4375363号商标，变更后注册人：广东雅士利集团有限公司
21	0013	47	图案（牛+小孩）黑白	第4375314号	2009	04	07	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.4.6
21	0013	47	注册商标变更证明	BG201074825ZM	2010	12	30	1	第29类	第4375314号商标，变更后注册人：广东雅士利集团有限公司
21	0013	48	图案（熊+积木）	第6257460号	2010	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0013	48	注册商标变更证明	BG201074826ZM	2010	12	30	1	第5类	第6257460号商标，变更后注册人：广东雅士利集团有限公司
21	0013	49	图案（熊+积木）	第6257745号	2009	09	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
21	0013	49	注册商标变更证明	BG201074827ZM	2010	12	30	1	第29类	第6257745号商标，变更后注册人：广东雅士利集团有限公司
21	0013	50	图案（熊+积木）	第6257739号	2010	02	07	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.6
21	0013	50	注册商标变更证明	BG201074946ZM	2010	12	30	1	第30类	第6257739号商标，变更后注册人：广东雅士利集团有限公司

档案目录柜号21-盒号0013（雅士利注册商标-图案）标签1~72.xls Page 3 of 5

归 档 文 件 目 录（雅士利注册商标-图案）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0013	51	图案（熊+积木）	第6257468号	2010	01	28	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.27
21	0013	51	注册商标变更证明	BG201074947ZM	2010	12	30	1	第32类	第6257468号商标，变更后注册人：广东雅士利集团有限公司
21	0013	52	图案（熊弹琴）	第6257457号	2010	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.14
21	0013	52	注册商标变更证明	BG201074782ZM	2010	12	30	1	第5类	第6257457号商标，变更后注册人：广东雅士利集团有限公司
21	0013	53	图案（熊弹琴）	第6257743号	2009	09	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
21	0013	53	注册商标变更证明	BG201074781ZM	2010	12	30	1	第29类	第6257743号商标，变更后注册人：广东雅士利集团有限公司
21	0013	54	图案（熊弹琴）	第6257737号	2010	02	07	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.6
21	0013	54	注册商标变更证明	BG201074780ZM	2010	12	30	1	第30类	第6257737号商标，变更后注册人：广东雅士利集团有限公司
21	0013	55	图案（熊弹琴）	第6257466号	2010	01	28	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.27
21	0013	55	注册商标变更证明	BG201074814ZM	2010	12	30	1	第32类	第6257466号商标，变更后注册人：广东雅士利集团有限公司
21	0013	56	图案（熊放飞机）	第6257458号	2010	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0013	56	注册商标变更证明	BG201074948ZM	2010	12	30	1	第5类	第6257458号商标，变更后注册人：广东雅士利集团有限公司
21	0013	57	图案（熊放飞机）	第6257742号	2009	09	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
21	0013	57	注册商标变更证明	BG201074929ZM	2010	12	30	1	第29类	第6257742号商标，变更后注册人：广东雅士利集团有限公司
21	0013	58	图案（熊放飞机）	第6257738号	2010	02	07	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.7
21	0013	58	注册商标变更证明	BG201074930ZM	2010	12	30	1	第30类	第6257738号商标，变更后注册人：广东雅士利集团有限公司
21	0013	59	图案（熊放飞机）	第6257467号	2010	01	28	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.27
21	0013	59	注册商标变更证明	BG201074931ZM	2010	12	30	1	第32类	第6257467号商标，变更后注册人：广东雅士利集团有限公司
21	0013	60	图案（熊算术）	第6257459号	2010	03	14	1	第5类	注册人：广东雅士利集团股份有限公司，有效期至2020.3.13
21	0013	60	注册商标变更证明	BG201074932ZM	2010	12	30	1	第5类	第6257459号商标，变更后注册人：广东雅士利集团有限公司
21	0013	61	图案（熊算术）	第6257744号	2009	09	28	1	第29类	注册人：广东雅士利集团股份有限公司，有效期至2019.9.27
21	0013	61	注册商标变更证明	BG201074785ZM	2010	12	30	1	第29类	第6257744号商标，变更后注册人：广东雅士利集团有限公司
21	0013	62	图案（熊算术）	第6257740号	2010	02	07	1	第30类	注册人：广东雅士利集团股份有限公司，有效期至2020.2.6
21	0013	62	注册商标变更证明	BG201074784ZM	2010	12	30	1	第30类	第6257740号商标，变更后注册人：广东雅士利集团有限公司
21	0013	63	图案（熊算术）	第6257469号	2010	01	28	1	第32类	注册人：广东雅士利集团股份有限公司，有效期至2020.1.27
21	0013	63	注册商标变更证明	BG201074783ZM	2010	12	30	1	第32类	第6257469号商标，变更后注册人：广东雅士利集团有限公司
21	0013	64	图案（雅士利小博士全身）	第8761575号	2011	10	28	1	第5类	注册人：广东雅士利集团有限公司，有效期至2021.10.27
21	0013	65	图案（雅士利小博士全身）	第8761574号	2012	01	28	1	第29类	注册人：广东雅士利集团有限公司，有效期至2022.01.27

档案目录柜号21-盒号0013（雅士利注册商标-图案）标签1~72.xls Page 4 of 5

归 档 文 件 目 录（雅士利注册商标-图案）

柜号	盒号	标签号	商标名称	商标号	发文日期			页数	使用商品类别	备注
21	0013	66	图案（雅士利小博士全身）	第8761576号	2011	10	28	1	第30类	注册人：广东雅士利集团有限公司，有效期至2021.10.27
21	0013	67	图案（雅士利小博士全身）	第8761573号	2011	10	28	1	第32类	注册人：广东雅士利集团有限公司，有效期至2021.10.27
21	0013	68	图案（雅士利小博士头部）	第8761578号	2012	04	21	1	第29类	注册人：广东雅士利集团有限公司，有效期至2022.4.20
21	0013	69	图案（雅士利小博士头部）	第8761580号	2011	10	28	1	第30类	注册人：广东雅士利集团有限公司，有效期至2021.10.27
21	0013	70	图案（雅士利小博士头部）	第8761577号	2011	10	28	1	第32类	注册人：广东雅士利集团有限公司，有效期至2021.10.27
21	0013	71	图案（眼睛）	第3608856号	2005	01	21	1	第29类	注册人：广东雅士利集团有限公司，有效期至2015.1.20
21	0013	71	注册商标变更证明	BG200835461ZM	2008	07	04	1	第29类	第3608856号商标，变更后注册人：广东雅士利集团股份有限
21	0013	71	注册商标变更证明	BG201074918ZM	2010	12	30	1	第29类	第3608856号商标，变更后注册人：广东雅士利集团有限公司
21	0013	72	图案（眼睛）	第3903469号	2005	12	21	1	第30类	注册人：广东雅士利集团有限公司，有效期至2015.12.20
21	0013	72	注册商标变更证明	BG200835462ZM	2008	07	04	1	第30类	第3903469号商标，变更后注册人：广东雅士利集团股份有限
21	0013	72	注册商标变更证明	BG201074847ZM	2010	12	30	1	第30类	第3903469号商标，变更后注册人：广东雅士利集团有限公司

档案目录柜号21-盒号0013（雅士利注册商标-图案）标签1~72.xls Page 5 of 5

归 档 文 件 目 录(施恩/SCIENT)

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
单独国家/地区注册														
21	0014	01	施恩（圆点）	第3类	新加坡	T05/10966H	2005.6.28			2005	06	28	4	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.6.28-2015.6.28
21	0014	02	施恩（圆点）	第3类	台湾	01180712	2005.11.16			2005	11	16	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.11.16-2015.11.15
21	0014	03	施恩（圆点）	第5类	新加坡	T05/10967F	2005.6.28			2005	06	28	4	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.6.28-2015.6.28
21	0014	04	施恩（圆点）	第5类	台湾	01180882	2005.11.16			2005	11	16	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.11.16-2015.11.15
21	0014	05	施恩（圆点）	第29类	新加坡	T05/10969B	2005.6.28			2005	06	28	4	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.6.28-2015.6.28
21	0014	06	施恩（圆点）	第29类	台湾	01181856	2005.11.16			2005	11	16	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.11.16-2015.11.15
21	0014	07	施恩（圆点）	第30类	新加坡	T05/10970F	2005.6.28			2005	06	28	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.6.28-2015.6.28
21	0014	08	施恩（圆点）	第30类	台湾	01181997	2005.11.16			2005	11	16	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.11.16-2015.11.15
21	0014	09	施恩（圆点）	第32类	新加坡	T05/10971D	2005.6.28			2005	06	28	4	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.6.28-2015.6.28
21	0014	10	施恩（圆点）	第32类	台湾	01182077	2005.11.16			2005	11	16	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.11.16-2015.11.15

档案目录柜号21-盒号0014（施恩注册-国外）标签号1~36.xls
Page 1 of 4

归 档 文 件 目 录(施恩/SCIENT)

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0014	11	施恩（圆点）	第33类	新加坡	T05/10974I	2005.6.28			2005	06	28	4	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.6.28-2015.6.28
21	0014	12	施恩（圆点）	第33类	台湾	01231376	2006.10.1			2006	10	01	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2006.10.1-2016.9.30
21	0014	13	施恩（圆点）	第33类	香港	300573426	2006.1.27			2006	06	12	7	注册人：美国施恩婴幼儿食品国际有限公司，有效期2006.1.27-2016.1.26
21	0014	14	施恩（圆点）	第3、5、29、30、32类	香港	300398115	2005.4.6			2005	08	31	8	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.4.6-2015.4.5
21	0014	15	施恩（圆点）	第5、29类	美国	2960328	2005.6.7	序列号：76-510882	2003.4.30	2005	06	07	9	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.6.7-2015.6.6
21	0014	16	SCIENT（圆点）	第3类	台湾	01180711	2005.11.16			2005	11	16	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期：2005.11.16-2015.11.15
21	0014	17	SCIENT（圆点）	第3类	印度	1352355	2005.4.21			2007	03	13	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.4.21-2015.4.20
21	0014	18	SCIENT（圆点）	第5类	台湾	01180881	2005.11.16			2005	11	16	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.11.16-2015.11.15
21	0014	19	SCIENT（圆点）	第5类	印度	1352356	2005.4.21			2007	03	06	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.4.21-2015.4.20
21	0014	20	SCIENT（圆点）	第29类	台湾	01181855	2005.11.16			2005	11	16	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.11.16-2015.11.15
21	0014	21	SCIENT（圆点）	第29类	印度	1352357	2005.4.21			2007	03	06	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.4.21-2015.4.20

档案目录柜号21-盒号0014（施恩注册-国外）标签号1~36.xls

Page 2 of 4

归 档 文 件 目 录(施恩/SCIENT)

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0014	22	SCIENT（圆点）	第30类	台湾	01181996	2005.11.16			2005	11	16	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.11.16-2015.11.15
21	0014	23	SCIENT（圆点）	第30类	印度	1352358	2005.4.21			2007	03	07	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.4.21-2015.4.20
21	0014	24	SCIENT（圆点）	第32类	台湾	01182076	2005.11.16			2005	11	16	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.11.16-2015.11.15
21	0014	25	SCIENT（圆点）	第32类	印度	1352359	2005.4.21			2007	03	14	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.4.21-2015.4.20
21	0014	26	SCIENT（圆点）	第33类	香港	300573408	2006.1.27			2006	06	12	7	注册人：美国施恩婴幼儿食品国际有限公司，有效期2006.1.27-2016.1.26
21	0014	27	SCIENT（圆点）	第33类	新西兰	742137	2006.1.30			2006	08	03	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2006.1.30-2016.1.29
21	0014	28	SCIENT（圆点）	第33类	台湾	01231375	2006.10.1			2006	10	01	5	注册人：美国施恩婴幼儿食品国际有限公司，有效期2006.10.1-2016.9.30
21	0014	29	SCIENT（圆点）	第3、5、29、30、32类	香港	300398098	2005.4.6			2005	08	31	8	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.4.6-2015.4.5
21	0014	30	SCIENT（圆点）	第3、5、29、30、32类	新西兰	727880	2005.4.8			2005	04	08	4	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.4.8-2015.4.8
21	0014	31	SCIENT（圆点）	第3、5、29、30、32、33类	菲律宾	4-2005-006082	2006.10.9	4-2005-006082	2005.6.30	2007	05	10	9	注册人：美国施恩婴幼儿食品国际有限公司，有效期2006.10.9-2016.10.9
21	0014	32	SCIENT（圆点）	第3、30、32、33类	美国	3684488	2009.9.15			2009	09	15	4	注册人：美国施恩婴幼儿食品国际有限公司，有效期2009.9.15-2019.9.14

档案目录柜号21-盒号0014（施恩注册-国外）标签号1~36.xls

Page 3 of 4

归 档 文 件 目 录(施恩/SCIENT)

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0014	33	SCIENT（圆点）	第5、29类	美国	2952662	2005.5.17	序列号：76/517791	2003.5.8	2005	05	17	13	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.5.17-2015.5.16
21	0014	34	异议商标【SCIENT（圆点）】	第5类	印尼			D00-2005010205	2005.7.30	2007	02	15	8	注册人：美国施恩婴幼儿食品国际有限公司
国际注册														
21	0014	35	SCIENT（圆点）	第3、30、32、33类	澳大利亚、格鲁吉亚、韩国、挪威、欧盟、日本、土耳其、叙利亚	858373	2005.7.18			2005	09	15	54	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.7.18-2015.7.18
21	0014	36	SCIENT（圆点）	第5、29类	日本驳回通知一份	858366	2005.6.22			2005	09	15	16	注册人：美国施恩婴幼儿食品国际有限公司，有效期2005.6.22-2015.6.22

档案目录柜号21-盒号0014（施恩注册-国外）标签号1~36.xls

Page 4 of 4

归 档 文 件 目 录（雅士利）

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0015	01	雅士利+YASHILI(叶子)	第29类	美国	2851214	2004.6.8	序列号：76-176638	2000.12.7	2004	06	08	6	注册人：广东雅士利集团有限公司，有效期2004.6.8-2014.6.8
21	0015	02	雅士利（叶子）	第3类	新加坡	T05/11680Z	2005.7.8			2005	07	08	4	注册人：广东雅士利集团有限公司，有效期2005.7.8-2015.7.8
21	0015	03	雅士利（叶子）	第5类	新加坡	T05/11682F	2005.7.8			2005	07	08	5	注册人：广东雅士利集团有限公司，有效期2005.7.8-2015.7.8
21	0015	04	雅士利（叶子）	第29类	新加坡	T05/11684B	2005.7.8			2005	07	08	3	注册人：广东雅士利集团有限公司，有效期2005.7.8-2015.7.8
21	0015	05	雅士利（叶子）	第29类	台湾	01112121	2004.7.16			2004	07	16	3	注册人：广东雅士利集团有限公司，有效期2004.7.16-2014.7.15
21	0015	06	雅士利（叶子）	第29类	菲律宾	4-2010-008263	2010.12.23	4-2010-008263	2010.7.29	2010	12	23	3	注册人：广东雅士利集团有限公司，有效期2010.12.23-2020.12.23
21	0015	07	雅士利（叶子）	第29类	老挝	21306		21952	2010.9.2	2011	01	11	4	注册人：广东雅士利集团有限公司，有效期2010.9.2-2020.9.2
21	0015	08	雅士利（叶子）	第29类	印尼	IDM000344015	2010.8.5			2012	1	4	4	注册人：广东雅士利集团有限公司，有效期2010.8.5-2020.8.5
21	0015	09	雅士利（叶子）	第30类	香港	200304823	2000.8.9			2003	03	21	4	注册人：广东雅士利集团有限公司，有效期2000.8.9-2010.8.9
21	0015	10	雅士利（叶子）	第30类	台湾	01078302				2004	01	01	3	注册人：广东雅士利集团有限公司，有效期2004.1.1-2013.12.31
21	0015	11	续展注册证【雅士利（叶子）】	第30类	柬埔寨	KH/14079/01		KH/8301/10	2010.8.27	2010	10	27	2	注册人：广东雅士利集团有限公司，续展有效期至2020.8.29

档案目录柜号21-盒号0015（雅士利注册商标-雅士利-国外）标签号1~38.xls Page 1 of 5

归档文件目录（雅士利）

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0015	12	雅士利（叶子）	第30类	马来西亚	00011207	2000.8.15			2003	07	23	5	注册人：广东雅士利集团有限公司，有效期2000.8.15-2010.8.14
21	0015	12	续展注册证							2010	08	15		第00011207号商标，续展有效期至2020.8.15
21	0015	13	雅士利（叶子）	第30类	泰国	TM174054	2000.9.19	432971	2000.9.19	2003	01	13	5	注册人：广东雅士利集团有限公司，有效期2000.9.19-2010.9.18
21	0015	13	续展注册证							2010	09	19		第TM174054商标，续展有效期至2020.9.18
21	0015	14	雅士利（叶子）	第30类	新加坡	T00/14939D	2000.8.24		2000.8.24	2000	08	24	6	注册人：广东雅士利集团有限公司，有效期2000.8.24-2010.8.24
21	0015	14	续展注册证							2010	08	24		第T00/14939D商标，续展有效期至2020.8.24
21	0015	15	续展注册证【雅士利（叶子）】	第30类	印尼	IDM000278491		R002010007560	2010.9.13	2010	09	13	8	注册人：广东雅士利集团有限公司，续展有效期2010.9.13-2020.9.13
21	0015	16	雅士利（叶子）	第32类	新加坡	T00/14940H	2000.8.24			2000	08	24	5	注册人：广东雅士利集团有限公司，有效期2000.8.24-2010.8.24
21	0015	16	续展注册证						2000.8.24					第T00/14940H商标，续展有效期至2020.8.24
21	0015	17	雅士利（叶子）	第32类	泰国	TM186223	2000.9.19	432972	2000.9.19	2003	10	06	4	注册人：广东雅士利集团有限公司，有效期2000.9.19-2010.9.18
21	0015	17	续展注册证											第TM186223商标，续展有效期至2020.9.18
21	0015	18	续展注册证【雅士利（叶子）】	第32类	柬埔寨	KH/14080/01		KH/8302/10	2010.8.27	2010	10	27	2	注册人：广东雅士利集团有限公司，续展有效期至2020.8.29

档案目录柜号21-盒号0015（雅士利注册商标-雅士利-国外）标签号1~38.xls Page 2 of 5

归 档 文 件 目 录（雅士利）

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0015	19	雅士利（叶子）	第32类	香港	200304824	2000.8.9			2003	03	21	4	注册人：广东雅士利集团有限公司，有效期2000.8.9-2010.8.9
21	0015	20	雅士利（叶子）	第32类	马来西亚	00011208	2000.8.15			2003	09	04	5	注册人：广东雅士利集团有限公司，有效期2000.8.15-2010.8.14
21	0015	20	续展注册证											第00011208号商标，续展有效期至2020.8.15
21	0015	21	续展注册证【雅士利（叶子）】	第32类	印尼	IDM000278492		R002010007562	2010.9.13	2010	9	13	3	注册人：广东雅士利集团有限公司，续展有效期2010.9.13-2020.9.13
21	0015	22	雅士利（叶子）	第33类	新加坡	T05/11685J	2005.7.8			2005	07	08	4	注册人：广东雅士利集团有限公司，有效期2005.7.8-2015.7.8
21	0015	23	雅士利（叶子）	第3、5、29和33类	香港	300447895	2005.6.29			2005	11	09	5	注册人：广东雅士利集团有限公司，有效期2005.6.29-2015.6.29
21	0015	24	雅士利（叶子）	第30、32类	香港	200304283AA	2000.8.9			2003	03	21	4	注册人：广东雅士利集团有限公司，有效期2000.8.9-2017.8.9（由200304283第30类和200304284第32类合并注册）
21	0015	25	雅士利（叶子）	第30、32类	菲律宾	4-2000-006587	2004.8.28	4-2000-006587	2000.8.7	2005	08	11	6	注册人：广东雅士利集团有限公司，有效期2004.8.28-2014.8.28
21	0015	26	雅士利（叶子）	第30、32类	越南	39827		48697	2000.8.17	2002	01	23	10	注册人：广东雅士利集团有限公司，有效期2000.8.17-2010.8.17
21	0015	26	续展注册证							2010	09	14		第38927号商标，续展有效期至2020.8.17

档案目录柜号21-盒号0015（雅士利注册商标-雅士利-国外）标签号1~38.xls

Page 3 of 5

归 档 文 件 目 录（雅士利）

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0015	27	雅士利（叶子）	第30、32类	老挝	7916		7996	2000.9.4	2000	9	26	8	注册人：广东雅士利集团有限公司，有效期2000.9.4-2010.9.4
21	0015	27	续展注册证	第30类		21996		21953						原注册号7916，原申请号7996，续展有效期至2020.9.4
21	0015	27	续展注册证	第32类		21997		21954						原注册号7916，原申请号7996，续展有效期至2020.9.4
21	0015	28	雅士利（竖）	第29类	美国	2851215	2004.6.8	序列号：76/176639		2004	06	08	5	注册人：广东雅士利集团有限公司，有效期2004.6.8-2014.6.8
21	0015	29	雅士利（竖）	第29类	香港	200304282	2000.8.9			2003	03	21	7	注册人：广东雅士利集团有限公司，有效期2000.8.9-2010.8.9
21	0015	29	续展注册证							2003	03	21		第200304282号商标，续展有效期至2017.8.9
21	0015	30	雅士利（竖）	第29类	菲律宾	4-2000-006588	2004.8.28	4-2000-006588	2000.8.7	2005	07	08	4	注册人：广东雅士利集团有限公司，有效期2004.8.28-2014.8.28
21	0015	31	雅士利（竖）	第29类	越南	39226		48176	2000.8.17	2001	12	12	6	注册人：广东雅士利集团有限公司，有效期2000.8.17-2010.8.16
21	0015	32	雅士利（竖）	第29类	泰国	TM144637		432970	2000.9.19	2001	10	03	4	注册人：广东雅士利集团有限公司，有效期2000.9.19-2010.9.18
21	0015	33	雅士利（竖）	第29类	老挝	7915		7995	2000.9.4	2000	09	26	4	注册人：广东雅士利集团有限公司，有效期2000.9.4-2010.9.4
21	0015	34	雅士利（竖）	第29类	新加坡	T00/14889D	2000.8.23			2000	08	23	4	注册人：广东雅士利集团有限公司，有效期2000.8.23-2010.8.23
21	0015	35	雅士利（竖）	第29类	马来西亚	00011209	2000.8.15			2000	08	15	3	注册人：广东雅士利集团有限公司，有效期2000.8.15-2010.8.14
21	0015	36	雅士利（竖）	第29类	台湾	01078301				2004	01	01	3	注册人：广东雅士利集团有限公司，有效期2004.1.1-2013.12.31

档案目录柜号21-盒号0015（雅士利注册商标-雅士利-国外）标签号1~38.xls Page 4 of 5

归档文件目录（雅士利）

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0015	37	雅士利（竖）	第29类	印度	1306850	2006.1.10	发文号508379	2004.9.3	2006	01	10	6	注册人：广东雅士利集团有限公司，有效期2004.9.3-2014.9.2
21	0015	38	雅士利（竖）	第30类	孟加拉			82039		2003	09	6	4	注册人：广东雅士利集团有限公司

档案目录柜号21-盒号0015（雅士利注册商标-雅士利-国外）标签号1~38.xls Page 5 of 5

归 档 文 件 目 录(YASHILI)

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
单独国家/地区注册														
21	0016	01	YASHILI（叶子）	第3类	柬埔寨	KH22750/05	2005.11.21	23562/05	2005.9.23	2005	11	21	4	注册人：广东雅士利集团股份有限公司，有效期2005.9.23-2015.9.22
21	0016	02	YASHILI（叶子）	第3类	老挝	13014		13396	2005.10.11	2006	04	05	4	注册人：广东雅士利集团股份有限公司，有效期2005.10.11-2015.10.11
21	0016	03	YASHILI（叶子）	第3类	泰国	Kor248359	2005.10.25	607787		2006	09	18	4	注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.24
21	0016	04	YASHILI（叶子）	第3类	马来西亚	05015130	2005.9.9			2007	10	24	3	注册人：广东雅士利集团有限公司，有效期2005.9.9-2015.9.9
21	0016	05	YASHILI（叶子）	第3类	新加坡	T05/11674E	2005.7.8			2005	7	8	3	注册人：广东雅士利集团有限公司，有效期2005.7.8-2015.7.8
21	0016	06	YASHILI（叶子）	第5类	柬埔寨	KH22751/05	2005.11.21	23563/05	2005.9.23	2005	11	21	4	注册人：广东雅士利集团股份有限公司，有效期2005.9.23-2015.9.22
21	0016	07	YASHILI（叶子）	第5类	老挝	13015		13397	2005.10.11	2006	04	05	4	注册人：广东雅士利集团股份有限公司，有效期2005.10.11-2015.10.11
21	0016	08	YASHILI（叶子）	第5类	泰国	Kor248360	2005.10.25	607788		2006	09	18	4	注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.24
21	0016	09	YASHILI（叶子）	第5类	新加坡	T05/11675C	2005.7.8			2005	7	8	5	注册人：广东雅士利集团有限公司，有效期2005.7.8-2015.7.8
21	0016	10	YASHILI（叶子）	第29类	柬埔寨	KH22752/05	2005.11.21	23564/05	2005.9.23	2005	11	21	4	注册人：广东雅士利集团股份有限公司，有效期2005.9.23-2015.9.22

档案目录柜号21-盒号0016（雅士利注册商标-YASHILI-国外）标签号1~31.xls

Page 1 of 4

归 档 文 件 目 录(YASHILI)

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0016	11	YASHILI（叶子）	第29类	老挝	13016		13398	2005.10.11	2006	04	05	4	注册人：广东雅士利集团股份有限公司，有效期2005.10.11-2015.10.11
21	0016	12	YASHILI（叶子）	第29类	泰国	Kor258931	2005.10.25	607789		2007	04	04	4	注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.24
21	0016	13	YASHILI（叶子）	第30类	柬埔寨	KH22753/05	2005.11.21	23565/05	2005.9.23	2005	11	21	4	注册人：广东雅士利集团股份有限公司，有效期2005.9.23-2015.9.22
21	0016	14	YASHILI（叶子）	第30类	老挝	13017		13399	2005.10.11	2006	04	05	4	注册人：广东雅士利集团股份有限公司，有效期2005.10.11-2015.10.11
21	0016	15	YASHILI（叶子）	第30类	泰国	Kor260806	2005.10.25	607790		2007	05	15	4	注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.24
21	0016	16	YASHILI（叶子）	第30类	马来西亚	05015133	2005.9.9			2007	05	07	3	注册人：广东雅士利集团有限公司，有效期2005.9.9-2015.9.9
21	0016	17	YASHILI（叶子）	第32类	柬埔寨	KH22754/05	2005.11.21	23565/05	2005.9.23	2005	11	21	4	注册人：广东雅士利集团股份有限公司，有效期2005.9.23-2015.9.22
21	0016	18	YASHILI（叶子）	第32类	老挝	13018		13400	2005.10.11	2006	04	05	4	注册人：广东雅士利集团股份有限公司，有效期2005.10.11-2015.10.11
21	0016	19	YASHILI（叶子）	第32类	泰国	Kor256766	2005.10.25	607791		2007	02	23	4	注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.24
21	0016	20	YASHILI（叶子）	第33类	柬埔寨	KH22755/05	2005.11.21	23567/05	2005.9.23	2005	11	21	4	注册人：广东雅士利集团股份有限公司，有效期2005.9.23-2015.9.22
21	0016	21	YASHILI（叶子）	第33类	老挝	13019		13401	2005.10.11	2006	04	05	4	注册人：广东雅士利集团股份有限公司，有效期2005.10.11-2015.10.11

档案目录柜号21-盒号0016（雅士利注册商标-YASHILI-国外）标签号1~31.xls Page 2 of 4

归 档 文 件 目 录(YASHILI)

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0016	22	YASHILI（叶子）	第33类	泰国	Kor249926	2005.10.25	607792		2006	10	24	6	注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.24
21	0016	23	YASHILI（叶子）	第33类	马来西亚	05015129	2005.9.9			2007	08	21	3	注册人：广东雅士利集团有限公司，有效期2005.9.9-2015.9.9
21	0016	24	YASHILI（叶子）	第33类	新加坡	T05/11677Z	2005.7.8			2005	07	08	4	注册人：广东雅士利集团有限公司，有效期2005.7.8-2015.7.8
21	0016	25	YASHILI（叶子）	第3、5、29、30、32、33类	菲律宾	4-2005-006081	2006.10.9	4-2005-006081	2005.6.30	2007	05	10	6	注册人：广东雅士利集团有限公司，有效期2006.10.9-2016.10.9
21	0016	26	YASHILI（叶子）	第3、5、29、30、32、33类	台湾	01218097				2006	07	01	3	注册人：广东雅士利集团有限公司，有效期2006.7.1-2016.6.30
21	0016	27	YASHILI（叶子）	第3、5、29、30、32、33类	香港	300447903	2005.6.28			2005	10	27	5	注册人：广东雅士利集团有限公司，有效期2005.6.28-2015.6.27
21	0016	28	YASHILI（叶子）	第3、5、33类	澳大利亚	1062742	2005.6.30			2006	05	22	3	注册人：广东雅士利集团有限公司，有效期2005.6.30-2015.6.30
21	0016	29	YASHILI（叶子）	第3、5、33类	越南	130905		4-2005-12191	2005.9.19	2008	08	03	5	注册人：广东雅士利集团有限公司，有效期2005.9.19-2015.9.18
国际注册														
21	0016	30	YASHILI（叶子）	第5类	多国	885628	2006.2.13			2006	06	29		注册人：广东雅士利集团有限公司，有效期2006.2.13-2016.2.13。附美国注册证一份，澳大利亚、格鲁吉亚、土耳其保护声明一份，韩国撤销临时驳回通知一份(前有一份韩国驳回)

档案目录柜号21-盒号0016（雅士利注册商标-YASHILI-国外）标签号1~31.xls Page 3 of 4

归 档 文 件 目 录(YASHILI)

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0016	31	YASHILI（叶子）	第29、30、32类	多国	910449	2005.10.25			2007	02	08		注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.25。附新加坡、匈牙利、叙利亚、英国、韩国（第29类）保护声明各一份，伊朗驳回声明一份

档案目录柜号21-盒号0016（雅士利注册商标-YASHILI-国外）标签号1~31.xls Page 4 of 4

归 档 文 件 目 录(YASHILI)

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0017	01	YASHILI(in Cambodia Characters)	第3类	柬埔寨	KH22756/05	2005.11.21	23568/05	2005.9.23	2005	11	21	5	注册人：广东雅士利集团股份有限公司，有效期2005.9.23-2015.9.22
21	0017	02	YASHILI(in Cambodia Characters)	第5类	柬埔寨	KH22757/05	2005.11.21	23569/05	2005.9.23	2005	11	21	4	注册人：广东雅士利集团股份有限公司，有效期2005.9.23-2015.9.22
21	0017	03	YASHILI(in Cambodia Characters)	第29类	柬埔寨	KH22758/05	2005.11.21	23570/05	2005.9.23	2005	11	21	4	注册人：广东雅士利集团股份有限公司，有效期2005.9.23-2015.9.22
21	0017	04	YASHILI(in Cambodia Characters)	第30类	柬埔寨	KH22759/05	2005.11.21	23571/05	2005.9.23	2005	11	21	4	注册人：广东雅士利集团股份有限公司，有效期2005.9.23-2015.9.22
21	0017	05	YASHILI(in Cambodia Characters)	第32类	柬埔寨	KH22760/05	2005.11.21	23572/05	2005.9.23	2005	11	21	4	注册人：广东雅士利集团股份有限公司，有效期2005.9.23-2015.9.22
21	0017	06	YASHILI(in Cambodia Characters)	第33类	柬埔寨	KH22761/05	2005.11.21	23573/05	2005.9.23	2005	11	21	4	注册人：广东雅士利集团股份有限公司，有效期2005.9.23-2015.9.22
21	0017	07	YASHILI(in Laos Characters)	第3类	老挝	13020	2005.11.21	13402	2005.10.11	2006	04	05	4	注册人：广东雅士利集团股份有限公司，有效期2005.10.11-2015.10.11
21	0017	08	YASHILI(in Laos Characters)	第5类	老挝	13021	2005.11.21	13403	2005.10.11	2006	04	05	4	注册人：广东雅士利集团股份有限公司，有效期2005.10.11-2015.10.11
21	0017	09	YASHILI(in Laos Characters)	第29类	老挝	13022	2005.11.21	13404	2005.10.11	2006	04	05	4	注册人：广东雅士利集团股份有限公司，有效期2005.10.11-2015.10.11
21	0017	10	YASHILI(in Laos Characters)	第30类	老挝	13023	2005.11.21	13405	2005.10.11	2006	04	05	4	注册人：广东雅士利集团股份有限公司，有效期2005.10.11-2015.10.11
21	0017	11	YASHILI(in Laos Characters)	第32类	老挝	13024	2005.11.21	13406	2005.10.11	2006	04	05	4	注册人：广东雅士利集团股份有限公司，有效期2005.10.11-2015.10.11

档案目录柜号21-盒号0017（YASHILI-柬埔寨、老挝、泰国注册商标）标签号1~18.xls

Page 1 of 2

归 档 文 件 目 录(YASHILI)

柜号	盒号	标签	商标名称	注册类别	注册地区	注册号	注册日期	申请号	申请日期	发文日期			页数	备注
21	0017	12	YASHILI(in Laos Characters)	第33类	老挝	13025	2005.11.21	13407	2005.10.11	2006	04	05	4	注册人：广东雅士利集团股份有限公司，有效期2005.10.11-2015.10.11
21	0017	13	YASHILI(in Thai Characters)	第3类	泰国	Kor248361	2005.10.25	607793		2006	09	18	4	注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.24
21	0017	14	YASHILI(in Thai Characters)	第5类	泰国	Kor248362	2005.10.25	607794		2006	09	18	4	注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.24
21	0017	15	YASHILI(in Thai Characters)	第29类	泰国	Kor258940	2005.10.25	607795		2007	04	04	4	注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.24
21	0017	16	YASHILI(in Thai Characters)	第30类	泰国	Kor260807	2005.10.25	607796		2007	05	15	4	注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.24
21	0017	17	YASHILI(in Thai Characters)	第32类	泰国	Kor256767	2005.10.25	607797		2007	02	23	4	注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.24
21	0017	18	YASHILI(in Thai Characters)	第33类	泰国	Kor249927	2005.10.25	607798		2006	10	24	6	注册人：广东雅士利集团有限公司，有效期2005.10.25-2015.10.24

档案目录柜号21-盒号0017（YASHILI-柬埔寨、老挝、泰国注册商标）标签号1~18.xls Page 2 of 2

专利证书

序号	类别	名称	专利号	申请日	授权日	证书号	每年缴费中止日	到期日	专利权人	具体品名	备注
1	麦片	食品包装袋（雅士利正味营养麦片）	200930005589.4	2009年3月3日	2009年12月23日	1092315	3月3日	2019年3月2日	集团	正味麦片	授权公告号CN301089650D
2	奶粉	食品包装袋（奶粉0501）	200530001044.8	2005年1月26日	2005年9月21日	478635	1月26日	2015年1月25日	集团	优怡高钙高铁400g袋装	
3	奶粉	食品罐标贴（奶粉0501）	200530001045.2	2005年1月26日	2005年9月21日	478708	1月26日	2015年1月25日	集团	优怡高钙高铁900g罐装	
4	奶粉	食品罐标贴（安贝慧金装幼儿配方奶粉）	201130487442.0	2011.12.19	2012.9.19	2091754	1月12日	2021.12.18	集团		
5	奶粉	食品罐标贴（安贝慧幼儿配方奶粉）	201130487445.4	2011年12月19日	2012年7月4日	1983176	12月19日	2021年12月18日	集团		
6	奶粉	食品包装盒（安贝慧幼儿配方奶粉）	201130487444.X	2011年12月19日	2012年7月4日	1987614	12月19日	2021年12月18日	集团		
7	奶粉	食品罐标贴（α-金装幼儿配方奶粉）	201130487383.7	2011年12月19日	2012年7月4日	1987229	12月19日	2021年12月18日	集团		
8	奶粉	食品包装盒（α-金装幼儿配方奶粉）	201130487502.9	2011年12月19日	2012年7月18日	2009948	12月19日	2021年12月18日	集团		
9	奶粉	食品包装袋（α-金装幼儿配方奶粉）	201130487477.4	2011年12月19日	2012年7月4日	1987800	12月19日	2021年12月18日	集团		
10	奶粉	食品罐标贴（能慧幼儿配方奶粉）	201130487441.6	2011年12月19日	2012年7月4日	1985569	12月19日	2021年12月18日	集团		
11	奶粉	食品包装盒（能慧幼儿配方奶粉）	201130487384.1	2011年12月19日	2012年7月4日	1986263	12月19日	2021年12月18日	集团		
12	米粉	食品包装盒（钙铁锌营养米粉）	201130487480.6	2011年12月19日	2012年7月18日	2011252	12月19日	2021年12月18日	集团		
13	米粉	食品包装袋（钙铁锌营养米粉）	201130487479.3	2011年12月19日	2012年7月4日	1986000	12月19日	2021年12月18日	集团

SCHEDULE 7

PROPERTIES

雅士利集团及各子公司土地产权情况

主要土地及房屋产权证书清单

在本清单中，除文中另有说明外，下列简称具有以下特定含义：

简称	全称
广东雅士利集团	指广东雅士利集团有限公司
黑龙江雅士利	指黑龙江雅士利乳业有限公司
山西雅士利	指山西雅士利乳业有限公司
广州施恩	指施恩（广州）婴幼儿营养品有限公司
汕头张氏	指汕头市张氏投资有限公司
广东好味佳	指广东好味佳食品有限公司

一、广东雅士利集团拥有的国有土地使用证

集团及各子公司目前取得国有土地使用证的土地共计 5 处，使用权面积共计 473,126 平方米，基本情况如下：

序号	使用权人	证书编号	座落	面积(m^2)	类型	终止日期
1	集团	安国用（2008）第特 1875 号	潮安县潮安大道东段北侧火车站前	14,325.33	出让	2047 年 3 月 4 日
2	集团	安国用（2008）第特 1876 号	潮安县潮安大道东侧火车站前	15,724.67	出让	2047 年 3 月 4 日
3	集团	安国用（2008）第特 1891 号	潮安县潮安大道与站前路交界西南角	124,670	出让	2055 年 7 月 17 日
4	黑龙江雅	齐土籍国用（2005）第	泰来县汤池镇 111 国道西侧	73,206	出让	2055 年 6 月 30 日

-33-

士利	0100438 号				
5	山西雅士利	应国用（2007）第 2014 号	四环东路南、龙泉村西北	245,200	出让	2057 年 2 月 1 日

二、集团及各子公司拥有的房屋所有权证

集团及各子公司目前取得房屋所有权证的房产的建筑面积共计 142180.67 平方米，基本情况如下：

1、集团作为所有权人拥有的房产的房屋所有权证：

序号	证书编号	座落	建筑面积 (m^2)	他项权利
1	粤房地证字第 C 0628355 号	潮安县潮安大道兴利商业城东面（办公楼）	4,879.01	无
2	粤房地证字第 C 0628356 号	潮安县潮安大道兴利商业城东面 B 幢	7,476.00	无
3	粤房地证字第 C 0628357 号	潮安县潮安大道兴利商业城东面 C1 幢	4,788.00	无
4	粤房地证字第 C 0628358 号	潮安县潮安大道兴利商业城东面 C2 幢	4,788.00	无
5	粤房地证字第 C 0628359 号	潮安县潮安大道兴利商业城东面（宿舍楼）	10,314.78	无
6	粤房地证字第 C 0628362 号	潮安县潮安大道兴利商业城东面（大门）	118.01	无
7	粤房地证字第 C 0628364 号	潮安县潮安大道兴利商业城东面	3,326.40	无
8	粤房地证字第 C 5295201 号	潮安县潮安大道与站前路交界西南角	10,327.02	无
9	粤房地证字第 C 5295202 号	潮安县潮安大道与站前路交界西南角	15,527.36	无
10	粤房地证字第 C 5295203 号	潮安县潮安大道与站前路交界西南角	9,833.13	无
11	粤房地证字第 C	潮安县潮安大道与站前路交界西南	11,069.96	无

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5295204 号	角		
12	粤房地证字第 C 5295209 号	潮安县潮安大道与站前路交界西南角	12,809.60	无
13	粤房地证字第 C 0627878 号	潮安县城区大道旁华裕豪庭十幢 502 房	160.21	无
14	粤房地证字第 C 0627879 号	潮安县城区大道旁华裕豪庭十幢 202 房	160.21	无
15	粤房地证字第 C 0627880 号	潮安县城区大道旁华裕豪庭十三幢 401 房	167.19	无
16	粤房地证字第 C 0627881 号	潮安县城区大道旁华裕豪庭十三幢 501 房	167.19	无
17	粤房地证字第 C 0627884 号	潮安县城区大道旁华裕豪庭十八幢 303 房	154.55	无
18	粤房地证字第 C 0627885 号	潮安县城区大道旁华裕豪庭十八幢 403 房	154.55	无
19	粤房地证字第 C 0627889 号	潮安县城区大道旁华裕豪庭十九幢 204 房	164.56	无
20	粤房地证字第 C 0627890 号	潮安县城区大道旁华裕豪庭二十幢 302 房	177.18	无
21	粤房地证字第 C 5283815 号	潮安县城区华裕豪庭十六幢 402 房	155.02	无
22	粤房地证字第 C 5283816 号	潮安县城区华裕豪庭十四幢 402 房	155.79	无
23	粤房地证字第 C 5283598 号	潮安县城区华裕豪庭十五幢 501 房	146.86	无
24	粤房地证字第 C 5283594 号	潮安县城区华裕豪庭十一幢 601 房	189.09	无
25	粤房地证字第 C 5283817 号	潮安县城区华裕豪庭十二幢 402 房	194.87	无
26	粤房地证字第 C 5283595 号	潮安县城区华裕豪庭十一幢 701 房	189.09	无
27	粤房地证字第 C	潮安县城区华裕豪庭二十幢 204 房	155.43	无

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5283813 号			
28	粤房地证字第 C 5283818 号	潮安县城区华裕豪庭十二幢 302 房	194.87	无
29	粤房地证字第 C 5283812 号	潮安县城区华裕豪庭二十幢 304 房	155.43	无
30	粤房地证字第 C 5283811 号	潮安县城区华裕豪庭二十幢 404 房	155.43	无
31	粤房地证字第 C 5283838 号	潮安县城区华裕豪庭 127 号车位	17.64	无
32	粤房地证字第 C 5283837 号	潮安县城区华裕豪庭 126 号车位	16.80	无
33	粤房地证字第 C 5283738 号	潮安县城区华裕豪庭室内车库第 45 号	15.95	无
34	粤房地证字第 C 5283830 号	潮安县城区华裕豪庭室内车库第 21 号	15.13	无
35	粤房地证字第 C 5283833 号	潮安县城区华裕豪庭室内车库第 19 号	15.40	无
36	粤房地证字第 C 5283834 号	潮安县城区华裕豪庭室内车库第 41 号	13.75	无
37	粤房地证字第 C 5295245 号	潮安县潮安大道东侧火车站前雅士利工业城 C3 幢	4,894.92	无
38	粤房地证字第 C 5295251 号	潮安县潮安大道东侧火车站前雅士利工业城 N2 幢（三至六层）	8,626.80	无
39	粤房地证字第 C5295252 号	潮安县潮安大道东侧火车站前雅士利工业城 N2 幢（一至二层）	4,313.40	无

2、黑龙江雅士利作为所有权人拥有的房产的房屋所有权证：

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序号	证书编号	座落	建筑面积 (m^2)	他项权利
1	泰房权证字第 38575 号	泰来县汤池镇齐白路西	1,545.19	无
2	泰房权证字第 38576 号	泰来县汤池镇齐白路西	52.34	无
3	泰房权证字第 38577 号	泰来县汤池镇齐白路西	2,953.64	无
4	泰房权证字第 38578 号	泰来县汤池镇齐白路西	70.20	无
5	泰房权证字第 38579 号	泰来县汤池镇齐白路西	1,804.09	无
6	泰房权证字第 38580 号	泰来县汤池镇齐白路西	319.60	无
7	泰房权证字第 38581 号	泰来县汤池镇齐白路西	542.50	无
8	泰房权证字第 38582 号	泰来县汤池镇齐白路西	760.29	无
9	泰房权证字第 38583 号	泰来县汤池镇齐白路西	1,612.18	无
10	泰房权证字第 38584 号	泰来县汤池镇齐白路西	2,472.12	无
11	泰房权证字第 38585 号	泰来县汤池镇齐白路西	5,406.32	无
12	泰房权证字第 38586 号	泰来县汤池镇齐白路西	7,491.37	无
13	泰房权证字第 38587 号	泰来县汤池镇齐白路西	158.70	无
14	泰房权证字第 38588 号	泰来县汤池镇齐白路西	807.55	无

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SCHEDULE 8

DETAILS OF SHARE OPTIONS SCHEMES

“C”

Director

YASHILI INTERNATIONAL HOLDINGS LTD

(incorporated in the Cayman Islands with limited liability)

(the “Company”)

SHARE OPTION SCHEME

Adopted by ordinary resolution of

all members of the Company

passed on 8 October 2010

ORRICK, HERRINGTON & SUTCLIFFE

43/F., Gloucester Tower

The Landmark

11 Pedder Street, Central

Hong Kong

Tel: 2218-9100

Fax: 2218-9200

YASHILI INTERNATIONAL HOLDINGS LTD

SHARE OPTION SCHEME

1.	DEFINITIONS

1.1	In this Scheme the following expressions have the following meanings:-

“Acceptance Date”	the date upon which an offer of an Option must be accepted by the relevant Eligible Person, being a date not later than 28 days after the Offer Date;

“Adoption Date”	8 October 2010, subject to the fulfilment of the conditions set out in para 3.1;

“Affiliate Company”	a Controlling Shareholder of the Company or a Subsidiary or an Associate of a Controlling Shareholder;

“Allotment Date”	the date on which Shares are allotted to a Grantee (or his legal representatives) pursuant to the Option granted and exercised hereunder;

“Articles of Association”	the articles of association of the Company as amended from time to time;

“Associate”	shall have the same meaning ascribed to it under the Listing Rules;

“Auditors”	the auditors or independent financial advisor appointed by the Company;

“Bankruptcy Ordinance”	the Bankruptcy Ordinance (Chapter 6 of the laws of Hong Kong) as amended from time to time;

“Board”	the board of directors of the Company or a duly authorised committee thereof;

“Board Lot”	the board lot in which the Stock Exchange is open for the business of dealing in securities;

“Business Day”	any day on which the Stock Exchange is open for the business of dealing in securities;

“Commencement Date”	in respect of any particular Option, the Business Day on which the Option is deemed to be granted and accepted in accordance with Clause 5.6 of the Scheme;

“Companies Ordinance”	the Companies Ordinance (Chapter 32 of the laws of Hong Kong) as amended from time to time;

“Company”	Yashili International Holdings Ltd, a company incorporated in the Cayman Islands with limited liability on 3 June 2010;

“Controlling Shareholder”	shall have the meaning ascribed to it under the Listing Rules;

“Culpable Termination”	termination of the employment of an Executive on the grounds that he has been guilty of serious misconduct, or there exists grounds allowing his summary dismissal under his employment contract or under common law, or he is unable or has no reasonable prospects of being able to pay his debts within the meaning of the Bankruptcy Ordinance or any other applicable law, or he has become otherwise insolvent or has made any arrangement or composition with his creditors generally, or he has been convicted of any criminal offence involving his integrity or honesty;

“Directors”	directors of the Company;

“Eligible Person”	Means any of the following persons:		R17.03(2)

	(a)	an Executive;

	(b)	a director or proposed director (including an independent non-executive director) of any member of the Group;

	(c)	a direct or indirect shareholder of any member of the Group;

	(d)	a supplier of goods or services to any member of the Group;

	(e)	a customer, consultant, business or joint venture partner, franchisee, contractor, agent or representative of any member of the Group;

	(f)	a person or entity that provides design, research, development or other support or any advisory, consultancy, professional or other services to any member of the Group; and

	(g)	an Associate of any of the foregoing persons;

“Employee”	any executive director of, manager of, or other employee holding an executive, managerial, supervisory or similar position in any member of the Group;

“Executive”	any proposed Employee, any full-time or part-time Employee, or a person for the time being seconded to work full-time or part-time for any member of the Group;

“Expiry Date”	in respect of an Option, such date of the expiry of the Option as the Board may in its absolute discretion determine and which shall not exceed 10 years from the Commencement Date but subject to the provisions for early termination thereof contained herein;		R17.03(5)

“financial year”	a year or other period for which the Company’s accounts are made up;

“Grantee”	any Eligible Person who accepts the offer of the grant of an Option in accordance with the terms of the Scheme or (in the case of an Eligible Person being an individual and where the context so permits) the legal personal representative(s) entitled to any such Option in consequence of the death of the Eligible Person;

“Group”	the Company and its Subsidiaries (as defined under the Listing Rules);

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“Listing Rules”	the Rules Governing the Listing of Securities on the Stock Exchange as amended from time to time;

“Non-Executive Director Retirement”	a non-executive director of the Company who retires pursuant to the Company’s Articles of Association and who notifies the Company that he is not offering himself for re-election at the Company’s annual general meeting;

“Offer Date”	the date of the Board resolution approving the grant of Options, which must be a Business Day;

“Option”	an option to subscribe for Shares granted pursuant to the Scheme and for the time being subsisting;

“Option Period”	in respect of an Option, the period commencing immediately after the Commencement Date and expiring on the Expiry Date for such option;

“Option Shares”	Shares to which any particular Option relates;

“PRC”	the People’s Republic of China;

“Scheme”	this share option scheme, the rules of which are set out in this document in its present or any amended form;

“Shares”	ordinary shares of HK$0.10 each in the capital of the Company, or, if there has been a sub-division, consolidation, reclassification of or reconstruction of the share capital of the Company, shares forming part of the ordinary share capital of the Company;

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Subscription Price”	the price per Share at which a Grantee may subscribe for Shares on the exercise of an Option pursuant to the Scheme;	R17.03(9)

“Subsidiary”	a subsidiary (within the meaning of the Companies Ordinance as amended from time to time) of the Company from time to time;

“Takeovers Code”	The Hong Kong Code on Takeovers and Mergers approved by the Securities and Futures Commission from time to time;

“Underwriting Agreements)”	the underwriting agreement(s) to be entered into, among others, the Company and the underwriters relating to the proposed initial public offering of the Company;

“HK$”	Hong Kong dollars.

1.2	Paragraph headings are inserted for convenience of reference only and shall be ignored in the interpretation of the Scheme. References to paragraphs are to paragraphs of the Scheme. Unless the context otherwise requires, words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include bodies corporate or unincorporated.

2.	PURPOSE OF THE SCHEME AND ELIGIBILITY

2.1	The purpose of the Scheme is to motivate Eligible Persons to optimise their future contributions to the Group and/or to reward them for their past contributions, to attract and retain or otherwise maintain on-going relationships with such Eligible Persons who are significant to and/or whose contributions are or will be beneficial to the performance, growth or success of the Group, and additionally in the case of Executive, to enable the Group to attract and retain individuals with experience and ability and/or to reward them for their past contributions.	R17.03(1)

2.2	Subject to the terms of the Scheme, the Board shall be entitled at any time during the life of the Scheme to offer the grant of any Option to any Eligible Person as the Board may in its absolute discretion select.

2.3	The basis of eligibility shall be determined by the Board from time to time.		R17.03(2)

3.	CONDITIONS PRECEDENT

3.1	The Scheme shall come into effect on the date on which the following conditions are fulfilled:

	(a)	the approval of all the shareholders of the Company for the adoption of the Scheme;	R17.02(1)(a)

	(b)	the approval of the Stock Exchange for the listing of and permission to deal in, the Shares (representing the initial Scheme Mandate Limit (as defined in paragraph 8.1)) to be allotted and issued pursuant to the exercise of the Options in accordance with the terms and conditions of the Scheme;

	(c)	the commencement of dealing in the Shares on the Stock Exchange; and

	(d)	the obligations of the underwriters under the Underwriting Agreement(s) becoming unconditional and not being terminated in accordance with the terms thereof or otherwise.

3.2	If the permission referred to in Clause 3.1(b) is not granted within two calendar months after the Adoption Date:

	(i)	the Scheme will forthwith determine;

	(ii)	any Option granted or agreed to be granted pursuant to the Scheme and any offer of such a grant shall be of no effect;

	(iii)	no person shall be entitled to any rights or benefits or be under any obligations under or in respect of the Scheme or any Option; and

	(iv)	the Board may further discuss and devise another share option scheme that is applicable to a private company for adoption by the Company.

4.	DURATION AND ADMINISTRATION

4.1	Subject to the fulfilment of the conditions to Clause 3 and the termination provisions to Clause 14, the Scheme shall be valid and effective for a period of		R17.03(11)

10 years commencing on the Adoption Date. Upon the expiry of the Scheme as aforesaid, no further Options will be offered but the provisions of the Scheme shall remain in force and effect in all other respects. All Options granted prior to such expiry and not then exercised shall continue to be valid and exercisable subject to and in accordance with the Scheme.

4.2	The Scheme shall be subject to the administration of the Board whose decision on all matters arising in relation to the Scheme or its interpretation or effect shall (save as otherwise provided in the Scheme) be final and binding on all parties. The Board may delegate any or all of its powers in relation to the Scheme to any of its committees.

5.	GRANT OF OPTIONS

5.1	Subject to the terms of the Scheme, the Board shall be entitled at any time within 10 years after the Adoption Date to offer the grant of an Option to any Eligible Person as the Board may in its absolute discretion select to subscribe at the Subscription Price for such number of Shares as the Board may (subject to Clause 8) determine provided that:

(a) no Options shall be granted under this Scheme after the termination of the Scheme in accordance with Clause 14;

(b) no Options shall be granted if the Company would be required to issue a prospectus or offer document in respect of such grant under relevant laws or regulations applicable to the Company;

(c) no Options shall be granted if the grant would result in a breach by the Company or its directors of relevant laws or regulations (including those relating to securities); and

(d) any Option, once issued, shall not be reissued under the Scheme.

5.2	The Board may in its absolute discretion when offering the grant of an Option impose any conditions, restrictions or limitations in relation thereto in addition to those set forth in the Scheme as the Board may think fit (to be stated in the letter containing the offer of the grant of the Option) including (without prejudice to the generality of the foregoing) qualifying and/or continuing eligibility criteria, conditions, restrictions or limitations relating to the achievement of performance, operating or financial targets by the Company and/or the Grantee, the satisfactory performance or maintenance by the Grantee of certain conditions or obligations or the time or period when the right to exercise the Option in respect of all or some of the Option Shares shall vest provided that such terms or conditions shall not be inconsistent with any other terms or conditions of this Scheme. For the avoidance of doubt, subject to such terms and conditions as the Board may determine as aforesaid (including such terms and conditions in relation to their vesting, exercise or otherwise) there is no performance target which need to be achieved by the Grantee before the Option can be exercised.	R17.03(7)

5.3	Subject to Clause 8 below, but only insofar as and for so long as the Listing Rules require, where any offer of an option is proposed to be made to a director, chief executive or a substantial shareholder of the Company or any of their respective associates, such offer must first be approved by the independent non-executive directors of the Company (excluding the independent non-executive director who or whose associates is the grantee of an option).	R17.04

Where any grant of options to a substantial shareholder or an independent non-executive director of the Company, or any of their respective associates, would result in the securities issued and to be issued upon exercise of all options already granted and to be granted (including options exercised, cancelled and outstanding) to such person in the 12-month period up to and including the date of such grant:

(a) representing in aggregate over 0.1% of the relevant class of securities in issue; and

(b) (where the securities are listed on the Stock Exchange), having an aggregate value, based on the closing price of the securities at the date of each grant, in excess of HK$5 million,

such further grant of options must be approved by shareholders of the Company.

Approval from the shareholders of the Company is required for any change in the terms of options granted to a participant who is a substantial shareholder or an independent non-executive director of the Company, or any of their respective associates.

5.4	The Board shall not offer the grant of an Option to any Eligible Person:

	(a) after a price sensitive development has occurred or a price sensitive matter has been the subject of a decision, until such price sensitive information has been announced pursuant to the requirements of the Listing Rules; or	R17.05

(b) during the period commencing one month immediately preceding the earlier of:

(i) the date of the board meeting (as such date is first notified to the Stock Exchange in accordance with the Listing Rules) for the approval of the Company’s results for any year, half-year, quarterly or any other interim period (whether or not required under the Listing Rules); and

(ii) the deadline for the Company to publish an announcement of its results for any year or half-year under the Listing Rules, or quarterly or any other interim period (whether or not required under the Listing Rules), and ending on the date of the results announcement.

5.5	If in accordance with Clause 5.1 the Board determines to offer the grant of an Option to an Eligible Person, the Board shall forward to the relevant Eligible Person an offer letter specifying:

	(i)	the Eligible Person’s name, address and occupation;

	(ii)	the Offer Date;

	(iii)	the Acceptance Date;

	(iv)	the number of Shares in respect of which the Option is offered;

	(v)	the Subscription Price and the manner of payment of the Subscription Price of the Shares on and in consequence of the exercise of the Option;

	(vi)	how the Expiry Date in relation to that Option is ascertained;

	(vii)	the method of acceptance of the Option which shall, unless the Board otherwise determines, be as set out in Clause 5.6;

	(viii)	the method of exercise of the Option which shall, unless the Board otherwise determines, be as set out in Clause 7.1; and

	(ix)	such other terms and conditions relating to the offer of the Option which in the opinion of the Board are fair and reasonable but not being inconsistent with the rules and procedures applicable to the Scheme and requiring the Eligible Person to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of the Scheme.

5.6	An offer of the grant of an Option shall remain open for acceptance by the Eligible Person concerned for a period of 28 days from the Offer Date provided that no such grant of an Option may be accepted after the expiry of the effective period of the Scheme stated in Clause 4.1. An Option shall be deemed to have been granted and accepted by the Eligible Person and to have taken effect when the duplicate offer letter comprising acceptance of the offer of the Option duly signed by the Grantee together with a remittance in favour of the Company of HK$1.00 by way of consideration for the grant thereof is received by the Company on or before the Acceptance Date. Such remittance shall in no circumstances be refundable.		R17.03(8)

5.7	Any offer of the grant of an Option may be accepted in respect of less than the number of Shares in respect of which it is offered provided that it is accepted in respect of board lots for dealing in Shares on the Stock Exchange or an integral multiple thereof and such number is clearly stated in the duplicate offer letter comprising acceptance of the offer of the Option in the manner as set out in Clause 5.6 above. To the extent that the offer of the grant of an Option is not accepted by the Acceptance Date, it will be deemed to have been irrevocably declined.

6.	SUBSCRIPTION PRICE

6.1	The Subscription Price in respect of any particular Option shall be such price as the Board may in its absolute discretion determine at the time of grant of the relevant Option (and shall be stated in the letter containing the offer of the grant of the Option) but the Subscription Price shall not be less than whichever is the highest of:	R17.03(9)

(a) the nominal value of a Share;

(b) the closing price of a Share as stated in the Stock Exchange’s daily quotations sheet on the Offer Date; and

(c) the average closing price of a Share as stated in the Stock Exchange’s daily quotation sheets for the five Business Days immediately preceding the Offer Date.

7.	EXERCISE OF OPTIONS

7.1	An Option shall be exercised in whole or in part (but if in part only, in respect of a Board Lot or any integral multiple thereof) within the Option Period in the manner as set out in Clauses 7.3 and 7.4 by the Grantee (or his legal personal representative(s)) by giving notice in writing to the Company stating that the Option is thereby exercised and specifying the number of Shares in respect of which it is exercised. Each such notice must be accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given. Within 30 days after receipt of the notice and, where appropriate, receipt of the Auditors’ certificate pursuant to Clause 12, the Company shall accordingly allot and issue the relevant number of Shares to the Grantee (or his legal personal representative(s)) credited as fully paid with effect from (but excluding) the relevant exercise date and issue to the Grantee (or his legal personal representative(s)) share certificate(s) in respect of the Shares so allotted.

7.2	The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the authorised share capital of the Company.

7.3	Subject as hereinafter provided, an Option may be exercised by the Grantee at any time during the Option Period, provided that:

(a) in the event that the Grantee dies or becomes permanently disabled before exercising an Option (or exercising it in full), he (or his legal representative(s)) may exercise the Option up to the Grantee’s entitlement (to the extent not already exercised) within a period of 12 months following his death or permanent disability or such longer period as the Board may determine;

(b)	in the event that the Grantee ceases to be an Executive by reason of his retirement pursuant to such retirement scheme applicable to the Group at the relevant time, his Option (to the extent not already exercised) shall be exercisable until the expiry of the relevant Option Period;

(c)	in the event that the Grantee ceases to be an Executive by reason of his transfer of employment to an Affiliate Company, his Option (to the extent not already exercised) shall be exercisable until the expiry of the relevant Option Period unless the Board in its absolute discretion otherwise determines in which event the Option (or such remaining part thereof) shall be exercisable within such period as the Board has determined;

(d)	in the event that the Grantee ceases to be an Executive for any reason (including his employing company ceasing to be a member of the Group) other than his death, permanent disability, retirement pursuant to such retirement scheme applicable to the Group at the relevant time or the transfer of his employment to an Affiliate Company or the termination of his employment with the relevant member of the Group by resignation or Culpable Termination, the Option (to the extent not already exercised) shall lapse on the date of cessation of such employment and not be exercisable unless the Board otherwise determines in which event the Option (or such remaining part thereof) shall be exercisable within such period as the Board may in its absolute discretion determine following the date of such cessation;

(e)	in the event that the Grantee ceases to be an Executive by reason of the termination of his employment by resignation or Culpable Termination, the Option (to the extent not already exercised) shall lapse on the date on which the notice of termination is served (in the case of resignation) or the date on which the Grantee is notified of the termination of his employment (in the case of Culpable Termination) and not be exercisable unless the Board otherwise determines in which event the Option (or such remaining part thereof) shall be exercisable within such period as the Board may in its absolute discretion determine following the date of such service or notification. A resolution of the Board resolving that the Executive’s Option has lapsed pursuant to this Clause 7.3(e) shall be final and conclusive;

(f)	if a Grantee being:

(i) an executive director of the Company ceases to be an Executive but remains a non-executive director, his Option (to the extent not already exercised) shall be exercisable until the expiry of the relevant Option Period unless the Board in its absolute discretion otherwise determines in which event the Option (or such remaining part thereof) shall be exercisable within such period as the Board has determined; or

	(ii)	a non-executive director of the Company ceases to be a director:

(1) by reason of Non-Executive Director Retirement, his Option (to the extent not already exercised) shall be exercisable until the expiry of the relevant Option Period unless the Board in its absolute discretion otherwise determines in which event the Option (or such remaining part thereof) shall be exercisable within such period as the Board has determined; or

(2) for reasons other than Non-Executive Director Retirement, his Option (to the extent not already exercised) shall lapse on the date of cessation of such appointment and not be exercisable unless the Board otherwise determines in which event the Option (or such remaining part thereof) shall be exercisable within such period as the Board may in its absolute discretion determine following the date of such cessation;

(g)	if:

	(i)	the Board in its absolute discretion at any time determines that a Grantee has ceased to be an Eligible Person; or

	(ii)	a Grantee has failed to or no longer satisfies or complies with such criteria or terms and conditions that may be attached to the grant of the Option or which were the basis on which the Option was granted, the Option (to the extent not already exercised) shall lapse on the date on which the Grantee is notified thereof (in the case of (i)) or on the date on which the Grantee has failed to or no longer satisfies or complies with such criteria or terms and conditions as aforesaid (in the case of (ii)) and not be exercisable unless the Board otherwise determines in which event the Option (or such remaining part thereof) shall be exercisable within such period as the Board may in its absolute discretion determine following the date of such notification or the date of such failure, non-satisfaction or non-compliance. In the case of (i), a resolution of the Board resolving that the Grantee’s Option has lapsed pursuant to this Clause 7.3(g) shall be final and conclusive;

(h)	if a Grantee (being a corporation):

	(i)	has a liquidator or receiver appointed anywhere in the world in respect of the whole or any part of the assets or undertaking of the Grantee; or

	(ii)	has suspended, ceased or threatened to suspend or cease business; or

	(iii)	is unable to pay its debts; or

	(iv)	otherwise becomes insolvent; or

	(v)	suffers a change in its constitution, management, directors or shareholding which in the opinion of the Board is material; or

	(vi)	commits a breach of any contract entered into between the Grantee or his Associate and any member of the Group,

the Option (to the extent not already exercised) shall lapse on the date of appointment of the liquidator or receiver or on the date of suspension or cessation of business or on the date when the Grantee is deemed to be unable to pay its debts as aforesaid or on the date of notification by the Company that the said change in constitution, management, directors or shareholding is material or on the date of notification by the Company of the said breach of contract (as the case may be) and not be exercisable unless the Board otherwise determines in which event the Option (or such remaining part thereof) shall be exercisable within such period as the Board may in its absolute discretion determine following the date of such occurrence. A resolution of the Board resolving that the Grantee’s Option has lapsed pursuant to this Clause 7.3(h) by reason of breach of contract or material change in the constitution, management, directors or shareholding as aforesaid shall be final and conclusive;

(i)	if a Grantee (being an individual):

	(i)	is unable or has no reasonable prospects of being able to pay his debts within the meaning of the Bankruptcy Ordinance or any other applicable law or has otherwise become insolvent; or

	(ii)	has made any arrangement or composition with his creditors generally; or

	(iii)	has been convicted of any criminal offence involving his integrity or honesty; or

	(iv)	commits a breach of any contract entered into between the Grantee or his Associate and any member of the Group,

the Option (to the extent not already exercised) shall lapse on the date on which he is deemed unable or to have no reasonable prospects of being able to pay his debts as aforesaid or on the date on which a petition for bankruptcy has been presented in any jurisdiction or on the date on which he enters into the said arrangement or composition with his creditors or on the date of his conviction or on the date of the said breach of contract (as the case may be) and not be exercisable unless the Board otherwise determines in which event the Option (or such remaining part thereof) shall be exercisable within such period as the Board may in its absolute discretion determine following the date of such occurrence. A resolution of the Board resolving that the Grantee’s Option has lapsed pursuant to this Clause 7.3(i) for breach of contract as aforesaid shall be final and conclusive;

(j)	if a general offer is made to all holders of Shares and such offer becomes or is declared unconditional (in the case of a takeover offer) or is approved by the requisite majorities at the relevant meetings of shareholders of the Company (in the case of a scheme of arrangement), the Grantee shall be entitled to exercise the Option (to the extent not already exercised) at any time (in the case of a takeover offer) within one month after the date on which the offer becomes or is declared unconditional or (in the case of a scheme of arrangement) prior to such time and date as shall be notified by the Company;

(k)	if a compromise or arrangement between the Company and its members or creditors is proposed for the purpose of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company, the Company shall give notice thereof to the Grantees who have Options unexercised at the same time as it despatches notices to all members or creditors of the Company summoning the meeting to consider such a compromise or arrangement and thereupon each Grantee (or his legal representatives or receiver) may until the expiry of the earlier of:

(i) the Option Period;

(ii) the period of two months from the date of such notice; or

(iii) the date on which such compromise or arrangement is sanctioned by the court,

exercise in whole or in part his Option. Except insofar as exercised in accordance with this Clause 7.3 (k), all Options outstanding at the expiry of the relevant period referred to in this Clause 7.3(k) shall lapse. The Company may thereafter require each Grantee to transfer or otherwise deal with the Shares issued on exercise of the Option to place the Grantee in the same position as would have been the case had such Shares been the subject of such compromise or arrangement; and

(l)	in the event a notice is given by the Company to its members to convene a general meeting for the purposes of considering, and if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall on the same date as or soon after it despatches such notice to each member of the Company give notice thereof to all Grantees and thereupon, each Grantee (or his legal personal representative(s)) shall be entitled to exercise all or any of his options at any time not. later than two Business Days prior to the proposed general meeting of the Company by giving notice in writing to the Company, accompanied by a remittance for the full amount of the aggregate Subscription Price for the Shares in respect of which the notice is given whereupon the Company shall as soon as possible and, in any event, no later than the business day immediately prior to the date of the proposed general meeting referred to above, allot the relevant Shares to the Grantee credited as fully paid.

7.4	The Shares to be allotted upon the exercise of an Option will be subject to all the provisions of the Articles of Association and the laws of the Cayman Islands from time to time and shall rank pari passu in all respects with the then existing fully paid Shares in issue on the Allotment Date or, if that date falls on a day when the register of members of the Company is closed, the first date of the re-opening of the register of members, and accordingly will entitle the holders to participate in all dividends or other distributions paid or made on or after the Allotment Date or, if that date falls on a day when the register of members of the Company is closed, the first day of the re-opening of the register of members, other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date herefore shall be before the Allotment Date.

7.5	A Share issued upon the exercise of an Option shall not carry rights until the registration of the Grantee (or any other person) as the holder thereof.

8.	MAXIMUM NUMBER OF SHARES AVAILABLE FOR SUBSCRIPTION

8.1	The maximum number of Shares which may be issued upon exercise of all options to be granted under the Scheme and any other schemes of the Group shall not in aggregate exceed 10 per cent, of the Shares in issue as at the date of listing of the Shares on the Main Board of the Stock Exchange (the “Scheme Mandate Limit”) provided that:	R17.03(3)

(a) the Company may at any time as the Board may think fit seek approval from its shareholders to refresh the Scheme Mandate Limit, save that the maximum number of Shares which may be issued upon exercise of all options to be granted under the Scheme and any other schemes of the Company shall not exceed 10 per cent, of the Shares, in issue as at the date of approval by the shareholders of the Company in general meeting where the Scheme Mandate Limit is refreshed. Options previously granted under the Scheme and any other schemes of the Company (including those outstanding, cancelled, lapsed or exercised in accordance with the terms of the Scheme or any other schemes of the Company) shall not be counted for the purpose of calculating the Scheme Mandate Limit as refreshed. The Company shall send to its shareholders a circular containing the details and information required under the Listing Rules; and

(b) the Company may seek separate approval from its shareholders in general meeting for granting Options beyond the Scheme Mandate Limit, provided that the Options in excess of the Scheme Mandate Limit are granted only to the Eligible Person specified by the Company before such approval is obtained. The Company shall issue a circular to its shareholders containing the details and information required under the Listing Rules.

8.2	Notwithstanding Clause 8.1(a), the maximum number of Shares which may be issued upon exercise of all outstanding options granted and yet to be exercised under the Scheme and any other schemes of the Group shall not exceed 30 per cent, of the Shares in issue from time to time.

8.3	The maximum number of Shares issued and to be issued upon exercise of the Options granted to any one Eligible Person (including exercised and outstanding Options) in any 12-month period shall not exceed 1 per cent, of the Shares in issue from time to time. Where any further grant of Options to such an Eligible Person would result in the Shares issued and to be issued upon exercise of all Options granted and to be granted to such Eligible Person (including exercised, cancelled and outstanding Options) in the 12-month period up to and including the date of such further grant representing in aggregate over 1 per cent, of the Shares in issue, such further grant shall be separately approved by the shareholders of the Company in general meeting with such Eligible Person and his Associates abstaining from voting. The Company shall send a circular to its shareholders disclosing the identity of the Eligible Person, the number and terms of the Options to be granted (and Options previously granted) to such Eligible Person, and containing the details and information required under the Listing Rules. The number and terms (including the Subscription Price) of the Options to be granted to such Eligible Person must be fixed before the approval of the Company’s shareholders and the date of the Board meeting proposing such grant shall be taken as the Offer Date for the purpose of calculating the Subscription Price of those Options.	R17.03(4)

8.4	The maximum numbers set out in Clauses 8.1 to 8.3 above shall be adjusted, in such manner as the Auditors shall certify in writing to the Board to be fair and reasonable in the event of any alteration to the capital structure of the Company in accordance with Clause 15 below whether by way of capitalization of profits or reserves, rights issue, consolidation, reclassification, reconstruction, subdivision or reduction of the share capital of the Company but shall not in any event exceed the limits imposed by the Listing Rules.	R17.03(13)

9.	TRANSFERABILITY OF OPTIONS

9.1	An Option shall be personal to the Grantee and shall not be assignable and no Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interest (legal or beneficial) in favour of any third party over or in relation to any Option or attempt so to do (save that the Grantee may nominate a nominee in whose name the Shares issued pursuant to the Scheme may be registered), except with the prior written consent of the Board from time to time. Any breach of the foregoing shall entitle the Company to cancel any outstanding Option or part thereof granted to such Grantee.	R17.03(17)

10.	LAPSE OF OPTION

10.1	An Option shall lapse automatically and not be exercisable (to the extent not already exercised) on the earliest of::		R17.03(12)

	(a)	the expiry of the Option Period;

	(b)	the expiry of any of the period referred to Clause 7.3;

	(c)	subject to Clause 7.3(1), the date of the commencement of the winding- up of the Company;

	(d)	there is an unsatisfied judgement, order or award outstanding against the Grantee or the Board has reason to believe that the Grantee is unable to pay or to have no reasonable prospect of being able to pay his/its debts;

	(e)	there are circumstances which entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in Clauses 7.3(h) or 10.1(d); or

	(f)	a bankruptcy order has been made against any director or shareholder of the Grantee (being a corporation) in any jurisdiction.

No compensation shall be payable upon the lapse of any Option, provided that the Board shall be entitled in its discretion to pay such compensation to the Grantee in such manner as it may consider appropriate in any particular case.

11.	CANCELLATION OF OPTIONS

11.1	The Board shall be entitled for the following causes to cancel any Option in whole or in part by giving notice in writing to the Grantee stating that such Option is thereby cancelled with effect from the date specified in such notice (the “Cancellation Date”):

	(a)	the Grantee commits or permits or attempts to commit or permit a breach of Clause 9.1 or any terms or conditions attached to the grant of the Option;

	(b)	the Grantee makes a written request to the Board for the Option to be cancelled; or

	(c)	if the Grantee has, in the opinion of the Board, conducted himself in any manner whatsoever to the detriment of or prejudicial to the interests of the Company or a Subsidiary.

11.2	The Option shall be deemed to have been cancelled with effect from the Cancellation Date in respect of any part of the Option which has not been exercised as at the Cancellation Date. No compensation shall be payable upon any such cancellation, provided that the Board shall be entitled in its discretion to pay such compensation to the Grantee in such manner as it may consider appropriate in any particular case.		R17.03(14)

12.	REORGANISATION OF CAPITAL STRUCTURE

12.1	In the event of any alteration to the capital structure of the Company while any Option remains exercisable, whether by way of capitalization of profits or reserves, open offer, rights issue, consolidation, reclassification, reconstruction, sub-division or reduction of the share capital of the Company, the Board may, if it considers the same to be appropriate, direct that adjustments be made to:

	(a)	the maximum number of Shares subject to the Scheme; and/or

	(b)	the aggregate number of Shares subject to the Option so far as unexercised; and/or

	(c)	the Subscription Price of each outstanding Option.

Where the Board determines that such adjustments are appropriate (other than an adjustment arising from a capitalization issue), the Auditors appointed by the Company shall certify in writing to the Board that any such adjustments are in their opinion fair and reasonable, provided that:

	(a)	any such adjustments shall be made on the basis that the aggregate Subscription Price payable by the Grantee on the full exercise of any Option shall remain as nearly as practicable the same as (but shall not be greater than) as it was before such event;

	(b)	no such adjustments shall be made the effect of which would be to enable a Share to be issued at less than its nominal value;

	(c)	any such adjustments shall be made in accordance with the provisions as stipulated under Chapter 17 of the Listing Rules and supplementary guidance on the interpretation of the Listing Rules issued by the Stock Exchange from time to time; and

	(d)	the issue of securities as consideration in a transaction shall not be regarded as a circumstance requiring any such adjustments.

The capacity of the Auditors in Clause 12.1 is that of experts and not arbitrators and their certification shall be final and binding on the Company and the Grantees in the absence of manifest error. The costs of the Auditors shall be borne by the Company.

12.2	If there has been any alteration in the capital structure of the Company as referred to in Clause 12, the Company shall, upon receipt of a notice from the Grantee in accordance with Clause 7.1, inform the Grantee of such alteration and shall either inform the Grantee of the adjustment to be made pursuant to the certificate of the Auditors obtained by the Company for such purpose, or if no such certificate has yet been obtained, inform the Grantee of such fact and instruct the Auditors to issue a certificate in that regard in accordance with Clause 12.

13.	SHARE CAPITAL

13.1	Subject to Clause 7.2, the Board shall at all times set aside for the purposes of the Scheme, out of the authorized but unissued share capital of the Company, such number of Shares as the Board may from time to time determine to be sufficient to meet subsisting requirements for the exercise of the Option.

14.	TERMINATION

14.1	The Company may by resolution in general meeting at any time terminate the operation of the Scheme. Upon termination of the Scheme as aforesaid, no further Options shall be offered but the provisions of the Scheme shall remain in force and effect in all other respects. All Options granted prior to such termination and not then exercised shall continue to be valid and exercisable subject to and in accordance with the Scheme.	R17.03(16)

15.	ALTERATION OF THE SCHEME

15.1	Subject to Clause 15.2, the Scheme may be altered in any respect by a resolution of the Board.	R17.03(18)

15.2	The following shall not be carried out except with the prior sanction of an ordinary resolution of the shareholders of the Company in general meeting:

(a) any material alteration to its terms and conditions or any change to the terms of Options granted (except where the alterations take effect under the existing terms of the Scheme);

(b) any alteration to the provisions of the Scheme in relation to the matters set out in Rule 17.03 of the Listing Rules to the advantage of Grantee;

(c) any change to the authority of the Board or any person or committee delegated by the Board pursuant to clause 4.2 to administer the day-to- day running of the Scheme; and

(d) any alteration to Clause 15

provided always that the amended terms of the Scheme shall comply with the applicable requirements of the Listing Rules.

16.	DISPUTES

16.1	Any dispute arising in connection with the Scheme (whether as to the number of Shares the subject of an Option, the amount of the Subscription Price or otherwise) shall be referred to the decision of the Auditors who shall act as experts and not as arbitrators and whose decision shall, in the absence of manifest error, be final and conclusive and binding on all persons who may be affected thereby.

17.	MISCELLANEOUS

17.1	The Company shall bear the costs of establishing and administering the Scheme (including the costs of the Auditors).

17.2	A Grantee shall be entitled to inspect copies of all notices and other documents sent by the Company to its members at the same time or within a reasonable time of such notices or documents being sent, which shall be made available to him during normal office hours at the principal office of the Company in Hong Kong.

17.3	Any notices, documents or other communication between the Company and a Grantee shall be in writing and may be sent by prepaid post or by personal delivery to, in the case of the Company, its principal office in Hong Kong and, in the case of the Grantee, his address in Hong Kong as notified to the Company from time to time.

17.4	Any notice or other communication served:

(a) by the Company shall be deemed to have been served 24 hours after the same was put in the post or if delivered by hand, when delivered; and

(b) by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

17.5	All allotments and issues of Shares pursuant to the Scheme shall be subject to any necessary consents under the relevant laws, enactments or regulations for the time being in force in the Cayman Islands or elsewhere and a Grantee shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of his Option. By accepting an Offer or exercising his Option, the Grantee thereof is deemed to have represented to the Company that he has obtained all such consents. A Grantee shall indemnify the Company fully against all claims, demands, liabilities, actions, proceedings, fees, costs and expenses which the Company may suffer or incur (whether alone or jointly with other party or parties) for or in respect of any failure on the part of the

Grantee to obtain any necessary consent or to pay tax or other liabilities referred therein. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or for any tax or other liability to which a Grantee may become subject as a result of his participation in the Scheme.

17.6	A Grantee shall pay all taxes and discharge all other liabilities to which he may become subject as a result of his participation in the Scheme or the exercise of any Option.

17.7	The Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

17.8	The Scheme shall not form part of any contract of employment between the Company or any Subsidiary and any Executive and the rights and obligations of any Executive under the terms of his office or employment shall not be affected by his participation in it and the Scheme shall afford such an Executive no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

18.	GOVERNING LAW

18.1	The Scheme and all Options granted hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

雅士利国际控股有限公司

购股权计划

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1. **定义和释义**

(A) 在本计划中，除上下文另有要求外，下列引号内的用语具有以下含义：

"开始日"	就任何一项具体期权而言,按照本计划的条款授予该期权的日期;
"计划"	目前的购股权计划或按照该计划规定不时予以修改的购股权计划;
"认购价格"	参与人按照购股权计划第12条规定行使期权认购股份的每股价格;
"本公司"	是指雅士利国际控股有限公司，一家于2010年6月3日成立根据开曼群岛法例注册成立的获豁免有限公司;
"公司章程"	公司不时修订的章程大纲及细则;
"可参与人士"	属于购股权计划第3条范围的任何人士;
"证监会"	香港证券及期货事务监察委员会;
"审计师"	公司聘任的审计师;
"股东"	不时持有股份的人士;
"股份"	公司资本中每股港币0.1元（或由不时构成普通股份资本的股份之分拆或合并而形成的其他面值）的股份;

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“成员公司”	当时或不时是公司的成员公司（在《公司法例》（香港法律第三十二章）定义范围内），不论其组建地在香港或其他地方；
“香港”	中华人民共和国香港特别行政区；
“要约”	为按照规定授予一项购股权而发出的要约；
“要约日”	向合格参加者发出要约的日期；
“港元”	香港元，香港的法定货币；
“通过日”	2011年8月29日（本计划于以书面决议通过的日期）；
“营业日”	中国和香港各银行通常开门营业的任何日期（星期六除外）；
“本集团”	本公司及本公司之附属公司；
“购股权”	按照本计划授予的认购股份的权利；
“购股权期限”	就任何一项购股权而言，由公司董事会设定可参与人可行使购股权的期限；
“联交所”	香港联合交易所有限公司；
“董事”	公司现有董事，包括执行董事、非执行董事及独立非执行董事(如适用)；及
“董事会”	公司的董事会或经董事会正式授权的委员会。

(B) 在本计划中，除上下文有其他要求：

(i) 小标题仅为方便而设，不应限制、变更、延展或以其他方式影响本计划任何条款的本义；

(ii) 提及节即为提及本计划的节；及

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(iii) 提及人应包括提及公司法人、公司、合伙关系、专属关系、组织、协会、企业和分支机构。

2. 目的

购股权计划旨在向合资格人士（如下段所定义）提供于本公司拥有个人股权的机会，并激励彼等尽量提升其日后对本集团的表现及效率，及／或就彼等过往的贡献给予奖励，以吸引及挽留或以其他方式与该等对本集团的绩效、增长或成功而言乃属重要及／或其贡献有利于或将有利于本集团的绩效、增长或成功的合资格人士维持持续的合作关系，另外就行政人员（定义见下文）而言，更使本集团吸引及挽留经验丰富且具备才能的人士及／或就彼等过往的贡献给予奖励。

3. 购股权计划的条件

购股权计划须以下条件达成当日方始生效：

(a) 在下文(b)的规限下，本公司全体股东批准采纳购股权计划；

(b) 联交所批准因根据购股权计划的条款及条件行使购股权而将予配发及发行的最多350,000,000股股份上市及买卖。

4. 可参与人士

董事会可按其绝对酌情权根据购股权计划所载的条款向下列人士提呈可认购有关数目的股份的购股权（「购股权」）：

(a) 本集团任何成员公司的任何执行董事、经理，或其他担当行政、管理、监管或类似职位的其他雇员（「行政人员」）、任何全职或兼职雇员，或被调往本集团任何成员公司担任全职或兼职工作的人士（「雇员」）；

(b) 本集团任何成员公司的董事或候选董事（包括独立非执行董事）；

(c) 本集团任何成员公司的直接或间接股东；

(d) 向本集团任何成员公司供应货品或服务的供货商；

(e) 本集团任何成员公司的客户、顾问、业务或合营伙伴、获特许经营商、承包商、代理或代表；

(f) 为本集团任何成员公司提供设计、研究、开发或其他支持或任何建议、咨询、专业或其他服务的个人或实体；及

(g) 上文(a)至(c)段所述任何人士的联系人。

（上述人士为「合资格人士」）

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5. **最高股份数目**

因行使根据购股权计划及本集团任何其他计划将予授出的所有购股权而可能发行的最高股份数目，合共不得超过截至上市日期已发行股份（不包括因行使超额配股权而可能须予发行的股份）的10%（「计划授权上限」），前提是：

(a) 本公司可于董事会认为合适时随时寻求股东批准更新计划授权上限，惟因行使根据购股权计划及本公司任何其他计划将予授出的所有购股权而可能发行的最高股份数目，不得超过于股东大会上获股东批准更新计划授权上限当日已发行股份数目的10%。就计算经更新的计划授权上限而言，过往根据购股权计划及本公司任何其他计划授出的购股权（包括根据购股权计划或本公司任何其他计划的条款而属尚未行使、已注销、已失效或已行使的购股权）不应计算在内。本公司须向股东寄发一份载有上市规则规定的详情及数据的通函。

(b) 本公司可于股东大会上寻求股东另行批准授出超过计划授权上限的购股权，惟超出计划授权上限的购股权仅可授予本公司在取得有关批准前已指定的合资格人士。本公司须向股东寄发一份载有上市规则规定的详情及数据的通函。

(c) 因悉数行使根据购股权计划及本集团任何其他计划已授出但尚未行使的购股权而可能发行的最高股份数目，不得超过本公司不时已发行股本的30%。倘根据购股权计划及本公司任何其他购股权计划授出的购股权将导致超出有关上限，则不得根据上述计划授出任何购股权。

6. **各参与者享有购股权数目上限**

本公司概不得向任何一名人士授出购股权，致使因行使在任何12个月期间内授予及将授予该人士的购股权而发行及将予发行的股份总数超过本公司不时已发行股本的1%。

倘向上述合资格人士增授购股权，而可能导致因行使截至有关增授当日（包括该日）止12个月期间已授予及将授予该合资格人士的所有购股权（包括已行使、已注销及尚未行使的购股权）而已发行及将予发行的股份合共超过已发行股份的1%，则有关增授须在股东大会上获得本公司股东另行批准，而该合资格人士及其联系人须放弃表决。

本公司须向股东寄发一份通函，披露合资格人士的身份、将向该合资格人士授出的购股权（及先前已授出的购股权）的数目及条款，并载列上市规则规定的详情及数据。将向该合资格人士授出购股权的数目及条款（包括认购价）必须在本公司股东批准之前厘定；而就计算该等购股权的认购价而言，建议有关授出的董事

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会会议日期须被视作要约日期。

7. 提呈及授出购股权

根据购股权计划的条款，董事会有权自采纳日期起计10年内随时向由董事会按其绝对酌情权选择的任何合资格人士提呈授出购股权，按认购价认购董事会（根据购股权计划的条款）厘定的股份数目（但所认购的股份须为在联交所买卖股份的完整买卖单位或其完整倍数）。

8. 向关连人士授出购股权

根据购股权计划的条款，只要上市规则有所规定，向本公司董事、主要行政人员或主要股东（定义见上市规则）或彼等各自的任何联系人建议提呈任何购股权，则有关要约须经本公司独立非执行董事（不包括其或其联系人为购股权承授人的独立非执行董事）事先批准。

倘本公司向本公司主要股东（定义见上市规则）或独立非执行董事或其各自的任何联系人授出购股权，致使因行使截至有关授出当日（包括该日）止12个月期间已授予及将授予该名人士的所有购股权（包括已行使、已注销及尚未行使的购股权）而已发行及将予发行的证券：

(a) 相当于合共超过已发行相关类别证券的0.1%；及

(b) （倘证券于联交所上市）根据各个授出日期的证券收市价计算，总值超过5百万港元，则增授购股权须经本公司股东（以投票方式投票表决）批准。本公司须向股东发出一份载有上市规则所规定数据的通函。本公司所有关连人士必须在有关股东大会上放弃投赞成票。

授予属本公司主要股东或独立非执行董事或彼等各自的任何联系人的参与者的购股权条款的任何变动，须经本公司股东批准。

9. 要约期间及接受数目

合资格人士可在要约日期起计28日期间内决定接纳授出购股权的要约，惟不可在购股权计划有效期届满后接纳授出购股权。本公司在相关合资格人士须接纳购股权要约的日期，即不迟于要约日期后28日的日期（「接纳日期」）或之前收到由承授人正式签署的构成接纳购股权要约的要约函件副本，连同以本公司为收款人的1港元汇款（作为授出购股权的代价）时，购股权即被视作已经授出及由合资格人士接纳，且购股权已生效。该汇款于任何情况下均不得退回。

承授人接纳任何授出购股权要约时，所接受的股份数目可少于要约所提呈的股份数目，惟只可接受在联交所买卖股份的一手或其任何完整倍数为单位，且该数目须清晰载列于构成接纳购股权要约的要约函件副本内。倘授出购股权的要约于接

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纳日期不获接纳，将会视为不可撤回地拒绝要约。

10. **授出购股权的时间限制**

当发生股价敏感事件后或就股价敏感事件作出决定后，董事会不得根据购股权计划授出任何购股权，直至该等股价敏感数据已遵照上市规则之规定公布为止。尤其于紧接以下两者中较早发生者前两个月：为通过本公司任何年度、半年、季度或任何其他中期业绩（不论上市规则规定与否）而举行董事会会议的日期（即本公司遵照上市规则首先通知联交所的日期）；及本公司须刊发任何年度或半年度（根据上市规则）、季度或任何其他中期业绩（不论上市规则规定与否）的公告的最后限期，至刊发业绩公告当日止期间，不得授出购股权。

11. **最短持有期限、行权及绩效目标**

根据上市规则条文，当董事会认为恰当时，董事会可绝对酌情于提呈授出购股权时施加在购股权计划中所载以外的有关购股权的任何条件、约束或限制（载列于列有授出购股权要约的函件中），包括（在不影响于前述一般性的情况下）符合及／或维持有关本公司及／或承授人达致绩效、经营或财务目标的合资格标准、条件、约束或限制；承授人在履行或维持若干条件或责任方面令人满意或行使所有或任何股份的购股权权利行权前的时间或期间，惟该等条款或条件不得与购股权计划的任何其他条款或条件出现不一致。为免生疑问，除如前述董事会可厘定的该等条款及条件（包括有关购股权的行权、行使或其他事项的条款及条件）另有规定外，于购股权可获行使前并无必须持有购股权的最短期限，于购股权可获行使前承授人亦毋须达到任何绩效目标。

12. **购股权的应付金额**

每接纳一份购股权应付1.0港元。

13. **认购价**

任何特定购股权的认购价须由董事会在授出有关购股权时（及须列于授出购股权的要约函件中）全权酌情厘定，惟该认购价不得低于下列三者中的最高者：

(a) 股份面值；

(b) 于授出日期在联交所每日报价表所列的股份收市价；及

(c) 紧接授出日期前5个营业日（定义见上市规则）股份于联交所每日报价表所列的平均收市价。

14. **行使购股权**

(A) 购股权可由承授人（或其合法个人代表）按本购股权计划所载的方式于购

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股权期间内，藉向本公司发出书面通知说明将行使购股权及订明购股权行使所涉及的股份数目而全数或部分行使（但若仅部分行使，涉及买卖单位或其任何完整倍数）予以行使。各有关通知必须随附发出的通知所涉及的股份总认购价全数的款项。接获通知并（如适用）接获本公司核数师根据购股权计划发出的证书之后30日内，本公司须相应地向承授人（或其合法个人代表）配发及发行自有关行使日期（不包括该日）起入账列作缴足的相关数目的股份，并向承授人（或其合法个人代表）发出所配发股份的股票。

(B) 任何购股权的行使均可能受到由董事会全权酌情厘定的行权时间表的规限，而行权时间表须于要约函件中订明。

(C) 行使任何购股权须视乎本公司股东于股东大会上批准本公司法定股本的任何必要增加而定。

(D) 行使购股权须符合下列各项：

(a) 倘承授人于行使（或全部行使）购股权前身故或永久性残疾，承授人（或其合法代表）可于承授人身故或永久性残疾后起计12个月内或董事会可能决定的更长期间内全数行使承授人应有的购股权（以尚未行使者为限）；

(b) 倘承授人除身故、永久性残疾、根据适用于本集团退休计划在相关时期退休或转职至联属公司或因行为不当而辞职或终止受聘而终止与本集团有关成员公司的雇佣关系外，因任何原因（包括其受雇公司不再是本集团成员公司）而不再是行政人员，购股权（以尚未行使者为限）将于终止受雇日期失效及不可行使，除非董事会另行决定该购股权（或其剩余部分）于有关终止日期后可予行使，在此情况下，购股权须在董事会全权酌情决定的期限内行使；

(c) 倘向所有股份持有人提出全面要约且该要约成为或被宣称为无条件（在收购要约的情况下）或在本公司相关股东大会上获必要大比数股东通过（在协议安排的情况下），则承授人有权于该要约成为或被宣称为无条件的当日后起计的一个月内任何时候（在收购要约的情况下）或（在协议安排的情况下）于本公司所通知的时间及日期前行使购股权（以尚未行使者为限）；

(d) 倘为了或有关本公司重组计划或与任何其他公司合并的计划而建议由本公司与其股东或债权人之间作出和解或安排，则本公司须于其向本公司的所有股东或债权人寄发召开考虑该项和解或安排的大会通知的同时，亦向拥有尚未行使的购股权的承授人发出通知，此后各名

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承授人（或其合法代表或接管人）可直至下列日期届满（以下列三者中较早发生者为准）：

(i) 购股权期限（就任何特定购股权而言，此期限由紧随根据购股权计划购股权被视为获授出及接纳的营业日（定义见上市规则）之后起计至董事厘定及知会每名承授人之日届满，惟此期限不得超过授出特定购股权之日起计10年，且须受购股权计划所载提前终止的条文所规限）；

(ii) 有关通知日起计两个月期间；或

(iii) 法院裁定的和解或安排当日，行使其全部或部分购股权。

(e) 倘本公司向其股东发出通知召开股东大会以考虑及酌情批准自愿清盘本公司的决议案，则本公司须于寄发有关通知本公司每位股东的同一天或尽早向所有承授人发出有关通知，而届时每位承授人（或其合法个人代表）有权在不迟于建议举行本公司股东大会前两个营业日（定义见上市规则）内任何时间，通过书面知会本公司行使其全部或任何购股权，同时须将其通知所涉及股份的总认购价全数金额支付予本公司，其后本公司将尽快且在任何情况下在不迟于上述建议举行股东大会日期前的一个营业日（定义见上市规则），以入账列作缴足方式将相关股份配发予承授人。

15. 股份地位

于购股权行使时将予配发的股份，须受不时颁布的组织章程细则及开曼群岛法例的所有条文所规限，并将可在各方面与于配发日已发行的现有缴足股份享有同等的权益，或倘配发日为暂停办理本公司股份过户登记之日，则为重新接受办理股份过户登记的首日，因而将赋予持有人权利享有配发日（或倘配发日为暂停办理本公司股份过户登记之日，则为重新接受办理股份过户登记的首日）或之后支付或作出的所有股息或其他分派，但不包括先前于配发日之前的记录日期宣布或建议或决议将会支付或作出的任何股息或其他分派。

购股权行使时将予发行的股份在承授人（或任何其他人士）登记为股份持有人之前不附带权利。

16. 购股权计划的期限

在此计划条款的规限下，购股权计划将由购股权计划成为无条件之日起计10年期间内有效及生效，于该期间后，将不再授出或提呈其他购股权，但购股权计划的条文将继续具有十足效力及生效，惟使10年期限届满前授出的任何仍然有效的购股权的行使所必要者为限，或遵照购股权计划条文的规定。

9

17. 购股权计划的失效

购股权（以尚未行使者为限）将于下列时间（以最早发生者为准）自动失效及不可予以行使：

(a) 购股权期限届满时；

(b) 有关行使购股权的段落所述的任何期间届满时；

(c) 受本节「购股权计划—行使购股权」一段所述的期限所规限，本公司开始清盘的日期；

(d) 存在对承授人不利的判决、法令或尚未执行的裁决，或董事会有理由相信承授人无力偿付或无合理预期可偿付其债务；或

(e) 在任何司法权区内对承授人（为一间公司）的任何董事或股东下达破产令。

任何购股权失效时毋须支付任何赔偿金，惟董事会有权酌情以其认为就任何特定情况下属恰当的方式支付此赔偿金予承授人。

18. 调整

倘若本公司资本架构发生任何变动而任何购股权仍可予行使，则无论通过溢利或储备资本化、供股、合并、重新分类、重组、拆细或削减本公司股本的方式，倘董事会认为恰当，则可能会调整：

(a) 购股权计划相关的最高股份数目；及／或

(b) 与尚未行使的购股权相关的股份总数；及／或

(c) 尚未行使的各项购股权的认购价。

当董事会决定该等调整为恰当时（不包括资本化发行引致的调整），本公司委聘的核数师将向董事会书面证明其认为该等调整属公平合理，惟：

(a) 任何该等调整的基础是，承授人因悉数行使任何购股权而应付的总认购价须尽可能与调整发生前保持相同（但不得超过调整发生前数目）；

(b) 任何该等调整所产生的效果，不得使股份以低于其面值的价格发行；

(c) 任何该等调整须依照上市规则第17章及联交所不时颁布有关上市规则诠释的补充指引的条文（包括联交所于2005年9月5日就购股权计划致全体发行人的函件所随附的补充指引）；及

(d) 作为交易代价的证券发行将不得被视为需要作出该等调整的情况。

10

19. 注销尚未行使的购股权

董事会有权基于以下理由以书面知会承授人，说明该等购股权由该通知所指明的日期（「注销日」）起注销而注销任何全部或部分购股权：

(a) 承授人作出或允许作出或试图作出或允许作出违反购股权转让性的限制或授予购股权所附 带的任何条款或条件；

(b) 承授人向董事会提出书面要求注销购股权；或

(c) 倘董事会认为承授人以任何方式所作出的行为损害或不利于本公司或其附属公司的利益。

于注销日尚未行使的任何部分购股权的注销日期起，购股权将被视为已注销。任何该等注销毋须支付任何赔偿金，惟董事会将有权酌情在其认为任何特定情况下属恰当的方式支付此赔偿金予承授人。

20. 终止

本公司可随时于股东大会上通过决议案终止购股权计划的运作。待上述购股权计划终止后，不得进一步授出购股权，惟购股权计划的条文在各其他方面仍然具有效力及作用。所有于此终止之前已授出且当时尚未行使的购股权将继续有效，可在符合购股权计划规限的前提下，遵照购股权计划行使。

21. 可转让性

购股权属承授人个人所有，且不得转让，任何承授人均不得以任何方式向任何第三方出售、转让、押记、抵押、留置或增设任何有关任何购股权的任何权益（法定或实益的权益）或试图如此行事（除了承授人可提名一名代名人，而根据计划发行的股份可以其名义登记），惟董事会不时作出事先的书面同意则除外。一旦违反上述规定，本公司将有权注销授予该名承授人的任何尚未行使购股权或部分有关购股权。

22. 修订

购股权计划可藉董事会决议案在任何方面予以修订，除非本公司股东在股东大会上事先批准一项普通决议案，否则不得进行以下修订，且计划的经修订条款必须符合上市规则的适用规定：(i)对购股权计划的条款及条件的任何重大修订，或对已授出购股权的条款的任何变动（惟根据计划的现有条款生效的修订则除外）；(ii)就上市规则第17.03条所载事宜对计划条文作出有利承授人的任何修订；及(iii)对前述终止条文的任何修订。

11

Part B - 2011年计划授予情况

员工编号	受让人姓名（中文）	主要工作地	身份证/护照号	授权日期	失效日期	行权价（HKD）	授予期权总额	2011年8月29号可行权	2012年8月29号可行权	*2013年8月29号可行权*	*2014年8月29号可行权*	2013年5月27号合并行权
1	吴追年	中国	440105196808052919	2011.8.29	2020.10.7	1.5	12,000,000	3,000,000	3,000,000	*3,000,000*	*3,000,000*	6,000,000
2	谢勋鹏	中国	440520197106084510	2011.8.29	2020.10.7	1.5	3,000,000	750,000	750,000	*750,000*	*750,000*	1,500,000
3	吴晓南	中国	440525197309066859	2011.8.29	2020.10.7	1.5	2,000,000	500,000	500,000	*500,000*	*500,000*	1,000,000
4	陈敏辉	中国	320404196801100618	2011.8.29	2020.10.7	1.5	2,000,000	500,000	500,000	*500,000*	*500,000*	1,000,000
5	潘静芝	中国	440520197506134521	2011.8.29	2020.10.7	1.5	2,000,000	500,000	500,000	*500,000*	*500,000*	1,000,000
6	李孟泰	中国	430123197201039051	2011.8.29	2020.10.7	1.5	2,000,000	500,000	500,000	*500,000*	*500,000*	1,000,000
7	郑伟勇	中国	445202197710183051	2011.8.29	2020.10.7	1.5	1,500,000	375,000	375,000	*375,000*	*375,000*	750,000
8	张培喜	中国	44052119790104221X	2011.8.29	2020.10.7	1.5	2,000,000	500,000	500,000	*500,000*	*500,000*	1,000,000
9	姜伟建	中国	231122197809272019	2011.8.29	2020.10.7	1.5	1,500,000	375,000	375,000	*375,000*	*375,000*	750,000
10	刘小鹏	中国	610113197210317317	2011.8.29	2020.10.7	1.5	742,028	185,507	185,507	*185,507*	*185,507*	371,014
11	赵英祥	中国	230182196806160039	2011.8.29	2020.10.7	1.5	1,500,000	375,000	375,000	*375,000*	*375,000*	750,000
12	张俊	中国	610428197109132319	2011.8.29	2020.10.7	1.5	614,823	153,705	153,705	*153,705*	*153,708*	307,410
13	谢莉	中国	440520197609232327	2011.8.29	2020.10.7	1.5	568,888	142,222	142,222	*142,222*	*142,222*	284,444
14	余雪卿	中国	440511197301220729	2011.8.29	2020.10.7	1.5	484,085	121,021	121,021	*121,021*	*121,022*	242,042
15	肖开清	中国	51060219760110169X	2011.8.29	2020.10.7	1.5	399,282	99,820	99,820	*99,820*	*99,822*	199,640
16	林如莲	中国	445121197803154560	2011.8.29	2020.10.7	1.5	346,633	86,658	86,658	*86,658*	*86,659*	173,316
17	柯玉琴	中国	440509198011214040	2011.8.29	2020.10.7	1.5	277,377	69,344	69,344	*69,344*	*69,345*	138,688
18	谢树锐	中国	440520196209154599	2011.8.29	2020.10.7	1.5	242,749	60,687	60,687	*60,687*	*60,688*	121,374
19	赵显	中国	410526197503167435	2011.8.29	2020.10.7	1.5	208,121	52,030	52,030	*52,030*	*52,031*	104,060
20	于晓伟	中国	612133197508058618	2011.8.29	2020.10.7	1.5	208,121	52,030	52,030	*52,030*	*52,031*	104,060
21	王永军	中国	610202197508022817	2011.8.29	2020.10.7	1.5	173,493	43,373	43,373	*43,373*	*43,374*	86,746
22	陈耀福	中国	422802197001253455	2011.8.29	2020.10.7	1.5	173,493	43,373	43,373	*43,373*	*43,374*	86,746
23	陈敦祁	中国	460100197511130919	2011.8.29	2020.10.7	1.5	173,493	43,373	43,373	*43,373*	*43,374*	86,746
24	张志军	中国	150429197502144637	2011.8.29	2020.10.7	1.5	173,493	43,373	43,373	*43,373*	*43,374*	86,746
25	郭磊	中国	23022419830212182X	2011.8.29	2020.10.7	1.5	123,671	30,917	30,917	*30,917*	*30,920*	61,834
26	郑秀清	中国		2011.8.29	2020.10.7	1.5	2,000,000	500,000	500,000	*500,000*	*500,000*	1,000,000
27	温洁平	中国		2011.8.29	2020.10.7	1.5	2,000,000	500,000	500,000	*500,000*	*500,000*	1,000,000
28	袁振标	中国		2011.8.29	2020.10.7	1.5	1,500,000	375,000	375,000	*375,000*	*375,000*	750,000
									斜体部分为尚未行权股份数		*合计*	19,954,866
											2013年5月披露	19,954,866
											差异	-

Part C - 2010年计划授予情况表										
员工编号	受让人姓名（中文）	主要工作地	行权价（RBM）	授予期权	行权计划					总数
					2011.1.15	2012.1.15	2013.1.15	*2014.1.15*	*2015.1.15*	
1	张利钿	中国	0.11	15547248	3109448	3109448	3109448	*3109448*	*3109456*	15547248
3	谢勋鹏	中国	0.11	2628898	525778	525778	525778	*525778*	*525786*	2628898
4	张雁鹏	中国	0.11	2374489	474896	474896	474896	*474896*	*474905*	2374489
5	吴晓南	中国	0.11	1434587	286916	286916	286916	*286916*	*286923*	1434587
6	林伟平	中国	0.11	1434587	286916	286916	286916	*286916*	*286923*	1434587
8	陈敏辉	中国	0.11	1194311	238862	238862	238862	*238862*	*238863*	1194311
9	潘静芝	中国	0.11	1194311	238862	238862	238862	*238862*	*238863*	1194311
14	李孟春	中国	0.11	954036	190806	190806	190806	*190806*	*190812*	954036
15	佟成付	中国	0.11	954036	190806	190806	190806	*190806*	*190812*	954036
16	潘平	中国	0.11	742028	148404	148404	148404	*148404*	*148412*	742028
17	林映皓	中国	0.11	742028	148404	148404	148404	*148404*	*148412*	742028
18	陈小玲	中国	0.11	742028	148404	148404	148404	*148404*	*148412*	742028
19	林文海	中国	0.11	742028	148404	148404	148404	*148404*	*148412*	742028
20	郑伟勇	中国	0.11	742028	148404	148404	148404	*148404*	*148412*	742028
21	张培喜	中国	0.11	742028	148404	148404	148404	*148404*	*148412*	742028
22	姜伟建	中国	0.11	742028	148404	148404	148404	*148404*	*148412*	742028
24	胡琼婉	中国	0.11	742028	148404	148404	148404	*148404*	*148412*	742028
26	赵英祥	中国	0.11	717293	143458	143458	143458	*143458*	*143461*	717293
27	华力	中国	0.11	667825	133564	133564	133564	*133564*	*133569*	667825
29	吴伟雄	中国	0.11	593622	118724	118724	118724	*118724*	*118726*	593622
30	陈建伟	中国	0.11	593622	118724	118724	118724	*118724*	*118726*	593622
33	王勇	中国	0.11	551221	110244	110244	110244	*110244*	*110245*	551221
34	刘培君	中国	0.11	551221	110244	110244	110244	*110244*	*110245*	551221
35	林旭金	中国	0.11	551221	110244	110244	110244	*110244*	*110245*	551221
36	陈永根	中国	0.11	551221	110244	110244	110244	*110244*	*110245*	551221
37	杨雪霞	中国	0.11	551221	110244	110244	110244	*110244*	*110245*	551221
38	纪奕波	中国	0.11	551221	110244	110244	110244	*110244*	*110245*	551221
39	王品亮	中国	0.11	551221	110244	110244	110244	*110244*	*110245*	551221
40	曾颖	中国	0.11	551221	110244	110244	110244	*110244*	*110245*	551221
41	陈荣	中国	0.11	551221	110244	110244	110244	*110244*	*110245*	551221
42	杨小梅	中国	0.11	551221	110244	110244	110244	*110244*	*110245*	551221
43	陈锋	中国	0.11	519419	103882	103882	103882	*103882*	*103891*	519419
44	高宇舟	中国	0.11	519419	103882	103882	103882	*103882*	*103891*	519419
45	余浩瀚	中国	0.11	494685	98937	98937	98937	*98937*	*98937*	494685
49	张佩慧	中国	0.11	466417	93282	93282	93282	*93282*	93289	466417
50	张志红	中国	0.11	445217	89042	89042	89042	*89042*	*89049*	445217
51	隋元秋	中国	0.11	445217	89042	89042	89042	*89042*	*89049*	445217
53	陈卓	中国	0.11	438150	87630	87630	87630	*87630*	*87630*	438150
54	杨海燕	中国	0.11	438150	87630	87630	87630	*87630*	*87630*	438150
55	段庆忠	中国	0.11	438150	87630	87630	87630	*87630*	*87630*	438150
56	张胜君	中国	0.11	438150	87630	87630	87630	*87630*	*87630*	438150
57	曾炜斌	中国	0.11	434616	86922	86922	86922	*86922*	*86928*	434616
59	郑丽香	中国	0.11	385148	77028	77028	77028	*77028*	*77036*	385148
60	温贤顺	中国	0.11	385148	77028	77028	77028	*77028*	*77036*	385148
61	周海霞	中国	0.11	385148	77028	77028	77028	*77028*	*77036*	385148
62	曹方	中国	0.11	385148	77028	77028	77028	*77028*	*77036*	385148
64	洪悦辉	中国	0.11	371014	74202	74202	74202	*74202*	*74206*	371014
66	吴烈生	中国	0.11	367480	73496	73496	73496	*73496*	*73496*	367480
67	陈卫宁	中国	0.11	367480	73496	73496	73496	*73496*	*73496*	367480
69	蔡海龙	中国	0.11	334619	66922	66922	66922	*66922*	*66931*	334619
70	翁坤生	中国	0.11	334619	66922	66922	66922	*66922*	*66931*	334619
71	陈少纯	中国	0.11	334619	66922	66922	66922	*66922*	*66931*	334619

72	郑灿新	中国	0.11	334619	66922	66922	66922	66922	66931	334619
73	阮仰雄	中国	0.11	334619	66922	66922	66922	66922	66931	334619
74	李明	中国	0.11	334619	66922	66922	66922	66922	66931	334619
77	余剑锋	中国	0.11	300698	60138	60138	60138	60138	60146	300698
78	马意	中国	0.11	300698	60138	60138	60138	60138	60146	300698
79	刘志刚	中国	0.11	300698	60138	60138	60138	60138	60146	300698
80	苏少佃	中国	0.11	300698	60138	60138	60138	60138	60146	300698
82	梁甫成	中国	0.11	296104	59220	59220	59220	59220	59224	296104
85	甘晓玲	中国	0.11	274904	54980	54980	54980	54980	54984	274904
86	卢宝川	中国	0.11	274904	54980	54980	54980	54980	54984	274904
87	张仕华	中国	0.11	274904	54980	54980	54980	54980	54984	274904
88	廖长保	中国	0.11	274904	54980	54980	54980	54980	54984	274904
89	余利敏	中国	0.11	267837	53566	53566	53566	53566	53573	267837
90	陈小俊	中国	0.11	267837	53566	53566	53566	53566	53573	267837
91	陈小刚	中国	0.11	267837	53566	53566	53566	53566	53573	267837
92	林东升	中国	0.11	267837	53566	53566	53566	53566	53573	267837
95	马俊伟	中国	0.11	267837	53566	53566	53566	53566	53573	267837
96	王贤强	中国	0.11	267837	53566	53566	53566	53566	53573	267837
97	范江波	中国	0.11	267837	53566	53566	53566	53566	53573	267837
99	时键	中国	0.11	267837	53566	53566	53566	53566	53573	267837
100	姚坤明	中国	0.11	262890	52578	52578	52578	52578	52578	262890
101	林志丰	中国	0.11	243456	48690	48690	48690	48690	48696	243456
104	陶大卫	中国	0.11	238862	47772	47772	47772	47772	47774	238862
105	林锦林	中国	0.11	238862	47772	47772	47772	47772	47774	238862
107	杨启伟	中国	0.11	238862	47772	47772	47772	47772	47774	238862
108	吴翔	中国	0.11	238862	47772	47772	47772	47772	47774	238862
109	杨秀毅	中国	0.11	233915	46783	46783	46783	46783	46783	233915
110	蔡振发	中国	0.11	233915	46783	46783	46783	46783	46783	233915
111	张捷阳	中国	0.11	233915	46783	46783	46783	46783	46783	233915
113	杨佐材	中国	0.11	233915	46783	46783	46783	46783	46783	233915
114	刘曼	中国	0.11	233915	46783	46783	46783	46783	46783	233915
115	余财森	中国	0.11	233915	46783	46783	46783	46783	46783	233915
116	蔡晓鸿	中国	0.11	233915	46783	46783	46783	46783	46783	233915
117	叶伟文	中国	0.11	233915	46783	46783	46783	46783	46783	233915
118	蔡德秋	中国	0.11	233915	46783	46783	46783	46783	46783	233915
119	朱国刚	中国	0.11	233915	46783	46783	46783	46783	46783	233915
124	唐素贞	中国	0.11	201054	40210	40210	40210	40210	40214	201054
125	陈裕立	中国	0.11	201054	40210	40210	40210	40210	40214	201054
126	刘振忠	中国	0.11	201054	40210	40210	40210	40210	40214	201054
127	王建华	中国	0.11	201054	40210	40210	40210	40210	40214	201054
128	李新海	中国	0.11	201054	40210	40210	40210	40210	40214	201054
133	周清峰	中国	0.11	201054	40210	40210	40210	40210	40214	201054
134	莫春勇	中国	0.11	201054	40210	40210	40210	40210	40214	201054
135	蔡勤	中国	0.11	201054	40210	40210	40210	40210	40214	201054
145	杨楚林	中国	0.11	167133	33426	33426	33426	33426	33429	167133
146	祖小龙	中国	0.11	167133	33426	33426	33426	33426	33429	167133
147	杨晓江	中国	0.11	167133	33426	33426	33426	33426	33429	167133
148	杨旭	中国	0.11	167133	33426	33426	33426	33426	33429	167133
149	刘延林	中国	0.11	167133	33426	33426	33426	33426	33429	167133
153	方骏	中国	0.11	167133	33426	33426	33426	33426	33429	167133
154	萧资章	中国	0.11	143812	28762	28762	28762	28762	28764	143812
155	林为莲	中国	0.11	143812	28762	28762	28762	28762	28764	143812
156	潘丽紫	中国	0.11	143812	28762	28762	28762	28762	28764	143812
157	张琦珍	中国	0.11	143812	28762	28762	28762	28762	28764	143812
158	柯晓毅	中国	0.11	143812	28762	28762	28762	28762	28764	143812
159	邹丽纯	中国	0.11	143812	28762	28762	28762	28762	28764	143812
160	杨泽滨	中国	0.11	143812	28762	28762	28762	28762	28764	143812
161	杨少香	中国	0.11	143812	28762	28762	28762	28762	28764	143812

162	林武	中国	0.11	143812	28762	28762	28762	*28762*	*28764*	143812
163	杨秋平	中国	0.11	143812	28762	28762	28762	*28762*	*28764*	143812
164	李海军	中国	0.11	143812	28762	28762	28762	*28762*	*28764*	143812
165	卢泽阳	中国	0.11	143812	28762	28762	28762	*28762*	*28764*	143812
166	何冠强	中国	0.11	143812	28762	28762	28762	*28762*	*28764*	143812
169	林建菁	中国	0.11	143812	28762	28762	28762	*28762*	*28764*	143812
170	蔡满环	中国	0.11	119431	23886	23886	23886	*23886*	*23887*	119431
171	翁杰	中国	0.11	119431	23886	23886	23886	*23886*	*23887*	119431
172	高介亮	中国	0.11	119431	23886	23886	23886	*23886*	*23887*	119431
174	何敏	中国	0.11	119431	23886	23886	23886	*23886*	*23887*	119431
175	吴枫淞	中国	0.11	119431	23886	23886	23886	*23886*	*23887*	119431
177	潘少红	中国	0.11	119431	23886	23886	23886	*23886*	*23887*	119431
178	陈仰	中国	0.11	95757	19150	19150	19150	*19150*	*19157*	95757
179	周钜彪	中国	0.11	95757	19150	19150	19150	*19150*	*19157*	95757
2	李长莉	中国	0.11	95757	19150	19150	19150	*19150*	*19157*	95757
13	*吴迪年*	中国	*1.84*	9893703	1978740	1978740	1978740	*1978740*	*1978743*	9893703
25	*张跃斌*	中国	*1.84*	968111	193622	193622	193622	*193622*	*193623*	968111
28	*刘小鹏*	中国	*1.84*	742028	148404	148404	148404	*148404*	*148412*	742028
32	*张俊*	中国	*1.84*	614823	122964	122964	122964	*122964*	*122967*	614823
47	*谢莉*	中国	*1.84*	568888	113776	113776	113776	*113776*	*113784*	568888
58	*余雪卿*	中国	*1.84*	484085	96817	96817	96817	*96817*	*96817*	484085
68	*肖开清*	中国	*1.84*	399282	79856	79856	79856	*79856*	*79858*	399282
84	*林如莹*	中国	*1.84*	346633	69326	69326	69326	*69326*	*69329*	346633
103	*何玉琴*	中国	*1.84*	277377	55474	55474	55474	*55474*	*55481*	277377
122	*谢树锐*	中国	*1.84*	242749	48548	48548	48548	*48548*	*48557*	242749
123	*赵昌*	中国	*1.84*	208121	41624	41624	41624	*41624*	*41625*	208121
137	*于晓伟*	中国	*1.84*	208121	41624	41624	41624	*41624*	*41625*	208121
140	*王永军*	中国	*1.84*	173493	34698	34698	34698	*34698*	*34701*	173493
142	*陈耀丽*	中国	*1.84*	173493	34698	34698	34698	*34698*	*34701*	173493
143	*陈贤彬*	中国	*1.84*	173493	34698	34698	34698	*34698*	*34701*	173493
167	*张忠军*	中国	*1.84*	173493	34698	34698	34698	*34698*	*34701*	173493
	郭磊	中国	*1.84*	123671	24734	24734	24734	*24734*	*24735*	123671

注：斜体部分为尚未行权的股权数

Part D - 公司期权计划及行使情况

序号	行权次数	授予时间	类型	授权股数	行权所占总额比例	已行权次数	行权到期日	剩余行权次数
1	第一次	24/12/2010	行权价RMB0.11元	18,920,061	20%	1	17/01/2011	4
2			行权价RMB1.84元					
3	第二次	28/12/2011	行权价RMB0.11元	14,026,061	20%	2	17/01/2012	3
4			行权价RMB1.84元	自动放弃	0%	自动放弃		
5	第三次	13/01/2013	行权价RMB0.11元	16,269,224	20%	3	21/01/2013	2
6			行权价RMB1.84元					
7	第四次	09/05/2013	行权价HKD1.50元	19,954,866	50%	2	股权授出之日起10年内	2

SCHEDULE 9

INSURANCE POLICIES

保险清单

序号	险种	受益人	缴纳人	承保方	备注
1	雇主责任险	雇员人数 600 人以内	广东雅士利集团有限公司	中国平安财产保险股份有限公司	主要针对特殊工种的人员
2	财产综合险	广东雅士利集团有限公司	广东雅士利集团有限公司	中国人民财产保险股份有限公司潮州市分公司	涉及固定资产（厂房、设备）和流动资产
3	财产综合险	广东雅士利集团有限公司	广东雅士利集团有限公司	中国平安财产保险股份有限公司	涉及房屋建筑等
4	高管责任险	公司董事及高管	雅士利国际控股有限公司	苏黎世保险公司北京分公司	主要针对公司董事及高管责任险种
5	高管责任险	公司董事及高管	雅士利国际控股有限公司	美亚财险保险有限公司	主要针对公司董事及高管责任险种

-39-

EXECUTED by the Parties:
Signed for and on behalf of ZHANG INTERNATIONAL INVESTMENT LTD. By: Title:	) ) ) )

Signed for and on behalf of	)
CHINA MENGNIU INTERNATIONAL COMPANY	)
LIMITED	)
)
)
By:
Title:

Signed for and on behalf of	)
CHINA MENGNIU DAIRY COMPANY LIMITED	)
)
)
By:
Title:

IRREVOCABLE UNDERTAKING (ZHANG INT’L)